    As filed with the Securities and Exchange Commission on March 10, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                               THE PANTRY, INC.
            (Exact name of registrant as specified in its charter)

                               ---------------

           Delaware                            5411                          56-1574463
 (State or other jurisdiction      (Primary Standard Industrial           (I.R.S. Employer
      of incorporation or
         organization)             Classification Code Number)           Identification No.)

                                 P.O. Box 1410
                              1801 Douglas Drive
                      Sanford, North Carolina 27331-1410
                                (919) 774-6700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                WILLIAM T. FLYG
                            Chief Financial Officer
                                 P.O. Box 1410
                              1801 Douglas Drive
                      Sanford, North Carolina 27331-1410
                                (919) 774-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                  Copies to:

            CYNTHIA M. DUNNETT, ESQ.                         VALERIE FORD JACOB, ESQ.
              CARRIE WALKER, ESQ.                    Fried, Frank, Harris, Shriver & Jacobson
               Riordan & McKinzie                               One New York Plaza
   300 South Grand Avenue, Twenty-Ninth Floor                New York, New York 10004
         Los Angeles, California 90071                            (212) 859-8000
                 (213) 629-4824

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]_________

                               ---------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
             Title of Each Class of                   Proposed Maximum            Amount of
          Securities to be Registered            Aggregate Offering Price(1) Registration Fee(1)
------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.........         $100,000,000               $27,800
------------------------------------------------------------------------------------------------
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
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) based upon an estimate of the maximum offering price.

                               ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             Subject to Completion
                  Preliminary Prospectus dated March 10, 1999

PROSPECTUS

                                        Shares

                                The Pantry, Inc.

                                  Common Stock

                                 -------------

    This is The Pantry's initial public offering of common stock. All of the shares of common stock are being sold by The Pantry.

    The Pantry expects the public offering price to be between $   and $   per
share. Currently, no public market exists for the shares. We will apply to have the common stock quoted on the Nasdaq National Market under the symbol "PTRY."

    Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 12 of this prospectus.

                                 -------------

                                                      Per Share Total
                                                      --------- -----
     Public offering price...........................     $       $
     Underwriting discount...........................     $       $
     Proceeds, before expenses, to The Pantry........     $       $

    The underwriters may also purchase up to an additional     shares from The
Pantry, at the public offering price less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery in New York, New York
on or about     , 1999.

                                 -------------

Merrill Lynch & Co.   NationsBanc Montgomery Securities LLC


                                 -------------

                  The date of this prospectus is      , 1999.

                  1. Map of southeast region showing store locations

                  2. Interior/exterior pictures of convenience stores

                  3. Financial performance graphs depicting
                     quarterly revenues, quarterly EBITDA
                     and store growth

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   5
Risk Factors.............................................................  12
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Financial Data..................................................  22
Unaudited Pro Forma Financial Data.......................................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  35
Industry Overview........................................................  54
Business.................................................................  56
Management...............................................................  71
Certain Relationships and Related Transactions...........................  78
Security Ownership of Certain Beneficial Owners and Management...........  79
Description of Capital Stock.............................................  81
Shares Eligible for Future Sale..........................................  82
Material U.S. Tax Considerations Applicable to Non-U.S. Holders of the
 Common Stock............................................................  84
Underwriting.............................................................  88
Legal Matters............................................................  91
Experts..................................................................  91
Additional Information...................................................  92
Index to Financial Statements............................................ F-1

                               ----------------

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               ----------------

      Industry data included in this prospectus is derived primarily from the National Association of Convenience Stores 1998 State of the Industry report and other sources generally relied upon within the convenience store industry. The Pantry has not independently verified this data.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements. Unless
otherwise indicated, all information in this prospectus reflects our   for
stock split which will occur prior to the completion of the offering and assumes that the underwriters will not exercise their over-allotment option.

                                   The Pantry

      The Pantry is a leading convenience store operator in the southeastern United States and the third largest independently operated convenience store chain in the country. Our stores offer a broad selection of merchandise and gasoline as well as ancillary services designed to appeal to the convenience needs of our customers. Since the arrival of our current management team in 1996, we have experienced significant growth through a combination of management initiatives and strategic acquisitions. As of February 28, 1999, we operated 1,151 stores located in Florida, North Carolina, South Carolina, Kentucky, Indiana, Tennessee and Virginia.

      Our stores are generally situated in suburban areas of rapidly growing markets, coastal/resort areas and smaller towns. Over 90% of our stores are located in northern and central Florida, North Carolina and South Carolina, which are among the fastest growing states in terms of population, employment and gross state product. We believe that we have the number one market share in each of our principal regions based on number of stores. On a pro forma basis for fiscal 1998 we generated total revenue of $1.7 billion and EBITDA of $93.2 million.

                               Industry Overview

      The United States convenience store industry is large and growing. In 1997 over 95,700 convenience stores operating throughout the United States generated sales of $156.2 billion. The convenience store industry is larger in size than many other retail sectors, including the home improvement, drug store and department store sectors, which had 1997 sales of approximately $150 billion, $100 billion and $76 billion, respectively. Over the last ten years, industry sales have grown at a 6.4% compound annual growth rate (CAGR), outpacing the 3.1% CAGR in the consumer price index, a measure of retail inflation. We believe the convenience store industry exhibits several characteristics that have historically tended to insulate it from seasonality and global and domestic economic trends. These characteristics include: (1) a high percentage of sales from necessity items, including gasoline, consumables and food, (2) a small average transaction size and (3) the industry's convenience format.

      The convenience store industry provides opportunities for a large, well-managed operator to realize economies of scale and increase sales and profitability due to the industry's high degree of fragmentation, lack of merchandising focus and insufficient capital investment. Since the arrival of our current management team in 1996, we have capitalized on these opportunities and have grown from 379 stores in fiscal 1996 to 1,151 stores as of February 28, 1999 and from $384.8 million in total revenue in fiscal 1996 to $1.7 billion in total pro forma revenue for fiscal 1998.

                               Operating Strategy

      In February 1996, Freeman Spogli, our majority shareholder, recruited our current management team headed by Peter Sodini, an experienced food retailing executive. Mr. Sodini and his team, with an average of 32 years of food retailing experience, implemented an operating strategy that contributed to the following financial results:

                                               Fiscal Year Ended
                                         ------------------------------
                                         Sept. 26,  Sept. 25, Sept. 24,
                                           1996        1997      1998   CAGR
                                         ---------  --------- --------- -----
Total revenue (in millions).............  $384.8     $427.4    $984.9    60.0%
EBITDA(a) (in millions).................  $ 16.3     $ 20.3    $ 60.5    93.0%
Income from operations (in millions)....  $  1.9     $ 10.8    $ 31.8   312.2%
EBITDA margin...........................     4.2%       4.7%      6.1%    --
Operating margin........................     0.5%       2.5%      3.2%    --
Average merchandise sales per store (in
 thousands).............................  $479.8     $525.8    $532.1     5.3%
Average gallons sold per store (in
 thousands).............................   448.8      501.2     582.8    14.0%
Same store merchandise sales growth.....     2.8%       8.5%      5.3%    --
Same store gasoline gallon growth.......    (4.3)%      7.2%      4.8%    --
Number of stores (end of period)........     379        390       953     --

--------
(a) EBITDA represents income from operations before depreciation and amortization, merger integration costs, restructuring charges and impairment of long-lived assets.

      We have achieved these results through implementation of a five-pronged operating strategy. Specific elements of our operating strategy include the following:

      Focus on Merchandise. Since 1996, we have increased same store merchandise sales and gross profit dollars by focusing on four key areas:

    . increasing the merchandise SKU count in stores from 3,900 to 4,750 currently

    . keeping fully stocked positions of and prominently displaying brand name, high volume destination items

    . adding impulse items that carry higher than average margins

    . improving promotional displays, signage and overall store presentation

      Improve Gasoline Offering. We believe that gasoline is an essential product offering and have implemented a number of initiatives that have increased gasoline volume and gasoline gross profit dollars. These initiatives include:

    . increasing the competitiveness of our gasoline pricing while maintaining acceptable profit margins

    . upgrading gasoline facilities and equipment

    . consolidating our gasoline purchases with a concentrated group of suppliers

    . optimizing our mix of locations selling branded and unbranded gasoline

    . entering into strategic branding agreements that provide volume rebates and vendor allowances

      Reduce Expenses Through Strengthened Vendor Relationships and Tightened Expense Controls. We have developed strong relationships with our merchandise and gasoline suppliers. As a result, we have reduced our purchasing costs and received greater allowances for retail displays, targeted marketing and facility and gasoline equipment upgrades. In addition, since 1996, we have adhered to a disciplined cost-savings program that has allowed us to reduce operating expenses without sacrificing customer service. Total operating expenses as a percentage of total revenue have declined from 23.2% in fiscal 1996 to 20.5% in fiscal 1998.

      Increase Capital Expenditures. Since fiscal 1996, we have implemented a capital expenditure program focused on upgrading store facilities and gasoline equipment. Based on data from more than 100 of our stores that have been remodeled, average merchandise sales increased 10.3%, gasoline gallons increased 17.8% and EBITDA increased 35.3% during the twelve months following remodeling. In addition, we are currently upgrading our management information systems, including store, corporate accounting and management reporting systems. We have also invested approximately $12.8 million since fiscal 1995 to comply with environmental requirements and are in substantial compliance with EPA requirements and regulations.

      Grow Through Acquisitions and New Store Development. From April 1997 through February 1999, we acquired 892 convenience stores in 11 major and numerous smaller transactions. We have materially improved the results of operations in our acquired stores and believe there are opportunities to continue to improve results at these locations. Our acquisition strategy is complemented by a disciplined new store development program in select markets.

                                Growth Strategy

      We believe that there is significant opportunity to continue to increase sales, productivity and profitability through both the continued implementation of our operating strategy at existing and newly acquired stores and our strategy to double our store base in existing markets and expand into contiguous markets. Specific elements of our growth strategy include the following:

      Improve Same Store Merchandise Sales and Gasoline Volume Growth. We focus on continuous improvement of same store sales and profit growth at existing and newly acquired stores through (1) key merchandising initiatives, (2) competitive gasoline prices, (3) upgraded facilities, (4) new service offerings, (5) improved technology, (6) improved customer service and (7) targeted cost savings initiatives. Our merchandise and gasoline gallon sales also benefit from the location of our operations, which are largely in some of the fastest growing demographic markets in the United States.

      Invest in Technology and Store Automation. Over the next two years, we will invest over $15 million on new technology in three areas: (1) at the gasoline pump, (2) in the store and (3) in our corporate offices. We believe these investments will increase transaction speed at the pump and in the store and improve customer transaction information which will allow us to optimize merchandise mix, gross margin and inventory control at each of our stores.

      Pursue Acquisitions and New Store Growth. The Pantry believes that growth through acquisition is currently more economically attractive than growth through new store development because: (1) acquired stores provide an instant installed base of revenue and cash flow, (2) we are able to grow more rapidly, thus providing increased benefits of economies of scale, (3) we are able to enter new markets without adding merchandise square footage or additional gasoline outlets to these markets, (4) acquisitions provide access to established high quality locations and to markets that restrict new store development through stringent environmental and zoning regulations and (5) acquiring stores is a lower cost alternative to developing new stores.

      We believe there are enough attractive acquisition opportunities in our markets to double our store base in existing markets and expand into contiguous markets. There are approximately 25,000 convenience stores operating in our existing and contiguous markets. From April 1997 through February 1999, we have acquired 892 convenience stores whose results should improve as we continue to implement our operating strategy at these stores. We also believe that the creation of a public market for our common stock through this offering will enable us to offer our common stock as consideration for acquisitions and will further enhance our ability to make acquisitions on favorable terms.

      Our strategy is to continue to realize significant growth and cost savings from acquisitions through (1) remerchandising acquired stores, (2) upgrading store facilities and gasoline equipment, (3) selectively rebranding sites, (4) negotiating better terms with our suppliers and (5) leveraging our existing infrastructure to realize economies of scale and eliminate duplicative overhead.

      Our acquisition strategy is complemented by a new store development program in existing and contiguous markets. In opening new stores, we have focused on selecting store sites on highly traveled roads in coastal/resort and suburban markets or near highway exit and entrance ramps that provide convenient access to store locations. We opened seven new stores in fiscal 1998 and expect to open eight to ten new stores annually.

                              Recent Developments

      ETNA Acquisition. On February 25, 1999, we acquired 60 convenience stores operated under the trade name ETNA located throughout North Carolina and Virginia. Many of these convenience stores are located in markets where we are underrepresented, including Virginia. Gasoline is sold at all locations with 50 stores offering unbranded gasoline and 10 selling gasoline under the CITGO brand.

      Handy Way Acquisition. On January 28, 1999, we acquired 121 convenience stores operated under the name Handy Way located in central Florida. The stores are strategically located in rural and urban fringe market areas with relatively limited competition from major convenience store chains and supermarkets. Gasoline is sold at all Handy Way stores under the brand name CITGO. In addition, Handy Way has developed a food service operation, including 82 quick service restaurants with nationally branded food franchises such as Subway, Church's, Taco Bell and Hardee's.

                                ----------------

      The Pantry was founded in North Carolina in 1967. Affiliates of Freeman Spogli & Co. Incorporated and affiliates of Chase Manhattan Capital, L.P. acquired interests in our equity securities in November 1995, and have made several subsequent equity investments. Our principal executive offices are located at 1801 Douglas Drive, Sanford, North Carolina 27331-1410. Our telephone number is (919) 774-6700.

                                  The Offering

Common stock offered by
 The Pantry.............           shares

Shares outstanding
 after the offering.....           shares(a)

Use of proceeds.........  We estimate that the net proceeds from the offering
                          will be approximately $    million. We intend to use
                          these net proceeds to:

                          .  repay outstanding debt

                          . redeem outstanding preferred stock and pay accrued dividends

Risk factors............  See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of the common stock.

Proposed Nasdaq
 National Market
 symbol.................  PTRY
--------
(a) Excludes    shares of our common stock reserved for issuance pursuant to options outstanding under our stock option and stock subscription plans, of
    which    shares were subject to outstanding options as of December 24,
    1998, and    shares of our common stock reserved for issuance pursuant to warrants held by certain of our stockholders. This number also assumes that the underwriters do not exercise their over-allotment option. If the over-allotment option is exercised in full, we will issue and sell an additional shares.

                             Summary Financial Data

      The following table presents summary consolidated financial and store operating data which is derived from our consolidated financial statements. Our financial results in the periods presented below reflect the operating strategy implemented by our current management team that joined The Pantry in 1996. The summary pro forma financial data gives effect to the redemption of our senior notes, certain acquisitions and the application of the proceeds of the offering as if these events occurred on December 24, 1998 with respect to pro forma balance sheet items and at the beginning of the pro forma period for the statement of operations items. The financial position and results of operations for the quarters ended December 25, 1997 and December 24, 1998 have been derived from The Pantry's unaudited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. They are not necessarily indicative of the results that may occur for the full fiscal year. Since the information in this table is only a summary, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data" and our consolidated financial statements and related notes.

                                    Fiscal Year Ended                             Quarter Ended
                          ---------------------------------------------    ------------------------------
                                                             Pro Forma                          Pro Forma
                           Sept. 26,   Sept. 25,  Sept. 24,    Sept. 24,     Dec. 25,   Dec. 24,  Dec. 24,
                             1996        1997       1998          1998         1997       1998      1998
                         ----------   ---------   ---------   ----------    ---------  --------  ---------
                                     (dollars in thousands, except per share data)
Statement of Operations
 Data:
Total revenue...........  $384,807    $427,393  $ 984,884    $1,659,695    $ 195,171  $315,607  $413,149
Gross profit............    91,218      97,279    233,351       364,340       45,365    72,380    94,542
Income from operations..     1,874(a)   10,771     31,843(a)     50,397(a)     4,877    10,493    13,966
Interest expense........   (11,992)    (13,039)   (28,946)      (37,369)      (5,817)   (8,912)   (9,477)
Net income (loss) before
 extraordinary item.....    (8,114)       (975)     4,673         9,422          (89)    1,065     2,638(a)
Extraordinary loss(b)...       --          --      (7,998)          --        (6,800)      --
Net income (loss).......    (8,114)       (975)    (3,325)          --        (6,889)    1,065
Earnings per share
 before extraordinary
 loss(c):
 Basic..................
 Diluted................
Weighted-average number
 of shares outstanding (c):
 Basic..................
 Diluted................
Other Financial Data:
EBITDA(d)...............  $ 16,250    $ 20,275  $  60,501    $   93,151    $  10,028  $ 18,683  $ 24,508
Net cash provided by
 (used in):
 Operating activities...  $  5,415    $  7,338  $  48,032           --     $    (928) $ (3,510)      --
 Investing activities...    (7,204)    (25,079)  (286,493)          --      (139,103)  (34,508)      --
 Financing activities...    (3,872)     15,750    269,518           --       168,506    18,683       --
Store operating expenses
 as a percentage of
 sales..................      15.0%       14.1%      14.2%         13.3%        14.4%     13.9%     13.8%
General and
 administrative expenses
 as a percentage of
 sales..................       4.5%        3.9%       3.3%          3.1%         3.7%      3.2%      3.1%
Operating income as a
 percentage of sales....       0.5%        2.5%       3.2%          3.0%         2.5%      3.3%      3.4%
Store Operating Data:
Number of stores (end of
 period)................       379         390        953           --           867       973       --
Average sales per store:
 Merchandise sales......  $  479.8    $  525.8  $   532.1           --     $   123.1  $  144.7       --
 Gasoline gallons (in
  thousands)............     448.8       501.2      582.8           --         132.2     184.5       --
Comparable store sales
 growth(e):
 Merchandise sales......       2.8%        8.5%       5.3%          --           3.6%     10.5%      --
 Gasoline gallons.......      (4.3)%       7.2%       4.8%          --           7.9%      5.1%      --

                                                   (continued on following page)

                                                           December 24, 1998
                                                        ------------------------
                                                         Actual   As Adjusted(f)
                                                        --------  --------------
                                                        (dollars in thousands)
Balance Sheet Data:
Working capital (deficiency)........................... $(18,120)    $(16,374)
Total assets...........................................  568,560      707,409
Total debt and capital lease obligations...............  358,345      409,953
Shareholders' equity (deficit).........................   40,745      112,001

--------
(a) During fiscal 1996, we recorded restructuring charges of $2.2 million pursuant to a formal plan to restructure our corporate offices and impairment of assets of $3.0 million. During fiscal 1998, we recorded an integration charge of approximately $1.0 million for costs of combining our existing business with the acquired business of Lil' Champ.

(b) During the year ended September 24, 1998, The Pantry incurred an extraordinary loss of $8.0 million, $6.8 million of which was incurred in the quarter ended December 25, 1997. This loss related to the cost of the redemption of $51.0 million of senior notes and related consent fee payments and write-off of deferred financing costs. Pro forma net income before extraordinary loss for the year ended September 24, 1998 and for the quarter ended December 24, 1998, excludes an extraordinary loss of approximately $3.2 million (net of a tax benefit of $2.2 million) related to the refinancing of existing bank debt and the redemption of $49.0 million of senior notes.

(c) Amounts exclude    shares of common stock reserved for issuance under our
    stock option and stock subscription plans, of which    shares were subject
    to outstanding options as of December 24, 1998, and    shares of common
    stock reserved for issuance pursuant to warrants held by certain of our shareholders.

(d) EBITDA represents income from operations before depreciation and amortization, merger integration costs, restructuring charges and impairment of long-lived assets. EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. The Pantry has included information concerning EBITDA as one measure of our historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, income from operations or cash flow as an indication of our operating performance. EDITDA as defined may not be comparable to similarly-titled measures reported by other companies.

(e) The stores included in calculating comparable store sales growth are stores that were under our management and in operation for both fiscal periods during the comparable period.

(f) As adjusted reflects (1) all acquisitions completed after December 24, 1998, (2) redemption of our senior notes on January 28, 1999, (3) borrowings under our bank credit facility and (4) the application of the net proceeds of the offering, which are expected to be approximately $92 million.

                                  RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our dependence on gasoline sales makes us susceptible to interruptions in the supply of gasoline and to increases in the cost of gasoline

      Gasoline revenue has increased as a percentage of our total revenue over the past three fiscal years and has averaged 51.4% of our total revenue during this period. As a result, gasoline profit margins have a significant impact on our earnings. The volume of gasoline sold by us and our gasoline profit margins are affected by numerous factors outside of our control, including the supply and demand for gasoline, volatility in the wholesale gasoline market and the pricing policies of competitors in local markets.

      We typically have no more than a seven-day supply of gasoline. Our gasoline contracts do not guarantee an uninterrupted, unlimited supply in the event of a shortage. These contracts do provide that we would receive the same percentage of our normal supply as any other customer of a particular oil company. We have not to date experienced a serious interruption in the supply of gasoline. Although we can rapidly adjust our pump prices to reflect higher gasoline costs, we can be adversely affected by a material, sudden increase in the cost of gasoline if gasoline sales volume is reduced. A material increase in the price of gasoline could adversely affect demand for gasoline. Reductions in volume of gasoline sold or our gasoline profit margins could have a material adverse effect on our results of operations. In addition, gasoline sales generate customer traffic to our stores and as a result decreases in gasoline sales could impact merchandise sales.

We depend on tobacco sales and may not be able to pass along price increases to customers

      Sales of tobacco products have averaged approximately 13% of our total revenue over the past three fiscal years. National and local campaigns to discourage smoking in the United States, as well as increases in taxes on cigarettes and other tobacco products, may have a material impact on our sales of tobacco products. The consumer price index for fiscal 1998 on tobacco products increased approximately 15%. In November 1998, major cigarette manufacturers that supply The Pantry increased prices by $0.45 per pack. However, during December 1998, major cigarette manufacturers offered a rebate to retailers of $0.45 per pack to offset the November 1998 price increase. We passed along this rebate to our customers. Major cigarette manufacturers offered no rebate in January 1999 and a $0.30 per pack rebate in February 1999. In addition, these manufacturers announced a $0.55 per pack rebate for March 1999. We cannot assure you that major cigarette manufacturers will continue to offer these rebates or that any resulting increase in prices to our customers will not have a material adverse effect on our cigarette sales and gross profit dollars. A reduction in the amount of cigarettes sold by The Pantry could adversely affect our results. See "Business--Our Operations--Merchandise Sales."

Our acquisition strategy may not succeed due to competition for convenience stores and lack of financing

      A significant part of The Pantry's growth strategy is to acquire other convenience stores that complement our existing stores or that broaden our geographic presence. From April 1997 through February 1999, we acquired 892 convenience stores in 11 major and numerous smaller transactions. We expect to continue to acquire convenience stores as an element of our growth strategy. Acquisitions involve certain risks that could cause our actual growth or operating results to differ from our expectations or the expectations of security analysts. For example:

    . We may not be able to identify suitable acquisition candidates or acquire additional convenience stores on favorable terms. We compete with others to acquire convenience stores. We believe that this competition may increase and could result in decreased availability or increased price for suitable acquisition candidates. It may be difficult to anticipate the timing and availability of acquisition candidates.

    . We may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions.

    . We may fail to successfully integrate or manage acquired convenience stores.

    . Acquired convenience stores may not perform as we expect or we may not be able to obtain the cost savings and financial improvements we anticipate.

      In addition, during the acquisition process we may fail or be unable to discover some of the liabilities of companies or businesses which we acquire. These liabilities may result from a prior owner's noncompliance with applicable federal, state or local laws. While we will try to minimize our potential exposure by conducting investigations during the acquisition process, we cannot assure you that we will identify all existing or potential liabilities.

      Restrictive covenants contained in our existing bank credit facility and indenture could limit our ability to finance future acquisitions, new locations and other expansion of our operations. Credit facilities entered into in the future likely will contain similar restrictive covenants. These covenants require us to achieve specific financial ratios and to obtain lender consent prior to completing certain acquisitions. Any of these covenants could become more restrictive in the future. Our ability to respond to changing business conditions and to secure additional financing may be significantly restricted by these covenants. We may be prevented from engaging in transactions including acquisitions which are important to our growth strategy. Any breach of these covenants could cause a default under our debt obligations and result in our debt becoming immediately due and payable.

Our rapid growth since 1996 presents management, administrative and operational challenges

      The Pantry is growing rapidly. We have grown from total revenue of $384.8 million in fiscal 1996 to total pro forma revenue of $1.7 billion in fiscal 1998. Our growth presents numerous managerial, administrative, operational and other challenges. Our ability to manage the growth of our operations will require us to continue to improve our operational, financial and human resource management information systems and our other internal systems and controls.

      The Pantry is in the process of upgrading its management information systems. The new systems will fully automate our inventory and management reporting processes. We expect that this upgrade will cost approximately $9 million over the next two fiscal years. We expect that the upgrade will be completed prior to the end of fiscal 2000. Any failure to complete our transition to these new systems may inhibit our growth plans.

      In addition, our growth will increase our need to attract, develop, motivate and retain both our management and professional employees. The inability of our management to manage our growth effectively, or the inability of our employees to achieve anticipated performance or utilization levels, could have a material adverse effect on our business.

We depend on one principal wholesaler for the majority of our merchandise

      The Pantry purchases over 50% of its general merchandise, including most tobacco products and grocery items, from a single wholesale grocer, McLane Company, Inc., a wholly-owned subsidiary of Wal-Mart. In addition, McLane supplies health and beauty aids, toys and seasonal items to all of our stores. We have a contract with McLane until 2003, and we may not be able to renew the contract upon expiration. We believe that our arrangements with vendors, including McLane, have enabled us to decrease the operating expenses of acquired companies after we complete an acquisition. Although we believe there are adequate alternative supply sources, a change of suppliers could have a material adverse affect on our cost of goods and results of operations.

Competition is intense in the convenience store and retail gasoline industries, including competition with major oil companies

      The convenience store and retail gasoline industries are highly competitive. Changes in traffic patterns and the type, number and location of competing stores could affect the performance of individual stores. Major competitive factors include, among others, location, ease of access, gasoline brands, pricing, product and service selections, customer service, store appearance, cleanliness and safety. In addition, inflation, increased labor and benefit costs and the lack of availability of experienced management and hourly employees may adversely affect the convenience store industry.

      The Pantry competes with numerous other convenience stores and supermarkets. In addition, our stores offering self-service gasoline compete with gasoline service stations, including service stations operated by major oil companies and, more recently, supermarkets. Our stores also compete to some extent with supermarket chains, drug stores, fast food operations and other similar retail outlets. In some of our markets, certain competitors, particularly major oil companies, have been in existence longer and have substantially greater financial, marketing and other resources than us.

All of our stores are located in the southeastern United States, making us dependent on the economic health of that region

      Substantially all of our stores are located in the Southeast region of the United States. As a result, our results of operations are subject to general economic conditions in that region. In the event of an economic downturn in the Southeast, our financial condition could be adversely impacted.

We depend on favorable weather conditions in the spring and summer months

      Weather conditions in our operating area have a significant effect on our operating results. During the spring and summer vacation season, customers are more likely to purchase higher profit margin items at our stores, such as fast foods, fountain drinks and other beverages, and more gasoline at our gasoline locations. As a result, we typically generate higher revenues and gross margins during warmer weather months in the Southeast, which fall within our third and fourth quarters. If weather conditions are not favorable during these periods, our operating results and cash flow from operations could be adversely affected. In addition, we have a significant number (approximately 37%) of stores concentrated in coastal areas in the southeastern United States, and are therefore exposed to damages associated with hurricanes, tropical storms and other weather conditions in these areas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Quarterly Results of Operations."

We have a history of losses

      We have experienced losses during the most recent three fiscal years. Our net losses were $8.1 million in fiscal 1996, $1.0 million in fiscal 1997 and $3.3 million in fiscal 1998. We incurred interest expense of $12.0 million in fiscal 1996, $13.0 million in fiscal 1997 and $28.9 million in fiscal 1998. We also incurred an extraordinary loss of $8.0 million in fiscal 1998 related to the early extinguishment of debt. We had net income of $1.1 million in the first fiscal quarter of 1999. We cannot assure you that we will be profitable in future periods or that we will not realize significant losses.

We are subject to extensive environmental regulation, including laws governing underground storage tanks

      Our business is subject to extensive environmental requirements, particularly environmental laws regulating underground storage tanks or USTs. Federal, state and local regulatory authorities have adopted regulations governing USTs, a portion of which were phased in over a period ending in December 1998. These regulations required us to make significant expenditures for compliance with corrosion protection and leak detection requirements and required spill/overfill equipment by December 1998. We are in substantial compliance with the December 1998 upgrade requirements. Failure to comply with any such laws or regulations could have a material adverse effect on us.

      Under various federal, state and local laws, ordinances and regulations, we may, as the owner or operator of our locations, be liable for the costs of removal or remediation of contamination at these or our former locations, whether or not we knew of, or were responsible for, the presence of such contamination. The failure to properly remediate such contamination may subject us to liability to third parties and may adversely affect our ability to sell or rent such property or to borrow money using such property as collateral. Additionally, persons who arrange for the disposal or treatment of certain hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at sites where they are located, whether or not such site is owned or operated by such person. Although we do not typically arrange for the treatment or disposal of such hazardous substances, we may be considered as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be liable for removal or remediation costs, as well as certain other related costs, including governmental fines, and injuries to persons, property and natural resources.

      We estimate that our future expenditures for remediation of current locations (net of reimbursements) will be approximately $4.5 million for which reserves have been established on our financial statements. In addition, a substantial amount will be expended for remediation on our behalf by state trust funds established in our operating areas or other responsible third parties (including insurers). To the extent third parties do not pay for remediation as we anticipate, we will be obligated to make these payments, which could materially adversely affect our financial condition and results of operations. Reimbursements from state trust funds will be dependent on the continued viability of these funds. The State of Florida trust fund ceased accepting new claims for reimbursement for releases discovered after December 31, 1998. However, the State of Florida trust fund will continue to reimburse claims for remedial work performed on sites that were accepted into its program before December 31, 1998. We have obtained private coverage for remediation and third party claims arising out of releases reported after December 31, 1998. We meet federal and Florida financial responsibility requirements with respect to USTs in Florida through a combination of private insurance and qualified self insurance.

      As of December 24, 1998, The Pantry had a net reserve of $4.5 million to address anticipated remediation obligations at its current facilities. However, we may incur additional substantial expenditures for remediation of contamination that has not been discovered at existing locations or locations which we may acquire in the future. We cannot assure you that we have identified all environmental liabilities at all of our current and former locations; that material environmental conditions not known to us do not exist; that future laws, ordinances or regulations will not impose material environmental liability on us; or that a material environmental condition does not otherwise exist as to any one or more of our locations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Liquidity and Capital Resources" and "Business--Government Regulation and Environmental Matters."

Government regulation could adversely impact wage rates and other aspects of our business

      Convenience stores, including stores that sell tobacco and alcohol products, are subject to federal and state laws governing such matters as wage rates, overtime, working conditions, citizenship requirements and alcohol and tobacco sales. At the federal level, there are proposals under consideration from time to time to increase minimum wage rates and to introduce a system of mandated health insurance. A violation or change of these laws, or adoption of any these proposals, could have a material adverse effect on our financial condition. See "Business--Government Regulation and Environmental Matters."

The Pantry is controlled by one principal stockholder

      After this offering, Freeman Spogli will control approximately % of our common stock on a fully diluted basis ( % if the underwriters exercise their over-allotment option). Freeman Spogli has and will continue to have the ability to control our management, policies and financing decisions. The interests of Freeman Spogli as a majority shareholder could in the future conflict with the interest of our public or minority shareholders, including with respect to our ability to effect a change in control. See "Management."

We depend on certain key personnel and would be materially affected if senior management left The Pantry

      We depend to a large extent on our ability to attract, motivate and retain an adequate labor force, including management, sales, merchandising and other personnel. We are also dependent on the continued efforts of our senior management team, including our President and Chief Executive Officer, Peter Sodini. Mr. Sodini's employment contract terminates in September 2000. If, for any reason, our senior executives do not continue to be active in management, our operations could be materially adversely affected. We cannot assure you that we will be able to attract and retain additional qualified personnel as needed in the future. We do not maintain key personnel life insurance on our senior executives and other key employees.

The price of common stock in the current market may be volatile

      The securities markets have fluctuated significantly in price and volume. Investors may be unable to resell their shares of our common stock at or above the initial public offering price. In the past, companies with volatile stock prices have been the object of securities class action litigation. If we were the object of securities class action litigation, it could be costly and divert management's attention and resources.

Future sales of additional shares into the market may adversely affect the market price of the common stock

      If our existing shareholders sell substantial amounts of our common stock in the public market following the offering, including shares issued upon the exercise of outstanding options and warrants, or if the market perceives such sales could occur, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate or to use equity as a portion of the consideration for future acquisitions.

      Upon completion of the offering, we will have     outstanding shares of
common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the shares sold in the offering are freely tradable. Of the remaining shares, shares are held by Freeman Spogli and Chase Capital, who may be deemed to be affiliates of The Pantry. Pursuant to Rule 144 under the Securities Act, affiliates of The Pantry can resell up to 1% of the aggregate outstanding common stock during any three month period. For more details, see "Shares Eligible for Future Sale."

No market currently exists for the common stock

      There was no public market for the common stock prior to the offering, and an active public market for the common stock may not develop or be sustained after the offering. Negotiations between us and representatives of the underwriters will determine the initial public offering price. The price at which the common stock will trade after the offering may be unrelated to the initial public offering price. You may not be able to resell your common stock at favorable prices. The price at which the common stock will trade will depend upon a number of factors, including, but not limited to, our historical and anticipated quarterly and annual operating results, variations between such results and analyst and investor expectations, investor perceptions of us and comparable public companies, changes in the industries in which we operate or in the industries of our significant suppliers, and general market and economic conditions. Some of these factors are beyond our control. In addition, the stock market has from time to time experienced extreme price and volume fluctuations.

Purchasers of our common stock will experience immediate and substantial dilution in the book value of the common stock

      If you purchase common stock in the offering, you will experience
immediate and substantial dilution of $   per share in the net tangible book
value of the common stock from the initial public offering price. See
"Dilution."

We do not expect to pay dividends and are prohibited from paying dividends by the instruments governing our indebtedness

      We do not expect to pay dividends in the foreseeable future. In addition, the terms of our outstanding indebtedness restrict our ability to pay dividends on the common stock. See "Dividend Policy."

Our charter includes provisions which may have the effect of preventing or hindering a change in control

      Our certificate of incorporation gives our board of directors the
authority to issue up to     million shares of preferred stock and to determine
the rights and preferences of the preferred stock without obtaining shareholder approval. The existence of this preferred stock could make more difficult or discourage an attempt to obtain control of The Pantry by means of a tender offer, merger, proxy contest or otherwise. Furthermore, this preferred stock could be issued with other rights, including economic rights, senior to our common stock, and, therefore, issuance of the preferred stock could have an adverse effect on the market price of our common stock. We have no present plans to issue any shares of our preferred stock.

      We may, in the future, adopt other measures that may have the effect of delaying, deferring or preventing an unsolicited takeover, even if such a change in control were at a premium price or favored by a majority of unaffiliated shareholders. Certain of these measures may be adopted without any further vote or action by our shareholders.

The failure of The Pantry, third party vendors or acquired entities to be Year 2000 compliant could adversely impact our operations

      Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results.

      We use a combination of hardware devices run by computers at our support centers and retail locations to process transactions and other data which are essential to our business operations. We have completed the assessment phase of our Year 2000 vulnerability with respect to these systems. We also conducted a formal assessment of Year 2000 issues of third parties critical to our operations. Based on this assessment, we believe all system modifications, hardware and software replacements or upgrades, as well as related testing, will be completed with respect to our internal systems in September 1999. We believe that once these actions are completed our major internal systems will be Year 2000 compliant. However, because of the overall complexity of the Year 2000 issues and the uncertainty surrounding third party responses to Year 2000 issues, we may experience material unanticipated negative consequences and/or material costs caused by undetected errors or defects in our or third party systems or by our failure to adequately prepare for the results of such errors or defects, including costs of related litigation.

      We believe that the worst case scenario in the event of a Year 2000-related failure would be delays in the receipt of payment from credit card processing companies utilized by us and a return to manual accounting processing at our individual stores. The impact of such consequences could have a material adverse effect on our business, financial condition or results of operations. For more details see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Initiative."

                                USE OF PROCEEDS

      The net proceeds to us from the sale of the    shares of common stock at
an assumed price of $   per share are estimated to be approximately $
million, after deducting the underwriting discount and estimated offering
expenses payable by us. Net proceeds will be $    million if the over-allotment
option is exercised in full.

      We expect to use the net proceeds of the offering to repay indebtedness
under our bank credit facilities ($    million) and to redeem our outstanding
preferred stock (including accrued dividends) ($    million). The $    million
used to repay indebtedness under the bank credit facility will be applied to
the Tranche A term loan facility ($   million), the Tranche B term loan
facility ($  million) and the acquisition term facility ($   million). The
Tranche A term loan and acquisition term facilities each have a maturity of January 2004 and the acquisition Tranche B term loan facility matures in 2006. Borrowings under the Tranche A term loan facility, the Tranche B term loan facility and the acquisition term facility bear interest, as of March 1, 1999, at rates of 7.94%, 8.44% and 7.94%, respectively. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

                                DIVIDEND POLICY

      We do not expect to pay cash dividends on our common stock for the foreseeable future. We intend to retain earnings to support operations and to finance expansion. The payment of cash dividends in the future will depend upon our earnings, operations, capital requirements, financial condition and other factors deemed relevant by the board of directors. The payment of any cash dividends is prohibited by the indenture relating to the senior subordinated notes and our bank credit facility.

                                 CAPITALIZATION

      The following table describes our capitalization as of December 24, 1998
(1) on an actual basis, (2) on a pro forma basis to reflect the acquisitions and related financings made subsequent to December 24, 1998 and (3) on a pro forma as adjusted basis to reflect our receipt of the estimated net proceeds
from the sale of    shares of common stock by us at the assumed price of $
per share. The following should be read together with our consolidated financial statements and related notes, "Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                  At December 24, 1998
                                             -----------------------------------
                                                                      Pro Forma
                                              Actual   Pro Forma     As Adjusted
                                             --------  ---------     -----------
                                                     (in thousands)
Current debt:
 Current maturities of long-term debt....... $     39  $     39       $     39
 Current maturities of capital lease
  obligations...............................    1,240     1,240          1,240
 Revolving credit ..........................    2,000     7,000          7,000
                                             --------  --------       --------
    Total current debt......................    3,279     8,279          8,279
                                             --------  --------       --------
Long-term debt:
 Senior notes...............................   48,995       --             --
 Senior subordinated notes..................  200,000   200,000        200,000
 Bank credit facility.......................   94,000   259,000        189,603
 Other long-term debt.......................      265       265            265
 Capital lease obligations..................   11,806    11,806         11,806
                                             --------  --------       --------
    Total long-term debt....................  355,066   471,071        401,674
                                             --------  --------       --------
      Total debt............................  358,345   479,350        409,953
Shareholders' equity:
  Series B preferred stock, par value $.01
   per share; 150,000 shares authorized,
   17,500 issued and outstanding, actual and
   pro forma; no shares issued and
   outstanding, pro forma as adjusted.......      --        --             --
  Common stock, par value $.01 per share;
   300,000 shares authorized, actual and pro
   forma;       shares authorized pro forma
   as adjusted; 232,701 shares issued and
   outstanding, actual and pro forma;
   shares issued and outstanding, pro forma
   as adjusted(a)...........................        2         2              2
  Additional paid-in capital................   69,925    69,925        144,425
  Shareholder loans.........................     (937)     (937)          (937)
  Retained earnings (deficit)...............  (28,245)  (31,489)(b)    (31,489)
                                             --------  --------       --------
    Total shareholders' equity..............   40,745    37,501        112,001
                                             --------  --------       --------
      Total capitalization.................. $399,090  $516,851       $521,954
                                             ========  ========       ========

--------
(a) Does not include      shares issuable upon exercise of outstanding stock
    options or warrants.

(b) Includes an extraordinary charge of approximately $3,244, net of income tax benefit of $2,162, related to the redemption of $48,995 of our senior notes and the amendment of our bank credit facility.

                                    DILUTION

      Our pro forma net tangible book value as of December 24, 1998 was a deficit of $41.2 million or $( ) per share of common stock. Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets (which excludes pro forma goodwill of $153.3 million) less our pro forma total liabilities, divided by the total number of outstanding shares of common stock outstanding after giving effect to the Handy Way and ETNA acquisitions and the 1999 financing transactions as described in "Unaudited Pro Forma Financial Data" as if these transactions had occurred on December 24, 1998.

      After giving effect to the sale of    shares at an assumed initial public
offering price of $   per share and the receipt and application of the net
proceeds (after deducting the underwriting discount and offering expenses) our adjusted pro forma net tangible book value as of December 24, 1998 would have
been approximately $   million or approximately $   per share. This represents
an immediate increase in such pro forma net tangible book value of $   per
share to existing shareholders and an immediate dilution of $   per share to
new shareholders purchasing shares in the offering. If the initial public offering price is higher or lower, the dilution to the new shareholders will be greater or less. The following table illustrates this per share dilution:

Assumed initial public offering price per share.....................      $
Pro forma net tangible book value per share as of December 24,
 1998............................................................... $
Increase per share attributable to new shareholders.................
                                                                     ----
Adjusted pro forma net tangible book value per share as of December
 24, 1998 after the offering........................................
                                                                          ----
Dilution per share to new investors.................................      $
                                                                          ====

      The calculations in the table set forth above assume that the underwriters will not exercise their over-allotment option. The calculations do
not reflect    shares of common stock reserved for issuance pursuant to options
outstanding under our stock option plan and    shares of common stock reserved
for issuance pursuant to common stock warrants issued to Freeman Spogli. See "Certain Relationships and Related Transactions" and "Management--Stock Option Plan."

      The following table describes, as of December 24, 1998, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing shareholders and by the new investors, before deducting the underwriting discount and estimated offering expenses payable by us, at the assumed initial
public offering price of $   per share.

                         Shares Purchased                         Average Price
                         ----------------- Total Consideration --------------------
                         Number Percentage Paid (in thousands) Percentage Per Share
                         ------ ---------- ------------------- ---------- ---------
Existing shareholders...               %          $                   %     $
New investors(a)........
                          ---     -----           ----           -----
  Total.................          100.0%          $              100.0%
                          ===     =====           ====           =====

--------
(a)  The number of shares held by new public investors will be    or
     approximately % of the total number of shares outstanding after the offering. If the underwriters exercise their over-allotment option in
     full, public investors will own    shares, or approximately  % of the
     total number of shares of common stock outstanding after the offering.

                            SELECTED FINANCIAL DATA

      The following table presents selected historical consolidated financial data and store operating data that is derived from our consolidated financial statements. Our financial results for the 1996 fiscal year and subsequent periods reflect the operating strategy implemented by our current management team in 1996. The financial position and results of operations for the quarters ended December 25, 1997 and December 24, 1998 have been derived from our unaudited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. They are not necessarily indicative of the results that may occur for the full fiscal year. Since this table contains only selected financial data, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes.

                                        Fiscal Year Ended                                  Quarter Ended
                          ----------------------------------------------------------     ----------------------
                           Sept.        Sept.        Sept.        Sept.    Sept. 24,     Dec. 25,      Dec. 24,
                          29, 1994     28, 1995     26, 1996     25, 1997    1998          1997          1998
                          --------     --------     --------     --------  ---------     ---------     --------
                                   (dollars in thousands, except operating data)
Statement of Operations
 Data:
Revenue:
 Merchandise sales......  $189,244     $187,380     $188,091     $202,440  $ 460,798     $  89,360     $139,390
 Gasoline sales.........   175,083      187,165      192,737      220,166    509,958       103,022      171,789
 Commissions............     4,466        4,516        3,979        4,787     14,128         2,789        4,428
                          --------     --------     --------     --------  ---------     ---------     --------
Total revenue...........   368,793      379,061      384,807      427,393    984,884       195,171      315,607
Cost of sales:
 Merchandise............   123,142      121,976      125,979      132,846    303,968        58,897       94,453
 Gasoline...............   153,476      161,179      167,610      197,268    447,565        90,909      148,774
                          --------     --------     --------     --------  ---------     ---------     --------
Gross profit............    92,175       95,906       91,218       97,279    233,351        45,365       72,380

Store operating
 expense................    53,201       56,206       57,841       60,208    140,089        28,165       43,729
General and
 administrative
 expenses...............    17,893       18,159       17,127       16,796     32,761         7,172        9,968
Unusual charges.........       --           --         5,218 (a)      --       1,016 (b)       --           --
Depreciation and
 amortization...........    10,164       11,470        9,158        9,504     27,642         5,151        8,190
                          --------     --------     --------     --------  ---------     ---------     --------
Income from operations..    10,917       10,071        1,874       10,771     31,843         4,877       10,493
Interest expense........   (12,047)     (13,240)     (11,992)     (13,039)   (28,946)       (5,817)      (8,912)
Income (loss) before
 income taxes and other
 items..................      (181)      (3,639)     (10,778)        (975)     4,673          (501)       1,397
Income (loss) before
 other items............       191       (3,285)      (8,114)        (975)     4,673           (89)       1,065
Extraordinary loss......       --           --           --           --      (7,998)(c)    (6,800)(c)      --
Net income (loss).......  $   (480)(d) $ (4,245)(e) $ (8,114)    $   (975) $  (3,325)(c) $  (6,889)(c) $  1,065
Earnings Per Share
 Before Extraordinary
 Loss(f):
 Basic..................
 Diluted................
Weighted-Average Number
 of Shares
 Outstanding(f):
 Basic..................
 Diluted................
Other Financial Data:
EBITDA(g)...............  $ 21,081     $ 21,541     $ 16,250     $ 20,275  $  60,501     $  10,028     $ 18,683
Net cash provided by
 (used in):
 Operating activities...  $ (4,120)    $ 11,903     $  5,415     $  7,338  $  48,032     $    (928)    $ (3,510)
 Investing activities...   (10,612)     (15,281)      (7,204)     (25,079)  (286,493)     (139,103)     (34,508)
 Financing activities...    25,955         (950)      (3,872)      15,750    269,518       168,506       18,683
Capital
 expenditures(h)........     9,862       16,650        7,084       14,749     43,153         5,932        9,540


                                                   (continued on following page)

                                       Fiscal Year Ended                      Quarter Ended
                          ------------------------------------------------  -----------------
                           Sept.     Sept.     Sept.     Sept.     Sept.    Dec. 25, Dec. 24,
                          29, 1994  28, 1995  26, 1996  25, 1997  24, 1998    1997     1998
                          --------  --------  --------  --------  --------  -------- --------
                                  (dollars in thousands, except operating data)
Store Operating Data:
Number of stores (end of
 period)................       406       403       379       390       953       867      973
Average sales per store:
Merchandise sales.......  $  460.4  $  462.7  $  479.8  $  525.8  $  532.1  $  123.1 $  144.7
Gasoline gallons (in
 thousands).............     423.7     440.3     448.8     501.2     582.8     132.2    184.5
Comparable store sales
 growth(i):
 Merchandise............     3.3%     (0.8)%     2.8%      8.5%      5.3%      3.6%    10.5%
 Gasoline gallons.......     5.2%      0.2%     (4.3)%     7.2%      4.8%      7.9%     5.1%

Operating Data:
Merchandise gross
 margin.................    34.9%     34.9%     33.0%     34.4%     34.0%     34.1%    32.2%
Gasoline gallons sold
 (in millions)..........   158.5     160.3     160.7     179.4     466.8      87.5    169.0
Average retail gasoline
 price per gallon.......   $ 1.10    $ 1.17    $ 1.20    $ 1.23    $ 1.09     $1.18   $ 1.02
Average gasoline gross
 profit per gallon......   $ 0.136   $ 0.162   $ 0.156   $ 0.128   $ 0.134    $0.138  $ 0.136
Store expenses as a
 percentage of sales....    14.4%     14.8%     15.0%     14.1%     14.2%     14.4%    13.9%
General and
 administrative expenses
 as a percentage of
 sales..................     4.9%      4.8%      4.5%      3.9%      3.3%      3.7%     3.2%
Operating income as a
 percentage of sales....     3.0%      2.7%      0.5%      2.5%      3.2%      2.5%     3.3%

Balance Sheet Data (end
 of period):
Working capital.........  $  6,652  $   (761) $ (6,513) $ (8,245) $ (8,983) $  5,758 $(18,120)
Total assets............   124,015   127,720   120,880   142,799   554,828   383,549  568,560
Total debt and capital
 lease obligations......   102,382   101,798   101,431   101,302   340,683   262,818  358,345
Shareholders' equity
 (deficit)..............   (12,087)  (16,332)  (27,547)  (17,873)   39,304    12,744   40,745

--------
(a) During 1996, we recorded restructuring charges of $2.2 million pursuant to a formal plan to restructure our corporate offices. The costs include: $1.4 million for employee severance; $0.4 million for employee moving costs; and $0.4 million for charges associated with the investment by Freeman Spogli and Chase Capital. Substantially all of these amounts were expended during fiscal 1996. Also during fiscal 1996, we early-adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Pursuant to SFAS No. 121, we evaluated our long-lived assets for impairment on a store-by-store basis by comparing the sum of the projected future undiscounted cash flows attributable to each store to the carrying value of the long-lived assets (including an allocation of goodwill, if appropriate) of that store. Based on this evaluation, we determined that certain long-lived assets were impaired and recorded an impairment loss of (1) $0.4 million for property and equipment and (2)
    $2.6 million for goodwill.

(b) During 1998, we recorded an integration charge of approximately $1.0 million for costs of combining our existing business with the acquired business of Lil' Champ. The charge includes $0.3 million for relocation costs and $0.7 million for consolidation and related expenses.

(c) On October 23, 1997 in connection with the Lil' Champ acquisition, we completed the offering of our senior subordinated notes and, in a related transaction, redeemed $51.0 million in principal amount of our senior notes at a purchase price of 110% of the aggregate principal amount plus accrued and unpaid interest, a consent fee and other related fees. In connection with this redemption, we incurred an extraordinary loss of $8.0 million during the year ended September 24, 1998, $6.8 million of which was incurred during the quarter ended December 25, 1997, related to the cost of the redemption of $51.0 million of our senior notes and related consent fee payments and write-off of deferred financing costs.

(d) In fiscal 1994, we recorded an extraordinary loss of $0.7 million, net of taxes, related to the early extinguishment of debt.

(e) In fiscal 1995, we adopted SFAS No. 112, "Employer's Accounting for Post Retirement Benefits," and as a result, recorded a cumulative effect for a change in accounting principle of $1.0 million, net of taxes.

(f) Amounts exclude     shares of common stock reserved for issuance under our
    stock option and stock subscription plans, of which     shares were subject
    to outstanding options as of December 24, 1998, and     shares of common
    stock reserved for issuance pursuant to warrants held by certain of our shareholders.

(g) EBITDA represents income from operations before depreciation and amortization, merger integration costs, restructuring charges, impairment of long-lived assets and extraordinary loss. EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. We have included information concerning EBITDA as one measure of a company's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, income from operations or cash flow as an indication of our operating performance. EDITDA as defined may not be comparable to similarly-titled meaures reported by other companies.

(h) Purchases of assets to be held for sale are excluded from these amounts.

(i) The stores included in calculating same store sales growth are stores that were under our management and in operation for both comparable fiscal years or both comparable fiscal quarters.

                       UNAUDITED PRO FORMA FINANCIAL DATA

      The following unaudited pro forma consolidated financial data have been derived by the application of pro forma adjustments to the historical financial statements of The Pantry for the periods indicated. The adjustments are described in the accompanying notes.

      The unaudited pro forma financial data give effect to the following:

Fiscal 1998 Acquisitions:

                                                                                              Number
                                                                                                of
   Date Acquired             Company                            Locations                     Stores
   -------------             ----------     ------------------------------------------------  ------
      July 15, 1998          Zip Mart       Central North Carolina, Virginia                    42
      July 2, 1998           Quick Stop     Southeast North Carolina, Coastal South Carolina    75
      April 3, 1998          Sprint         Gainesville, Florida                                10
      March 19, 1998         Kwik Mart      Eastern North Carolina                              23
      October 23, 1997       Lil' Champ     Northeast Florida                                  441(a)

  --------
  (a) Net of the disposition of 48 convenience stores located throughout eastern Georgia.

      The aggregate cost of these acquisitions was $240 million, and was funded with:

    .  proceeds from the issuance of our senior subordinated notes

    .  borrowings under our bank credit facility

    .  equity investments by existing shareholders

    .  cash on hand

Fiscal 1998 Financing Transactions:

    . October 23, 1997--we issued $200.0 million of senior subordinated notes at an interest rate of 10 1/4%

    . October 23, 1997--we repurchased $51.0 million of senior notes and paid related costs including a 10% repurchase premium, consent fee, accrued interest and other expenses

    . March 19, 1998 through July 15, 1998--we borrowed $78.0 million under our bank credit facility

Fiscal 1999 Acquisitions:

                                                                                              Number
                                                                                                of
   Date Acquired             Company                         Locations                        Stores
   -------------             ------------   ------------------------------------------------  ------
     February 25, 1999       ETNA           North Carolina, Virginia                            60
     January 28, 1999        Handy Way      North-central Florida                              121
     November 5, 1998        Express Stop   Southeast North Carolina, Eastern South Carolina    22
     October 22, 1998        Dash-N         East-central North Carolina                         10

      The aggregate cost of these acquisitions was $140 million and was funded with borrowings under our bank credit facility and cash on hand.

Fiscal 1999 Financing Transactions:

    . January 28, 1999--we amended our bank credit facility and used the proceeds to (1) refinance $94.0 million of existing bank debt, (2) redeem $49.0 million of senior notes and pay approximately $2.0 million of related premium costs, (3) finance the fiscal 1999 acquisitions and (4) pay related fees and accrued and unpaid interest.

Pro Forma Adjustments:

      The unaudited pro forma balance sheet gives effect to the Handy Way and ETNA acquisitions and the fiscal 1999 financing transactions. The fiscal 1998 acquisitions, the Dash-N and Express Stop acquisitions and the 1998 financing transactions are reflected in our historical unaudited balance sheet data as of December 24, 1998.

      The unaudited pro forma statement of operations for the quarter ended December 24, 1998 gives effect to the fiscal 1999 acquisitions and the fiscal 1999 financing transactions as if such events occurred at the beginning of fiscal 1998. The fiscal 1998 acquisitions and fiscal 1998 financing transactions are included in our historical results of operations for the quarter.

      The unaudited pro forma statement of operations for the year ended September 24, 1998 gives effect to the 1998 acquisitions and disposition, the 1998 financing transactions, the fiscal 1999 acquisitions and the fiscal 1999 financing as if such events occurred at the beginning of fiscal 1998.

      The unaudited pro forma financial data are provided for informational purposes only and do not represent our results of operations or financial position had the transactions occurred on such dates, nor are they indicative of our results of operations or financial position as of any future date or period.

      The unaudited pro forma financial data and accompanying notes should be read in conjunction with the financial statements and accompanying notes thereto and the other financial information included elsewhere in this prospectus. The financial statements of certain immaterial acquired entities were not audited or reviewed by independent public accountants, and, therefore, the information relating to these immaterial acquired entities is generally based on internally prepared financial statements by the entity.

                     UNAUDITED PRO FORMA BALANCE SHEET DATA

                               December 24, 1998

                                Historical
                         -------------------------
                          The Pantry    ETNA and      1999        ETNA and
                         December 24,  Handy Way    Financing     Handy Way         IPO       Total
                             1998     Acquisitions Adjustments   Adjustments    Adjustments Pro Forma
                         ------------ ------------ -----------   -----------    ----------- ---------
                                                 (dollars in thousands)
Assets

Current assets:
 Cash and cash
  equivalents...........   $ 15,069     $ 13,672     $95,711 (a)  $(95,000)(c)     $ --     $ 22,906
                                                                    (3,046)(d)
                                                                    (3,500)(d)
 Receivables, net.......     13,393        6,225         --           (443)(d)       --       19,175
 Inventories............     53,546        8,569         --            --            --       62,115
 Prepaid expenses.......      1,338        1,299         --           (158)(d)       --        2,479
 Property held for
  sale..................      2,971          --          --            --            --        2,971
 Deferred income taxes..      3,521          --          --            --            --        3,521
                           --------     --------     -------      --------         -----    --------
  Total current
   assets...............     89,838       29,765      95,711      (102,147)          --      113,167
                           --------     --------     -------      --------         -----    --------
Property and equipment,
 net....................    328,037       85,420         --         (5,964)(d)       --      407,493

Other assets:
 Goodwill, net..........    119,534          --          --         33,757 (e)       --      153,291
 Deferred lease cost,
  net...................        258          --          --            --            --          258
 Deferred financing
  cost, net.............     14,025          --        3,210 (a)       --            --       13,829
                                                      (3,406)(b)
 Environmental
  receivables, net......     12,783          --          --            --            --       12,783
 Other..................      4,085       14,003         --        (11,500)(d)       --        6,588
                           --------     --------     -------      --------         -----    --------
  Total other assets....    150,685       14,003        (196)       22,257           --      186,749
                           --------     --------     -------      --------         -----    --------
    Total assets........   $568,560     $129,188     $95,515      $(85,854)        $ --     $707,409
                           ========     ========     =======      ========         =====    ========


              See Notes to Unaudited Pro Forma Balance Sheet Data

                     UNAUDITED PRO FORMA BALANCE SHEET DATA

                               December 24, 1998

                                 Historical
                          -------------------------
                           The Pantry    ETNA and      1999         ETNA and
                          December 24,  Handy Way    Financing      Handy Way         IPO          Total
                              1998     Acquisitions Adjustments    Adjustments    Adjustments    Pro Forma
                          ------------ ------------ -----------    -----------    -----------    ---------
                                                  (dollars in thousands)
Liabilities and
Shareholders' Equity
Current liabilities:
Current maturities of
 long-term debt.........    $     39     $  1,822    $    --        $ (1,822)(d)   $    --       $     39
Current maturities of
 capital lease
 obligations............       1,240          --          --             --             --          1,240
Revolving credit........       2,000          --        5,000 (a)        --             --          7,000
Accounts payable........      55,320       14,875         --          (2,680)(d)        --         67,515
Accrued expenses........      49,359        9,337        (630)(a)     (1,703)(d)        --         53,747
                                                         (454)(a)
                                                       (2,162)(f)
                            --------     --------    --------       --------       --------      --------
 Total current
  liabilities...........     107,958       26,034       1,754         (6,205)           --        129,541
                            --------     --------    --------       --------       --------      --------
Senior subordinated
 notes..................     200,000          --          --             --             --        200,000
Senior notes payable ...      48,995          --      (48,995)(a)        --             --            --
Credit facility.........      94,000          --      (94,000)(a)        --             --            --
Amended credit
 facility...............         --        11,694     240,000 (a)    (11,694)(d)    (69,397)(g)   189,603
                                                                      19,000 (c)
Other long-term debt....         265          --          --             --             --            265
                            --------     --------    --------       --------       --------      --------
 Total long-term debt...     343,260       11,694      97,005          7,306        (69,397)      389,868
                            --------     --------    --------       --------       --------      --------
Other non-current
 liabilities:
Environmental reserve...      17,291          --          --             --             --         17,291
Capital lease
 obligations............      11,806          --          --             --             --         11,806
Employment obligations..         842          --          --             --             --            842
Accrued dividends on
 preferred stock........       5,103          --          --             --          (5,103)(g)       --
Deferred income taxes...      19,927          --          --             --             --         19,927
Other non-current
 liabilities............      21,628        4,505         --             --             --         26,133
                            --------     --------    --------       --------       --------      --------
 Total other non-current
  liabilities...........      76,597        4,505         --             --          (5,103)       75,999
                            --------     --------    --------       --------       --------      --------
Shareholders' equity:
Preferred stock.........         --           --          --                            --            --
Common stock............           2        5,831         --          (5,831)           --              2
Additional paid-in
 capital................      69,925        2,383         --          (2,383)        92,000 (g)   144,425
                                                                                    (17,500)(g)
Shareholder loan........        (937)         --          --             --             --           (937)
Retained earnings.......     (28,245)      78,741      (2,000)(a)    (78,741)           --        (31,489)
                                                       (3,406)(b)
                                                        2,162 (f)
                            --------     --------    --------       --------       --------      --------
 Total shareholders'
  equity................      40,745       86,955      (3,244)       (86,955)(e)     74,500       112,001
                            --------     --------    --------       --------       --------      --------
 Total liabilities and
  shareholders' equity..    $568,560     $129,188    $ 95,515       $(85,854)      $    --       $707,409
                            ========     ========    ========       ========       ========      ========


              See Notes to Unaudited Pro Forma Balance Sheet Data

                NOTES TO UNAUDITED PRO FORMA BALANCE SHEET DATA
                             (dollars in thousands)

(a) Sources and Uses

  Sources:
    Revolving credit ................................................. $  5,000
    Amended credit facility...........................................  240,000
                                                                       --------
     Total sources.................................................... $245,000
                                                                       ========
  Uses:
    Redemption of senior notes........................................ $ 48,995
    Refinance credit facility.........................................   94,000
    Accrued interest--senior notes....................................      630
    Accrued interest--credit facility.................................      454
    Redemption premium................................................    2,000
    Deferred financing cost...........................................    3,210
                                                                       --------
      Total uses...................................................... $149,289
                                                                       ========
    Increase in cash and cash equivalents............................. $ 95,711
                                                                       ========

(b) Write-off of $3,406 of unamortized deferred financing costs related to our bank credit facility and our senior notes.

(c) Reflects acquisition costs funded by cash of $95,000 and borrowings under our bank credit facility of $19,000 (see note a).

(d) Reflects the elimination of certain assets and liabilities we did not acquire in connection with the ETNA and Handy Way acquisitions:

   Cash.............................................................  $ (3,046)
   Receivables......................................................      (443)
   Prepaid expenses.................................................      (158)
   Property and equipment...........................................    (5,964)
   Other assets.....................................................   (11,500)
   Current maturities of long-term debt.............................     1,822
   Accounts payable.................................................     2,680
   Other accrued liabilities........................................     1,703
   Other long-term debt.............................................    11,694
                                                                      --------
     Total..........................................................  $ (3,212)
                                                                      ========

  Additionally, we used approximately $3,500 of cash on hand to partially fund the ETNA and Handy Way acquisitions.

(e) Goodwill related to the ETNA and Handy Way acquisitions has been determined as follows:

   Aggregate purchase price.........................................  $117,500
   Less shareholders' equity........................................   (86,955)
   Elimination of certain net assets not acquired by The Pantry (see
    note d).........................................................     3,212
                                                                      --------
     Total..........................................................  $ 33,757
                                                                      ========

(f) Reflects a $2,162 tax benefit related to the premium paid in connection with the redemption of our senior notes and the write-off of unamortized deferred financing costs (see notes a and b).

(g) Reflects estimated net proceeds from the offering of $92,000 and the application of such proceeds to (1) repay outstanding indebtedness under our bank credit facility of $69,397 and (2) redeem preferred stock of $17,500 and pay accrued dividends of $5,103.

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA

                        Quarter Ended December 24, 1998

                                 Historical
                          -------------------------
                            Quarter
                             Ended                  Acquisition
                          December 24,    Fiscal        and
                              1998         1999      Financing        IPO         Total
                           The Pantry  Acquisitions Adjustments   Adjustments   Pro Forma
                          ------------ ------------ -----------   -----------   ---------
                                 (dollars in thousands except per share data)
Revenue:
 Merchandise sales......    $139,390     $36,863      $   --        $  --       $176,253
 Gasoline sales.........     171,789      59,859          --           --        231,648
 Commissions............       4,428         820          --           --          5,248
                            --------     -------      -------       ------      --------
  Total revenue.........     315,607      97,542          --           --        413,149
                            --------     -------      -------       ------      --------
Cost of Sales:
 Merchandise............      94,453      22,901          --           --        117,354
 Gasoline...............     148,774      52,479          --           --        201,253
                            --------     -------      -------       ------      --------
  Total cost of sales...     243,227      75,380          --           --        318,607
                            --------     -------      -------       ------      --------
Gross profit............      72,380      22,162          --           --         94,542
                            --------     -------      -------       ------      --------
Store operating
 expenses...............      43,729      14,570       (1,106)(a)      --         57,193
General and
 administrative
 expenses...............       9,968       2,873          --           --         12,841
Impairment of long-lived
 assets.................         --           55          --           --             55
Depreciation and
 amortization...........       8,190       1,513          428 (b)      --         10,487
                                                          418 (c)
                                                          (62)(d)
                            --------     -------      -------       ------      --------
 Total operating
  expense...............      61,887      19,011         (322)         --         80,576
                            --------     -------      -------       ------      --------
Income from operations..      10,493       3,151          322          --         13,966
                            --------     -------      -------       ------      --------
Other Income (Expense):
 Interest...............      (8,912)       (109)      (2,341)(e)    1,418 (h)    (9,477)
                                                          531 (e)
                                                          (64)(e)
 Miscellaneous..........        (184)        104          (13)(a)      --            (93)
                            --------     -------      -------       ------      --------
  Total other expense...      (9,096)         (5)      (1,887)       1,418        (9,570)
                            --------     -------      -------       ------      --------
Income (loss) before
 income taxes...........       1,397       3,146       (1,565)       1,418         4,396
Income tax expense
 (benefit)..............         332         632          227 (f)      567 (f)     1,758
                            --------     -------      -------       ------      --------
Net income (loss) before
 extraordinary item.....    $  1,065     $ 2,514      $(1,792)(g)   $  851      $  2,638
                            ========     =======      =======       ======      ========
Earnings Per Share
 Before Extraordinary
 Loss(g):
 Basic..................                                                        $
                                                                                ========
 Diluted................                                                        $
                                                                                ========
Weighted-Average Number
 of Shares Outstanding:
 Basic..................
                                                                                ========
 Diluted................
                                                                                ========

         See Notes to Unaudited Pro Forma Statement of Operations Data

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA

                         Year Ended September 24, 1998

                                        Historical
                          ---------------------------------------
                           Year Ended       1998
                          September 24, Acquisitions    Fiscal    Acquisition and
                              1998          and          1999        Financing         IPO         Total
                           The Pantry   Disposition  Acquisitions   Adjustments    Adjustments   Pro Forma
                          ------------- ------------ ------------ ---------------  -----------   ----------
                                           (dollars in thousands except per share data)
Revenues:
 Merchandise sales......    $460,798      $ 75,593     $156,227      $   (402)(a)    $  --       $  692,216
 Gasoline sales.........     509,958       181,814      269,019       (15,823)(a)       --          944,968
 Commissions............      14,128         3,633        5,217          (467)(a)       --           22,511
                            --------      --------     --------      --------        ------      ----------
    Total revenues......     984,884       261,040      430,463       (16,692)          --        1,659,695
                            --------      --------     --------      --------        ------      ----------
Cost of Sales:
 Merchandise............     303,968        54,219      102,847          (207)(a)       --          460,827
 Gasoline...............     447,565       161,074      238,893       (13,004)(a)       --          834,528
                            --------      --------     --------      --------        ------      ----------
    Total cost of
     sales..............     751,533       215,293      341,740       (13,211)          --        1,295,355
                            --------      --------     --------      --------        ------      ----------
Gross profit............     233,351        45,747       88,723        (3,481)          --          364,340
                            --------      --------     --------      --------        ------      ----------
Store operating
 expenses...............     140,089        27,164       59,996        (3,015)(a)       --          220,098
                                                                       (4,424)(a)
                                                                          288 (i)
General and
 administrative
 expenses...............      32,761         7,506       11,222          (356)(a)       --           51,091
                                                                          (42)(j)
Restructuring charges...       1,016           --           --            --            --            1,016
Impairment of long-lived
 assets.................         --            --           219           --            --              219
Depreciation and
 amortization...........      27,642         5,189        6,104          (169)(a)       --           41,519
                                                                        3,193 (b)
                                                                          144 (b)
                                                                         (403)(c)
                                                                         (181)(d)
                            --------      --------     --------      --------        ------      ----------
Total operating
 expense................     201,508        39,859       77,541        (4,965)          --          313,943
                            --------      --------     --------      --------        ------      ----------
Income from operations..      31,843         5,888       11,182         1,484           --           50,397
                            --------      --------     --------      --------        ------      ----------
Other Income (Expense):
 Interest...............     (28,946)       (1,687)        (485)      (13,787)(e)     5,670 (h)     (37,369)
                                                                        2,122 (e)
                                                                         (256)(e)
 Miscellaneous..........       1,776           137          955          (193)(a)       --            2,675
                            --------      --------     --------      --------        ------      ----------
    Total other
     expense............     (27,170)       (1,550)         470       (12,114)        5,670         (34,694)
                            --------      --------     --------      --------        ------      ----------
Income (loss) before
 income taxes...........       4,673         4,338       11,652       (10,630)        5,670          15,703
Income tax expense......         --            364        1,376         2,273 (f)     2,268 (f)       6,281
                            --------      --------     --------      --------        ------      ----------
Net income (loss) before
 extraordinary item.....    $  4,673      $  3,974     $ 10,276      $(12,903)(g)    $3,402      $    9,422
                            ========      ========     ========      ========        ======      ==========
Earnings Per Share
 Before Extraordinary
 Loss (g):
 Basic..................                                                                         $
                                                                                                 ==========
 Diluted................                                                                         $
                                                                                                 ==========
Weighted-Average Number
 of Shares Outstanding:
 Basic..................
                                                                                                 ==========
 Diluted................
                                                                                                 ==========

         See Notes to Unaudited Pro Forma Statement of Operations Data

           NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
                             (dollars in thousands)

(a) Reflects the elimination of certain operations not acquired as follows:

                                   Quarter Ended       Year Ended
                                    December 24,      September 24,
                                       1998               1998
                                 ------------------ ------------------
                                  Decrease in expenses (decrease in income)
   Fiscal 1998 Acquisitions:
   Merchandise sales............     $         --     $           (402)
   Gasoline sales...............               --              (15,823)
   Commissions..................               --                 (467)
   Merchandise cost of sales....               --                  207
   Gasoline cost of sales.......               --               13,004
   Store operating expenses.....               --                3,015
   General and administrative
    expenses....................               --                  356
   Depreciation and
    amortization................               --                  169
   Fiscal 1999 Acquisitions:
   Store operating expenses.....             1,106               4,424
   Miscellaneous income.........               (13)               (193)

(b) The 1998 and 1999 acquisitions have been accounted for using the purchase method of accounting. Purchase price allocations for the Lil' Champ acquisition, the Kwik Mart acquisition, and the Sprint acquisition have been finalized. Purchase price allocations for the Quick Stop acquisition, the Zip Mart acquisition, the Dash-N acquisition, the Express Stop acquisition, the Handy Way acquisition, and the ETNA acquisition are based on available information and certain assumptions we believe are reasonable. For each acquisition, the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the time the acquisitions were consummated pending completion of appraisals of property and equipment acquired; the excess of the purchase price over the historical basis of the net assets acquired has not been allocated in the accompanying unaudited pro forma financial data. The actual allocation of the purchase cost, however, and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. For purposes of the pro forma information, the excess of the purchase price over the historical net assets acquired has been considered to be goodwill and other intangible assets, pending the completion of appraisals and other purchase price allocation adjustments. The following table summarizes the additional amortization expense to be incurred in connection with the various 1998 and 1999 transactions described above:

                                          Estimated  Quarter Ended  Year Ended
                                Recorded Useful Life December 24,  September 24,
   Acquisitions                 Goodwill   (years)       1998          1998
   ------------                 -------- ----------- ------------- -------------
   1998 acquisitions..........  $101,567     30          $ --         $1,527
   1999 acquisitions..........    51,801     30           428          1,726
                                                         ----         ------
    Subtotal..................                            428          3,253
   Less historical recorded
    predecessor amounts.......                            --              60
                                                         ----         ------
   Adjustment.................                           $428         $3,193
                                                         ====         ======

  Additionally, depreciation and amortization for the year ended September 24, 1998 includes $144 for deferred loan cost amortization related to the issuance of our $200,000 senior subordinated notes and our bank credit facility entered into in October 1997.

(c) Reflects additional depreciation expense in connection with the various 1998 and 1999 acquisition and financing transactions as follows:

                               Recorded
                             Fair Value of
                             Property and   Estimated  Quarter Ended  Year Ended
                               Equipment   Useful Life December 24,  September 24,
   Acquisitions                Acquired    (in years)      1998          1998
   ------------              ------------- ----------- ------------- -------------
   1998 acquisitions.......    $203,695       10-35       $  --         $ 3,454
   1999 acquisitions.......      84,206       10-35        1,921          7,115
                                                          ------        -------
    Subtotal...............                                1,921         10,569
   Less historical recorded
    amounts................                                1,503         10,972
                                                          ------        -------
   Adjustment..............                               $  418        $  (403)
                                                          ======        =======

(d) Reflects reduction in amortization of deferred financing costs related to our bank credit facility, net of amortization recorded related to our senior notes and our bank credit facility, of $62 for the three months ended December 24, 1998 and $181 for the year ended September 24, 1998. The financing costs, which approximate $3,210, are being amortized over the weighted-average life of our bank credit facility of 6 years.

(e) Reflects additional interest expense in connection with the various 1998 and 1999 financing and acquisitions transactions as follows:

                                                         Quarter
                                Principal   Interest      Ended      Year Ended
                                Borrowed      Rate     December 24, September 24,
   Acquisition/Financing        (Retired)  (per annum)     1998         1998
   ---------------------        ---------  ----------- ------------ -------------
   Issuance of senior
    subordinated notes........  $200,000     10.25%       $  --        $ 1,708
   Redemption of senior
    notes.....................   (51,000)     12.50          --           (531)
   1998 acquisitions..........    78,000      8.17           --          4,148
   1999 acquisitions..........   130,000    8.17-8.19      2,437        10,621
                                                          ------       -------
    Subtotal..................                             2,437        15,946
   Less historical recorded
    amounts related to
    indebtedness not assumed..                                96         2,159
                                                          ------       -------
   Adjustment.................                            $2,341       $13,787
                                                          ======       =======

  Also reflects additional interest expense related to the cost of the financing transactions of $64 for the quarter ended December 24, 1998 and $256 for the year ended September 24, 1998.

  Additionally, reflects reduction in interest expense related to the redemption of our senior notes of $531 for the quarter ended December 24, 1998 and $2,122 for the year ended September 24, 1998.

  Assuming a 0.125% increase or decrease in the variable rate bank credit facility, interest expense, net of taxes, would increase or decrease by $60 for the quarter ended December 24, 1998 and $240 for the year ended September 24, 1998.

(f) Adjusts income tax expense for an assumed tax rate of 40% for each of the periods presented.

(g) For each period presented, net income (loss) excludes extraordinary charges of approximately $3,244, net of income tax benefit of $2,162, related to the redemption of $48,995 of senior notes and the amendment of our bank credit facility. Net income (loss) before extraordinary items for the year ended September 24, 1998 excludes charges of approximately $7,998 incurred related to the costs of the redemption of $51,000 of senior notes.

(h) Reflects the application of net proceeds of approximately $69,397 to repay outstanding indebtedness at the weighted-average rate of 8.17%.

(i) Reflects an increase in store rental expense of $288 for the year ended September 24, 1998 in connection with an obligation to lease certain stores from the former owners of Quick Stop, a fiscal 1998 acquisition. The rent increase was effective concurrent with the Quick Stop acquisition.

(j) Historically, Lil' Champ paid Docks U.S.A., Inc., Lil' Champ's parent company, service agreement fees. The service agreement was terminated concurrent with the acquisition of Lil' Champ. Consequently, $42 of service agreement fees have been eliminated for the year ended September 24, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The Pantry is a leading convenience store operator in the southeastern United States and the third largest independently operated convenience store chain in the country. Our stores offer a broad selection of merchandise and gasoline as well as ancillary services designed to appeal to the convenience needs of our customers.

      Since the arrival of our current management team in fiscal 1996, we have experienced significant growth through a combination of management initiatives and strategic acquisitions including:

    . enhancing our merchandising to increase same store merchandise sales growth and margins

    . improving our gasoline offering in order to increase customer traffic and same store gasoline volume growth

    . reducing expenses through strengthened vendor relationships and tightened expense controls

    . increasing expenditures for facilities improvement and store automation

    .  growing through acquisitions and new store development

      As a result, we have experienced increases in total revenue, same store merchandise sales and gasoline volume growth and income from operations. Additionally, we have expanded the geographic scope of our operations which we believe will result in less seasonality from period to period. We intend to continue our acquisition strategy and, accordingly, future results may not be necessarily comparable to historic results.

      We believe that there is significant opportunity to continue to increase profitability at our existing and new stores. We continue to focus on same store sales and profit growth through upgraded facilities, improved technology, new service offerings, competitive merchandise and gasoline prices and cost savings initiatives. We are upgrading our management information systems and continue to remodel our stores. Finally, we continue to seek acquisitions and believe that there is a large number of attractive acquisition opportunities in our markets.

Acquisition History

      Our acquisition strategy focuses on acquiring convenience stores within or contiguous to our existing market areas. We believe acquiring locations with demonstrated revenue volumes involves lower risk and is an economically attractive alternative to traditional site selection and new store development.

      The table below provides certain information concerning the eleven largest acquisitions we have completed since fiscal 1996:

                                                                    Number of
   Date Acquired     Company                Locations                Stores
 ----------------- ------------ ---------------------------------   ---------
 February 25, 1999 ETNA         North Carolina, Virginia                60
 January 28, 1999  Handy Way    North-central Florida                  121
 November 5, 1998  Express Stop Southeast North Carolina, Eastern       22
                                 South Carolina
 October 22, 1998  Dash-N       East-central North Carolina             10
 July 15, 1998     Zip Mart     Central North Carolina, Virginia        42
 July 2, 1998      Quick Stop   Southeast North Carolina, Coastal       75
                                 South Carolina
 April 3, 1998     Sprint       Gainesville, Florida                    10
 March 19, 1998    Kwik Mart    Eastern North Carolina                  23
 October 23, 1997  Lil' Champ   Northeast Florida                      441(a)
 June 12, 1997     Freshway     Eastern North Carolina                  15
 April 17, 1997    Gregorie Oil Charleston, South Carolina              15

--------

(a) Net of the disposition of 48 convenience stores located throughout eastern Georgia.

      We seek to improve the productivity and profitability of acquired stores by implementing our merchandising and gasoline initiatives, eliminating duplicative costs, reducing overhead and centralizing certain functions such as purchasing and information technology. For example, at Lil' Champ, we have, among other things, expanded the merchandise offered at each store, upgraded store and gasoline facilities and centralized merchandise purchasing. These improvements have contributed to an increase in same store EBITDA of 44.1% and a decrease in same store operating expenses of 6.3% at Lil' Champ stores during the twelve month period following the Lil' Champ acquisition. We believe it takes six to twelve months to fully integrate and achieve operational and financial improvements at acquired locations. There can be no assurance, however, that revenue increases or cost savings can be achieved with respect to any acquisition.

Quarterly Results of Operations

      The following table presents the unaudited quarterly net sales and operating income for each of our fiscal quarters in fiscal 1996, 1997 and 1998. In the opinion of our management, this quarterly information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the unaudited quarterly results set forth herein.

                               1996                                    1997                                   1998
                 -------------------------------------  -------------------------------------  -----------------------------
                   Q1       Q2         Q3        Q4        Q1       Q2        Q3        Q4        Q1        Q2        Q3
                 -------  -------   --------  --------  --------  -------  --------  --------  --------  --------  --------
                                                          (dollars in thousands)
Total revenue... $90,677  $84,278   $103,650  $106,202  $100,331  $95,910  $111,032  $120,120  $195,171  $220,670  $254,577
Income from
 operations.....     550   (1,359)     2,139       544     1,346      484     3,808     5,133     4,877     4,615    10,159
Net income
 (loss).........  (1,827)  (3,397)    (1,098)   (1,792)   (1,383)  (1,761)      833     1,336    (6,889)   (1,580)    2,509
EBITDA..........   2,716    1,016      4,472     8,046     3,609    2,719     6,118     7,829    10,028    11,239    16,909
EBITDA margin...     3.0%     1.2%       4.3%      7.6%      3.6%     2.8%      5.5%      6.5%      5.1%      5.1%      6.6%
                               1996                                    1997                                   1998
                 -------------------------------------  -------------------------------------  -----------------------------
                   Q1       Q2         Q3        Q4        Q1       Q2        Q3        Q4        Q1        Q2        Q3
                 -------  -------   --------  --------  --------  -------  --------  --------  --------  --------  --------
                                                        (percent of annual total)
Total revenue...    23.6%    21.9 %     26.9%     27.6%     23.5%    22.4%     26.0%     28.1%     19.8%     22.4%     25.8%
Income from
 operations.....    29.3%   (72.5)%    114.1%     29.1%     12.5%     4.5%     35.3%     47.7%     15.3%     14.5%     31.9%
EBITDA..........    16.7%     6.3 %     27.5%     49.5%     17.8%    13.4%     30.2%     38.6%     16.6%     18.6%     27.9%
                    Q4
                 ---------
Total revenue... $314,466
Income from
 operations.....   12,192
Net income
 (loss).........    2,635
EBITDA..........   22,325
EBITDA margin...      7.1%
                    Q4
                 ---------
Total revenue...     32.0%
Income from
 operations.....     38.3%
EBITDA..........     36.9%

Results of Operations

      The following table sets forth certain of our results in absolute dollars and as a percentage of total revenue for the periods indicated:

                              Fiscal Year Ended              Quarter Ended
                          ------------------------------   -------------------
                           Sept.      Sept.      Sept.     Dec. 25,   Dec. 24,
                          26, 1996   25, 1997   24, 1998     1997       1998
                          --------   --------   --------   --------   --------
                                                              (unaudited)
                                     (dollars in thousands)
Revenue:
  Merchandise sales.....  $188,091   $202,440   $460,798   $ 89,360   $139,390
  Gasoline sales........   192,737    220,166    509,958    103,022    171,789
  Commissions...........     3,979      4,787     14,128      2,789      4,428
                          --------   --------   --------   --------   --------
Total revenue...........  $384,807   $427,393   $984,884   $195,171   $315,607
                          ========   ========   ========   ========   ========
Gross profit............  $ 91,218   $ 97,279   $233,351   $ 45,365   $ 72,380
Total operating
 expenses...............    80,186     77,004    173,866     35,337     53,697
Depreciation and
 amortization...........     9,158      9,504     27,642      5,151      8,190
                          --------   --------   --------   --------   --------
Income from operations..  $  1,874   $ 10,771   $ 31,843   $  4,877   $ 10,493
                          ========   ========   ========   ========   ========
Net income (loss).......  $ (8,114)  $   (975)  $ (3,325)  $ (6,889)  $  1,065
                          ========   ========   ========   ========   ========
                              Fiscal Year Ended              Quarter Ended
                          ------------------------------   -------------------
                          Sept. 26,  Sept. 25, Sept. 24,   Dec. 25,   Dec. 24,
                            1996       1997      1998        1997       1998
                          ---------  --------- ---------   --------   --------
Revenue:
  Merchandise sales.....      48.9 %     47.4 %     46.8 %     45.8 %     44.2 %
  Gasoline sales........      50.1       51.5       51.8       52.8       54.4
  Commissions...........       1.0        1.1        1.4        1.4        1.4
                          --------   --------   --------   --------   --------
Total revenue...........     100.0 %    100.0 %    100.0 %    100.0 %    100.0 %
                          ========   ========   ========   ========   ========
Gross profit............      23.7 %     22.7 %     23.7 %     23.2 %     22.9 %
Total operating
 expenses...............      20.8       18.0       17.7       18.1       17.0
Depreciation and
 amortization...........       2.4        2.2        2.8        2.6        2.6
                          --------   --------   --------   --------   --------
Income from operations..       0.5 %      2.5 %      3.2 %      2.5 %      3.3 %
                          ========   ========   ========   ========   ========

      The Lil' Champ acquisition and other acquisitions have had a significant impact on our financial condition and results of operations since their respective transaction dates. Due to the method of accounting for fiscal 1998 acquisitions, the consolidated statements of operations for the fiscal year ended September 24, 1998 include results from operations for each of the acquisitions from the date of each acquisition only. Moreover, the consolidated balance sheet as of September 24, 1998 and the consolidated statements of operations for fiscal years ended September 25, 1997 and September 26, 1996 do not include the assets, liabilities, and results of operations relating to acquisitions completed during the first fiscal quarter 1999. As a result, comparisons to prior operating results and prior balance sheets are impacted materially.

First Quarter Ended December 24, 1998 Compared to the First Quarter Ended December 25, 1997

      Total Revenue. Total revenue for the first fiscal quarter 1999 was $315.6 million compared to $195.2 million during the comparable period ended December 25, 1997 (the "first fiscal quarter

1998" or the "comparable period"), an increase of $120.4 million or 61.7% over the comparable period. The increase in total revenue is primarily attributable to the revenue from stores acquired or opened since December 25, 1997, as well as a full quarter of Lil' Champ revenue and same store merchandise sales and gasoline gallon growth. In the first fiscal quarter 1999, our gross revenue increases were partially offset by lower average retail gasoline prices versus the comparable period.

      Merchandise Revenue. Merchandise revenue for the first fiscal quarter 1999 was $139.4 million compared to $89.4 million during the first fiscal quarter 1998, an increase of $50.0 million or 56.0%. The increase in merchandise revenue is primarily attributable to the revenue from stores acquired or opened since December 25, 1997, as well as a full quarter of Lil' Champ merchandise revenue and same store merchandise sales growth. Same store merchandise revenue for the first fiscal quarter 1999 increased 10.5% over the first fiscal quarter 1998. The increase in same store merchandise revenue is primarily attributable to increased customer traffic, higher average transaction size and general economic and market conditions. The increases in store traffic and average transaction size are primarily attributable to store merchandising, more competitive gasoline pricing, enhanced store appearance and increased in-store promotional activity.

      Gasoline Revenue and Gallons. Gasoline revenue for the first fiscal quarter 1999 was $171.8 million compared to $103.0 million during the first fiscal quarter 1998, an increase of $68.8 million or 66.8%. The increase in gasoline revenue is primarily attributable to the revenue from stores acquired or opened since December 25, 1997, as well as a full quarter of Lil' Champ gasoline revenue and same store gallon sales growth. Gasoline revenue growth was partially offset by a $0.16 or 13.6% decrease in average gasoline retail prices versus the comparable period.

      In the first fiscal quarter 1999, gasoline gallons sold were 169.0 million compared to 87.5 million during the first fiscal quarter 1998, an increase of 81.5 million gallons or 93.1%. The increase is primarily attributable to the gasoline gallons sold by stores acquired or opened since December 25, 1997, as well as a full quarter of Lil' Champ gasoline gallons and same store gallon growth. Same store gasoline gallon sales for the first fiscal quarter 1999 increased 5.1% over the comparable period. The same store gallon increase is primarily attributable to increased customer traffic resulting from general economic and market conditions, more competitive gasoline pricing, rebranding and promotional activity, gasoline equipment upgrades and enhanced store appearance.

      Commission Revenue. Commission revenue for the first fiscal quarter 1999 was $4.4 million compared to $2.8 million during the first fiscal quarter 1998, an increase of $1.6 million or 58.8%. The increase in commission revenue is primarily attributable to the revenue from stores acquired or opened since December 25, 1997, as well as a full quarter of Lil' Champ lottery commissions and same store commission revenue increases. Commission revenue includes lottery commissions, video gaming income, money order commissions, telephone income and revenue from other ancillary product and service offerings.

      Total Gross Profit. Total gross profit for the first fiscal quarter 1999 was $72.4 million compared to $45.4 million during the first fiscal quarter 1998, an increase of $27.0 million or 59.6%. The increase in gross profit is primarily attributable to the profits from stores acquired or opened since December 25, 1997, as well as a full quarter of Lil' Champ gross profit and same store profit increases.

      Merchandise Gross Profit and Margin. Merchandise gross profit was $44.9 million for the first fiscal quarter 1999 compared to $30.5 million for the first fiscal quarter 1998, an increase of $14.5 million or 47.5%. This increase is primarily attributable to the profits from stores acquired or opened since December 25, 1997, as well as a full quarter of Lil' Champ merchandise gross profit and same store profit increases. The decline in merchandise gross margin from 34.1% for the first fiscal quarter 1998 to 32.2% for the first fiscal quarter 1999 is attributable to the addition of several lower margin stores acquired or opened since December 25, 1997 and lower gross margin on cigarettes notwithstanding manufacturer rebates and other incentives.

      Gasoline Gross Profit and Per Gallon Margin. Gasoline gross profit was $23.0 million for the first fiscal quarter 1999 compared to $12.1 million for the first fiscal quarter 1998, an increase of $10.9 million or 90.0%. This increase is primarily attributable to the profits from stores acquired or opened since December 25, 1997, as well as a full quarter of Lil' Champ gasoline gross profit and same store profit increases. The gasoline gross profit per gallon was $0.138 for the first fiscal quarter 1998 compared to $0.136 in first fiscal quarter 1999.

      Store Operating and General and Administrative Expenses. Store operating expenses for the first fiscal quarter 1999 were $43.7 million compared to $28.2 million for the first fiscal quarter 1998, an increase of $15.6 million or 55.3%. The increase in store operating expenses is primarily attributable to the personnel and lease expenses associated with the stores acquired or opened since December 25, 1997, as well as a full quarter of Lil' Champ store operating expenses. As a percentage of total revenue, store operating expenses decreased from 14.4% in the first fiscal quarter 1998 to 13.9% in the first fiscal quarter 1999.

      General and administrative expenses for the first fiscal quarter 1999 were $10.0 million compared to $7.2 million during the first fiscal quarter 1998, an increase of $2.8 million or 39.0%. The increase in general and administrative expenses is attributable to increased administrative expenses associated with the stores acquired or opened since December 25, 1997, as well as a full quarter of Lil' Champ general and administrative expenses. As a percentage of total revenue, general and administrative expenses decreased from 3.7% in the first fiscal quarter 1998 to 3.2% in the first fiscal quarter 1999.

      Income from Operations. Income from operations was $10.5 million for the first fiscal quarter 1999 compared to $4.9 million during the first fiscal quarter 1998, an increase of $5.6 million or 115.2% from the comparable period. The increase is attributable to the factors discussed above and is partially reduced by the $3.0 million increase in depreciation and amortization. As a percentage of total revenue, income from operations increased from 2.5% in the first fiscal quarter 1998 to 3.3% in the first fiscal quarter 1999.

      EBITDA. EBITDA represents income from operations before depreciation and amortization and extraordinary and unusual items. EBITDA for the first fiscal quarter 1999 was $18.7 million compared to $10.0 million during the first fiscal quarter 1998, an increase of $8.7 million or 86.3% over the comparable period. The increase is attributable to the items discussed above.

      EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. We have included information concerning EBITDA as one measure of an issuer's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, income from operations or cash flow as an indication of our operating performance. EBITDA as defined may not be comparable to similarly-titled measures reported by other companies.

      Interest Expense. Interest expense is primarily interest on our senior notes, senior subordinated notes and borrowings under our bank credit facility. Interest expense for the first fiscal quarter 1999 was $8.9 million compared to $5.8 million for the first fiscal quarter 1998, an increase of $3.1 million or 53.2%. The increase in interest expense is attributable to a full quarter of interest on the senior subordinated notes and borrowings under our bank credit facility, which was partially offset by the (1) interest savings related to the October 23, 1997 redemption of $51.0 million in principal amount of senior notes and (2) a 50 basis point reduction in the interest rate on the $49.0 million outstanding senior notes. Subsequent to December 24, 1998, 100% of the outstanding senior notes were redeemed and refinanced with proceeds from term loan facilities under the terms of our bank credit facility.

      Income Tax Benefit (Expense). The income tax benefit for the first fiscal quarter 1998 was $0.4 million compared to income tax expense of $0.3 million for the first fiscal quarter 1999. This decrease was primarily attributable to the increase in income for operations. Income tax benefit (expense) is recorded net of a valuation allowance to reduce federal and state deferred tax assets to a net amount which we believe more likely than not will be realized based on estimates of future earnings and the expected timing of temporary difference reversals.

      Extraordinary Item. In the first fiscal quarter 1998, we recognized an extraordinary loss, net of taxes, of approximately $6.8 million in connection with the October 23, 1997 redemption of $51.0 million in principal amount of our outstanding senior notes and related consents obtained from the holders of the senior notes to amendments and waivers to certain covenants contained in the indenture. The loss was the sum, net of taxes, of the premium paid for the early redemption of $51.0 million in principal amount of the senior notes, the respective portion of the consent fees paid, and the write-off of a respective portion of the deferred financing cost associated with the senior notes.

      Net Income (loss). Net income for the first fiscal quarter 1999 was $1.1 million compared to a net loss of $6.9 million for the first fiscal quarter 1998. In the first fiscal quarter 1998 we recognized an extraordinary loss as discussed above.

Fiscal 1998 Compared to Fiscal 1997

      Total Revenue. Total revenue for fiscal 1998 was $984.9 million compared to $427.4 million for fiscal 1997, an increase of $557.5 million or 130.4%. The increase in total revenue is primarily attributable to Lil' Champ revenue of $462.8 million for the eleven month period ended September 24, 1998, the revenue from stores acquired or opened in fiscal 1998, a full year of revenue from stores acquired or opened in fiscal 1997 and same store sales growth.

      Merchandise Revenue. Merchandise revenue for fiscal 1998 was $460.8 million compared to $202.4 million for fiscal 1997, an increase of $258.4 million or 127.6%. The increase in merchandise revenue is primarily attributable to Lil' Champ merchandise revenue of $215.4 million for the eleven month period ended September 24, 1998, the revenue from stores acquired or opened in fiscal 1998, a full year of revenue from stores acquired or opened in fiscal 1997 and same store sales growth. Fiscal 1998 same store merchandise revenue growth increased 5.3% over fiscal 1997. Same store sales increases at The Pantry locations are primarily attributable to increased customer counts and average transaction size resulting from more competitive gasoline pricing, enhanced store appearance and store merchandising and increased in-store promotional activity.

      Gasoline Revenue and Gallons. Gasoline revenue for fiscal 1998 was $510.0 million compared to $220.2 million for fiscal 1997, an increase of $289.8 million or 131.6%. The increase in gasoline revenue is primarily attributable to Lil' Champ gasoline revenue of $240.1 million for the eleven month period ended September 24, 1998, the revenue from stores acquired or opened in fiscal 1998, a full year of revenue from stores acquired or opened in fiscal 1997 and same store gallon sales growth. Overall, gasoline revenue growth was partially offset by lower average gasoline retail prices in fiscal 1998 versus fiscal 1997. In fiscal 1998, our average retail price of gasoline was $0.14 lower than in fiscal 1997. The decrease in average retail price is primarily attributable to lower wholesale gasoline pricing.

      In fiscal 1998, total gasoline gallons were 466.8 million gallons compared to 179.4 million gallons in fiscal 1997, an increase of 287.4 million gallons or 160.2%, 212 million of which is attributable to Lil' Champ volume. Fiscal 1998 same store gallon sales growth was 4.8% and is primarily attributable to more competitive gasoline pricing, rebranding and promotional activity, enhanced store appearance and local market and economic conditions.

      Commission Revenue. Total commission revenue for fiscal 1998 was $14.1 million compared to $4.8 million for fiscal 1997, an increase of $9.3 million or 195.1%. The increase in commission revenue is primarily attributable to Lil' Champ revenue of $7.3 million for the eleven month period ended September 24, 1998 and revenue from stores acquired or opened in fiscal 1998. Lil' Champ's commission revenue is principally lottery revenue in locations throughout Florida and Georgia.

      Total Gross Profit. Total gross profit for fiscal 1998 was $233.4 million compared to $97.3 million for fiscal 1997, an increase of $136.1 million or 139.9%. The increase in gross profit is primarily attributable to Lil' Champ gross profit of $111.7 million for the eleven month period ended September 24, 1998, the gross profit from stores acquired or opened in fiscal 1998, full year revenue from stores acquired or opened in fiscal 1997 and same store gross profit increases.

      Merchandise Gross Margin. Merchandise gross margins in fiscal 1998 remained relatively constant compared to fiscal 1997, decreasing only 34 basis points despite significant cost inflation in the tobacco category. Excluding tobacco sales, merchandise gross margins rose due to improved purchasing.

      Gasoline Gross Profit per Gallon. The gasoline gross profit per gallon increased to $0.134 in fiscal 1998 from $0.128 in fiscal 1997 as the result of general gasoline market conditions in Lil' Champ's markets and improved gasoline market conditions in our other primary markets. This increase occurred in spite of decreases in retail gasoline prices to $1.09 in fiscal 1998 from $1.23 in fiscal 1997.

      Store Operating and General and Administrative Expenses. Store operating expenses for fiscal 1998 were $140.1 million compared to $60.2 million for fiscal 1997, an increase of $79.9 million or 132.7%. The increase in store expenses is primarily attributable to Lil' Champ expenses of $66.0 million for the eleven month period ended September 24, 1998, the personnel and lease expenses associated with the stores acquired or opened in fiscal 1998 and a full year of personnel and lease expenses associated with stores acquired or opened in fiscal 1997. As a percentage of total revenue, store operating expenses increased to 14.2% in fiscal 1998 from 14.1% in fiscal 1997.

      General and administrative expenses for fiscal 1998 were $32.8 million compared to $16.8 million for fiscal 1997, an increase of $16.0 million or 95.1%. The increase in general and administrative expenses is primarily attributable to Lil' Champ expenses of $14.3 million for the eleven month period ended September 24, 1998. Operating, general and administrative expenses in total decreased as a percentage of total revenue. As a percentage of total revenue, general and administrative expenses decreased to 3.3% in fiscal 1998 from 3.9% in fiscal 1997.

      Income from Operations. Income from operations for fiscal 1998 was $31.8 million compared to $10.8 million for fiscal 1997, an increase of $21.1 million or 195.6%. The increase is primarily attributable to Lil' Champ income from operations of $16.6 million, earnings from stores acquired or opened in fiscal 1998, a full year of revenue from stores acquired or opened in fiscal 1997, same store volume increases, and the margin impact as discussed above. The increase is partially offset by the personnel and lease expenses associated with the stores acquired or opened in fiscal 1998 and a full year of expenses from stores acquired or opened in fiscal 1997. As a percentage of total revenue, income from operations increased to 3.2% in fiscal 1998 from 2.5% in fiscal 1997.

      EBITDA. EBITDA for fiscal 1998 was $60.5 million compared to $20.3 million for fiscal 1997, an increase of $40.2 million or 198.4%. The increase is primarily attributable to Lil' Champ EBITDA of $31.4 million for the eleven month period ended September 24, 1998 and the items discussed above. Excluding Lil' Champ, EBITDA increased 43.3% in fiscal 1998 compared to fiscal 1997.

      Interest Expense. Interest expense in fiscal 1998 was $28.9 million compared to $13.0 million for fiscal 1997, an increase of $15.9 million or 122.0%. This increase is attributable to interest on our senior notes, our senior subordinated notes and borrowing under the bank credit facility, which was partially offset by the interest savings related to the redemption of $51.0 million in principal amount of our senior notes.

      Income Tax Benefit (Expense). We did not record an income tax benefit for fiscal 1998 or fiscal 1997. Income tax benefit (expense) is recorded net of a valuation allowance to reduce federal and stated deferred tax assets to a net amount which we believe more likely than not will be realized based on estimates of future earnings and the expected timing of temporary difference reversals.

      Extraordinary Item. We recognized an extraordinary loss, net of taxes, of approximately $8.0 million in fiscal 1998 in connection with the redemption of a portion of our senior notes and related consent solicitation. The loss is the sum, net of taxes, of the premium paid for the early redemption of $51.0 million in principal amount of our senior notes, the respective portion of the consent fees paid, and the write-off of a respective portion of the deferred financing cost associated with our senior notes.

      Net Loss. Net loss for fiscal 1998 was $3.3 million compared to $1.0 million for fiscal 1997, an increase of $2.3 million or 241.0%. The increase is primarily attributable to the extraordinary loss, net of taxes, of $8.0 million in connection with the redemption of our senior notes and related consent fees.

Fiscal 1997 Compared to Fiscal 1996

      Total Revenue. Total revenue for fiscal 1997 was $427.4 million compared to $384.8 million for fiscal 1996, an increase of $42.6 million or 11.1%. This increase is attributable to significant revenue increases in merchandise, gasoline and commissions despite a reduction in average store count compared to the prior year.

      Merchandise Revenue. Merchandise revenue for fiscal 1997 was $202.4 million compared to $188.1 million for fiscal 1996, an increase of $14.3 million or 7.6%, due to increased volume in major categories, a general increase in the price of cigarettes and growth in new merchandising programs and categories. Same store merchandise sales increased 8.5% over fiscal 1996 and average merchandise sales per store increased as we closed or sold 25 lower volume stores while acquiring or opening 36 new stores.

      Gasoline Revenue and Gallons. Total gasoline revenue for fiscal 1997 was $220.2 million compared to $192.7 million for fiscal 1996, an increase of $27.4 million or 14.2%, primarily due to our competitive pricing strategy, the closing of underperforming stores and acquiring or opening 36 new stores with average gasoline volume greater than our overall average. Additionally, the average retail price per gallon in fiscal 1997 was $1.23 versus an average retail price per gallon in fiscal 1996 of $1.20. This average retail price is indicative of our more competitive gasoline pricing strategy, general gasoline market conditions and increased price competition from other gasoline marketers in certain markets. In fiscal 1997 total gasoline gallons were 179.4 million gallons compared to 160.7 million gallons for fiscal 1996, an increase of 18.8 million gallons or 11.7%. Our same store gasoline volume increase of 7.2% in fiscal 1997 can be attributed to more competitive pricing and a relatively mild 1996-1997 winter season compared to the prior year.

      Commission Revenue. Total commission revenue for fiscal 1997 was $4.8 million compared to $4.0 million for fiscal 1996, an increase of $0.8 million or 20.3% due to the expansion and enhancement of existing commission related programs and the introduction of new programs in selected markets.

      Total Gross Profit. Total gross profit for fiscal 1997 was $97.3 million compared to $91.2 million for fiscal 1996, an increase of $6.1 million or 6.6% as a result of the increases in merchandise, gasoline and commission revenues discussed above and an increase in merchandise gross profit margin to 34.4% in fiscal 1997 from 33.0% in fiscal 1996. Overall gross profit margin declined to 22.8% in fiscal 1997 from 23.7% in fiscal 1996 due to the decrease in gasoline margin per gallon to $0.128 in fiscal 1997 from $0.156 in fiscal 1996. The decrease in gasoline gross profit margin is attributable to a shift in our pricing practices and less favorable conditions in the wholesale and retail gasoline markets.

      Store Operating and General and Administrative Expenses. Store operating expenses in fiscal 1997 were $60.2 million compared to $57.8 million in fiscal 1996, an increase of $2.4 million, or 4.1%, but decreased as a percentage of merchandise sales. Store expenses increased due to increases in store personnel related expenses of $1.0 million, real estate lease expense of $0.9 million and equipment rental expense of $0.5 million. The increase in store personnel related expenses is attributable to increased customer traffic and transaction volume. The increase in real estate leases is attributable to the consummation of several sale/leaseback transactions. The increase in equipment rental expense is primarily attributable to our roll-out of a frozen drink program to a majority of stores. As a percentage of total revenue, store operating expenses decreased to 14.1% in fiscal 1997 from 15.0% in fiscal 1996.

      General and administrative expenses for fiscal 1997 were $16.8 million compared to $17.1 million in fiscal 1996, a decrease of $0.3 million, or 1.9%. The decrease in both total dollar terms and as a percentage of merchandise sales is attributable to improved fiscal management of major expense categories. As a percentage of total revenue, general and administrative expenses decreased to 3.9% in fiscal 1997 from 4.5% in fiscal 1996.

      Income from Operations. Income from operations for fiscal 1997 was $10.8 million compared to $1.9 million for fiscal 1996, an increase of $8.9 million or 474.8%. The increase is attributable to the items discussed above, as well as nonrecurring restructuring charges of $2.2 million and charges for impairment of long-lived assets of $3.0 million in fiscal 1996 which were not present in fiscal 1997. As a percentage of total revenue, income from operations increased to 2.5% in fiscal 1997 from 0.5% in fiscal 1996.

      EBITDA. EBITDA for fiscal 1997 was $20.3 million compared to $16.3 million in fiscal 1996, an increase of $4.0 million or 24.8%, due to the items discussed above.

      Interest Expense. Interest expense for fiscal 1997 was $13.0 million compared to $12.0 million in fiscal 1996, an increase of $1.0 million or 8.7%, due to (1) a temporary interest rate increase on our senior notes from 12% to 12 1/2% and (2) a nonrecurring decrease of $0.6 million related to an interest accrual that was reversed in fiscal 1996 and did not occur in fiscal 1997. The accrual had been recorded related to a potential income tax issue that was resolved in our favor in fiscal 1996.

      Income Tax Benefit (Expense). Our income tax benefit decreased in fiscal 1997 due to a $9.8 million decrease in pre-tax loss compared to the prior year and the computation of our tax liability for fiscal 1997. Additionally, no income tax benefit was recorded in fiscal 1997, which was principally attributable to an increase in the valuation allowance for state deferred income tax assets of approximately $325,000.

      Net Loss. Net loss for fiscal 1997 was $1.0 million compared to $8.1 million for fiscal 1997, a decrease of $7.1 million or 87.7%. The decrease is attributable to the items discussed above, as well as nonrecurring restructuring charges of $2.2 million and charges for impairment of long-lived assets of $3.0 million in fiscal 1996 not present in fiscal 1997.

Liquidity and Capital Resources

      Cash Flows from Operations. Due to the nature of our business, substantially all sales are for cash, and cash provided by operations is our primary source of liquidity. Capital expenditures, acquisitions and interest expense represent our primary uses of funds. We rely primarily upon cash provided by operating activities, supplemented as necessary from time to time by borrowings under our bank credit facility, sale-leaseback transactions, asset dispositions and equity investments to finance our operations, pay interest, and fund capital expenditures and acquisitions. Cash provided by operating activities was $5.4 million in fiscal 1996, $7.3 million in fiscal 1997 and $48.0 million in fiscal 1998. Cash used in operating activities increased from $0.9 million for the first fiscal quarter 1998 to $3.5 million for the first fiscal quarter 1999, due to increases in inventory and receivables and a decrease in accrued interest. We had $15.1 million of cash and cash equivalents on hand at December 24, 1998.

      1998 Acquisitions and Disposition. In fiscal 1998 we acquired a total of 645 convenience stores in eight transactions for approximately $240 million. These acquisitions were funded with the proceeds from the sale of our senior subordinated notes, borrowings under our bank credit facility, equity investments by existing shareholders and management and cash on hand. In addition, in

September 1998, we sold 48 convenience stores, representing all of our convenience store operations and idle property in Georgia.

      1999 Acquisitions. To date in fiscal 1999, we have acquired a total of 214 convenience stores in five transactions for approximately $140 million. These acquisitions were funded with borrowings under our bank credit facility and cash on hand.

      Capital Expenditures. Capital expenditures (excluding all acquisitions) for fiscal 1998 were $48.4 million. Capital expenditures (excluding all acquisitions) were approximately $5.9 million in the first fiscal quarter 1998 and approximately $9.6 million in the first fiscal quarter 1999. Capital expenditures are primarily expenditures for existing store improvements, store equipment, new store development, information systems and expenditures to comply with regulatory statutes, including those related to environmental matters.

      We finance substantially all capital expenditures and new store development through cash flow from operations, a sale-leaseback program or similar lease activity, vendor reimbursements and asset dispositions. In fiscal 1998, we received approximately $20.7 million in sale-leaseback and vendor reimbursements for capital improvements. As a result, net capital expenditures, excluding all acquisitions, for fiscal 1998 were $27.7 million. In the first fiscal quarter 1999, we received approximately $2.4 million from sale-leaseback, asset dispositions, and other reimbursements for capital improvements. Net capital expenditures, excluding all acquisitions, for the first fiscal quarter 1999 were $7.2 million. We anticipate capital expenditures for fiscal 1999 will be approximately $45.0 million.

      Long-term Debt. At February 28, 1999, our long-term debt consisted primarily of $200.0 million of senior subordinated notes and $244.0 million outstanding under our bank credit facility. We are currently in compliance with our debt covenants.

      In January 1999, we substantially restructured and expanded our bank credit facility in connection with the Handy Way acquisition and the redemption of our senior notes. Our current bank credit facility consists of (1) a $45.0 million revolving credit facility available for working capital financing, general corporate purposes and issuing commercial and standby letters of credit, $5.0 million of which was drawn in connection with the Handy Way transaction and under which $15.3 million of letters of credit are outstanding as of March 1, 1999, (2) an $80.0 million Tranche A term loan facility and a $160.0 million Tranche B term loan facility, both of which are borrowed, and
(3) a $50.0 million acquisition term facility which is available through January 31, 2001 to finance acquisitions of related businesses, $19.0 million of which was drawn in connection with the ETNA acquisition. On February 23, 1999, we repaid $1.0 million borrowed under the term loan facilities with the proceeds of a sale-leaseback transaction. As of March 1, 1999, we had $20.0 million available for borrowing (or additional letters of credit) under the revolving credit facility and $31.0 million available for borrowing under the acquisition term facility.

      On January 31, 2001, all amounts then outstanding under the acquisition term loan facility convert into a three year term loan. The Tranche A and acquisition term loan facilities mature in January 2004, and the Tranche B term loan facility matures in January 2006. The Tranche A and Tranche B term loan facilities require quarterly payments of principal beginning in April 1999, with annual payments of principal totaling approximately $2.6 million in fiscal 1999, $10.3 million in fiscal 2000, $17.6 million in fiscal 2001, $20.6 million in fiscal 2002, $23.9 in fiscal 2003, $44.1 million in fiscal 2004, $76.0 million in fiscal 2005, and $43.9 million in fiscal 2006. We are required to pay down our bank credit facility as follows: (1) with net proceeds from asset sales, subject to exceptions for certain sale-leaseback transactions; (2) with 50% of the proceeds from the issuance of any of our equity securities other than sales of our equity securities to our management employees; (3) with all of the proceeds from the issuance of any of our debt securities; and (4) with 50% of our excess cash flow.The acquisition term facility requires quarterly payments of principal beginning in April 2001 in an amount equal to 8.33%, or 8.37% with respect to the installment payable in January 2004, of the aggregate acquisition term loans outstanding at January 31, 2001.

      The loans under our bank credit facility are secured by a first priority security interest in substantially all of our tangible and intangible assets (including the stock of certain of our subsidiaries), whether we own these assets now or acquire them in the future. In addition, certain of our subsidiaries guaranteed our obligations under the bank credit facility and these guarantees are secured by a first priority security interest in substantially all of the tangible and intangible assets of each of the guarantors.

      The interest rates we pay on borrowings under our bank credit facility are variable and are based, at our option, on either a eurodollar rate plus a certain percentage or a base rate plus a certain percentage. If we choose the eurodollar base rate, we pay 3.0% per year in addition to the eurodollar base rate for our revolving credit facility, our acquisition term loan facility, and our Tranche A term loan facility. For our Tranche B term loan facility, we pay 3.5% per year in addition to the eurodollar base rate. If we opt for the base rate, we pay 1.5% per year in addition to the base rate for our revolving credit facility, our acquisition term loan facility, and our Tranche A term loan facility. For our Tranche B term loan facility, we pay 2.0% per year in addition to the base rate. On March 2, 1999, we entered into an interest rate swap arrangement to reduce our exposure to interest rate fluctuations with respect to $45.0 million of pro rata borrowings under our Tranche A and Tranche B term loan facilities. The interest rate swap arrangement fixes the interest rate on these borrowings at 8.62% for the Tranche A facility and 9.12% for the Tranche B facility for approximately two years.

      The bank credit facility contains covenants restricting our ability to, among other things, (1) incur additional indebtedness; (2) declare dividends or redeem or repurchase capital stock; (3) prepay, redeem or purchase debt; (4) incur liens; (5) make loans and investments; (6) make capital expenditures; (7) engage in mergers, acquisitions or asset sales; and (8) engage in transactions with affiliates. Our bank credit facility provides that the maximum amount we can spend on any acquisition is $50 million. This amount includes any assumption of debt which is part of the consideration for the acquisition. Our bank credit facility also provides that our revenues and assets related to gaming may not exceed 4% of our total revenues. Also, our bank credit facility limits our capital expenditures to $46 million in fiscal 1999 and $34 million each year thereafter. Our bank credit facility requires us to remain in compliance with various financial ratios. Our EBITDA for any consecutive four-quarter period must be at least $82 million in fiscal 1999 (increasing each year to $100 million in fiscal 2004). Our debt to EBITDA ratio must not exceed 5 to 1 in fiscal 1999 (decreasing each year to 3.25 to 1 in fiscal 2004). Our ratio of EBITDA plus rental payments, to interest expense plus rental payments, must be at least 1.5 to 1 in fiscal 1999 (increasing each year to 2 to 1 in fiscal 2004).

      We also have outstanding $200.0 million of 10 1/4% senior subordinated notes due 2007. Interest on the senior subordinated notes is due on October 15 and April 15 of each year. The senior subordinated notes are unconditionally guaranteed, on an unsecured basis, as to the payment of principal, premium, if any, and interest, jointly and severally, by certain of our subsidiaries. The senior subordinated notes contain covenants that, among other things, restrict our ability and any restricted subsidiary's ability to: (1) incur additional indebtedness; (2) pay dividends or make distributions; (3) issue stock of subsidiaries; (4) make certain investments;
(5) repurchase stock; (6) create liens; (7) enter into transactions with affiliates; (8) enter into sale-leaseback transactions and (9) engage in mergers or consolidations. Our senior subordinated notes also place certain conditions on the terms of asset sales or transfers and require us either to reinvest the proceeds of an asset sale or transfer, or, if we do not reinvest those proceeds, to pay down our bank credit facility or other senior debt or to offer to redeem our senior subordinated notes with any asset sale proceeds not so used. Up to 35% of the senior subordinated notes may be redeemed prior to October 15, 2000 at a redemption price of 110.25% plus accrued interest with the net proceeds of one or more public equity offerings. All of the senior subordinated notes may be redeemed after October 15, 2002 at a redemption price which begins at 105.125% and decreases to 100.0% after October 2005.

      On January 28, 1999, we redeemed all remaining $49.0 million of our senior notes at 104% of their principal amount plus accrued and unpaid interest. These payments were financed with proceeds from the bank credit facility. We recognized an extraordinary loss of approximately $5.5 million resulting from the refinancing of our debt. This loss included the payment of the call premium, fees paid in connection with the amendment of our bank credit facility and the write-off of deferred financing costs.

      Pro forma for the offering and the application of the net proceeds, our long-term debt will consist of $200.0 million of senior subordinated notes and approximately $199.4 million outstanding under our bank credit facility.

      Cash Flows From Financing Activities. During fiscal 1998, we financed the Lil' Champ acquisition purchase price, the refinancing of existing Lil' Champ debt, the repurchase of a portion of the senior notes, the total purchase price of all acquisitions and all related fees and expenses with the proceeds from the offering of the senior subordinated notes, cash on hand and the net proceeds of approximately $57.0 million from the sale of common stock to our existing stockholders and management.

      The first fiscal quarter 1999 acquisitions were partially financed with $18.0 million in proceeds from the bank credit facility. In the first quarter 1999, we sold 3,184 shares of common stock for approximately $1.8 million to certain employees under our stock subscription plan.

      Cash Requirements. We believe that cash on hand, together with the proceeds of this offering, cash flow anticipated to be generated from operations, short-term borrowing for seasonal working capital and permitted borrowings under our credit facilities will be sufficient to enable us to satisfy anticipated cash requirements for operating, investing and financing activities, including debt service, for the next twelve months.

      Shareholders' Equity. As of December 24, 1998, our shareholders' equity totaled $40.7 million. The increase in shareholders' equity is attributed to the proceeds from the sale of additional common stock and our net income of $1.0 million for the first fiscal quarter 1999.

      Additional paid-in-capital is impacted by the accounting treatment applied to the 1987 leveraged buyout of the outstanding common stock of our predecessor which resulted in a debit to equity of $17.1 million. This debit had the effect, among others, of offsetting $7.0 million of equity capital invested by our former shareholders.

      The accumulated deficit as of December 24, 1998 includes the cumulative effect of (1) the accrued dividends on previously outstanding preferred stock of $5.0 million, (2) the accrued dividends on the series B preferred stock of $4.4 million, (3) the net cost of equity transactions and (4) the cumulative results of operations, which include extraordinary losses and cumulative effect of accounting changes, interest expense of $17.2 million on previously outstanding subordinated debentures and preferred stock obligations. This interest and the related subordinated debt and these dividends and the related preferred stock were paid or redeemed in full with a portion of the proceeds from the fiscal 1994 sale of the senior notes.

Environmental Considerations

      We are required by federal and state regulations to maintain evidence of financial responsibility for taking corrective action and compensating third parties in the event of a release from our underground storage tank, or UST, systems. In order to comply with this requirement, we maintain letters of credit in the aggregate amount of $2.3 million issued by a commercial bank in favor of state environmental enforcement agencies in the states of North Carolina, South Carolina, Virginia, Tennessee, Indiana and Kentucky and rely on reimbursements from applicable state trust funds. In Florida, we meet such financial responsibility requirements by a combination of state trust fund coverage and private commercial liability insurance and qualified self-insurance.

      All states in which we operate or have operated UST systems have established trust funds for the sharing, recovering, and reimbursing of certain cleanup costs and liabilities incurred as a result of releases from UST systems. These trust funds, which essentially provide insurance coverage for the cleanup of environmental damages caused by the operation of UST systems, are funded by a UST registration fee and a tax on the wholesale purchase of motor fuels within each state. We have paid UST registration fees and gasoline taxes to each state where we operate to participate in these programs and have filed claims and received reimbursement in North Carolina, South Carolina, Kentucky, Indiana, Georgia, Florida and Tennessee. The coverage afforded by each state fund varies but generally provides from $150,000 to $1.0 million per site for the cleanup of environmental contamination, and most provide coverage for third party liabilities.

      Costs for which we do not receive reimbursement include but are not limited to (1) the per-site deductible; (2) costs incurred in connection with releases occurring or reported to trust funds prior to their inception; (3) removal and disposal of UST systems; and (4) costs incurred in connection with sites otherwise ineligible for reimbursement from the trust funds. The trust funds require us to pay deductibles ranging from $10,000 to $100,000 per occurrence depending on the upgrade status of our UST system, the date the release is discovered/reported and the type of cost for which reimbursement is sought. The Florida trust fund will not cover releases first reported after December 31, 1998. We meet Florida financial responsibility requirements for remediation and third party claims arising out of releases reported after December 31, 1998 through a combination of private insurance and qualified self insurance. In addition to immaterial amounts to be spent by us, a substantial amount will be expended for remediation on our behalf by state trust funds established in our operating areas and other responsible third parties (including insurers). To the extent such third parties do not pay for remediation as we anticipate, we will be obligated to make such payments, which could materially adversely affect our financial condition and results of operations. Reimbursement from state trust funds will be dependent upon the maintenance and continued solvency of the various funds.

      Environmental reserves of $17.3 million as of December 24, 1998 represent estimates for future expenditures for remediation, tank removal and litigation associated with all known contaminated sites as a result of releases (e.g., overfills, spills and underground storage tank releases) and are based on current regulations, historical results and certain other factors. Although we can make no assurances, we anticipate that we will be reimbursed for a portion of these expenditures from state insurance funds and private insurance. As of December 24, 1998, these anticipated reimbursements of $12.8 million are recorded as long-term environmental receivables. In Florida, remediation of such contamination will be performed by the state and we expect that substantially all of the costs will be paid by the state trust fund. We will perform remediation in other states through independent contractor firms that we have engaged. For certain sites the trust fund does not cover a deductible or has a co-pay which may be less than the cost of such remediation.

      We have reserved $500,000 to cover third party claims that are not covered by state trust funds or by private insurance. This reserve is based on management's best estimate of losses that may be incurred over the next several years based on, among other things, the fact that remediation standards and expectations are evolving, the legal principles regarding the right to and proper measure of damages for diminution in real property value, lost profit, lost opportunity and damage to soil and subsurface water that may be owned by the state, the absence of controlling authority of the limitation period, if any, that may be applicable and the possibility that remediation (which will be funded by state trust funds, private insurance or is included within the reserve described above for remediation) may be sufficient. Although we are not aware of releases or contamination at other locations where we currently operate or have operated stores, any such releases or contamination could require substantial remediation costs, some or all of which may not be eligible for reimbursement from state trust funds.

      Several of our locations identified as contaminated are being cleaned up by third parties who have assumed responsibility for such clean up matters. Additionally, we are awaiting closure notices on several other locations which will release us from responsibility related to known contamination at those sites.

Year 2000 Initiative

      The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year in respective date fields. We use a combination of hardware devices run by computer programs at our support centers and retail locations to process transactions and other data which are essential to our business operations. The Year 2000 issue and its impact on data integrity could result in system interruptions, miscalculations or failures causing disruption of operations.

      We completed our assessment phase of Year 2000 vulnerability early in fiscal 1998, after a formal third-party assessment was completed in November 1997. Based on this third-party assessment, internal assessment, and project results as of January 27, 1999, we believe all system modifications, hardware and software replacements or upgrades and related testing will be completed by September 1999. In order to meet this date, we have engaged outside consultants and contractors to assist in the overall project and remediation effort. In addition, we are currently reviewing the Handy Way operations for Year 2000 compliance and believe that Handy Way will be Year 2000 compliant by December 1999. We do not believe either the direct or indirect costs of Year 2000 compliance will be material to our operations or operating results.

      We have tested, replaced, or plan to replace significant portions of our existing systems and related hardware which did not properly interpret dates beyond December 31, 1999. In addition, we have tested, modified, or plan to modify the remaining systems and related hardware to ensure Year

2000 compliance. Our testing methodology includes, but is not limited to, rolling dates forward to critical dates in the future and simulating transactions, inclusion of several critical date scenarios, and utilizing software programs which test for compliance on certain equipment. Our expenditures to date have been immaterial and consist primarily of internal costs and expenses associated with third-party contractors.

      We have initiated communications with our significant vendors, suppliers, and financial institutions to determine the extent to which we are vulnerable to those third-parties' failure to be Year 2000 compliant. Based on these communications and presently available information, we do not anticipate any material effects related to vendor, supplier, third-party credit card processing company or financial institution compliance. Additionally, due to the nature of our business, Year 2000 compliance with respect to our customers is not relevant. Noncompliance by venders, suppliers, credit card processing companies and financial institutions utilized by us could result in a material adverse effect on our financial condition and results of operations. We believe that the worst case scenario in the event of a Year 2000-related failure would be delays in the receipt of payment from credit card processing companies and a return to manual accounting processing at our individual stores.

      While we believe our planning efforts are adequate to address our Year 2000 concerns, there can be no assurances that the systems of other companies on which our systems and operations rely will be converted on a timely basis and will not have a material impact on us. We are in the process of formulating a contingency plan to address possible noncompliance by our vendors, suppliers, financial institutions and credit card processors.

Recently Issued Accounting Standards Not Yet Adopted

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for the first fiscal quarter of fiscal 2000. Earlier application of all of the provisions of SFAS No. 133 is encouraged. As of December 24, 1998, we have not determined the effect of SFAS No. 133 on our consolidated financial statements.

Inflation

      General inflation has not had a significant impact on The Pantry over the past three years. As reported by the Bureau of Labor Statistics for the calendar quarter ended December 31, 1998, the consumer price index increased less than one percent. For the same period, the producer price index, a measure of wholesale cost inflation, also increased less than one percent. We do not expect general inflation to have a significant impact on our results of operations or financial condition in the foreseeable future.

      As reported by the Bureau of Labor Statistics for the calendar quarter ended December 31, 1998, the consumer price index for the category labeled "cigarettes" increased approximately 17.8%. For the same period, the producer price index for the category labeled "cigarettes" increased 31.0%. On November 23, 1998, major cigarette manufacturers that supply The Pantry increased prices by $0.45 per pack. During the first fiscal quarter 1999, the cigarette cost increase was directly offset by cigarette manufacturer support, including cigarette rebates and other incentives. Since December 24, 1998, these increases have been passed on in higher retail prices throughout the chain. Because The Pantry expects to pass cigarette cost increases on to its customers through higher retail prices, these cost increases are expected to reduce our gross margin percentage for the cigarette category, but are not expected to have a material impact on the cigarette category gross profit dollars. Although it is too early to determine the potential impact on cigarette unit volume, management believes it can pass along these and other cost increases to our customers over the long term and, therefore, does not expect cigarette inflation to have a significant impact on our results of operations or financial condition in the foreseeable future.

Quantitative and Qualitative Disclosures about Market Risk

      Quantitative Disclosures. We are exposed to certain market risks inherent in our financial instruments. These instruments arise from transactions entered into in the normal course of business and, in some cases, relate to our acquisitions of related businesses. Certain of our financial instruments are fixed rate, short-term investments which are held-to-maturity. We are subject to interest rate risk on our existing long-term debt (including without limitation, the senior subordinated notes) and any future financing requirements. Our fixed rate debt consists primarily of outstanding balances on our senior subordinated notes and our variable rate debt relates to borrowings under our bank credit facility.

      The following table presents the future principal cash flows and weighted-average interest rates expected on our existing long-term debt instruments.

                                        Expected Maturity Date (as of September 24, 1998)
                         -------------------------------------------------------------------------------
                         Fiscal 1999 Fiscal 2000 Fiscal 2001 Fiscal 2002 Fiscal 2003 Thereafter  Total
                         ----------- ----------- ----------- ----------- ----------- ---------- --------
                                                     (dollars in thousands)
Long-term debt..........   $   45      $   45      $49,040     $   45      $78,045    $200,049  $327,269
Weighted average
 interest rate..........    10.59%      10.29%       10.25%     10.25%       10.25%      10.25%

                                        Expected Maturity Date (as of December 24, 1998)
                         -------------------------------------------------------------------------------
                         Fiscal 1999 Fiscal 2000 Fiscal 2001 Fiscal 2002 Fiscal 2003 Thereafter  Total
                         ----------- ----------- ----------- ----------- ----------- ---------- --------
                                                     (dollars in thousands)
Long-term debt..........   $   39       $  39      $49,034      $  39      $94,039    $200,109  $343,299
Short-term debt.........    2,000         --           --         --           --          --      2,000
Weighted average
 interest rate..........     9.87%       9.88%        9.53%      9.53%        9.53%      10.25%

      On January 28, 1999, we refinanced our senior notes and outstanding borrowings under our previous bank credit facility with proceeds from new term loan facilities under our amended bank credit facility. On January 28, 1999 and in connection with the Handy Way acquisition and debt refinancing, we borrowed approximately $97.0 million under the term loan facilities and $5.0 million under the revolving credit facility. The term loan facilities requires quarterly principal and interest payments with interest based on a spread over LIBOR, a variable interest rate. This refinancing and the additional borrowings increased our annual principal and interest requirements. However, the lower borrowing rates under our term loan facilities reduced our weighted average interest rate.

      The following table updates the expected principal cash flows and expected weighted average interest rates for these transactions, as of January 28, 1999.

                                         Expected Maturity Date (as of January 28, 1999)
                         -------------------------------------------------------------------------------
                         Fiscal 1999 Fiscal 2000 Fiscal 2001 Fiscal 2002 Fiscal 2003 Thereafter  Total
                         ----------- ----------- ----------- ----------- ----------- ---------- --------
                                                     (dollars in thousands)
Long-term debt..........   $2,595      $10,395     $17,645     $20,645     $23,895    $365,134  $440,309
Short-term debt.........    5,000          --          --          --          --          --      5,000
Weighted average
 interest rate..........     9.19%        9.22%       9.26%       9.32%       9.40%       9.44%

      On March 2, 1999, we entered into an interest rate swap arrangement with respect to $45.0 million of borrowings under our outstanding Tranche A and Tranche B term loan facilities. The interest rate swap arrangement fixes the interest rate on these borrowings at 8.62% for the Tranche A facility and 9.12% for the Tranche B facility for approximately two years. Also, we expect to use approximately $69 million in proceeds from this public offering to repay indebtedness under our bank credit facility with a weighted average interest rate of 8.96%. The following table updates the expected principal cash flows and expected weighted average interest rates for the interest rate swap arrangement and the expected repayments, as of March 2, 1999, assuming completion of the offering and application of offering proceeds.

                             Expected Maturity Date (as of March 2, 1999 pro forma for the offering)
                         -------------------------------------------------------------------------------
                         Fiscal 1999 Fiscal 2000 Fiscal 2001 Fiscal 2002 Fiscal 2003 Thereafter  Total
                         ----------- ----------- ----------- ----------- ----------- ---------- --------
                                                     (dollars in thousands)
Long-term debt..........   $2,595      $10,395     $17,645     $20,645     $18,731    $319,323  $389,334
Weighted average
 interest rate..........     9.62%        9.64%       9.67%       9.73%       9.79%       9.83%

      Qualitative Disclosures. Our primary exposure relates to (1) interest rate risk on long-term and short-term borrowings, (2) our ability to pay or refinance long-term borrowings at maturity at market rates, (3) the impact of interest rate movements on our ability to meet interest expense requirements and exceed financial covenants and (4) the impact of interest rate movements on our ability to obtain adequate financing to fund future acquisitions. We manage interest rate risk on our outstanding long-term and short-term debt through our use of fixed and variable rate debt. The interest rate swap mentioned above will reduce our exposure to short-term interest rate fluctuations. While we can not predict or manage our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, management evaluates our financial position on an ongoing basis.

Forward-Looking Statements

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements, which are subject to numerous risks, uncertainties, and assumptions about The Pantry, include, among other things:

    . our anticipated acquisition and growth strategies, including our strategy to double our store base,

    .  anticipated trends in our businesses,

    . future expenditures for capital projects including the cost of environmental compliance,

    . our ability to pass along cigarette price increases to our customers without a decrease in cigarette sales,

    . our ability to successfully deal with Year 2000 issues that may arise in our or third party operations and

    . our ability to control costs, including our ability to achieve significant cost savings in connection with our acquisitions.

      These forward-looking statements are subject to numerous risks and uncertainties, including risks related to our dependance on gasoline and tobacco sales, our acquisition strategy, our rapid growth since 1996, our dependence on one principal wholesaler, the intense competition in the convenience store and retail gasoline industries, our dependence on favorable weather conditions in spring and summer months, the concentration of our stores in the southeastern United States, our history of losses, extensive environmental regulation of our business, governmental regulation, control of The Pantry by one principal stockholder, our dependence on certain key personnel, the failure of The Pantry and others to be year 2000 compliant and other risk factors identified in this prospectus under the caption "Risk Factors." As a result of these risks actual results may differ from these forward looking statements included in this prospectus.

                               INDUSTRY OVERVIEW

      The United States convenience store industry is large and growing. In 1997 over 95,700 convenience stores operating throughout the United States generated sales of $156.2 billion. The convenience store industry is larger in size than many other retail sectors, including the home improvement, drug store and department store sectors, which had 1997 sales of approximately $150 billion, $100 billion, and $76 billion, respectively. Over the last ten years, industry sales have grown at a 6.4% CAGR, outpacing the 3.1% CAGR in the consumer price index. We believe the convenience store industry exhibits several characteristics that have historically tended to insulate it from seasonality and global and domestic economic trends. These characteristics include: (1) a high percentage of sales from necessity items, including gasoline, consumables and food, (2) a small average transaction size and (3) the industry's convenience format.

      The convenience store business consists of two primary categories: merchandise, with 1997 sales of $72.4 billion, and gasoline, with 1997 sales of $83.8 billion. The trend to combine gasoline, a key necessity item, with merchandise-selling stores has played an important role in the growth of the industry. Major merchandise categories include cigarettes, beer, packaged beverages, food service and candy. Average merchandise margins have remained relatively stable over the last five years, but have increased approximately 2% as a percentage of merchandise revenue. The convenience store industry has steadily increased its market share of gasoline sales from 36.5% in 1988 to 56.6% in 1997. This trend can be attributed to an increase in the number of convenience stores selling gasoline, consumer preferences and a decrease in the number of gasoline service stations. Gasoline margins have remained relatively stable over the past three years despite fluctuations in retail gas prices. Other sources of revenue at convenience stores include lottery commissions, money order commissions, and public telephone income.

      The convenience store industry provides opportunities for a large, well-managed operator to realize economies of scale and increase sales and profitability due to the industry's high degree of fragmentation, lack of merchandising focus and insufficient capital investment.

    . Highly Fragmented Industry. The convenience store industry is highly fragmented. The five largest operators represent approximately 20% of the total store base and the 50 largest operators represent approximately 50% of the total store base. Industry participants have historically consisted of oil and gas operators, smaller independent chains, "mom-and-pop" stores and sole proprietorships. Several factors will continue to drive consolidation in the industry. These factors include:

      .  independent operators' desire for liquidity

      . oil and gas operators' divestiture of retail assets as a result of oil industry consolidation

      . noncompetitiveness of small operators due to lack of scale as other industry participants become larger and efficiently leverage their infrastructure over a greater store base

      . increasing environmental regulations that have resulted in higher capital costs

      .  higher new-store development costs


    . Lack of Merchandising Focus. The background of many convenience store operators has been in the gasoline business, with little focus on merchandising. Major oil companies control nine of the ten largest convenience store operators and are focused primarily on gasoline sales. Smaller independent chains and "mom-and-pop" operators generally lack sophisticated merchandising capabilities due to their limited size, capital constraints and technological limitations. These smaller chains and operators are further constrained by low sales volume, which limits their ability to obtain discounts, vendor-paid store fixtures and promotional displays and vendor advice on merchandising trends.

    . Insufficient Capital Investment. Many convenience store operators have made only limited capital investments in facility improvements and technological advances. Such improvements and innovations, which can increase sales and profits, include:

     . Attractive Well-Lit Facilities. Improvements to signage, lighting, canopies, paint, in-store restrooms, interior decor and fixtures and overall exterior appearance enhance store visibility and create a greater sense of security, which attract customers.

     . Pay-at-the-Pump Credit Card Readers. Pay-at-the pump credit card readers enable the customer to refuel and pay automatically at the pump. We believe that pay-at-the-pump credit card readers improve customer traffic because of increased safety and convenience and increase both gasoline and merchandise sales. While pay-at-the-pump credit card readers have gained popularity with customers, they were installed at only 37% of convenience stores by 1997.

     . Multi-Product Dispensers. Multi-product dispensers allow customers to access all fuel options at one pump, and consequently increase traffic throughput and gasoline volume potential. We also believe that convenience stores with multi-product dispensers typically sell a higher percentage of higher grade, higher margin gasoline than other convenience stores.

     . Technology and Store Automation. These systems can improve an operator's ability to optimize merchandise category margin and mix, monitor inventory levels, implement zone pricing, improve receiving and pricing accuracy, increase expense control and management reporting and improve communication between individual stores, field personnel and headquarters.

      The current industry environment has created growth opportunities for a large industry player with an experienced management team, strong merchandise focus and access to capital. Since the arrival of the current management team in 1996, we have capitalized on these opportunities and have grown from 379 stores in fiscal 1996 to 1,151 stores as of February 28, 1999 and from $384.8 million in total revenue in fiscal 1996 to $1.7 billion in total pro forma revenue for fiscal 1998.

                                    BUSINESS

      The Pantry is a leading convenience store operator in the southeastern United States and the third largest independently operated convenience store chain in the country. Our stores offer a broad selection of merchandise and gasoline as well as ancillary services designed to appeal to the convenience needs of our customers. Since the arrival of our current management team in 1996, we have experienced significant growth through a combination of management initiatives and strategic acquisitions. As of February 28, 1999, we operated 1,151 stores located in Florida, North Carolina, South Carolina, Kentucky, Indiana, Tennessee and Virginia.

      Our stores are generally situated in suburban areas of rapidly growing markets, coastal/resort areas and smaller towns. Over 90% of our stores are located in northern and central Florida, North Carolina and South Carolina, which are among the fastest growing states in terms of population, employment and gross state product. We believe that we have the number one market share in each of our principal regions based on number of stores. On a pro forma basis for fiscal 1998 we generated total revenue of $1.7 billion and EBITDA of $93.2 million.

      Approximately 34% of our stores are located in Raleigh, Charlotte, Jacksonville and Orlando, which are four of the ten fastest growing major Standard Metropolitan Statistical Areas in the United States, as determined by 1997 Census Bureau estimates. Approximately 42% of our stores are strategically located in coastal/resort areas such as Jacksonville, Orlando/Disney World, Myrtle Beach, Charleston, St. Augustine, Hilton Head and the North Carolina Outer Banks. These locations attract a large number of tourists who are prone to exhibit liberal spending habits, tend to be less price sensitive than the local populations and value convenience shopping. Furthermore, our locations generally benefit from limited competition from large convenience store chains and oil company owned and operated stores.

Operating Strategy

      In February 1996, Freeman Spogli recruited our current management team headed by Peter Sodini, an experienced food retailing executive. Mr. Sodini and his team, with an average of 32 years of food retailing experience, implemented a five-pronged operating strategy. This strategy included:

    . enhancing our merchandising to increase same store merchandise sales growth and margins

    . improving our gasoline offering in order to increase customer traffic and same store gasoline volume growth

    . reducing expenses through strengthened vendor relationships and tightened expense controls

    . increasing expenditures for facilities improvement and store automation

    .  growing through acquisitions and new store development

These initiatives contributed to the following financial results:

                                               Fiscal Year Ended
                                         ------------------------------
                                         Sept. 26,  Sept. 25, Sept. 24,
                                           1996        1997      1998   CAGR
                                         ---------  --------- --------- -----
Total revenue (in millions).............  $384.8     $427.4    $984.9    60.0%
EBITDA (in millions)....................  $ 16.3     $ 20.3    $ 60.5    93.0%
Income from operations (in millions)....  $  1.9     $ 10.8    $ 31.8   312.2%
EBITDA margin...........................     4.2%       4.7%      6.1%    --
Operating margin........................     0.5%       2.5%      3.2%    --
Average merchandise sales per store (in
 thousands).............................  $479.8     $525.8    $532.1     5.3%
Average gallons sold per store (in
 thousands).............................   448.8      501.2     582.8    14.0%
Same store merchandise sales growth.....     2.8%       8.5%      5.3%    --
Same store gasoline gallon growth.......    (4.3)%      7.2%      4.8%    --
Number of stores (end of period)........     379        390       953     --

We have achieved these results through implementation of the following operating strategies:

      Focus on Merchandise. Since 1996, we have increased same store merchandise sales growth and gross profit dollars by focusing on four key areas:

    . increasing the merchandise SKU count in stores from 3,900 to 4,750 currently

    . keeping fully stocked positions of and prominently displaying brand name, high volume destination items

    .  adding impulse items that carry higher than average margins

    . improving promotional displays, signage and overall store presentation

      We seek to increase customer traffic by providing a greater product selection than our competitors. Our stores now offer a broader, more locally defined variety of nationally branded and regionally branded products than is typically provided by other convenience stores. Our broad product selection is complemented by a breadth of ancillary products and services such as ATMs, lottery tickets, video games, public telephones and money orders, which serve to attract incremental customers into our stores and increase gross profit dollars.

      We also seek to attract customers by consistently stocking brand name, high volume, destination items such as cigarettes, beer, soft drinks and coffee at competitive prices. Another important component of our merchandising strategy is to attract the customer to the store with these destination items, and then, by offering a broad assortment of high margin, impulse items, to capture the incremental purchase of these impulse items and increase gross profit dollars. Finally, we are able to improve customer traffic through promotional displays and improved signage that enhance the presentation of our product offerings. Since the implementation of our merchandising strategy, same store merchandise sales have improved from 2.8% in fiscal 1996 to 8.5% in fiscal 1997, 5.3% in fiscal 1998 and 10.5% for the first fiscal quarter of 1999. Average gross profit dollars per store have improved from $158,400 in fiscal 1996 to $181,200 in fiscal 1998.

      Improve Gasoline Offering. We believe that gasoline is an essential product offering and have implemented a number of initiatives that have increased gasoline volume and gasoline gross profit dollars. These initiatives involve increasing the competitiveness of our gasoline pricing while maintaining acceptable profit margins and upgrading gasoline facilities and equipment. We believe that an attractive gasoline offering increases customer traffic which positively impacts both gasoline volume and merchandise sales.

      We have increased the competitiveness of our gasoline pricing by closely monitoring gasoline prices across markets and competitors in each market and giving pricing authority to our regional managers. This permits regional managers to react more quickly to any changes in their respective markets. We monitor the gasoline pricing of each of our competitors on a daily basis and are able to reprice any market or location almost immediately.

      We also improve sales and customer traffic by upgrading gasoline facilities and equipment. Our upgrading program typically includes improving exterior signage, canopies and lighting, and installing multi-purpose dispensers and pay-at-the-pump credit card readers. We have funded these improvements in part by concentrating our gasoline purchases with a more narrow group of suppliers, including BP-Amoco, Chevron, CITGO and Shell. We have also entered into strategic branding agreements that provide volume rebates and vendor allowances for advertising, remodeling and gasoline facility and equipment upgrades. We also seek to improve our gasoline offering by optimizing our mix of locations selling branded and unbranded gasoline. These initiatives have contributed to increases in same store gallon growth from -4.3% in fiscal 1996 to 7.2% in fiscal 1997, 4.8% in fiscal 1998 and 5.1% for the first fiscal quarter of 1999.

      Reduce Expenses Through Strengthened Vendor Relationships and Tightened Expense Controls. We have developed strong relationships with our merchandise and gasoline suppliers. We represent an attractive distribution channel to suppliers because of our geographically concentrated store base and our demonstrated ability to increase merchandise sales and gasoline volumes. Since the arrival of our current management team, we have renegotiated purchasing terms with each of our major vendors to obtain greater allowances for retail displays, targeted marketing and other promotional rebates. The Pantry selected McLane as its primary wholesale supplier in 1996 and through ongoing negotiations has continued to benefit from improved terms and service as its volume of purchases has increased. We have also reduced gasoline purchasing costs and received allowances for facility and gasoline equipment upgrades by concentrating gasoline purchases among a select group of suppliers. As we continue to grow and expand our store base, we should enhance our ability to obtain increasingly favorable terms from our key suppliers. Average gross profit per store has increased 15.8% from $232,700 in fiscal 1996 to $269,500 in fiscal 1998.

      Since 1996, we have also adhered to a disciplined cost-savings program that has allowed us to reduce operating expenses without sacrificing customer service. We have eliminated redundant overhead expenses, renegotiated supply and service agreements, improved employee retention, implemented inventory shrink reduction procedures, reduced insurance and workers compensation costs and outsourced certain non-core functions to third parties. As a result of these initiatives, total operating expenses as a percentage of total revenue have declined from 23.2% in fiscal 1996 to 20.5% in fiscal 1998.

      Increase Capital Expenditures. Since fiscal 1996, we have implemented a capital expenditure program focused on (1) store facility and gasoline equipment upgrades, (2) technology and store automation improvements and
(3) environmental regulatory compliance.

      Our store remodel program, which includes both major and minor projects, focuses on improvements to interior fixtures and equipment for self-service food and beverages, interior lighting, in-store restrooms for customers, exterior lighting and signage, canopies, pavement and landscape and gasoline equipment upgrades, including the installation of pay-at-the-pump credit card readers and multi-product dispensers. Based on data from more than 100 of our stores that have been remodeled, average merchandise sales increased 10.3%, gasoline gallons increased 17.8% and EBITDA increased 35.3% during the twelve months following remodeling. We have remodeled more than 200 stores since fiscal 1996, and currently approximately 49% of our stores that sell gasoline have pay-at-the-pump credit card readers and approximately 77% have multi-product dispensers. The total cost of these remodels and upgrades was $40.1 million, a significant portion of which was reimbursed by our gasoline suppliers.

      We are currently upgrading our management information systems, including store, corporate accounting and management reporting systems. We have recently begun implementation of a leading convenience store systems package that has been used successfully in our Handy Way stores. Implementation of this system into all of our individual stores will take place in phases through fiscal 2000. We spent $1.8 million on management information system upgrades in fiscal 1998.

      The gasoline dispensing business is subject to strict environmental regulations. We must adhere to various federal, state and local environmental laws and regulations governing underground petroleum storage tanks. We have invested approximately $12.8 million since fiscal 1995 to comply with environmental requirements and do not expect any further significant unreimbursable environmental expenditures relating to existing locations. Currently, all our locations that sell gasoline are in substantial compliance with EPA requirements and regulations.

      Grow Through Acquisitions and New Store Development. Beginning in fiscal 1997, the new management team implemented a disciplined and ongoing acquisition program. From April 1997 through February 1999, we acquired 892 convenience stores in 11 major and numerous smaller transactions. Acquired stores are rapidly integrated into our operations with minimal disruption. We have materially improved the results of operations in our acquired stores and believe there are opportunities to continue to improve results at these locations. Our acquisition strategy is complemented by a new store development program in select markets. In addition, we continuously evaluate store performance trends to determine whether any particular store should be closed or sold.

Growth Strategy

      We believe that there is significant opportunity to continue to increase sales, productivity and profitability through both the continued implementation of our operating strategy at existing and newly acquired stores and our strategy to double our store base in existing markets and expand into contiguous markets. Specific elements of our growth strategy include the following:

      Improve Same Store Merchandise Sales and Gasoline Volume Growth. We focus on continuous improvement of same store sales and profit growth at existing and newly acquired stores through (1) key merchandising initiatives, (2) competitive gasoline prices, (3) upgraded facilities, (4) new service offerings, (5) improved technology, (6) improved customer service and (7) targeted cost savings initiatives. Our merchandise and gasoline gallon sales also benefit from the location of our operations, which are largely in some of the fastest growing demographic markets in the United States. We continue to add new services to our stores to increase traffic and margins, including ATMs, lottery tickets, video games, public telephones and money orders. We also plan to remodel approximately 100 additional stores annually and to continue to refine our balance of branded and unbranded gasoline sales to increase our market share in areas where we operate. In addition, since

April 1997 we have acquired a total of 892 stores. We have implemented our operating strategy in these stores and expect continued improvement in merchandise sales and gasoline gallon sales.

      Invest in Technology and Store Automation. Over the next two years, we will invest over $15 million on new technology in three areas: (1) at the gasoline pump, (2) in the store and (3) in our corporate offices. Our investments in gasoline dispensing technology are targeted at making fueling faster and increasing overall customer traffic at our stores. Our store and corporate technology investments include point of sale systems, computer hardware and computer software programs that provide us with better management information and the ability to communicate on-line with our individual stores and field personnel. We expect this technology to be fully implemented by the end of fiscal 2000. This information will allow us to track product movement data by location and better control inventory and expenses at the store level. We believe these investments will increase transaction speed at the pump and in the store and improve customer transaction information, which will allow us to continuously optimize merchandise mix, gross margin and inventory at each of our stores.

      Pursue Acquisitions and New Store Growth. We believe that growth through acquisition is currently more economically attractive than growth through new store development because: (1) acquired stores provide an instant installed base of revenue and cash flow, (2) we are able to grow more rapidly, thus providing increased benefits of economies of scale, (3) we are able to enter new markets without adding merchandise square footage or additional gasoline outlets to these markets, (4) acquisitions provide access to established high quality locations and to markets that restrict new store development through stringent environmental and zoning regulations and (5) acquiring stores is a lower cost alternative to developing new stores.

      We believe there are enough attractive acquisition opportunities in the convenience store industry to double our store base in existing markets and expand into contiguous markets. There are approximately 25,000 convenience stores operating in our existing and contiguous markets. We also believe that the creation of a public market for our common stock through this offering will enable us to offer our common stock as consideration for acquisitions and will further enhance our ability to make acquisitions on favorable terms. In addition, the consolidation trend among oil companies continues to result in divestitures of additional oil company owned and operated convenience stores. In evaluating potential acquisition candidates, we consider a number of factors, including (1) strategic fit and desirability of location, (2) price,
(3) ability to improve productivity and profitability of a location through the implementation of our operating strategy and (4) financial impact.

      Our strategy is to continue to realize significant growth and cost savings from acquisitions through (1) remerchandising acquired stores with more SKUs and branded merchandise, (2) upgrading store facilities and gasoline equipment, (3) selectively rebranding sites, (4) negotiating better terms with our suppliers and (5) leveraging our existing infrastructure to realize economies of scale and eliminate duplicative overhead and centralize functions such as purchasing, accounting, payroll and other administrative functions. These initiatives provide for significant improvement in the performance of newly acquired stores and typically yield results within the first six to twelve months following the acquisition. For example, in the twelve month period following the acquisition of Lil' Champ, we were able to increase same store gross profit by 3.4%, decrease same store operating expenses as a percentage of total revenue by 6.3% and increase EBITDA by 44.1%. Since the beginning of fiscal 1999, we have acquired 214 stores, which are at various stages of integration and implementation of the key initiatives of our operating strategy. We believe that our strategy should result in significant improvements in the performance of these stores.

      Our acquisition strategy is complemented by a new store development program in existing and contiguous markets. In opening new stores, we have focused on selecting store sites on highly traveled roads in coastal/resort and suburban markets or near highway exit and entrance ramps that provide convenient access to store locations. We opened seven new stores in fiscal 1998 and expect to open eight to ten new stores annually.

      We are not currently party to any definitive agreements relating to future acquisitions. However, we are continually investigating and evaluating acquisition candidates. Some of these candidates may be material.

Our Operations

      We operate our stores under a variety of names, including The Pantry in North Carolina, South Carolina, Virginia, Indiana, Tennessee and Kentucky, and Lil' Champ and Handy Way in Florida. We also operate in certain markets under the names Kwik Mart, Sprint, Quick Stop, Zip Mart, Dash-N, Express Stop and ETNA.

Merchandise Sales

      For the year ended September 24, 1998, our merchandise sales, including commissions from services, were 48.2% of total revenue. The following table highlights certain information with respect to our merchandise sales for the last two fiscal years and for the first quarters of fiscal 1998 and 1999:

                                             Fiscal Year Ended   Quarter Ended
                                            ------------------- ---------------
                                                                          Dec.
                                            Sept. 25, Sept. 24, Dec. 25,  24,
                                              1997      1998      1997    1998
                                            --------- --------- -------- ------
   Merchandise sales (in millions)........   $202.4    $460.8    $ 89.4  $139.4
   Average merchandise sales per store (in
    thousands)............................   $525.8    $532.1    $123.1  $144.7
   Comparable store merchandise sales.....      8.5%      5.3%      3.6%   10.5%
   Merchandise gross margins (after
    purchase rebates, mark-downs,
    inventory spoilage and inventory
    shrinkage)............................     34.4%     34.0%     34.1%   32.2%

      Our stores generally carry approximately 4,750 SKUs and offer a full line of convenience products. These products include:

   . tobacco products                             . snack foods
   . beer                                         . dairy products
   . soft drinks                                  . canned goods and groceries
   . newspapers and magazines                     . health and beauty aids
   . self-service fast foods, including fountain  . other immediate consumables beverages and coffee

      We have developed an in-house food service program featuring breakfast biscuits, fried chicken, deli and other hot food offerings. We also operate approximately 104 quick service restaurants inside our stores with nationally branded food franchises such as Subway, Church's, Taco Bell and Hardee's. Our merchandise mix is influenced by the mix of the stores we acquire. The following table describes our merchandise sales mix for the last two fiscal years:

                        Percentage of Merchandise Sales

                                                        Fiscal Year Ended
                                                  -----------------------------
                                                  Sept. 25, 1997 Sept. 24, 1998
                                                  -------------- --------------
   Tobacco products..............................      27.8%          28.1%
   Beer..........................................      15.1           15.9
   Soft drinks...................................      13.7           14.6
   Self-service fast foods and beverages.........       6.9            6.5
   General merchandise...........................       6.4            6.0
   Candy.........................................       4.8            4.7
   Newspapers and magazines......................       5.0            4.7
   Snack foods...................................       4.6            4.9
   Dairy products................................       2.8            2.4
   Bread/cake....................................       2.1            2.0
   Grocery and other.............................      10.8           10.2
                                                      -----          -----
     Total.......................................     100.0%         100.0%
                                                      =====          =====

      We purchase over 50% of our general merchandise, including most tobacco products and grocery items, from a single wholesale grocer, McLane. In addition, McLane supplies health and beauty aids, toys, and seasonal items to all our stores. However, adequate alternative sources are available to purchase this merchandise should a change from the current wholesaler become necessary or desirable. We purchase the balance of our merchandise from a variety of other distributors.

      Since 1997, tobacco prices have increased significantly. The most recent increase occurred on November 23, 1998, when major cigarette manufacturers increased prices by $0.45 per pack. However, during December 1998, major cigarette manufacturers offered a rebate to retailers of $0.45 per pack to offset the November 1998 price increase. We passed along this rebate to our customers. Major cigarette manufacturers offered no rebate in January 1999 and a $0.30 per pack rebate in February 1999. In addition, these manufacturers announced a $0.55 per pack rebate for March 1999. We cannot assure you that major cigarette manufacturers will continue to offer these rebates or that any resulting increase in prices to our customers will not have a material adverse effect on our cigarette sales and gross profit dollars. Despite increases in price, which have been passed on for the most part to our customers, we have increased cigarette unit sales and gross profit dollars. We believe that convenience stores in general, and The Pantry in particular, will benefit as customers shift their cigarette buying patterns from less frequent carton purchases to more frequent pack purchases and as certain competitors exit the category. We expect that cigarette cost increases will reduce our gross margin percentage for the cigarette category, but will not have a material impact on the cigarette category gross profit dollars. Although it is too early to determine the potential impact on cigarette unit volume, we believe we can continue to pass along cost increases to our customers over the long term and, therefore, we do not expect cigarette inflation to have a significant impact on our results of operations or financial condition in the foreseeable future.

      Our commission revenue is derived from ATMs, lottery ticket sales, video gaming, money orders, public telephones and other ancillary product and service offerings. This category is an important aspect of our merchandise operations because it attracts incremental customers and provides additional services for destination customers.

Gasoline Operations

      For the year ended September 24, 1998, our revenue from sales of gasoline were 51.8% of total revenue. The following table highlights certain information regarding our gasoline operations for the last two fiscal years and the first quarters of fiscal 1998 and 1999:

                                               Fiscal Year Ended  Quarter Ended
                                              ------------------- -------------
                                                                   Dec.   Dec.
                                              Sept. 25, Sept. 24,  25,    24,
                                                1997      1998     1997   1998
                                              --------- --------- ------ ------
Gasoline sales (in millions)................   $220.2    $510.0   $103.0 $171.8
Gasoline gallons sold (in millions).........    179.4     466.8     87.5  169.0
Average gallons sold per store (in
 thousands).................................    501.2     582.8    132.2  184.5
Average retail price per gallon.............   $ 1.23    $ 1.09   $ 1.18 $ 1.02
Average gross profit per gallon.............   $0.128    $0.134   $0.138 $0.136
Locations selling gasoline..................      364       884      792    890
Number of company-owned branded locations...      300       667      499    636
Number of company-owned unbranded
 locations..................................       35       192      263    233
Number of third-party locations (branded and
 unbranded).................................       29        25       30     21
Number of locations with pay-at-the-pump
 credit card readers........................      125       379      188    439
Number of locations with multi-product
 dispensers.................................      142       697      412    816

      The increase in gross profit per gallon in fiscal 1998 was primarily due to the addition of Lil' Champ and the relatively higher gasoline margins in Florida. Although gasoline gross margins in any particular location or market may vary from time to time, since fiscal 1997 our gross margins on a consolidated basis have been relatively stable due to our size and geographic diversity. Historically, we have not entered into gasoline futures contracts which may lock in gasoline prices for a period of time or reduce the volatility in our gasoline costs.

      Of the 1,065 stores that sold gasoline as of February 28, 1999, 768 or 72.1% (including third-party locations selling under these brands) were branded under the Ashland, BP-Amoco, Chevron, Citgo, Exxon, Mobil, Shell or Texaco brand names. We operate a mix of branded and unbranded locations and evaluate our gasoline offerings on a local market level.

      As of February 28, 1999, we owned the gasoline operations at 1,044 locations and at 21 locations had gasoline operations that were operated under third-party arrangements. At company-operated locations, we own the gasoline storage tanks, pumping equipment and canopies and retain 100% of the gross profit received from gasoline sales. In fiscal 1998, these locations accounted for approximately 98% of total gallons sold by us. Under third-party arrangements, an independent gasoline distributor owns and maintains the gasoline storage tanks and pumping equipment at the site, prices the gasoline and pays us approximately 50% of the gross profit. In fiscal 1998, third-party locations accounted for approximately 2% of the total gallons sold by us. We have been phasing out third-party arrangements because our company owned operations are more profitable.

      We purchase our gasoline from major oil companies and independent refiners. There are 20 gasoline terminals in our operating areas, enabling us to choose from more than one distribution point for most of our stores. Our inventories of both branded and unbranded gasoline turn approximately every seven days.

Store Locations

      As of February 28, 1999, we operated 1,151 convenience stores located primarily in suburban areas of rapidly growing markets, coastal/resort areas and smaller towns. Approximately 34% of our stores are located in Raleigh, Charlotte, Jacksonville and Orlando, which are four of the ten fastest growing SMSAs in the United States. Approximately 42% of our stores are strategically located in coastal/resort areas such as Jacksonville, Orlando/Disney World, Myrtle Beach, Charleston, St. Augustine, Hilton Head and the North Carolina Outer Banks. Substantially all of our stores are free standing structures averaging approximately 2,400 square feet and provide ample customer parking. The following table shows the geographic distribution by state of our stores as of February 28, 1999:

                                                         Number of  Percent of
                                                          Stores   Total Stores
                                                         --------- ------------
     Florida............................................     550       47.8%
     North Carolina.....................................     338       29.4
     South Carolina.....................................     160       13.9
     Kentucky...........................................      46        4.0
     Indiana............................................      20        1.7
     Tennessee..........................................      19        1.7
     Virginia...........................................      18        1.5
                                                           -----      -----
     Total..............................................   1,151      100.0%
                                                           =====      =====

      Since fiscal 1996, we have developed a limited number of new stores and closed or sold a substantial number of underperforming stores. Beginning in 1997, we turned our attention from developing new stores to commencing our acquisition program. The following table summarizes these activities:

                                       Fiscal Year Ended            Five Months
                            ---------------------------------------    Ended
                            Sept. 28, Sept. 24, Sept. 25, Sept. 26,  February
                              1995      1996      1997      1998     28, 1999
                            --------- --------- --------- --------- -----------
   Number of stores at
    beginning of period....    406       403       379       390         953
   Acquired or opened......     10         4        36       650         214
   Closed or sold..........    (13)      (28)      (25)      (87)        (16)
                               ---       ---       ---       ---       -----
   Number of stores at end
    of period..............    403       379       390       953       1,151
                               ===       ===       ===       ===       =====

      We continually evaluate the performance of each of our stores to determine whether any particular store should be closed or sold based on its sales trends and profitability. In deciding to close or sell an underperforming store, we consider such factors as store location, gasoline volumes and margins, merchandise sales and gross profits, lease term, rental rate and other obligations and the store's contribution to corporate overhead. Although closing or selling underperforming stores reduces revenue, our operating results typically improve since these stores were generally unprofitable.

Acquisition Activity and Selection

      Since April 1997, we have acquired 892 convenience stores in 11 major and numerous smaller transactions located in Florida, North Carolina, South Carolina and Virginia. See "--Store Locations" above. With these acquisitions, we expanded our geographic reach within the southeast to Florida and Virginia and enhanced our market position in North Carolina and South Carolina.

      We focus on acquiring chains within our existing and contiguous marketing areas. In evaluating potential acquisition candidates, we consider a number of factors including: (1) strategic fit and desirability of location, (2) price,
(3) ability to improve productivity and profitability of a location through the implementation of our operating strategy and (4) financial impact. We believe the advantages of these acquired locations include demonstrated revenue, growth and market characteristics. We also believe the acquired stores have a lower risk profile and higher average return on investment than traditional new store development programs.

Site Selection

      In opening new stores in recent years, we have focused on selecting store sites on highly traveled roads in coastal/resort and suburban markets or near highway exit and entrance ramps that provide convenient access to store locations. In selecting sites for new stores, we use an evaluation process designed to enhance our return on investment by focusing on market area demographics, population density, traffic volume, visibility, ease of access and economic development in the market area. We also review the location of competitive stores and customer activity at those stores.

Upgrading Store Facilities and Equipment

      We have upgraded the facilities and equipment at many of our existing and acquired store locations, including gasoline equipment upgrades, at a cost of approximately $9.2 million in fiscal 1997 and $30.9 million in fiscal 1998. A portion of these upgrade costs have been reimbursed through long-term contracts with our gasoline suppliers. Our store renovation program is an integral part of our operating strategy. We continually evaluate the performance of individual stores and periodically upgrade store facilities and equipment based on sales volumes, the lease term for leased locations and management's assessment of the potential return on investment.

      Typical upgrades for many stores include improvements to interior fixtures and equipment for self-service food and beverages, interior lighting, in-store restrooms for customers and exterior lighting and signage. The upgrading program for our gasoline operations includes multi-product dispensers and pay-at-the-pump credit card readers to enhance customer convenience and service and the installation of underground storage tank, leak detection and other equipment in accordance with applicable EPA regulations. For further discussion of EPA and other environmental regulations see "--Government Regulation and Environmental Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Store Operations

      Each convenience store is staffed with a manager, an assistant manager and sales associates who work various shifts to enable most stores to remain open 24 hours a day, seven days a week. Our field operations organization is comprised of a network of regional, divisional and district managers who, with our corporate management, evaluate store operations. District managers typically oversee from eight to ten stores. We also monitor store conditions, maintenance and customer service through a regular store visitation program by district and regional management.

Technology and Store Automation

      We utilize information systems and application programs for our core business systems, such as accounting, financial reporting and payroll. Within the past two years, we installed newer and more reliable mid-range system hardware to support these applications and our continued growth.

These systems continue to be enhanced through modification and redesign in order to meet management reporting requirements and operational needs.

      Over the last year, we have expanded our computer system infrastructure with the addition of new local area network systems, improved end user computer hardware and software and replacement of older point of sale systems. This has helped to streamline operations and improve productivity at our corporate office, among our field management staff and at our stores.

      In addition, these new and expanding systems have laid the foundation for a strategic information systems initiative that will bring a new store and corporate accounting and management reporting system. We selected and began implementation of a leading convenience store systems package, Resource Management Series ("RMS") from Professional Datasolutions, Inc. ("PDI"), a wholly-owned subsidiary of McLane. Handy Way has the RMS system in place and has kept pace with PDI upgrades. Handy Way also has a well-developed system in place that provides centralized management reporting for their food service operations. We expect to benefit from Handy Way's experience and knowledge as we implement this technology at The Pantry.

      During fiscal 1999, RMS will be implemented in phases. We will continue to accelerate the store level implementation that began with all of the stores we acquired in 1998. We expect to have the entire store base fully integrated by the end of fiscal 2000. To complete this program, we plan to spend $5.8 million in fiscal 1999 and $3.0 million in fiscal 2000. In addition to facilitating integration of future acquisitions, these upgrades will enable us to optimize merchandise category margin and mix, monitor inventory levels, implement zone pricing, improve receiving and pricing accuracy, increase expense control and management reporting and improve communication between individual stores and headquarters.

Competition

      The convenience store and retail gasoline industries are highly competitive. Changes in traffic patterns and the type, number and location of competing stores can affect the performance of individual stores. Major competitive factors include, among others, location, ease of access, gasoline brands, pricing, product and service selections, customer service, store appearance, cleanliness and safety. In addition, factors such as inflation, increased labor and benefit costs and the lack of availability of experienced management and hourly employees may adversely affect the convenience store industry.

      We compete with numerous other convenience stores and supermarkets. In addition, our stores offering self-service gasoline compete with gasoline service stations, including service stations operated by major oil companies and, more recently, supermarkets. Our stores also compete to some extent with supermarket chains, drug stores, fast food operations and other similar retail outlets. In some of our markets, certain competitors, particularly major oil companies, have been in existence longer and have substantially greater financial, marketing and other resources than us.

Trade Names, Service Marks and Trademarks

      We have registered or applied for registration of a variety of trade names, service marks and trademarks for use in our business, including The Pantry(R), Worth(R), Bean Street Coffee Company(TM), Bean Street Market(TM), Big Chill(R), ETNA, Handy Way, Lil' Champ(R), Quick Stop, Zip Mart(TM), Express Stop, Sprint(TM), and Smokers Express(TM). We regard our intellectual property as having significant value and as being an important factor in the marketing of the company and our convenience stores. We are not aware of any facts which would negatively impact our continuing use of any of our trade names, service marks or trademarks.

Government Regulation and Environmental Matters

      Many aspects of our operations are subject to regulation under federal, state and local laws. We are currently in substantial compliance with all EPA regulations and requirements that affect our locations that sell gasoline. The most significant of the regulations that impact all aspects of our operations are described below.

Storage and Sale of Gasoline

      We are subject to various federal, state and local environmental laws. Federal, state, and local regulatory agencies have adopted regulations governing underground storage tanks, or USTs, that require us to make certain expenditures for compliance. In particular, at the federal level, the Resource Conservation and Recovery Act of 1976 requires the EPA to establish a comprehensive regulatory program for the detection, prevention and cleanup of leaking USTs.

      Federal and state regulations require us to maintain evidence of the financial responsibility necessary to take corrective action and compensate third parties in the event of a release from our UST systems. In order to comply with the applicable requirements, we maintain letters of credit in the aggregate amount of $2.3 million issued by a commercial bank in favor of state environmental agencies in the states of North Carolina, South Carolina, Virginia, Tennessee, Kentucky and Indiana. We also rely upon the reimbursement provisions of applicable state trust funds. In Florida, we meet such financial responsibility requirements through private commercial liability insurance and by qualified self-insurance. We have sold all of our Georgia stores but have retained responsibility for pre-closing environmental remediation at certain locations. The cost of such remediation and third party claims should be covered by the state trust fund, subject to applicable deductibles and caps on reimbursement.

      Regulations enacted by the EPA in 1988 established requirements for (1) installing UST systems; (2) upgrading UST systems; (3) taking corrective action in response to releases; (4) closing UST systems; (5) keeping appropriate records; and (6) maintaining evidence of financial responsibility for taking corrective action and compensating third parties for bodily injury and property damage resulting from releases. These regulations permit states to develop, administer and enforce their own regulatory programs, incorporating requirements which are at least as stringent as the federal standards. The Florida rules for 1998 upgrades are more stringent than the 1988 EPA regulations. Our facilities in Florida all meet or exceed such rules. The following is an overview of the requirements imposed by these regulations:

    . Leak Detection. We utilize several approved leak detection methods for all company-owned UST systems. Daily and monthly inventory reconciliations are completed at the store level and at the corporate support center. The daily and monthly reconciliation data is also analyzed using statistical inventory reconciliation which compares the reported volume of gasoline purchased and sold with the capacity of each UST system and highlights discrepancies. We believe we are in substantial compliance with the leak detection requirements applicable to our USTs.

    . Corrosion Protection. The 1988 EPA regulations require that all UST systems have corrosion protection by December 22, 1998. We began installing non-corrosive fiberglass tanks and piping in 1982. All of the UST systems at our stores are in substantial compliance with these 1988 EPA regulations.

    . Overfill/Spill Prevention. The 1988 EPA regulations require that all sites have overfill/spill prevention devices by December 22, 1998. All of the company-owned UST systems are in substantial compliance with these EPA regulations.

State Trust Funds

      All states in which we operate UST systems have established trust funds for the sharing, recovering and reimbursing of certain cleanup costs and liabilities incurred as a result of releases from UST systems. These trust funds, which essentially provide insurance coverage for the cleanup of environmental damages caused by the operation of UST systems, are funded by a UST registration fee and a tax on the wholesale purchase of motor fuels within each state. We have paid UST registration fees and gasoline taxes to each state where we operate to participate in these trust programs and we have filed claims and received reimbursement in North Carolina, South Carolina, Kentucky, Indiana, Georgia, Florida and Tennessee. The coverage afforded by each state fund varies but generally provides from $150,000 to $1.0 million per site for the cleanup of environmental contamination, and most provide coverage for third-party liabilities.

      Costs for which we do not receive reimbursement include but are not limited to: (1) the per-site deductible; (2) costs incurred in connection with releases occurring or reported to trust funds prior to their inception; (3) removal and disposal of UST systems; and (4) costs incurred in connection with sites otherwise ineligible for reimbursement from the trust funds. The trust funds require that we pay deductibles ranging from $10,000 to $100,000 per occurrence depending on the upgrade status of our UST system, the date the release is discovered/reported and the type of cost for which reimbursement is sought. The Florida trust fund will not cover releases first reported after December 31, 1998. We have obtained private coverage for remediation and third party claims arising out of releases reported after December 31, 1998.

      In addition to immaterial amounts to be spent by us, a substantial amount will be expended for remediation on our behalf by state trust funds established in our operating areas or other responsible third parties (including insurers). To the extent such third parties do not pay for remediation as we anticipated, we will be obligated to make such payments, which could materially adversely affect our financial condition and results of operations. Reimbursements from state trust funds will be dependent upon the continued maintenance and viability of the various funds.

Sale of Alcoholic Beverages

      In areas where our stores are located, state or local laws limit the hours of operation for the sale of certain products, the most significant of which limit or govern the sale of alcoholic beverages. State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages and to impose various restrictions and sanctions. In many states, retailers of alcoholic beverages have been held responsible for damages caused by intoxicated individuals who purchased alcoholic beverages from them. While the potential exposure to us for damage claims as a seller of alcoholic beverages is substantial, we have adopted employee training procedures intended to minimize such exposure. In addition, we maintain general liability insurance which may mitigate the cost of any liability.

Video Poker Licenses

      Stores in South Carolina operating video poker machines are subject to local and state regulations regarding the operation and ownership of video poker machines. Furthermore, state and local laws limit the manner in which video poker machines may be operated. In addition, state and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for, and renewal of, the applicable licenses for video poker machines.

Store Operations

      Our stores are subject to regulation by federal agencies and to licensing and regulations by state and local health, sanitation, safety, fire and other departments relating to the development and operation of convenience stores, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new store in a particular area.

      Our operations are also subject to federal and state laws governing such matters as wage rates, overtime, working conditions and citizenship requirements. At the federal level, there are proposals under consideration from time to time to increase minimum wage rates and to introduce a system of mandated health insurance which could affect our results of operations.

Employees

      As of February 28, 1999, we employed 6,526 full-time and 1,624 part-time employees. We employ fewer part-time employees during the winter months than during the peak spring and summer seasons. Of our employees, approximately 7,610 are employed in our stores and 540 are corporate and field management personnel. We have not been adversely impacted by recent increases in the minimum wage because the majority of our employees are paid more than the minimum wage. None of our employees are represented by unions. We consider our employee relations to be good.

Properties

      As of February 28, 1999 we owned 394 of our stores and leased the real property at 757 of our stores. Management believes that none of these leases is individually material to us. Most of our leases are net leases requiring us to pay taxes, insurance and maintenance costs. Although our leases expire at various times, approximately 90% of the leases have terms, including renewal options, extending beyond the end of fiscal 2003. Of our leases that expire prior to the end of 2003, management anticipates that we will be able to negotiate acceptable extensions of the leases for those locations that it intends to continue operating. When appropriate, we have chosen to sell and then lease-back properties. Factors leading to this decision include alternative desires for use of cash, beneficial taxation, and minimization of the risks associated with owning the property (especially changes in valuation due to population shifts, urbanization, and/or proximity to high volume streets) and the economic terms of such sale-leaseback transactions.

      We own our corporate headquarters, a three-story, 51,000 square foot office building in Sanford, North Carolina, and a regional operations center in central Florida. We lease our Lil' Champ corporate headquarters in Jacksonville, Florida. Management believes that our headquarters facilities are adequate for our present and foreseeable needs.

Legal Proceedings

      We are party to various legal actions which we believe are routine in nature and incidental to the operation of our business. While the outcome of such actions cannot be predicted with certainty, we believe that the resolution of these matters, individually or in the aggregate, will not have a material adverse impact on our business, financial condition or prospects. We make routine applications to state trust funds for the sharing, recovering and reimbursement of certain cleanup costs and liabilities incurred as a result of releases from UST systems. See "--Government Regulation and Environmental Matters."

                                   MANAGEMENT

Directors and Executive Officers

      The following is a list of our directors and executive officers:

Name                      Age Position with The Pantry
----                      --- ------------------------
Peter J. Sodini.........   58 President, Chief Executive Officer and Director
Dennis R. Crook.........   56 Senior Vice President, Administration and Gasoline Marketing
William T. Flyg.........   56 Senior Vice President and Chief Financial Officer
Douglas M. Sweeney......   60 Senior Vice President, Operations
Daniel J. McCormack.....   56 Vice President, Marketing
William M. Wardlaw......   52 Director
Charles P. Rullman......   50 Director
Todd W. Halloran........   36 Director
Jon D. Ralph............   34 Director
Christopher C. Behrens..   38 Director
Peter M. Starrett.......   51 Director

      Peter J. Sodini has served as our President and Chief Executive Officer since June 1996 and served as our Chief Operating Officer from February 1996 until June 1996. Mr. Sodini has served as a director since November 1995. Mr. Sodini is a director of Transamerica Income Shares Inc. and Pamida Holding Corporation. From December 1991 to November 1995, Mr. Sodini was Chief Executive Officer and a director of Purity Supreme, Inc. ("Purity"), a chain of grocery stores located in New England. Prior to 1991, Mr. Sodini held executive positions at several supermarket chains including Boys Markets, Inc. and Piggly Wiggly Southern, Inc.

      Dennis R. Crook has served as our Senior Vice President, Administration and Gasoline Marketing since March 1996. From December 1987 to November 1995, Mr. Crook was Senior Vice President, Human Resources and Labor Relations of Purity.

      William T. Flyg has served as our Senior Vice President, Finance and Chief Financial Officer since January 1997. He was employed by Purity as Chief Financial Officer from January 1992 until Purity was sold in November 1995, at which time he continued as an employee of Purity until December 1996.

      Douglas M. Sweeney has served as our Senior Vice President, Operations since March 1996. From December 1991 to December 1995, Mr. Sweeney was Senior Vice President, Operations of Purity.

      Daniel J. McCormack has served as our Vice President, Marketing since March 1996. From 1989 to February 1996, Mr. McCormack was Director of Purchasing of Purity.

      William M. Wardlaw has served as a director since August 1998. Mr. Wardlaw joined Freeman Spogli in 1988 and became a Principal in 1991. From 1984 to 1988, Mr. Wardlaw was Managing Partner in the Los Angeles law firm of Riordan & McKinzie. Prior to 1984, he served as a partner in the law firm of O'Melveny & Myers. Mr. Wardlaw is also a director of AFC Enterprises, Inc.

      Charles P. Rullman has served as a director since November 1995. Mr. Rullman joined Freeman Spogli as a Principal in 1995. From 1992 to 1995, Mr. Rullman was a General Partner of Westar Capital, a private equity investment firm specializing in middle market transactions. Prior to joining Westar, Mr. Rullman spent twenty years at Bankers Trust Company and its affiliate BT Securities Corporation where he was a Managing Director and Partner. Mr. Rullman is also a director of Hudson Respiratory Care Inc.

      Todd W. Halloran has served as a director since November 1995. Mr. Halloran joined Freeman Spogli in 1995 and became a Principal in 1998. From 1990 to 1995, Mr. Halloran was a Vice President and Associate at Goldman, Sachs & Co., where he worked in the Principal Investment Area and the Mergers and Acquisition Department.

      Jon D. Ralph has served as a director since November 1995. Mr. Ralph joined Freeman Spogli in 1989 and became a Principal in 1998. Prior to joining Freeman Spogli, Mr. Ralph spent three years at Morgan Stanley & Co. where he served as an analyst in the Investment Banking Division. Mr. Ralph is also a director of Envirosource, Inc., Hudson Respiratory Care Inc., River Holding Corp. and Century Maintenance Supply, Inc.

      Christopher C. Behrens has served as a director since February 1996. Since 1994, he has been a principal of Chase Capital Partners, the private equity investment affiliate of Chase Manhattan Capital Corporation. From 1990 to 1994, Mr. Behrens was a Vice President in The Chase Manhattan Corporation's Merchant Banking Group. Mr. Behrens is a director of Portola Packaging and Patina Oil & Gas, as well as other private companies.

      Peter M. Starrett has served as a director since January 1999. Since August 1998, Mr. Starrett has served as a consultant to Freeman Spogli. Prior to August 1998, Mr. Starrett was President of Warner Bros. Studio Stores Worldwide and had been employed by Warner Bros. since May 1990. Mr. Starrett is also a director of Petco Animal Supplies, Inc., Brylane, Inc., AFC Enterprises, Inc., Advance Auto, Inc. and Guitar Center, Inc.

      Our directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Pursuant to the stockholder's agreement, Chase Capital is entitled to nominate one director as long as it owns at least 10% of the common stock. Upon consummation of the offering or soon thereafter, we expect that two additional directors who are not our affiliates will be appointed to the board of directors.

Board Committees

      The board of directors has authorized the creation of an audit committee to review the results and scope of the annual audit and the services provided by our independent accountants. We anticipate that independent directors will be appointed to the audit committee following consummation of the offering.

      We historically have not used a compensation committee. We anticipate that the board of directors will create a compensation committee in connection with the offering.

Compensation Committee Interlocks and Insider Participation

      Our board of directors determines the compensation of executive officers. During fiscal 1997, Mr. Sodini participated in board of director deliberations regarding the compensation of our executive officers.

Compensation of Directors

      Our directors receive no compensation as directors. Directors are reimbursed for their reasonable out-of-pocket expenses in attending meetings.

Executive Compensation

      The following table summarizes fiscal 1996, 1997 and 1998 compensation for services in all capacities of our Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year (collectively, the "Executive Officers").

                           Summary Compensation Table

                                                                   Long Term
                                                                  Compensation
                                       Annual Compensation           Awards
                                --------------------------------- ------------
                                                       Other       Securities
   Name and Principal    Fiscal                       Annual       Underlying     All Other
        Position          Year   Salary   Bonus   Compensation(a) Options/SARs Compensation(b)
   ------------------    ------ -------- -------- --------------- ------------ ---------------
Peter J. Sodini ........  1998  $475,000 $250,000     $42,337                      $2,500
 President and Chief      1997   305,218  150,000      98,892          --           2,500
 Executive Officer(c)     1996   124,086   50,000       3,392          --             --
Dennis R. Crook.........  1998   175,000   87,000       7,471                       4,253
 Senior Vice President,   1997   151,832   70,000       1,025          --           2,019
 Administration and       1996    82,933   20,000      41,250          --             --
  Gasoline Marketing (d)
William T. Flyg.........  1998   175,000   75,000       6,041                         --
 Senior Vice President,   1997   109,615   54,000       3,076          --             --
 Finance and Chief
  Financial Officer(e)
Douglas Sweeney.........  1998   180,000   90,000      10,174                       4,651
 Senior Vice President,   1997   149,983   72,000       2,593          --           2,014
 Operations(f)            1996    91,334   20,000       1,352          --
Daniel J. McCormack.....  1998   110,000   60,000      10,412                       2,645
 Vice President,
  Marketing(g)            1997    95,488   45,000       4,269          --           1,279
                          1996    45,334   15,000       5,934          --             --

--------
(a) Consists primarily of executive medical, moving and relocation reimbursements.

(b) Consists of matching contributions to our 401(k) Savings Plan. See "Benefit Plan" below.

(c) Mr. Sodini was appointed Chief Operating Officer in February 1996 and appointed President and Chief Executive Officer in June 1996.

(d) Dennis R. Crook was appointed Senior Vice President, Administration and Gasoline Marketing in March 1996.

(e) William T. Flyg was appointed our Senior Vice President, Finance and Chief Financial Officer in January 1997 and, accordingly, only fiscal 1997 and fiscal 1998 information is provided.

(f) Douglas M. Sweeney was appointed Senior Vice President, Operations in March 1996.

(g)  Daniel J. McCormack was appointed Vice President, Marketing in September
     1996.

Option Grants

      The following table sets forth information with respect to stock options granted to our Chief Executive Officer and Executive Officers during the year ended September 24, 1998:

                     Options/SAR Grants in Last Fiscal Year

                                                                          Potential
                                                                         Realizable
                                                                          Value at
                                                                           Assumed
                                                                        Annual Rates
                                       Individual Grants                  of Stock
                         ----------------------------------------------     Price
                          Number of    % of Total  Exercise             Appreciation
                          Securities  Options/SARs Price or              for Option
                          Underlying   Granted to    Base                   Term
                         Options/SARs Employees in   Price   Expiration -------------
          Name            Granted(#)  Fiscal Year  ($/Share)    Date    5%($)  10%($)
          ----           ------------ ------------ --------- ---------- ------ ------
Peter J. Sodini.........          (a)                   $     01/01/08  $      $
                                  (b)                         08/25/08
Dennis R. Crook.........          (a)                         01/01/08
                                  (b)                         08/25/08
William T. Flyg.........          (a)                         01/08/08
                                  (b)                         08/25/08
Douglas Sweeney.........          (a)                         01/01/08
                                  (b)                         08/25/08
Daniel J. McCormack.....          (a)                         01/01/08
                                  (b)                         08/25/08

                              (Individual Grants)

--------
(a) This option vests and becomes exercisable in three equal, annual installments beginning on the first anniversary of the vesting commencement date and expires to the extent not exercised by January 1, 2008.

(b) This option vests and becomes exercisable in three equal, annual installments beginning on the first anniversary of the vesting commencement date and expires to the extent not exercised by August 25, 2008.

Aggregate Option Exercises and Option Values

      The following table sets forth information with respect to our Chief Executive Officer and Executive Officers concerning option exercises for the fiscal year ended September 24, 1998 and exercisable and unexercisable options held as of September 24, 1998:

     Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                             Number of
                                                       Securities Underlying     Value of Unexercised
                                                      Unexercised Options at    In-the-Money Options at
                                                       September 24, 1998(#)   September 24, 1998($)(a)
                         Shares Acquired    Value    ------------------------- -------------------------
          Name           on Exercise(#)  Realized($) Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ----------- ----------- ------------- ----------- -------------
Peter J. Sodini.........        --            --                                 $            $
Dennis R. Crook.........        --            --
William T. Flyg.........        --            --
Douglas Sweeney.........        --            --
Daniel J. McCormack.....        --            --

--------
(a) These values are calculated using the assumed initial public offering price
    of $   per share, less the exercise price of the options.

Executive Employment Contracts

      On October 1, 1997, we entered into an employment agreement with Mr. Sodini. This agreement contains customary employment terms and provides for an annual base salary of $475,000, subject to annual adjustment by the board of directors, participation in any of our benefit or bonus programs, participation in an incentive bonus program which provides for a payout of a minimum of 25% upon the achievement of goals determined by the board of directors, and other perquisites. This agreement terminates on September 30, 2000. Pursuant to the terms of the agreement, if Mr. Sodini is terminated by us prior to a "change in control" with "just cause" or upon death or disability, Mr. Sodini shall be entitled to his then effective compensation and benefits through the last day of his actual employment by us (for termination for just cause or upon death) or his effective date of termination, as determined by the board of directors (for termination upon disability). In addition, if Mr. Sodini is terminated because of death or disability, we will pay to the estate of Mr. Sodini or to Mr. Sodini, as the case may be, one year's pay less amounts paid under any disability plan.

      If Mr. Sodini is terminated by us prior to a change in control without cause, Mr. Sodini shall be entitled to severance pay (including regular benefits) through the term of the agreement until such time as he engages in other employment. If Mr. Sodini is terminated by us following a change in control without cause or Mr. Sodini terminates his employment for "good reason," Mr. Sodini shall be entitled to severance pay (including regular benefits) for a period of 18 months from the termination date, subject to certain limitations. This agreement contains covenants prohibiting Mr. Sodini, through the period ending on the latter of (1) 18 months after termination or
(2) such time at which he no longer received severance benefits from us, from competing with us or soliciting employment from our employees.

      We have severance arrangements with each of Mr. Crook, Mr. Sweeney and Mr. McCormack that remain in effect so long as each continues to be employed by us. Pursuant to these arrangements, if the employee is terminated by us prior to a "change of control" (as defined) without cause, he shall be entitled to severance pay for one year from the termination date, subject to certain limitations. If the employee is terminated by us following a change of control without cause or if the employee terminates his employment for "good reason" (as defined), he shall be entitled to severance pay (including regular benefits) for a period of two years from the termination date, subject to certain limitations.

Benefit Plan

      We sponsor a 401(k) employee retirement savings plan with Fidelity Investments for eligible employees. Employees must be at least nineteen years of age and have one year of service working at least 1,000 hours to be eligible to participate in the 401(k) plan. Employees may contribute up to 15% of their annual compensation and contributions are matched by us on the basis of 50% of the first 5% contributed. Matching contribution expense was $330,000 in fiscal 1996, $305,000 in fiscal 1997 and $396,000 in fiscal 1998.

Stock Option Plan

      We adopted a stock option plan in January 1998. The stock option plan provides for the grant of incentive stock options and nonqualified stock options, as appropriate, to certain of our officers, key employees and consultants and certain members of our board of directors. An aggregate of shares of common stock has been reserved for issuance under the stock option
plan. As of December 24, 1998,    options to purchase shares of common stock
were outstanding, and    shares were available for future grant.

      The stock option plan is currently administered by the board of directors, although the board of directors may designate a committee to undertake the administration. The stock option plan provides that the administrator may, among other things, select the participants in the stock option plan, determine the number of options which may be granted to such participants, and determine the vesting schedule of the options granted. The exercise price of options granted under the stock option plan will be determined by the administrator, although the exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The stock option plan will terminate in the event of certain acquisitions of The Pantry as set forth in the stock option plan, and in such event, the administrator may determine whether unvested options will accelerate. The stock option plan will terminate when all shares authorized thereunder have been issued, unless terminated earlier pursuant to the terms of the stock option plan or by the board of directors.

Stock Subscription Plan

      We adopted a stock subscription plan in August 1998. This plan permits certain of our employees, including directors and executive officers, to
purchase up to an aggregate of    shares of common stock at fair market value.
The purchase price for common stock purchased under our stock subscription plan is payable in cash and/or the delivery to us of a secured promissory note payable to us or one of our subsidiaries. As of December 24, 1998, we have
issued    shares of common stock to    employees under our stock subscription
plan.

      The following table sets forth for our Chief Executive Officer and our Executive Officers the number of shares purchased pursuant to the stock subscription plan and the amount borrowed, if any, to finance the purchase of such shares:

                          Number of      Amount of
                          Shares of   Purchase Price                   Interest Rate
                         Common Stock   Subject to      Due Date of         of
Name                      Purchased   Promissory Note Promissory Note Promissory Note
----                     ------------ --------------- --------------- ---------------
Peter J. Sodini.........                 $100,100        8/31/2003          8.5%
Dennis R. Crook.........                   50,025        8/31/2003          8.5%
William T. Flyg.........       --             --            --               --
Douglas Sweeney.........                      --            --               --
Daniel J. McCormack.....                   50,025        8/31/2003          8.5%

Key Personnel Life Insurance

      We are not the beneficiary of any key personnel life insurance policy on any of our key management personnel.

Indemnification of Directors and Officers

      Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. We intend to enter into agreements to indemnify our directors to the fullest extent permitted by law. These agreements, among other things, will indemnify our directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including but not limited to any action by or in the right of The Pantry, on account of services as a director of The Pantry, or as a director or officer of any other company or enterprise to which the person provides services at our request. We have also purchased liability insurance covering our director and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In addition, our certificate of incorporation provides that our directors shall not be liable for monetary damages for breach of such director's fiduciary duty of care to us and our stockholders except for liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal or state securities or environmental laws.

      There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In November 1995, Freeman Spogli purchased 45,521 shares of our common stock and 10,374 shares of our Series A Preferred Stock and Chase Capital purchased 13,700 shares of our common stock and 3,123 shares of our Series A Preferred Stock. A portion of these shares were purchased from us and the rest from existing stockholders.

      In August 1996, Freeman Spogli and Chase Capital purchased the outstanding common stock and Series A Preferred Stock held by other stockholders.

      In December 1996, Freeman Spogli purchased 17,500 shares of our series B preferred stock and warrants to purchase 46,000 shares of common stock for approximately $17.5 million. The warrants are exercisable at $380 per share until December 30, 2006 and contain adjustment provisions in the event we declare dividends or distributions, make stock splits or engage in mergers, reorganizations or reclassifications. In connection with this offering, we will repurchase the series B preferred stock from Freeman Spogli for $17.5 million, plus approximately $6.0 million in accrued dividends.

      In October 1997, Freeman Spogli, Chase Capital and Peter J. Sodini purchased an aggregate of $32.4 million of common stock in connection with the Lil' Champ acquisition. Mr. Sodini purchased 889 shares of common stock for an aggregate purchase price of $400,500, payable $185,500 in cash and $215,000 in the form of a secured promissory note in our favor. All of our Series A Preferred Stock was contributed back to The Pantry and cancelled at this time.

      In July 1998, in connection with the acquisition of certain of the assets of Quick Stop and the acquisition of certain of the assets of Stallings Oil Company, Freeman Spogli and Chase Capital purchased an aggregate of 43,478 shares of common stock for an aggregate purchase price of $25.0 million. As of September 24, 1998, Freeman Spogli owned 78.8% of our outstanding common stock and Chase Capital and its affiliates owned 19.5% of our outstanding common stock. Certain of our directors and executive management owned the remaining common stock in The Pantry. See "Management--Stock Subscription Plan" for a description of loans made to our Chief Executive Officer and Executive Officers for purchases of common stock under our stock subscription plan.

      Since November 1995, we have paid transaction fees in the amount of $5.5 million to Freeman Spogli in connection with previous investments and assistance with analyzing acquisition candidates and obtaining financing.

      We have entered into a stockholders' agreement with Freeman Spogli, Chase Capital and Peter J. Sodini whereby (1) Freeman Spogli has certain rights of first offer prior to transfers of securities to non-affiliates (other than transfers pursuant to a registration statement or under Rule 144), (2) Freeman Spogli has certain rights to require Chase Capital and Sodini to sell their shares of common stock to a third party buyer on the same terms as Freeman Spogli with respect to the sale of securities, and (3) Freeman Spogli, Chase Capital and Sodini have rights to be included in certain sales of common stock by the other stockholders. In addition, Freeman Spogli has agreed, as long as Chase Capital holds 10% of our common stock, to vote for a director nominated by Chase Capital.

      We have entered into a registration rights agreement with Freeman Spogli, Chase Capital and Mr. Sodini obligating us to (1) make three registrations of common stock upon the request of these stockholders, (2) put in place a registration statement covering the resale of common stock by these stockholders, and (3) allow these stockholders to participate in other registrations made by us. The registration rights agreement also grants Freeman Spogli, Chase Capital and Mr. Sodini the right to purchase their pro rata portion of additional shares issued by us. This right will terminate upon consummation of this offering.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of December 24, 1998, with respect to the beneficial ownership of capital stock by (1) each person who beneficially owns more than 5% of such shares, (2) each of the Executive Officers, (3) each of our directors and (4) all of our executive officers and directors as a group.

                            Shares of                  Shares of
                           Common Stock             Preferred Stock
    Name and Address of    Beneficially Percentage   Beneficially   Percentage
    Beneficial Owner(1)       Owned      of Class        Owned       of Class
    -------------------    ------------ ----------  --------------- ----------
Freeman Spogli & Co.
 Incorporated(2)..........                 82.3%(2)     17,500(3)      100%
  William M. Wardlaw(2)...     --           --             --          --
  Charles P. Rullman(2)...     --           --             --          --
  Jon D. Ralph(2).........     --           --             --          --
  Todd W. Halloran(2).....     --           --             --          --
Chase Manhattan Capital,
 L.P.(4)..................                 11.6%           --          --
  Christopher C.
   Behrens(4)(5)..........                   *             --          --
Peter J. Sodini(6)........                   *             --          --
Dennis R. Crook(7)........                   *             --          --
William T. Flyg(8)........                   *             --          --
Douglas Sweeney(9)........                   *             --          --
Daniel J. McCormack(10)...                   *             --          --
Peter M. Starrett(11).....                   *             --          --
All directors and
 executive officers as a
 group (11 individuals)...                   *             --          --

--------
  *  Less than 1.0%.

 (1) Unless indicated otherwise, the address of the shareholder is c/o The Pantry, P.O. Box 1410, 1801 Douglas Drive, Sanford, North Carolina 27331. Unless indicated otherwise, each shareholder has sole voting and investment power with respect to the shares of common stock beneficially owned by such shareholder.

 (2) Includes   shares issuable on the exercise of currently exercisable
     warrants.   shares,   shares and   shares of common stock are held of
     record by FS Equity Partners III, L.P. ("FSEP III"), FS Equity Partners IV, L.P. ("FSEP IV") and FS Equity Partners International, L.P. ("FSEP International"), respectively. As general partner of FS Capital Partners, L.P. ("FS Capital"), which is general partner of FSEP III, FS Holdings, Inc. ("FSHI") has the sole power to vote and dispose of the shares owned by FSEP III. As general partner of FS&Co. International, L.P. ("FS&Co. International"), which is the general partner of FSEP International, FS International Holdings Limited ("FS International Holdings") has the sole power to vote and dispose of the shares owned by FSEP International. Bradford M. Freeman, Ronald M. Spogli, J. Frederick Simmons, William M. Wardlaw, John M. Roth and Mr. Rullman are the sole directors, officers and shareholders of FSHI, FS International Holdings and Freeman Spogli, and as such may be deemed to be the beneficial owners of the shares of the common stock and rights to acquire the common stock owned by FSEP III and FSEP International. As general partner of FSEP IV, FS Capital Partners LLC ("FSCP") has the sole power to vote and dispose of the shares owned by FSEP IV. Messrs. Freeman, Spogli, Wardlaw, Rullman, Ralph, Halloran, Roth and Mark J. Doran are the sole directors, officers and beneficial owners of FSCP, and as such may be deemed to be the beneficial owners of the shares of the common stock and rights to acquire the common stock owned by FSEP IV. The business address of Freeman Spogli, FSEP III, FSEP IV, FS Capital, FSHI and FSCP and their directors, officers and beneficial owners is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FSEP International, FS&Co. International and FS International Holdings is c/o Padget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.

 (3) Includes   and   shares of preferred stock are held of record by FSEP III
     and FSEP International, respectively. Each share of preferred stock is entitled to ten votes on all matters on which holders of the common stock vote. All of the preferred stock will be redeemed with the proceeds of the offering.

 (4) Includes    shares held of record by Chase Manhattan Capital, L.P. and shares held by CB Capital Investors, L.P. ("CBCLP"). The business address of Chase Capital and CBCLP is c/o Chase Capital Partners, 380 Madison Avenue, 12th Floor, New York, New York, 10017. Beneficial ownership of a portion of such shares may be deemed to be attributable to Mr. Behrens as a general partner of Chase Capital Partners ("CCP"), which is the limited partner of, and which acts as the investment manager for, each of Chase Capital and CBCLP. The actual pro rata portion of such beneficial ownership is subject to several variables, including rates of return, and thus is not readily determinable. Mr. Behrens is also the managing general partner of Baseball Partners, which may be deemed to be an affiliate of CCP, Chase Capital and CBCLP. Each of CCP, Chase Capital and CBCLP disclaims any beneficial ownership interest in the shares held by Baseball Partners that may be attributable to it as a result of any such affiliation.

 (5) Includes     shares held of record by Baseball Partners, a New York
     general partnership of which Mr. Behrens is the managing general partner. Mr. Behrens disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Baseball is party to a Stockholders Agreement with Chase Capital that contains various provisions pertaining to the voting, acquisition and disposition of such shares, including Baseball's grant to Chase Capital of a proxy to vote such shares and restrictions on Baseball's ability to transfer such shares. Chase Capital disclaims any beneficial ownership interest in such shares that may be attributable to it as a result of such provisions.

 (6) Includes     shares of common stock issuable upon the exercise of options exercisable within 60 days after February 28, 1999.

 (7) Includes     shares of common stock issuable upon the exercise of options exercisable within 60 days after February 28, 1999.

 (8) Includes     shares of common stock issuable upon the exercise of options exercisable within 60 days after February 28, 1999.

 (9) Includes     shares of common stock issuable upon the exercise of options exercisable within 60 days after February 28, 1999.

(10) Includes     shares of common stock issuable upon the exercise of options exercisable within 60 days after February 28, 1999.

(11) Includes     shares of common stock issuable upon the exercise of options exercisable within 60 days after February 28, 1999.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

      Upon consummation of the offering, our authorized capital stock will
consist of     shares of common stock and     shares of preferred stock. Of the
    shares of common stock authorized,     shares have been reserved for
issuance pursuant to our stock option plan and     have been reserved for
issuance pursuant to warrants held by Freeman Spogli.

      The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to Delaware law and to our certificate of incorporation, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

      Each share of common stock is entitled to one vote on all matters submitted to a vote of our stockholders. Generally, all matters to be voted upon by stockholders must be approved by a majority of the votes cast or entitled to be cast by all shares of common stock. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy."

      In the event of a liquidation, dissolution or winding up of The Pantry, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock or any class or series of stock ranking prior to the common stock. There are no redemption or sinking fund provisions applicable to the shares of common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

      We intend to use a portion of the proceeds of the offering to redeem all shares of preferred stock currently outstanding. However, the board of directors will have the authority, without further action by the stockholders, to issue from time to time preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative participating, optional or other special rights and the qualifications or restrictions thereof. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of The Pantry. We have no present plan to issue any shares of preferred stock.


Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is First Union National Bank.

Listing

      Application will be made for the quotation of the common stock on the Nasdaq National Market under the symbol "PTRY."

                        SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of the offering, we will have outstanding     shares of
common stock, assuming no exercise of outstanding warrants of options under our
stock option plan. An aggregate of     shares of common stock have been
reserved for issuance pursuant to our stock option plan, of which options to
purchase     shares are outstanding, and     shares of common stock have been
reserved for issuance pursuant to warrants held by Freeman Spogli.

      The shares of common stock sold in the offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held by our "affiliates", as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under
Rule 144. Of our remaining   shares (1)    shares are "restricted securities"
within the meaning of Rule 144 and were issued and sold by us in private transactions and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such
as Rule 144 and (2)   shares were sold to our employees in transactions
registered under the Securities Act and are freely tradeable.

      In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year, including an affiliate of The Pantry, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of one percent of the then outstanding shares of common
stock (approximately     shares) and the average weekly trading volume in the
common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us are satisfied. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person who directly or indirectly through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer.

      We and our executive officers and directors and all of our existing shareholders have agreed, subject to certain exceptions, not to directly or indirectly (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for or repayable with common stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (2) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus.

      We intend to file a registration statement under the Securities Act following the date of this prospectus to register the future issuance of up to shares of common stock under the stock option plan. Shares issued under the stock option plan after the effective date of such registration statement will be freely tradable in the open market, subject to the lock-up agreements with the representatives of the underwriters described above and, in the case of sales by affiliates, to certain requirements of Rule 144. As of February 28, 1999,
options to purchase approximately     shares of common stock are vested, of
which approximately     such shares will be subject to the 180-day lock-up
period described above. See "Management--Stock Option Plan."

      We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could materially adversely affect the market price of the common stock.

                 MATERIAL U.S. TAX CONSIDERATIONS APPLICABLE TO
                      NON-U.S. HOLDERS OF THE COMMON STOCK

      The following discussion summarizes the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of the common stock held by non-U.S. holders. A "non-U.S. holder" means a holder of common stock who is not a U.S. holder. A U.S. holder means a holder of common stock who, for U.S. federal income tax purposes, is

    .  A citizen or resident of the United States;

    . A corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof (other than a partnership treated as foreign under U.S. Treasury regulations);

    . An estate whose income is includable in gross income for United States federal income tax purposes regardless of its source;

    . A trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

    . A person whose worldwide income or gain is subject to U.S. federal income tax on a net basis.

      An individual may, among other ways, be deemed to be a resident of the United States with respect to any calendar year by virtue of being present in the United States on at least 31 days in such calendar year and for an aggregate of at least 183 days during the current calendar year and the two preceding calendar years (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

      This discussion is included for general information and is based upon the U.S. federal tax law now in effect, which is subject to change, possibly retroactively, which could affect the continued validity of this discussion. The tax treatment of the holders of common stock may vary depending on their particular situation. U.S. holders acquiring common stock are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax-exempt organizations, financial institutions, subsequent purchasers of common stock, U.S. expatriates and broker-dealers) may be subject to special rules not discussed below. The discussion also does not consider the tax consequences for any person who is a shareholder, partner or beneficiary of a holder of the common stock. Moreover, the effect of any applicable state, local or foreign taxing jurisdiction is not discussed. In general, this discussion assumes that a non-U.S. holder holds such common stock as a capital asset and not as part of a "hedge," "straddle," "conversion transaction," "synthetic security" or other integrated investment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

Dividends

      As described above, we do not expect to pay dividends. In the event we pay dividends, dividends paid to a non-U.S. holder will be subject to a U.S. withholding tax at a rate of 30% (or a lower rate under a relevant treaty) of the gross amount of the dividend, unless the dividends are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

      Currently, for purposes of determining whether tax is to be withheld at the 30% rate or at a reduced treaty rate, we will ordinarily presume that dividends paid to an address in a foreign country are paid to a resident of such country, absent knowledge to the contrary. Under U.S. Treasury regulations effective for payments after December 31, 1999, holders will be required to satisfy certain applicable certification requirements to claim treaty benefits. These regulations also contain special rules regarding treaty benefits available for payments made to certain intermediary or disregarded entities.

      Except to the extent otherwise provided under an applicable treaty, dividends that are effectively connected with such holder's conduct of a trade or business in the United States are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, and are not generally subject to withholding, if the holder complies with certain certification and disclosure requirements. Any such effectively connected dividends received by a foreign corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

      A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

    . The gain is effectively connected with a trade or business of the non-U.S. holder in the United States, or, alternatively, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States (in which cases such gain will be subject to tax at the rates and in the manner applicable to United States persons and, if the holder is a foreign corporation, the branch profits tax described above may also apply);

    . In the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and either the income from the disposition is attributable to an office or other fixed place of business maintained by the holder in the United States or where the holder has a "tax home" in the United States and certain other requirements are met; or

    . We are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition and the period that the common stock was held by the non-U.S. holder.

      In general, we will be treated as a U.S. real property holding corporation if the fair market value of our U.S. real property interests equals or exceeds 50% of the total fair market value of our U.S. and non-U.S. real property interests and our other assets used or held for use in a trade or business. The determination of the fair market value of our assets and, therefore, whether we are a U.S. real property holding corporation at any given time will depend on the particular facts and circumstances applicable at the time. Currently, it is our best estimate that the fair market value of our U.S. real property interests is approximately 50% of the fair market value of our U.S. and non-U.S. real property interests and our other assets used or held for use in our trade or business. Therefore, we believe that it is likely that we currently are a U.S. real property holding corporation. Because the determination of whether we are a U.S. real property holding corporation is based on the fair market value of our U.S. real property interests and our other assets, it is difficult to predict whether we will be a U.S. real property holding corporation in the future.

      However, even if we are or have been a U.S. real property holding corporation, a non-U.S. holder which did not beneficially own, directly or indirectly, more than 5% of the total fair market value of our common stock at any time during the shorter of the five-year period ending on the date of disposition and the period that the common stock was held by the non-U.S. holder, a "non-5% holder," and which is not otherwise subject to tax under any other circumstance above will not be subject to U.S. federal income tax on any gain realized on the disposition of the common stock if, at any time during the calendar year of the disposition, the common stock was regularly traded on an established securities market.

      We have applied to have the common stock quoted on the Nasdaq National Market. Although not free from doubt, our common stock should be considered to be regularly traded on an established securities market for any calendar quarter during which it is regularly quoted on Nasdaq by brokers or dealers which hold themselves out to buy or sell the common stock at the quoted price. If the common stock were not considered to be regularly quoted on Nasdaq at any time during the applicable calendar year and we are treated as a U.S. real property holding corporation, then a non-5% holder would be subject to U.S. federal income tax on any gain realized on the disposition of its common stock on a net income basis as if the gain were effectively connected with the conduct of a United States trade or business by the non-5% holder during the taxable year and, in such case, the person acquiring the common stock from a non-5% holder generally would be required to withhold 10% of the amount of the proceeds of the disposition. Such withholding may be reduced or eliminated pursuant to a withholding certificate issued by the Internal Revenue Service in accordance with applicable U.S. Treasury regulations. All non-U.S. holders should consult their own tax advisors regarding application of the foregoing rules to them.

Federal Estate Taxes

      Common stock owned or treated as owned by a non-U.S. holder at the time of death, or common stock of which the non-U.S. holder made certain lifetime transfers, will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

United States Information Reporting Requirements and Backup Withholding Tax

      We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether any tax was actually withheld. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

      United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and additional information reporting generally will not apply to dividends paid on common stock before January 1, 2000, that are either

    . Subject to withholding at the 30% rate (or at a reduced rate under an applicable treaty); or

    .  Paid to an address outside the United States.

      Dividends paid after December 31, 1999, generally will be subject to backup withholding at a 31% rate unless the non-U.S. holder provides a valid Form W-8 (or substitute form) or is a corporation or other exempt recipient that meets certain requirements.

      In general, payment to or through a United States office of a broker of the proceeds of a sale of common stock is generally subject to both backup withholding and information reporting unless either:

    . The non-U.S. holder is a corporation or other exempt recipient that meets certain requirements; or

    .  The non-U.S. holder provides a valid Form W-8 (or substitute form);

provided, however, the broker does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied. Before January 1, 2000, payment of the proceeds of a sale of common stock to or through a foreign office of a foreign broker generally will not be subject to backup withholding and information reporting. After December 31, 1999, backup withholding will apply if information reporting is required. However, payments of proceeds from the disposition of common stock to or through a foreign office of a broker that is:

    .  A United States person;

    . A controlled foreign corporation for U.S. federal income tax purposes; or

    . A foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business,

will be subject to information reporting unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no actual knowledge to the contrary. After December 31, 1999, payments made to or through a foreign intermediary satisfying certain requirements will not be subject to either backup withholding or information reporting. Prospective investors should consult with their own tax advisors regarding these rules, and in particular with respect to whether the use of a particular broker would subject the investor to potential information reporting and backup withholding.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

      Merrill Lynch, Pierce, Fenner & Smith Incorporated and NationsBanc Montgomery Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among The Pantry and the underwriters, The Pantry has agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from The Pantry, the number of shares of common stock listed opposite its name below.

                                                                          Number
                                                                            of
          Underwriter                                                     Shares
          -----------                                                     ------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated.............................................
     NationsBanc Montgomery Securities LLC.............................
          Total........................................................

      In the purchase agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to each such agreement if any of the shares of common stock being sold pursuant to such agreement are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      The Pantry has agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

Commissions and Discounts

      The representatives have advised The Pantry that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to
certain dealers at such price less a concession not in excess of $   per share
of common stock. The underwriters may allow, and such dealers may reallow, a
discount not in excess of $   per share of common stock to certain other
dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the per share and total public offering price, underwriting discount to be paid by The Pantry to the underwriters and the proceeds before expenses to The Pantry. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                             Per  Without  With
                                                            Share Option  Option
                                                            ----- ------- ------
    Public offering price.................................. $      $       $
    Underwriting discount.................................. $      $       $
    Proceeds, before expenses, to The Pantry............... $      $       $

      The expenses of the offering (exclusive of the underwriting discount) are
estimated at $    and are payable by The Pantry.

      The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Over-allotment Options

      The Pantry has granted options to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the underwriters exercise these options, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such underwriter's initial amount reflected in the foregoing table.

Reserved Shares

      At the request of The Pantry, the underwriters have reserved for sale, at
the initial public offering price, up to   % of the shares offered hereby to be
sold to certain directors, officers, employees, business associates and related persons of The Pantry. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.

No Sales of Similar Securities

      The Pantry and its executive officers and directors and all existing stockholders have agreed, subject to certain exceptions, not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for or repayable with common stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."


Nasdaq National Market Listing

      We will apply to the Nasdaq National Market for the quotation of the common stock under the symbol "PTRY." Prior to the offering, there has been no public market for the common stock of The Pantry. The initial public offering price will be determined through negotiations between The Pantry and the representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the representatives believe to be comparable to The Pantry, certain financial information of The Pantry, the history of, and the prospects for, The Pantry and the industry in which it competes, and an assessment of its management, its past and present operations, the prospects for, and timing of, future revenue of The Pantry, and the present state of its development. There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase the common stock. As an exception to these rules, the representatives are permitted to engage in certain transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

      The representatives may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the common stock to the extent that it discourages resales of the common stock.

      Neither The Pantry nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither The Pantry nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

      Certain legal matters with respect to the common stock will be passed upon for us by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Certain principals and employees of Riordan & McKinzie are limited partners in a partnership which is a limited partner of a Freeman Spogli investment fund that owns a majority of The Pantry's equity interests. See "Security Ownership of Certain Beneficial Owners and Management."

                                    EXPERTS

      The consolidated financial statements of The Pantry, Inc. as of September 25, 1997 and September 24, 1998 and for each of the three years in the period ended September 24, 1998, included in the prospectus, and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Lil' Champ Food Stores, Inc. (a wholly-owned subsidiary of Docks, U.S.A., Inc.) as of December 30, 1995 and December 28, 1996 and for the years then ended, included in the prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Quick Stop Food Mart, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this prospectus have been audited by Cherry, Bekaert & Holland, L.L.P., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Express Stop, Inc. as of December 31, 1997 and the year then ended included in this prospectus have been audited by Griffin, Maxwell & Frazelle, P.A., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Taylor Oil Company as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Edwards, Falls & Renegar, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      The Pantry has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to The Pantry and the common stock, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

      The Pantry is subject to the informational requirements of the Securities Exchange Act of 1934, and files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement and its exhibits and schedules, may be inspected, without charge, or copied, at prescribed rates, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site that contains reports, proxy and information statements, and other information, regarding issuers that file electronically with the Commission. The address of the Commission's site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

THE PANTRY, INC.:
  Independent Auditors' Report............................................  F-3
  Consolidated Balance Sheets as of September 25, 1997 and September 24,
   1998, and December 24, 1998 (unaudited)................................  F-4
  Consolidated Statements of Operations for the years ended September 26,
   1996, September 25, 1997 and September 24, 1998, and the three months ended December 25, 1997 and December 24, 1998 (unaudited)..............  F-6
  Consolidated Statements of Changes in Shareholders' Equity (Deficit) for
   the years ended September 26, 1996, September 25, 1997 and September
   24, 1998, and the three months ended December 24, 1998 (unaudited).....  F-7
  Consolidated Statements of Cash Flows for the years ended September 26,
   1996, September 25, 1997 and September 24, 1998, and the three months ended December 25, 1997 and December 24, 1998 (unaudited)..............  F-8
  Notes to Consolidated Financial Statements.............................. F-10
LIL' CHAMP FOOD STORES, INC.:
  Independent Auditors' Report............................................ F-46
  Balance Sheets as of December 30, 1995 and December 28, 1996, and
   September 27, 1997 (unaudited)......................................... F-47
  Statements of Operations for the years ended December 30, 1995 and
   December 28, 1996, and the nine months ended September 28, 1996 and
   September 27, 1997 (unaudited)......................................... F-48
  Statements of Shareholder's Equity for the years ended December 30, 1995 and December 28, 1996, and the nine months ended September 28, 1996 and
   September 27, 1997 (unaudited)......................................... F-49
  Statements of Cash Flows for the years ended December 30, 1995 and
   December 28, 1996, and the nine months ended September 28, 1996 and
   September 27, 1997 (unaudited)......................................... F-50
  Notes to Financial Statements........................................... F-51
QUICK STOP FOOD MART, INC.:
  Report of Independent Certified Public Accountants...................... F-60
  Balance Sheets as of December 31, 1996 and 1997, and June 30, 1998
   (unaudited)............................................................ F-61
  Statements of Income for the years ended December 31, 1995, 1996 and
   1997, and the six months ended June 30, 1997 and 1998 (unaudited)...... F-62
  Statements of Stockholders' Equity for the years ended December 31,
   1995, 1996 and 1997, and the six months ended June 30, 1998
   (unaudited)............................................................ F-63
  Statements of Cash Flows for the years ended December 31, 1995, 1996 and
   1997, and the six months ended June 30, 1997 and 1998 (unaudited)...... F-64
  Notes to Financial Statements........................................... F-65
EXPRESS STOP, INC.:
  Report of Independent Auditors.......................................... F-71
  Balance Sheets as of December 31, 1997 and September 30, 1998
   (unaudited)............................................................ F-72
  Statements of Income for the year ended December 31, 1997, and the nine months ended September 30, 1997 and 1998 (unaudited)................... F-73
  Statements of Retained Earnings for the year ended December 31, 1997, and the nine months ended September 30, 1997 and 1998 (unaudited)...... F-74

  Statements of Cash Flows for the year ended December 31, 1997, and the nine months ended September 30, 1997 and 1998 (unaudited).............. F-75
  Notes to Financial Statements........................................... F-76
TAYLOR OIL COMPANY:
  Independent Auditors' Report............................................ F-82
  Balance Sheets as of December 31, 1997 and 1998......................... F-83
  Statements of Income for the years ended December 31, 1996, 1997 and
   1998................................................................... F-85
  Statement of Changes in Shareholders Equity for the years ended December
   31, 1996, 1997 and 1998................................................ F-86
  Statements of Cash Flows for the years ended December 31, 1996, 1997 and
   1998................................................................... F-87
  Notes to Financial Statements........................................... F-88

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Shareholders of
The Pantry, Inc.
Sanford, North Carolina

      We have audited the accompanying consolidated balance sheets of The Pantry, Inc. and subsidiaries as of September 25, 1997 and September 24, 1998, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended September 24, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Pantry, Inc. and subsidiaries as of September 25, 1997 and September 24, 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 24, 1998 in conformity with generally accepted accounting principles.

      As discussed in Note 1 to the consolidated financial statements, in fiscal 1996 the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
December 18, 1998

                                THE PANTRY, INC.

                          CONSOLIDATED BALANCE SHEETS
                (Unaudited as to December 24, 1998 information)
                             (Dollars in Thousands)

                                       September 25, September 24, December 24,
                                           1997          1998          1998
                                       ------------- ------------- ------------
                                                                   (Unaudited)
                ASSETS
 -------------------------------------
Current Assets:
 Cash and cash equivalents............   $  3,347      $ 34,404      $ 15,069
 Receivables (net of allowance for
  doubtful accounts of $150 at
  September 25, 1997; $280 at
  September 24, 1998 and $379 at
  December 24, 1998)..................      2,101         9,907        13,393
 Inventories (Note 3).................     17,161        47,809        53,546
 Income taxes receivable (Note 6).....        --            488           --
 Prepaid expenses.....................      1,204         2,216         1,338
 Property held for sale...............      3,323         3,761         2,971
 Deferred income taxes (Note 6).......      1,142         3,988         3,521
                                         --------      --------      --------
    Total current assets..............     28,278       102,573        89,838
                                         --------      --------      --------
Property and equipment, Net (Notes 4,
 5, 7 and 10).........................     77,986       300,978       328,037
                                         --------      --------      --------
Other assets:
 Goodwill (net of accumulated
  amortization of $9,705 at September
  25, 1997, $11,940 at September 24,
  1998 and $12,903 at December 24,
  1998) (Notes 2 and 10)..............     20,318       120,025       119,534
 Deferred lease costs (net of
  accumulated amortization of $8,956
  at September 25, 1997, 9,001 at
  September 24, 1998 and $9,012 at
  December 24, 1998) .................        314           269           258
 Deferred financing costs (net of
  accumulated amortization of $4,345
  at September 25, 1997, $4,871 at
  September 24, 1998 and $5,468 at
  December 24, 1998) (Note 5).........      4,578        14,545        14,025
 Environmental receivables (Note 8)...      6,511        13,187        12,783
 Deferred income taxes (Note 6).......        156           --
 Escrow for Lil' Champ acquisition
  (Note 2)............................      4,049           --
 Other................................        609         3,243         4,085
                                         --------      --------      --------
    Total other assets................     36,535       151,269       150,685
                                         --------      --------      --------
Total assets..........................   $142,799      $554,820      $568,560
                                         ========      ========      ========

                                THE PANTRY, INC.

                (Unaudited as to December 24, 1998 information)
                             (Dollars in Thousands)

                                            September 25, September 24, December 24,
                                                1997          1998          1998
                                            ------------- ------------- ------------
                                                                        (Unaudited)
       LIABILITIES AND SHAREHOLDERS'
             EQUITY (DEFICIT):
       -----------------------------
Current liabilities:
  Current maturities of long-term debt
   (Note 5)................................   $     33      $     45      $     39
  Current maturities of capital lease
   obligations (Note 7)....................        285         1,240         1,240
  Short-term debt..........................        --            --          2,000
  Accounts payable:
    Trade..................................     16,035        49,559        50,221
    Money orders...........................      3,022         5,181         5,099
  Accrued interest (Note 5)................      4,592        11,712         5,529
  Accrued compensation and related taxes...      3,323         6,719         6,031
  Income taxes payable (Note 6)............        296           --            104
  Other accrued taxes......................      2,194         7,007         4,108
  Accrued insurance........................      3,887         5,745         6,097
  Other accrued liabilities................      2,856        24,348        27,490
                                              --------      --------      --------
      Total current liabilities............     36,523       111,556       107,958
                                              --------      --------      --------
Long-term debt (Note 5)....................    100,305       327,269       343,260
                                              --------      --------      --------
Other noncurrent liabilities:
  Environmental costs (Note 8).............      7,806        17,137        17,291
  Deferred income taxes (Note 6)...........        --         20,366        19,927
  Capital lease obligations (Note 7).......        679        12,129        11,806
  Employment obligations...................      1,341           934           842
  Accrued dividends on preferred stock
   (Notes 2 and 13)........................      7,958         4,391         5,103
  Other....................................      6,060        21,734        21,628
                                              --------      --------      --------
      Total other non-current liabilities..     23,844        76,691        76,597
                                              --------      --------      --------
Commitments and contingencies (Notes 5, 7,
 8 and 15).................................        --            --            --
SHAREHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value, 150,000
   shares authorized; 43,499 issued and
   outstanding at September 25, 1997 and
   17,500 issued and outstanding at
   September 24, 1998 and December 24,
   1998, liquidation preference $1,000 per
   share (Notes 2 and 13)..................        --            --            --
  Common stock, $.01 par value, 300,000
   shares authorized; 114,029 issued and
   outstanding at September 25, 1997,
   229,507 issued and outstanding at
   September 24, 1998 and 232,701 issued
   and outstanding at December 24, 1998
   (Note 12)...............................          1             2             2
  Additional paid-in capital...............      5,396        68,115        69,925
  Shareholder loans........................        --           (215)         (937)
  Accumulated deficit......................    (23,270)      (28,598)      (28,245)
                                              --------      --------      --------
      Total shareholders' equity
       (deficit)...........................    (17,873)       39,304        40,745
                                              --------      --------      --------
Total liabilities and shareholders' equity
 (deficit).................................   $142,799      $554,820      $568,560
                                              ========      ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE PANTRY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in Thousands)

                                                                       Three Months Ended
                                                                    -------------------------
                                                                    December 25, December 24,
                          September 26, September 25, September 24,     1997         1998
                              1996          1997          1998      (Unaudited)  (Unaudited)
                          ------------- ------------- ------------- ------------ ------------
                           (52 weeks)    (52 weeks)    (52 weeks)    (13 weeks)   (13 weeks)
Revenues:
  Merchandise sales.....    $188,091      $202,440      $460,798      $ 89,360     $139,390
  Gasoline sales........     192,737       220,166       509,958       103,022      171,789
  Commissions...........       3,979         4,787        14,128         2,789        4,428
                            --------      --------      --------      --------     --------
    Total revenues......     384,807       427,393       984,884       195,171      315,607
                            --------      --------      --------      --------     --------
Cost of sales:
  Merchandise...........     125,979       132,846       303,968        58,897       94,453
  Gasoline..............     167,610       197,268       447,565        90,909      148,774
                            --------      --------      --------      --------     --------
    Total cost of
     sales..............     293,589       330,114       751,533       149,806      243,227
                            --------      --------      --------      --------     --------
Gross Profit............      91,218        97,279       233,351        45,365       72,380
                            --------      --------      --------      --------     --------
Operating Expenses:
  Store expenses........      57,841        60,208       140,089        28,165       43,729
  General and
   administrative
   expenses.............      17,127        16,796        32,761         7,172        9,968
  Merger integration
   costs (Note 2).......         --            --          1,016           --           --
  Restructuring charges
   (Note 11)............       2,184           --            --            --           --
  Impairment of long-
   lived assets (Note
   10)..................       3,034           --            --            --           --
  Depreciation and
   amortization.........       9,158         9,504        27,642         5,151        8,190
                            --------      --------      --------      --------     --------
    Total operating
     expenses...........      89,344        86,508       201,508        40,488       61,887
                            --------      --------      --------      --------     --------
Income from operations..       1,874        10,771        31,843         4,877       10,493
                            --------      --------      --------      --------     --------
Other Income (Expense):
  Interest expense......     (11,992)      (13,039)      (28,946)       (5,817)      (8,912)
  Miscellaneous.........        (660)        1,293         1,776           439         (184)
                            --------      --------      --------      --------     --------
    Total other
     expense............     (12,652)      (11,746)      (27,170)       (5,378)      (9,096)
                            --------      --------      --------      --------     --------
Income (loss) before
 income taxes and
 extraordinary loss.....     (10,778)         (975)        4,673          (501)       1,397
Income tax benefits
 (Note 6)...............       2,664           --            --            412         (332)
                            --------      --------      --------      --------     --------
Income (loss) before
 extraordinary item.....      (8,114)         (975)        4,673           (89)       1,065
Extraordinary loss (Note
 5).....................         --            --         (7,998)       (6,800)         --
                            --------      --------      --------      --------     --------
Net loss................    $ (8,114)     $   (975)     $ (3,325)     $ (6,889)    $  1,065
                            ========      ========      ========      ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE PANTRY, INC.

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                         SHAREHOLDERS' EQUITY (DEFICIT)
       (Unaudited as to Three Months Ended December 24, 1998 information)
                             (Dollars in Thousands)

                            Preferred Stock         Common Stock       Additional
                          -------------------- -----------------------  Paid in
                           Shares   Par Value    Shares     Par Value   Capital
                          --------  ---------- ----------- ----------- ----------
Balance, September 28,
 1995...................       --    $    --     100,000     $     1    $  6,999
Net loss................       --         --         --          --          --
Issuances of common and
 preferred stock........    25,999        --      14,029         --         (447)
Dividends on preferred
 stock..................       --         --         --          --          --
                          --------   --------    -------     -------    --------
Balance, September 26,
 1996...................    25,999        --     114,029           1       6,552
Net loss................       --         --         --          --          --
Net proceeds from stock
 issue..................    17,500        --         --          --       15,953
Dividends on preferred
 stock..................       --         --         --          --          --
                          --------   --------    -------     -------    --------
Balance, September 25,
 1997...................    43,499        --     114,029           1      22,505
                          --------   --------    -------     -------    --------
Net loss................       --         --         --          --          --
Issuances of common
 stock..................       --         --     115,478           1      57,150
Contribution of Series A
 Preferred Stock and
 related dividends to
 Additional Paid in
 Capital................   (25,999)       --         --          --        5,569
Dividends on preferred
 stock..................       --         --         --          --          --
                          --------   --------    -------     -------    --------
Balance, September 24,
 1998...................    17,500        --     229,507           2    $ 85,224
Net income..............       --         --         --          --          --
Issuances of common
 stock..................       --         --       3,194         --        1,810
Dividends on preferred
 stock..................       --         --         --          --          --
                          --------   --------    -------     -------    --------
Balance, December 24,
 1998...................    17,500   $    --     232,701     $     2    $ 87,034
                          ========   ========    =======     =======    ========
                                      Total
                                    Additional
                                     Paid in   Shareholder Accumulated
                          Other(1)   capital      Loans      Deficit     Total
                          --------  ---------- ----------- ----------- ----------
Balance, September 28,
 1995...................  $(17,109)  $(10,110)   $   --      $(6,223)   $(16,332)
Net loss................       --         --         --       (8,114)     (8,114)
Issuances of common and
 preferred stock........       --        (447)       --          --         (447)
Dividends on preferred
 stock..................       --         --         --       (2,654)     (2,654)
                          --------   --------    -------     -------    --------
Balance, September 26,
 1996...................   (17,109)   (10,557)       --      (16,991)    (27,547)
Net loss................       --         --         --         (975)       (975)
Net proceeds from stock
 issue..................       --      15,953        --          --       15,953
Dividends on preferred
 stock..................       --         --         --       (5,304)     (5,304)
                          --------   --------    -------     -------    --------
Balance, September 25,
 1997...................   (17,109)     5,396        --      (23,270)    (17,873)
                          --------   --------    -------     -------    --------
Net loss................       --         --         --       (3,325)     (3,325)
Issuances of common
 stock..................       --      57,150       (215)        --       56,936
Contribution of Series A
 Preferred Stock and
 related dividends to
 Additional Paid in
 Capital................       --       5,569        --          --        5,569
Dividends on preferred
 stock..................       --         --         --       (2,003)     (2,003)
                          --------   --------    -------     -------    --------
Balance, September 24.
 1998...................   (17,109)    68,115       (215)    (28,598)   $ 39,304
                          --------   --------    -------     -------    --------
Net income..............       --         --         --        1,065       1,065
Issuances of common
 stock..................       --       1,810       (722)        --        1,088
Dividends on preferred
 stock..................       --         --         --         (712)       (712)
                          --------   --------    -------     -------    --------
Balance, December 24,
 1998...................  $(17,109)  $ 69,925    $  (937)    (28,245)     40,745
                          ========   ========    =======     =======    ========

--------
(1) Represents excess of amount paid in 1987 leveraged buy-out over net book value for "carry over" shareholders (Note 1).

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE PANTRY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                         Year Ended                    Three Months Ended
                          ----------------------------------------- -------------------------
                                                                    December 25, December 24,
                          September 26, September 25, September 24,     1997         1998
                              1996          1997          1998      (Unaudited)  (Unaudited)
                          ------------- ------------- ------------- ------------ ------------
                           (52 weeks)    (52 weeks)    (52 weeks)    (13 weeks)   (13 weeks)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net loss................     $(8,114)     $   (975)     $  (3,325)   $  (6,889)    $  1,065
Adjustments to reconcile
 net loss to net cash
 provided by operating
 activities:
 Extraordinary loss.....          --           --           2,006        2,006          --
 Impairment of long-
  lived assets..........       3,034           --             --           --           --
 Depreciation and
  amortization..........       9,158         9,504         27,642        5,151        8,190
 Provision for deferred
  income taxes..........      (1,558)          371            138       (1,851)         --
 (Gain) loss on sale of
  property and
  equipment.............         470        (1,054)           531         (268)         260
 Provision for
  environmental
  expenses..............         512         1,574          6,181           27          154
 Provision for closed
  stores................         673           (11)            50          --           --
 Write-off of property
  held for sale.........         168           --             --           --           --
Changes in operating
 assets and liabilities,
 net of effects of
 acquisitions:
 Receivables............        (539)         (527)        (8,512)      (1,227)      (2,566)
 Inventories............        (937)       (2,273)        (4,518)        (951)      (4,677)
 Prepaid expenses.......          20          (429)           390          614          878
 Other non-current
  assets................         432        (4,295)         5,111        3,574           36
 Accounts payable.......       2,104           603         13,896         (335)        (480)
 Other current
  liabilities and
  accrued expenses......        (639)        3,393          2,241       (2,614)      (6,172)
 Employment
  obligations...........        (255)         (698)          (407)         (92)         (92)
 Other noncurrent
  liabilities...........         886         2,155          6,608        1,927         (106)
                             -------      --------      ---------    ---------     --------
Net cash provided by
 (used in) operating
 activities.............       5,415         7,338         48,032         (928)      (3,510)
                             -------      --------      ---------    ---------     --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Additions to property
 held for sale..........      (4,050)       (1,828)        (5,203)         --           (42)
Additions to property
 and equipment..........      (7,084)      (14,749)       (43,153)      (5,932)      (9,540)
Proceeds from sale of
 property held for
 sale...................       2,462         1,345          4,807        2,025          524
Proceeds from sale of
 property and
 equipment..............       1,468         2,315          7,648          409           91
Acquisitions of related
 businesses, net of cash
 acquired...............         --        (12,162)      (250,592)    (135,605)     (25,541)
                             -------      --------      ---------    ---------     --------
Net cash used in
 investing activities...      (7,204)      (25,079)      (286,493)    (139,103)     (34,508)
                             -------      --------      ---------    ---------     --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Principal repayments
 under capital leases...        (347)         (303)        (1,424)        (246)        (323)
Proceeds from issuance
 of capital leases......         --            --           1,086          --           --
Principal repayments of
 long-term debt.........         (20)          (26)       (51,543)     (51,004)         (15)
Net proceeds from
 issuance of long-term
 debt...................         --            200        278,508      200,023       16,000
Proceeds from issuance
 of short-term debt.....         --            --             --           --         2,000
Net proceeds from equity
 issues.................         --         15,953         56,935       32,151        1,088
Other financing costs...      (3,505)          (74)       (14,044)     (12,418)         (67)
                             -------      --------      ---------    ---------     --------
Net cash provided by
 (used in) financing
 activities.............      (3,872)       15,750        269,518      168,506       18,683
                             -------      --------      ---------    ---------     --------
Net increase (decrease)
 in cash................      (5,661)       (1,991)        31,057       28,475      (19,335)
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF PERIOD....      10,999         5,338          3,347        3,347       34,404
                             -------      --------      ---------    ---------     --------
CASH AND CASH
 EQUIVALENTS AT END OF
 PERIOD ................     $ 5,338      $  3,347      $  34,404    $  31,822     $ 15,069
                             =======      ========      =========    =========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      SUPPLEMENTAL DISCLOSURE OF CASH FLOW

                                        Year Ended                      Three Months Ended
                         ----------------------------------------- -----------------------------
                                                                   December 25, December 24,
                         September 26, September 25, September 24,     1997         1998
                             1996          1997          1998      (unaudited)  (unaudited)
                         ------------- ------------- ------------- ------------ ------------
                                                                    (13 weeks)   (13 weeks)
Cash paid (refunded)
 during the year:
  Interest..............    $12,719       $12,863       $21,826       $6,165      $15,095
                            =======       =======       =======       ======      =======
  Taxes.................    $  (403)      $  (917)      $   784       $ (116)     $   285
                            =======       =======       =======       ======      =======

            SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES

      During fiscal 1997 and 1998, the Company entered into several business acquisitions and divestitures (see Note 2--Business Acquisitions and Note 12-- Common Stock). In connection with the acquisitions, the holders of the Company's Series A Preferred Stock contributed all outstanding shares of Series A Preferred Stock and related accrued and unpaid dividends to the capital of the Company, resulting in an increase in paid in capital of $5,569.

                                THE PANTRY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Unaudited as to December 25, 1997 and December 24, 1998 information)

NOTE 1--HISTORY OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

      The consolidated financial statements include the accounts of The Pantry, Inc. ("The Pantry" or the "Company") and its wholly-owned subsidiaries, Sandhills, Inc., Lil' Champ Food Stores, Inc. ("Lil' Champ"), PH Holding Corporation ("PH") and PH's wholly-owned subsidiaries, TC Capital Management, Inc. and Pantry Properties, Inc. All intercompany transactions and balances have been eliminated in consolidation. The Pantry owns and operates approximately 1,151 convenience stores in North Carolina, South Carolina, Florida, Tennessee, Kentucky, Indiana and Virginia.

      Prior to November 2, 1993, The Pantry was a wholly-owned subsidiary of Montrose Pantry Acquisition Corporation ("MPAC"), an entity formed to affect the 1987 leveraged buy-out of The Pantry. On November 2, 1993, The Pantry was merged into MPAC and MPAC's name was changed to The Pantry. MPAC had no assets or operations other than its investment in The Pantry.

      On November 30, 1995, Freeman Spogli & Co. Incorporated, through its affiliates, FS Equity Partners III, L.P., a Delaware limited partnership ("FSEP III") and FS Equity Partners International, L.P., a Delaware limited partnership ("FSEP International," collectively with FSEP III, "the FS Group"), acquired a 39.9% interest in the Company and Chase Manhattan Capital Corporation ("Chase") acquired a 12.0% interest in the Company through a series of transactions which included the purchase of common stock from certain shareholders and the purchase of newly issued common and preferred stock. The FS Group and Chase subsequently acquired the remaining interests of approximately 37.0% and 11.1%, respectively, on August 19, 1996 through the purchase of common and preferred stock from certain shareholders. On December 30, 1996, the FS Group purchased additional preferred stock of the Company.

      On October 23, 1997, The Pantry acquired 100% of the outstanding common stock of Lil' Champ from Docks U.S.A., Inc. (the "Lil' Champ Acquisition"). The acquisition was funded by a combination of Senior Subordinated Notes and an additional equity investment by the FS Group, Chase and a member of management. Also during fiscal 1998, the Company acquired several smaller convenience store chains, financed primarily from an additional equity issuance (see discussion of 1998 acquisitions at Note 2--Business Acquisitions). As of September 24, 1998, the Company was owned 76.4% and 17.0% by the FS Group and Chase, respectively.

      Unaudited Financial Statements--In the opinion of management, the unaudited consolidated balance sheet at December 24, 1998, and the unaudited consolidated statements of operations, shareholders' equity, and cash flows for the three months ended December 25, 1997 and December 24, 1998 include all adjustments (which include only normal recurring adjustments) necessary to present the financial position and results of operations and cash flows for the periods then ended in accordance with generally accepted accounting principles.

Acquisition Accounting

      MPAC acquired all of The Pantry's common stock in a leveraged buy-out as of August 13, 1987. Certain individuals and entities which held an ownership interest in The Pantry retained approximately 45% of ownership interest after the August 13, 1987 transaction. A new basis of

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

accounting was established as a result of the acquisition to the extent of the "new" equity interests (partial step-up). The original basis of accounting was retained for those shareholders that retained an equity interest in MPAC after the acquisition. To the extent of ownership change, the excess amount paid over The Pantry's net book value was allocated to property and equipment, inventories, deferred lease cost and goodwill based on relative fair market values. To the extent that certain individuals and entities maintained their equity interests, the excess amount paid over net book value was recorded as a debit in shareholders' deficit ($17,109,000). Had there not been a partial step-up, this amount would have been allocated to property and equipment, inventories, deferred lease cost and goodwill based on relative fair market values.

Long-Lived Assets

      In 1996, the Company early-adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of. Accordingly, long-lived assets are reviewed for impairment on a store-by-store basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When an evaluation is required, the projected future undiscounted cash flows attributable to each store are compared to the carrying value of the long-lived assets (including an allocation of goodwill, if appropriate) of that store to determine if a write-down to fair value is required (see Note 10-- Impairment of Long-Lived Assets).

Goodwill

      Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over periods of 20 to 40 years. The Company assesses the recoverability of this intangible asset by determining whether amortization of the goodwill balance over its remaining life can be recovered through estimated undiscounted future operating results. Estimated future results are based on a trend of historical results for the trailing three fiscal years and management's estimate of future results which indicate that the goodwill balances will be recovered over the various periods remaining to be benefited.

Deferred Lease Cost

      Deferred lease cost represents the value assigned to favorable leases acquired. Such amounts are being amortized over the remaining term of the respective leases.

Property Held for Sale

      Certain property is classified as current assets when management's intent is to sell these assets in the ensuing fiscal year, and is recorded at the lower of cost or fair value less cost to sell.

Deferred Financing Cost

      Deferred financing cost represents expenses related to issuing the Company's long-term debt (see Note 5--Long-Term Debt), obtaining its lines of credit (see Note 5--Long-Term Debt), and obtaining lease financing (see Note 7--Leases). Such amounts are being amortized over the remaining term of the respective financing.

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

Property and Equipment

      Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is provided primarily by the straight-line method over the estimated useful lives of the assets for financial statement purposes and by accelerated methods for income tax purposes.

      Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized. Leased buildings capitalized in accordance with SFAS No. 13 are recorded at the lesser of fair value or the discounted present value of future lease payments at the inception of the leases. Amounts capitalized are amortized over the estimated useful lives of the assets or terms of the leases (generally 5 to 20 years) using the straight-line method.

Inventories

      Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method, except for gasoline inventories maintained by Lil' Champ, for which cost is determined using the first-in, first-out ("FIFO") method.

Income Taxes

      All operations of The Pantry and its subsidiaries are included in a consolidated Federal income tax return. Pursuant to SFAS No. 109, Accounting for Income Taxes, The Pantry recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between financial statement carrying amounts and the related tax bases.

Stock Based Compensation

      The Company's stock option plan is accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). The Company follows the disclosure requirements of SFAS No. 123, Accounting for Stock Based Compensation.

Cash and Cash Equivalents

      For purposes of the consolidated financial statements, cash and cash equivalents include cash, deposits in interest bearing accounts, and other financial instruments with original maturities of less than three months.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

Accounting Period

      The Pantry operates on a 52 or 53 week fiscal year ending on the last Thursday in September. For 1996, 1997 and 1998, each of the Company's fiscal years contained 52 weeks.

Reclassifications

      Certain amounts in the fiscal 1996 and 1997 consolidated financial statements have been reclassified to conform to the current year presentation.

Newly Adopted Accounting Standards and Recently Issued Accounting Standards Not Yet Adopted

      In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, Environmental Remediation Liabilities. SOP 96-1 contains authoritative guidance on specific accounting issues that are present in the recognition, measurement, display and disclosure of environmental remediation liabilities. The adoption of SOP 96-1 in fiscal 1998 did not have a material effect on the Company's 1998 consolidated financial statements.

      In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and loses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This Statement is effective for fiscal 1999. The adoption of SFAS No. 130 during the three months ended December 24, 1998 did not have an impact on the Company's net income or stockholder's equity as the Company had no differences between net loss and comprehensive income.

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment,
(b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. Under SFAS No. 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for

                               THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS No. 133 is effective for the first quarter of fiscal 2000. Earlier application of all of the provisions of SFAS No. 133 is encouraged. As of September 24, 1998, the Company has not determined the effect of SFAS No. 133 on its consolidated financial statements.

NOTE 2--BUSINESS ACQUISITIONS:

      During fiscal 1998, the Company acquired the businesses described below, which were accounted for by the purchase method of accounting:

  . The October 23, 1997 acquisition of all of the common stock of Lil' Champ
    Food Stores, Inc. ("Lil' Champ") for $136.4 million (net of cash acquired), including the repayment of $10.7 million in outstanding indebtedness of Lil' Champ. Lil' Champ is a leading operator of convenience stores in Florida and the largest convenience store operator in northern Florida. Lil' Champ's 479 stores are located primarily in northern Florida and Georgia. The purchase price, the refinancing of existing Lil' Champ debt, and the fees and expense of the Lil' Champ acquisition were financed with the proceeds from the offering of $200.0 million, 10 1/4% Senior Subordinated Notes due 2007, cash on hand and the purchase by existing stockholders and management of the Company of an additional $32.4 million of the Company's capital stock.

  . The March 19, 1998 acquisition of the operating assets of 23 convenience stores in eastern North Carolina which was financed primarily from the Acquisition Facility and cash on hand.

  . The May 1998 acquisitions, in three separate transactions, of 12 convenience stores in the Gainesville, Florida area which were financed primarily from the Acquisition Facility and cash on hand.

  . The July 2, 1998 acquisition of certain assets of Quick Stop Food Mart,
    Inc. ("Quick Stop") including, but not limited to, seventy-five (75) convenience stores located throughout North Carolina and South Carolina (the "Quick Stop Acquisition"). Total consideration paid was approximately $56.0 million.

  . The July 16, 1998 acquisition of certain assets of Stallings Oil Company,
    Inc. ("Stallings") including, but not limited to, forty-one (41) convenience stores located throughout North Carolina and Virginia (the "Stallings Acquisition"). Total consideration paid was approximately $29.3 million. The Stallings and Quick Stop acquisitions were financed by proceeds of $50.0 million from the Acquisition Facility, cash on hand, and an equity investment of $25.0 million in the aggregate by existing shareholders of the Company.

      Subsequent to September 24, 1998 in two separate transactions, the Company acquired certain operating assets including 32 convenience stores located in North Carolina and South Carolina. These transactions were funded from borrowings under the Company's Credit Facility and cash on hand. (unaudited)

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

      The purchase prices have been allocated to the assets purchased and the liabilities assumed based upon the fair values on the dates of the acquisitions, as follows (amounts in thousands):

                                                           Stallings,
                                                           Quick Stop
                                                Lil' Champ and Others  Total
                                                ---------- ---------- --------
ASSETS ACQUIRED:
Receivables, net...............................  $  1,617   $  2,100  $  3,717
Inventories....................................    20,113      8,758    28,871
Deferred income taxes..........................     2,992        --      2,992
Prepaid expenses and other current assets......     1,402        --      1,402
Property and equipment.........................   155,382     48,682   204,064
Other noncurrent assets........................     3,696        --      3,696
                                                 --------   --------  --------
Total assets acquired..........................   185,202     59,540   244,742
                                                 --------   --------  --------
LIABILITIES ASSUMED:
Short-term capital lease obligations...........     1,027        --      1,027
Accounts payable--trade........................    10,870        228    11,098
Other liabilities and accrued expenses.........    36,093        --     36,093
Long-term capital lease obligations............    11,716        --     11,716
Environmental remediation liabilities..........     3,150        --      3,150
Noncurrent deferred income taxes...............    20,530        --     20,530
Other noncurrent liabilities...................     8,070        996     9,066
Total liabilities assumed......................    91,456      1,224    92,680
                                                 --------   --------  --------
Net tangible assets acquired...................    93,746     58,316   152,062
Goodwill.......................................    42,622     55,908    98,530
                                                 --------   --------  --------
Total consideration paid, including direct
 costs, net of cash acquired...................  $136,368   $114,224  $250,592
                                                 ========   ========  ========

      The Stallings and Quick Stop purchase price allocations are preliminary estimates, based on available information and certain assumptions management believes are reasonable. Accordingly, the purchase price allocations are subject to finalization. The purchase price allocations for other 1998 acquisitions have been finalized. The excess of the purchase prices over fair values of the net assets acquired for all 1998 acquisitions, $98,530,000 has been recorded as goodwill, which is being amortized on a straight-line basis over 30 years.

      The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and acquired businesses as if the transactions occurred at the beginning of the fiscal year for each of the periods presented (amounts in thousands):

                                                           Quarter Ended
                                                     -------------------------
                                                     December 25, December 24,
                                 1997       1998         1997         1998
                               ---------  ---------  ------------ ------------
Total revenues................ 1,246,596  1,235,520    325,093      319,885
Income (loss) before
 extraordinary loss...........    (9,684)     4,278      1,390        1,132
Net loss......................    (9,684)    (3,720)    (5,410)       1,132

      In management's opinion, the unaudited pro forma information is not necessarily indicative of actual results that would have occurred had the acquisitions been consummated at the beginning of fiscal 1997 or fiscal 1998, or of future operations of the combined companies.

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

      In connection with the Lil' Champ acquisition, the Company recorded an integration charge of approximately $1.0 million for costs of combining its existing business with the acquired business of Lil' Champ. The charge includes $0.3 million for relocation costs and $0.7 million for consolidation and related expenses. All amounts had been expended as of September 24, 1998.

      During fiscal 1997, the Company acquired 35 stores, acquired the gasoline operations at 23 third-party locations and disposed of 21 stores. The net assets acquired and liabilities assumed are as follows (in thousands):

                                                                    Year Ended
                                                                   September 25,
                                                                       1997
                                                                   -------------
       Inventories................................................    $ 1,665
       Property and equipment.....................................      6,374
       Other noncurrent assets....................................          9
       Accrued expenses...........................................        (43)
                                                                      -------
                                                                        8,005
       Goodwill...................................................      4,157
                                                                      -------
       Total consideration, including direct costs................    $12,162
                                                                      =======


NOTE 3--INVENTORIES:

      At September 25, 1997 and September 24, 1998, inventories consisted of the following (in thousands):

                                                                1997     1998
                                                               -------  -------
       Inventories at FIFO cost:
         Merchandise.......................................... $16,877   41,967
         Gasoline.............................................   4,969   11,510
                                                               -------  -------
                                                                21,846   53,477
       Less adjustment to LIFO cost:
         Merchandise..........................................  (4,203)  (5,668)
         Gasoline.............................................    (482)     --
                                                               -------  -------
       Inventories at LIFO cost............................... $17,161  $47,809
                                                               =======  =======

      Total inventories at September 24, 1998 include $5,213,000 of gasoline inventories held by Lil' Champ that are recorded under the FIFO method.

      The positive effect on cost of sales of LIFO inventory liquidations was $68,000, $4,141 and $482,000 for fiscal years 1996, 1997 and 1998, respectively.

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

NOTE 4--PROPERTY AND EQUIPMENT:

      At September 25, 1997 and September 24, 1998, property and equipment consisted of the following (in thousands):

                                                               1997      1998
                                                             --------  --------
   Land..................................................... $ 16,109    62,183
   Buildings................................................   29,928    85,278
   Gasoline equipment.......................................   50,362    95,729
   Other equipment, furniture and fixtures..................   26,657    96,874
   Leasehold improvements...................................   10,743    28,286
   Automobiles..............................................      134       516
   Construction in progress.................................    1,471     9,443
                                                             --------  --------
                                                              135,404   378,309
   Less--accumulated depreciation and amortization..........  (57,418)  (77,331)
                                                             --------  --------
                                                             $ 77,986  $300,978
                                                             ========  ========

NOTE 5--LONG-TERM DEBT:

      At September 25, 1997 and September 24, 1998, long-term debt consisted of the following (in thousands):

                                                               1997      1998
                                                             --------  --------
   Notes payable ("Senior Notes"); due November 15, 2000;
    interest payable semi-annually at 12%..................  $ 99,995  $ 48,995
   Notes payable ("Senior Subordinated Notes"); due October
    15, 2007; interest payable semi-annually at 10.25%.....       --    200,000
   Note payable; secured by certain property; due monthly
    through 2004; interest at 10%..........................       153       136
   Notes payable ("Acquisition Facility"); interest payable
    monthly at LIBOR (5.85% at September 24, 1998) plus
    2.5%; principal due in quarterly installments through
    October 31, 2002.......................................       --     78,000
   Note payable; secured by certain property; due monthly
    through 2005; interest at 8%...........................       190       173
                                                             --------  --------
   Other notes payable; due monthly through 1999; interest
    at 9%..................................................       --         10
                                                              100,338   327,314
   Less--current maturities................................       (33)      (45)
                                                             --------  --------
                                                             $100,305  $327,269
                                                             ========  ========

      While the Senior Notes are unsecured, the terms of the Senior Notes contain certain covenants restricting (i) the use of proceeds from the offering; (ii) the placing of liens on properties; (iii) certain "restricted payments" as defined in the agreement; (iv) the incurrance of additional debt;
(v) the sale of assets; (vi) any merger, consolidation or change in control;
(vii) lines of business and (viii) transactions with affiliates. In addition, the Indenture requires certain positive covenants including the maintenance of a "Consolidated Fixed Charge Ratio" (the "Coverage Ratio") of greater than 1.69 to 1.0.

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

      On October 23, 1997 in connection with the Lil' Champ Acquisition, the Company completed the offering of the Senior Subordinated Notes and, in a related transaction, completed the Tender Offer and Consent Solicitation with respect to the Senior Notes. The Tender Offer resulted in the Company's purchase of $51 million in principal amount of the Senior Notes at a purchase price of 110% of the aggregate principal amount plus accrued and unpaid interest and other related fees. In connection with this repurchase, the Company incurred an extraordinary loss of approximately $8.0 million related to costs of the Tender Offer and Consent Solicitation and write-off of deferred financing costs.

      The Senior Subordinated Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, as to the payment of principal, premium, if any, and interest, jointly and severally, by all Guarantors (see Note 15-- Supplemental Guarantors Information). The Senior Subordinated Notes contain covenants that, among other things, restrict the ability of the Company and any restricted subsidiary to: (i) incur additional indebtedness; (ii) pay dividends or make distributions; (iii) issue stock of subsidiaries; (iv) make certain investments; (v) repurchase stock; (vi) create liens; (vii) enter into transactions with affiliates; (viii) enter into sale-leaseback transactions;
(ix) merge or consolidate the Company or any of its subsidiaries; and (x) transfer and sell assets.

      Historically, The Pantry had two bank lines of credit with borrowing capacity limits of $10.0 million and $15.0 million, respectively. The $10.0 million line of credit bore interest at prime (8.50% at September 25, 1997) plus 0.5%.

      On October 23, 1997 in connection with the Lil' Champ Acquisition, the Company entered into the New Credit Facility replacing the $10.0 million and $15.0 million bank lines discussed above. Originally, the New Credit Facility consisted of a $45.0 million Revolving Credit Facility and a $30 million Acquisition Facility.

      Under the terms of the New Credit Facility, the Acquisition Facility is available to finance acquisition of related businesses with certain restrictions (see Note 2--Business Acquisitions). The New Credit Facility contains covenants restricting the ability of the Company and any of its subsidiaries to among other things: (i) incur additional indebtedness; (ii) declare dividends or redeem or repurchase capital stock; (iii) prepay, redeem or purchase debt; (iv) incur liens; (v) make loans and investments; (vi) make capital expenditures; (vii) engage in mergers, acquisitions or asset sales; and
(viii) engage in transactions with affiliates. The Company is also required to comply with financial covenants with respect to (a) a minimum coverage ratio,
(b) a minimum pro forma EBITDA, (c) a maximum pro forma leverage ratio, and (d) a maximum capital expenditure allowance.

      During the year, the New Credit Facility was amended to increase the amount available to the Company for acquisitions from $30.0 million to $85.0 million. In addition, amendments were made to certain of the Company's financial covenants under the New Credit Facility, including (a) the minimum coverage ratio, (b) the minimum pro forma EBITDA, (c) the maximum pro forma leverage ratio, and (d) the maximum capital expenditure allowance. As of September 24, 1998, there was $78,000,000 outstanding under the acquisition line. The Company had outstanding letters of credit of $13,545,000 at September 24, 1998, issued under the Revolving Credit Facility.

                               THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

      As of September 24, 1998, the Company was in compliance with all covenants and restrictions relating to all its outstanding borrowings.

      As of September 24, 1998, substantially all of the Company's and its subsidiaries' net assets are restricted as to payment of dividends and other distributions.

      See Unaudited Note 16--Subsequent Events.

NOTE 6--INCOME TAXES:

      The components of income tax expense (benefit) are summarized below (in thousands):

                                                           1996    1997   1998
                                                          -------  -----  -----
   Current:
     Federal............................................. $(1,111) $ 163  $ --
     State...............................................       5   (534)   138
                                                          -------  -----  -----
                                                           (1,106)  (371)   138
                                                          -------  -----  -----
   Deferred:
     Federal.............................................  (1,074)   371    --
     State...............................................    (484)   --    (138)
                                                          -------  -----  -----
                                                           (1,558)   371   (138)
                                                          -------  -----  -----
                                                          $(2,664) $ --   $ --
                                                          =======  =====  =====

      As of September 25, 1997 and September 24, 1998, deferred tax liabilities (assets) are comprised of the following (in thousands):

                                                               1997      1998
                                                              -------  --------
   Depreciation.............................................. $ 6,513  $ 32,921
   Deferred lease cost.......................................      27        17
   Inventory.................................................     940     3,417
   Other.....................................................     469     1,672
                                                              -------  --------
   Gross deferred tax liabilities............................   7,949    38,027
                                                              -------  --------
   Capital lease obligations.................................    (321)   (1,207)
   Allowance for doubtful accounts...........................     (58)     (108)
   Environmental expenses....................................    (500)   (2,114)
   Accrued insurance reserves................................  (1,607)   (4,482)
   Exit and employee termination costs.......................     --     (1,860)
   Accrued compensation......................................    (667)      --
   Other.....................................................    (616)   (3,154)
                                                              -------  --------
   Gross deferred tax assets.................................  (3,769)  (12,925)
   Net operating loss carryforwards..........................  (2,622)   (6,836)
   General business credits..................................  (1,846)   (1,832)
   AMT Credits...............................................  (2,696)   (2,492)
   Deferred tax assets valuation allowance...................   1,686     2,436
                                                              -------  --------
                                                              $(1,298) $ 16,378
                                                              =======  ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

      As of September 25, 1997 and September 24, 1998, net current deferred income tax assets totaled $1,142,000 and $3,988,000, respectively, and net noncurrent deferred income tax assets (liabilities) totaled $156,000 and $(20,366,000), respectively.

      Reconciliations of income taxes at the Federal statutory rate (34%) to actual taxes provided are as follows (in thousands):

                                                       1996    1997    1998
                                                      -------  -----  -------
   Tax benefit at Federal statutory rate............. $(3,665) $(332) $(1,131)
   Tax benefit at state rate, net of Federal income
    tax benefit......................................    (316)  (325)    (153)
   Permanent differences:
     Amortization of goodwill........................   1,127    235      474
     Other...........................................      14    248      190
   Tax benefit from creation of general business
    credits..........................................     --    (151)     --
   Valuation allowance...............................     176    325      620
                                                      -------  -----  -------
   Net income tax benefit............................ $(2,664) $ --   $   --
                                                      =======  =====  =======

      As of September 24, 1998 The Pantry had net operating loss carryforwards, general business credits and AMT credits which can be used to offset future Federal income taxes. The benefit of these carryforwards is recognized, net of a valuation allowance, as a reduction in the Company's net deferred tax asset. Loss carryforwards as of September 24, 1998 have the following expiration dates (in thousands):

                                                                Federal  State
                                                                ------- -------
   2009........................................................ $   --  $ 3,158
   2010........................................................     --    2,974
   2011........................................................     --   10,919
   2012........................................................   2,332   5,101
   2013........................................................     --   12,820
   2018........................................................  12,022     --
                                                                ------- -------
   Total loss carryforwards.................................... $14,354 $34,972
                                                                ======= =======

      The valuation allowance increased $176,000 and $325,000 in 1996 and 1997, respectively, to provide for state net economic loss carryforwards. The valuation allowance increased $620,000 in 1998, which was primarily attributable to federal net operating losses, net of a decrease for state tax net economic loss carryovers (as discussed below).

      The State of North Carolina and the State of Tennessee have assessed Sandhills, Inc., a subsidiary of the Company, with additional taxes plus penalties and accrued interest totaling approximately $5 million, for the periods February 1, 1992 to September 26, 1996. The Company reached a settlement with the State of North Carolina, which is pending final approval by the State. Under the settlement, the Company will reduce State net economic loss carryforwards and pay a de minimis amount of additional tax. The expected settlement is reflected in the financial statements as a reduction to State net economic losses and a reduction of deferred tax assets which is fully offset by a corresponding reduction to the valuation allowance. The Company is contesting the Tennessee

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

assessment and believes that, in the event of a mutual settlement, the assessment amount and related penalties would be substantially reduced. Based on this, the Company believes the outcome of the audits will not have a material adverse effect on the Company's financial condition or financial statements.

NOTE 7--LEASES:

      The Pantry leases store buildings, office facilities and store equipment under both capital and operating leases. The asset balances related to capital leases at September 25, 1997, and September 24, 1998 are as follows (in thousands):

                                                                1997     1998
                                                               -------  -------
     Buildings................................................ $ 2,196  $12,344
     Less--accumulated amortization...........................  (1,649)  (2,142)
                                                               -------  -------
                                                               $   547  $10,202
                                                               =======  =======

      Amortization expense related to capitalized leased assets was $261,000, $185,000, and $1,249,000 for fiscal 1996, 1997, and 1998 respectively.

      Future minimum lease payments as of September 24, 1998, for capital leases and operating leases that have initial or remaining terms in excess of one year are as follows (in thousands):

                                                               Capital Operating
     Fiscal Year                                               Leases   Leases
     -----------                                               ------- ---------
     1999..................................................... $ 2,507 $ 21,462
     2000.....................................................   2,396   20,179
     2001.....................................................   2,309   18,203
     2002.....................................................   2,307   16,954
     2003.....................................................   2,307   15,817
     Thereafter...............................................   5,022   38,083
                                                               ------- --------
     Net minimum lease payments...............................  16,848 $130,698
                                                                       ========
     Amount representing interest (8% to 20%).................   3,479
                                                               -------
     Present value of net minimum lease payments..............  13,369
     Less--current maturities.................................   1,240
                                                               -------
                                                               $12,129
                                                               =======

      Rental expense for operating leases was approximately $8,126,000, $9,618,000 and $23,758,000 for fiscal years 1996, 1997 and 1998, respectively.

NOTE 8--COMMITMENTS AND CONTINGENCIES:

      As of September 24, 1998, the Company was contingently liable for outstanding letters of credit in the amount of $13,545,000 related primarily to several areas in which the Company is self-insured. The letters of credit are not to be drawn against unless the Company defaults on the timely payment of related liabilities.

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

      The Pantry is involved in certain legal actions arising in the normal course of business. In the opinion of management, based on a review of such legal proceedings, the ultimate outcome of these actions will not have a material effect on the consolidated financial statements.

Environmental Liabilities and Contingencies

      The Company is subject to various federal, state and local environmental laws and regulations governing underground petroleum storage tanks ("USTs") that require the Company to make certain expenditures for compliance. In particular, at the federal level, the Resource Conservation and Recovery Act, as amended, requires the EPA to establish a comprehensive regulatory program for the detection, prevention, and cleanup of leaking USTs. Regulations enacted by the EPA in 1988 established requirements for (i) installing UST systems;
(ii) upgrading UST systems; (iii) taking corrective action in response to releases; (iv) closing UST systems; (v) keeping appropriate records; and (vi) maintaining evidence of financial responsibility for taking corrective action and compensating third parties for bodily injury and property damage resulting from releases. These regulations permit states to develop, administer and enforce their own regulatory programs, incorporating requirements which are at least as stringent as the federal standards. The Florida rules for 1998 upgrades are more stringent than the 1998 EPA regulations. The Pantry facilities in Florida all meet or exceed such rules. The following is an overview of the requirements imposed by these regulations:

  . Leak Detection: The EPA and states' release detection regulations were phased in based on the age of the USTs. All USTs were required to comply with leak detection requirements by December 22, 1993. The Company utilizes several approved leak detection methods for all Company-owned UST systems. Daily and monthly inventory reconciliations are completed at the store level and at the corporate support center. The daily and monthly reconciliation data is also analyzed using statistical inventory reconciliation which compares the reported volume of gasoline purchased and sold with the capacity of each UST system and highlights discrepancies. The Company believes it is in full or substantial compliance with the leak detection requirements applicable to USTs.

  . Corrosion Protection: The 1988 EPA regulations require that all UST systems have corrosion protection by December 22, 1998. All of the Company's USTs have been protected from corrosion either through the installation of fiberglass tanks or upgrading steel USTs with interior fiberglass lining and the installation of cathodic protection.

  . Overfill/Spill Prevention: The 1988 EPA regulations require that all sites have overfill/spill prevention devices by December 22, 1998. The Company has installed spill/overfill equipment on all Company-owned UST systems to meet these regulations.

      In addition to the technical standards, The Pantry is required by federal and state regulations to maintain evidence of financial responsibility for taking corrective action and compensating third parties in the event of a release from its UST systems. In order to comply with this requirement, The Pantry maintains letters of credit in the aggregate amount of $2.3 million issued by a commercial bank in favor of state environmental enforcement agencies in the states of North Carolina, Virginia, South Carolina, Tennessee, Indiana and Kentucky and relies on reimbursements from applicable state trust funds. In Florida, the Company meets such financial responsibility requirements by state trust

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

fund coverage through December 31, 1998 and will meet such requirements thereafter through private commercial liability insurance and by qualified self insurance. The Company has sold all of its Georgia stores but has retained responsibility for pre-closing environmental remediation at certain locations. The costs of such remediation and third party claims should be covered by the state trust fund, subject to applicable deductibles and caps on reimbursements.

      All states in which The Pantry operates or has operated UST systems have established trust funds for the sharing, recovering, and reimbursing of certain cleanup costs and liabilities incurred as a result of releases from UST systems. These trust funds, which essentially provide insurance coverage for the cleanup of environmental damages caused by the operation of UST systems, are funded by a UST registration fee and a tax on the wholesale purchase of motor fuels within each state. The Company has paid UST registration fees and gasoline taxes to each state where it operates to participate in these programs and has filed claims and received reimbursement in North Carolina, South Carolina, Kentucky, Indiana, Florida, Georgia, and Tennessee. The coverage afforded by each state fund varies but generally provides up to $1.0 million per site for the cleanup of environmental contamination, and most provide coverage for third party liabilities. Costs for which the Company does not receive reimbursement include but are not limited to: (i) the per-site deductible; (ii) costs incurred in connection with releases occurring or reported to trust funds prior to their inception; (iii) removal and disposal of UST systems; and (iv) costs incurred in connection with sites otherwise ineligible for reimbursement from the trust funds. The trust funds require the Company to pay deductibles ranging from $10,000 to $100,000 per occurrence depending on the upgrade status of its UST system, the date the release is discovered/reported and the type of cost for which reimbursement is sought. The Florida trust fund will not cover releases first reported after December 31, 1998. The Company will obtain private coverage for remediation and third party claims arising out of releases reported after December 31, 1998. In addition to material amounts to be spent by the Company, a substantial amount will be expended for remediation on behalf of the Company by state trust funds established in the Company's operating areas or other responsible third parties (including insurers). To the extent such third parties do not pay for remediation as anticipated by the Company, the Company will be obligated to make such payments, which could materially adversely affect the Company's financial condition and results of operations. Reimbursement from state trust funds will be dependent upon the maintenance and continued solvency of the various funds.

      Environmental reserves of $17.1 million and $17.3 million (unaudited) as of September 24, 1998 and December 24, 1998, respectively, represent estimates for future expenditures for remediation, tank removal and litigation associated with all known contaminated sites as a result of releases (e.g., overfills, spills and underground storage tank releases) and are based on current regulations, historical results and certain other factors. The Company anticipates that it will be reimbursed for a portion of these expenditures from state insurance funds and private insurance. As of September 24, 1998, and December 24, 1998, these anticipated reimbursements of $13.2 million and $12.8 million (unaudited), respectively, are recorded as long-term environmental receivables. In Florida, remediation of such contamination will be performed by the state and substantially all of the costs will be paid by the state trust fund. The Company will perform remediation in other states through independent contractor firms engaged by the Company. For certain sites the trust fund does not cover a deductible or has a copay which may be less than the cost of such remediation.

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

      The Company has reserved $500,000 to cover third party claims that are not covered by state trust funds or by private insurance. This reserve is based on management's best estimate of losses that may be incurred over the next several years based on, among other things, the fact that remediation standards and expectations are evolving, the legal principles regarding the right to and proper measure of damages for diminution in value, lost profit, lost opportunity and damage to soil and subsurface water that may be owned by the state, the absence of controlling authority of the limitation period, if any, that may be applicable and the possibility that remediation (which will be funded by state trust funds, private insurance or is included within the reserve described above for remediation) may be sufficient.

      Several of the locations identified as contaminated are being cleaned up by third parties who have indemnified The Pantry as to responsibility for clean up matters. Additionally, The Pantry is awaiting closure notices on several other locations which will release the Company from responsibility related to known contamination at those sites.

NOTE 9--BENEFIT PLANS:

      The Pantry sponsors a 401(k) Employee Retirement Savings Plan for eligible employees. Employees must be at least nineteen years of age and have one year of service with at least 1,000 hours worked to be eligible to participate in the plan. Employees may contribute up to 15% of their annual compensation, and contributions are matched by The Pantry on the basis of 50% of the first 5% contributed. Matching contribution expense was $330,000, $305,000 and $396,000 for fiscal years 1996, 1997 and 1998, respectively.

NOTE 10--IMPAIRMENT OF LONG-LIVED ASSETS:

      In fiscal year 1996, the Company early-adopted SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived and certain identifiable intangible assets to be disposed of.

      Pursuant to SFAS No. 121, the Company evaluated its long-lived assets for impairment on a store-by-store basis by comparing the sum of the projected future undiscounted cash flows attributable to each store to the carrying value of the long-lived assets (including an allocation of goodwill, if appropriate) of that store. Projected future cash flows for each store were estimated for a period approximating the remaining lives of that store's long-lived assets, based on earnings history, lease expiration dates and renewal periods, market conditions and assumptions reflected in internal operating plans and strategies. Based on this evaluation, the Company determined that certain long-lived assets were impaired and recorded an impairment loss based on the difference between the carrying value and the fair value of the assets. Fair value was determined based on an evaluation of each property's value. The impairment consists of the following assets (in thousands):

       Property, plant and equipment.................................... $  415
       Goodwill.........................................................  2,619
                                                                         ------
       Total............................................................ $3,034
                                                                         ======

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

NOTE 11--RESTRUCTURING CHARGES:

      In fiscal year 1996, the Company recorded restructuring charges of $2,184,000 pursuant to a formal plan to restructure its corporate offices. The costs include $1,484,000 for employee severance, $350,000 for employee moving costs, and $350,000 for legal costs related to the ownership litigation. Substantially all of these amounts were expended during fiscal 1996.

NOTE 12--COMMON STOCK

      In connection with the Lil' Champ Acquisition and related transactions, the Company issued 72,000 shares of Common Stock, par value $0.01, to certain existing stockholders and a member of management for $32.4 million. Prior to the purchase of Common Stock, holders of the Company's Series A Preferred Stock, par value $0.01 per share, contributed all outstanding shares of Series A Preferred Stock and related accrued and unpaid dividends to the capital of the Company (together with the issuance of Common Stock, "the Equity Investment"). As a result, preferred stock and accrued dividends were reduced by $260 and $5,569,000 respectively, and additional paid in capital was increased by $5,569,260.

      On July 2, 1998 and in connection with two acquisitions completed in July 1998, the Company issued 43,478 shares of Common Stock, par value $0.01 per share, to certain existing stockholders for an aggregate purchase price of $25.0 million.

NOTE 13--PREFERRED STOCK:

   As of September 24, 1998, preferred stock consists of 150,000 authorized shares. As discussed in Note 12--Common Stock, holders of the Company's 25,999 shares of Series A contributed all outstanding shares of Series A and related accrued and unpaid dividends to the Capital of the Company in connection with the Lil' Champ acquisition. Issued and outstanding shares at September 24, 1998 include 17,500 shares designated as Series B, all of which is held by FS Group. The Company is limited from paying dividends under the terms and conditions of the Senior Notes Indenture, Senior Subordinated Notes Indenture and the Certificate of Designation of Preferences of the Series B Preferred Stock of The Pantry, Inc. ("Series B Preferred Stock Certificate").

      In addition, the Series B Preferred Stock Certificate, without consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, restricts the following: (i) the issuance of any securities with equal or superior rights with respect to dividends or liquidation preferences, (ii) the repurchase of any shares of, making of any dividend or distribution to, or any reclassification with respect to, any of the Company's outstanding shares of capital stock, (iii) amendment or modification of the Company's Article of Incorporation or Bylaws so as to adversely affect the relative rights, preferences, qualification, limitations or restrictions or the Series B Preferred Stock and (iv) amendment of the related paragraph regarding Restrictions and Limitations in the Series B Preferred Stock Certificate.

      At all meetings of the stockholders of the Company and in the case of any actions of stockholders in lieu of a meeting date, the holders of the Series B Preferred Stock shall be entitled to ten (10) votes per share and, except as required by Delaware law, shall vote together with the holders

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

of Common Stock as a single class. The holders of Series B Preferred Stock are entitled to cumulative dividends from the Company on each share of Series B Preferred Stock at a quarterly rate equal to $32.5 per share plus an amount determined by applying a thirteen percent (13%) annual rate compounded quarterly to any accrued but unpaid dividend. Except as limited by both the Senior Notes and Senior Subordinated Notes Indentures, such dividends on the outstanding shares of Series B Preferred Stock shall be payable at such intervals as the Board of Directors of the Company may from time to time determine and may be paid in cash or by issuing additional shares, including fractional shares of Series B Preferred Stock, at the rate of one share for each $1,000 of dividends outstanding. As of September 24, 1998, substantially all of the Company's and its subsidiaries' net assets are restricted as to payment of dividends and other distributions.

      Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of outstanding shares of Series B Preferred Stock, shall be entitled to be paid out of the assets of the Company available for distribution to its Stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the outstanding shares of any other class or series of the Company's capital stock, including without limitation, shares of Common Stock, an amount equal to $1,000 per share of Series B Preferred Stock then outstanding, plus all accrued but unpaid dividends thereon to the date fixed for liquidation (whether or not declared), and no more. If upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of outstanding shares of Series B Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Company are to be distributed ratably among the holders of outstanding shares of Series B Preferred Stock based on the full preferential amounts for the number of outstanding shares of Series B Preferred Stock held by each holder.

NOTE 14--STOCK OPTIONS AND OTHER EQUITY INSTRUMENTS:

      On January 1, 1998, the Company adopted an incentive and non-qualified 1998 Stock Option Plan (the "1998 Plan"). Pursuant to the provisions of the 1998 Plan, options may be granted to officers, key employees and consultants of the Company or any of its subsidiaries and certain members of the Board of Directors ("BOD") to purchase up to 25,000 shares of the Company's Common Stock. The 1998 Plan is administered by the BOD or a committee of the BOD. Options are granted at prices determined by the BOD and may be exercisable in one or more installments. Additionally, the terms and conditions of awards under the 1998 Plan may differ from one grant to another. Under the 1998 Plan, incentive stock options may only be granted to employees with an exercise price at least equal to the fair market value of the related common stock on the date the option is granted. During 1998, options to acquire 11,311 shares of Common Stock were granted under the Plan with exercise prices ranging from $450-$575 per share (weighted-average exercise price of $479 per share).

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

      The following table summarizes information about stock options outstanding at September 24, 1998:

                                    Number
                                Outstanding at Weighted-Average
             Range of           September 24,     Remaining     Weighted-Average
         Exercise Prices             1998      Contractual Life  Exercise Price
         ---------------        -------------- ---------------- ----------------
   $450........................      8,701             9              $450
   $575........................      2,610             9              $575
                                    ------
     Total.....................     11,311
                                    ======

      All options granted in 1998 vest over a three-year period, with one-third of each grant vesting on the anniversary of the initial grant. None of the options outstanding at September 24, 1998 had vested as of that date. All stock options are granted at estimated fair market value of the common stock at the grant date. Had compensation cost for the 1998 Plan been determined consistent with SFAS 123, the Company's pro-forma net loss for 1998 would have been approximately $3,395,000. The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions:

                                                                          1998
                                                                          -----
   Weighted-average grant date fair value................................ $ 479
   Weighted-average expected lives (years)...............................  2.33
   Risk-free interest rate...............................................   5.5%
   Dividend yield........................................................  0.00%

      On August 31, 1998, the Company adopted the 1998 Stock Subscription Plan ("1998 Subscription Plan"). The 1998 Subscription Plan allows the Company to offer to certain employees the right to purchase shares of the Company's Common Stock at a purchase price equal to the fair market value on the date of purchase. A purchaser may not sell, transfer or pledge their shares (a) prior to the first anniversary of the date on which the purchaser acquires the shares, or (b) after the first anniversary, except in compliance with the provisions of the subscription agreement (and a pledge agreement if part of the consideration for such shares includes a secured promissory note). In the event that the purchaser's employment with the Company and all of its subsidiaries terminates for any reason, the Company shall have the option to repurchase from the purchaser all or any portion of the shares acquired by the purchaser under the subscription agreement for a period of six months after the effective date of such termination (the "Repurchase Option"). The Repurchase Option shall terminate upon the later to occur of (a) the first anniversary of the date the shares were originally acquired, and (b), an initial public offering of common stock by the Company registered under the Securities Act (other than an offering registered on Form S-4 or Form S-8) resulting in gross proceeds to the Company in excess of $25 million. After the first anniversary of the date the shares were originally acquired by the purchaser, the purchaser may transfer the shares for cash (only) to a third party, subject to the Company's right of first refusal with respect to such sale. Finally, under certain circumstances, a purchaser of shares under the 1998 Subscription Plan may be forced to sell all or part of the shares purchased under such plan if any members of the FS Group find a third-party buyer for all or part of the shares of Company Common Stock held by the FS Group. No issuances of shares under the 1998 Subscription Plan had been made at September 24, 1998. During the three months ended December 24, 1998, 3,184 shares were issued under the 1998 Subscription Plan.

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

      In December 1996, in connection with their purchase of $17,500 shares of Series B Preferred Stock, the FS Group acquired warrants to purchase 46,000 shares of common stock. The warrants are exercisable at $380 per share until December 30, 2006, and contain adjustment provisions in the event the Company declares dividends or distributions, makes stock splits, or engages in mergers, reorganizations or reclassifications. None of these warrants had been exercised at December 24, 1998.

NOTE 15--SUPPLEMENTAL GUARANTORS INFORMATION:

      As discussed in Note 2--Business Acquisitions, on October 23, 1997, the Company purchased all of the capital stock of Lil' Champ, Sandhills, Inc., Lil' Champ and all future direct and indirect restricted subsidiaries (together the "Guarantors"), jointly and severally, unconditionally guaranteed, on an unsecured senior subordinated basis, the full and prompt performance of The Pantry's obligations under the Senior Subordinated Notes and the related Indenture, the issuance of which occurred on October 23, 1997. The Senior Subordinated Notes were exchanged for new notes in an exchange offer which was registered under the Securities Act on a registration statement on Form S-4 which became effective on January 8, 1998. The form and terms of the exchange notes are the same as the form and terms of the Senior Subordinated Notes (which they replaced) except that (i) the exchange notes are registered under the Securities Act and, therefore, do not bear legends restricting the transfer thereof, and (ii) the holders of the exchange notes are not entitled to certain rights under the Registration Rights Agreement by virtue of consummation of the exchange offer.

      The Senior Subordinated Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, as to the payment of principal, premium, if any, and interest, jointly and severally, by all current direct and indirect restricted subsidiaries (currently, Sandhills, Inc. and Lil Champ, wholly-owned subsidiaries of The Pantry) and future direct and indirect restricted subsidiaries (the "Guarantors"). The Senior Subordinated Notes contain covenants that, among other things, restrict the ability of The Pantry and any restricted subsidiary to: (i) incur additional indebtedness; (ii) pay dividends or make distributions; (iii) issue stock of subsidiaries; (iv) make certain investments; (v) repurchase stock; (vi) create liens; (vii) enter into transaction with affiliates; (viii) enter into sale-leaseback transactions;
(ix) merge or consolidate The Pantry or any of its subsidiaries; and (x) transfer and sell assets.

      As of September 24, 1998, substantially all of the Company's and its subsidiaries' net assets are restricted as to payment of dividends and other distributions.

      Management has determined that separate, full financial statements of the Guarantors (Sandhills, Inc. and Lil' Champ as of September 24, 1998) would not be material to investors and therefore such financial statements are not provided. The following supplemental combining financial statements present information regarding the Guarantors and The Pantry.

      Certain reclassifications have been made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries and intercompany balances.

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

                Supplemental Combining Statements of Operations

                         Year Ended September 26, 1996
                             (Dollars in Thousands)

                            The     Guarantor  Non-Guarantor
                           Pantry   Subsidiary  Subsidiary   Eliminations  Total
                          --------  ---------- ------------- ------------ --------
Revenues:
  Merchandise sales.....  $188,091   $   --        $ --        $    --    $188,091
  Gasoline sales........   192,737       --          --             --     192,737
  Commissions...........     3,979       --          --             --       3,979
                          --------   -------       -----       --------   --------
    Total revenues......   384,807       --          --             --     384,807
                          --------   -------       -----       --------   --------
Cost of sales:
  Merchandise...........   125,979       --          --             --     125,979
  Gasoline..............   167,610       --          --             --     167,610
                          --------   -------       -----       --------   --------
    Total cost of
     sales..............   293,589       --          --             --     293,589
                          --------   -------       -----       --------   --------
Gross profit............    91,218       --          --             --      91,218
                          --------   -------       -----       --------   --------
Operating expenses:
  Store expenses........    68,331       --         (293)       (11,471)    56,567
  Store expenses--
   related parties......     1,274       --          --             --       1,274
  General and
   administrative
   expenses.............    17,024        80          23            --      17,127
  Restructuring
   charges..............     2,184       --          --             --       2,184
  Impairment of long-
   lived assets.........     3,034       --          --             --       3,034
  Depreciation and
   amortization.........     9,138        14           6            --       9,158
                          --------   -------       -----       --------   --------
    Total operating
     expenses...........   100,985        94        (264)       (11,471)    89,344
                          --------   -------       -----       --------   --------
Income from operations..    (9,767)      (94)        264         11,471      1,874
                          --------   -------       -----       --------   --------
Equity in earnings of
 subsidiaries...........    14,597       --          --         (14,597)       --
                          --------   -------       -----       --------   --------
Other income (expense):
  Interest expense......   (14,540)      --          (14)         2,562    (11,992)
  Miscellaneous.........    (1,068)   14,243         198        (14,033)      (660)
                          --------   -------       -----       --------   --------
    Total other
     expense............   (15,608)   14,243         184        (11,471)   (12,652)
                          --------   -------       -----       --------   --------
Income (loss) before
 income taxes...........   (10,778)   14,149         448        (14,597)   (10,778)
Income tax benefit
 (expense)..............     2,664    (4,811)       (128)         4,939      2,664
                          --------   -------       -----       --------   --------
Net income (loss).......  $ (8,114)  $ 9,338       $ 320       $ (9,658)  $ (8,114)
                          ========   =======       =====       ========   ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

                Supplemental Combining Statements of Cash Flows

                         Year Ended September 26, 1996
                             (Dollars in Thousands)

                                    Guarantor  Non-Guarantor
                         The Pantry Subsidiary  Subsidiary   Eliminations  Total
                         ---------- ---------- ------------- ------------ -------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net Income (loss)......  $(8,114)   $ 9,339      $  319       $(9,658)   $(8,114)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
   Impairment of long-
    lived assets........    3,034        --           --            --      3,034
   Depreciation and
    amortization........    9,152        --            6            --      9,158
   Provision for
    deferred income
    taxes...............   (1,558)       --           --            --     (1,558)
   Loss on sale of
    property and
    equipment...........      470        --           --            --        470
   Provision for
    environmental
    expenses............      512        --           --            --        512
   Provision for closed
    stores..............      673        --           --            --        673
   Write-off of property
    held for sale.......      168        --           --            --        168
   Equity earnings of
    affiliates..........   (9,658)       --           --         9,658         --
 Changes in operating
  assets and
  liabilities, net:
   Receivables..........     (627)      (392)         (8)          488       (539)
   Inventories..........     (937)       --           --            --       (937)
   Prepaid expenses.....       19         (1)          2            --         20
   Other non-current
    assets..............      448        (17)          1            --        432
   Accounts payable.....    2,104        --           --            --      2,104
   Other current
    liabilities and
    accrued expenses....     (641)       125         (27)          (96)      (639)
   Employment
    obligations.........     (255)       --           --            --       (255)
   Other noncurrent
    liabilities.........    1,279        --           (1)         (392)       886
                          -------    -------      ------       -------    -------
Net cash provided by
 (used in) operating
 activities.............   (3,931)     9,054         292            --      5,415
                          -------    -------      ------       -------    -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Additions to property
  held for sale.........   (3,301)       --         (799)           50     (4,050)
 Additions to property
  and equipment.........   (7,070)       --          (14)           --     (7,084)
 Proceeds from sale of
  property held for
  sale..................    2,462        --           50           (50)     2,462
 Proceeds from sale of
  property and
  equipment.............    1,458        --           10            --      1,468
 Intercompany notes
  receivable
  (payable).............   12,502    (12,502)                       --         --
 Acquisition of related
  businesses............      --         --           --            --         --
                          -------    -------      ------       -------    -------
Net cash provided by
 (used in) investing
 activities.............    6,051    (12,502)       (753)           --     (7,204)
                          -------    -------      ------       -------    -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Principal repayments
  under capital lease
  obligations...........     (347)       --           --            --       (347)
 Principal repayments
  of long-term debt.....       (5)       --          (15)           --        (20)
 Net proceeds from
  equity issue..........      --         --           --            --         --
 Other financing
  costs.................   (3,505)       --           --            --     (3,505)
                          -------    -------      ------       -------    -------
Net cash provided by
 (used in) financing
 activities.............   (3,857)       --          (15)           --     (3,872)
                          -------    -------      ------       -------    -------
Net increase (decrease)
 in cash................   (1,737)    (3,448)       (476)           --     (5,661)
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF YEAR......    3,247      3,584       4,168            --     10,999
                          -------    -------      ------       -------    -------
CASH AND CASH
 EQUIVALENTS AT END OF
 YEAR...................  $ 1,510    $   136      $3,692       $    --    $ 5,338
                          =======    =======      ======       =======    =======

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

                     Supplemental Combining Balance Sheets

                               September 25, 1997
                             (Dollars in Thousands)

                           The    Guarantor  Non-Guarantor
                          Pantry  Subsidiary  Subsidiary   Eliminations  Total
 ----------------------- -------- ---------- ------------- ------------ --------
         ASSETS
         ------
Current assets:
 Cash and cash
  equivalents........... $  2,247  $   279      $  821       $    --    $  3,347
 Receivables, net.......    4,056    4,562          30         (6,547)     2,101
 Inventories............   17,161      --          --             --      17,161
 Prepaid expenses.......    1,195        6           3            --       1,204
 Property held for
  sale..................    3,323      --          --             --       3,323
 Deferred income
  taxes.................    1,142      --          --             --       1,142
                         --------  -------      ------       --------   --------
     Total current
      assets............   29,124    4,847         854         (6,547)    28,278
                         --------  -------      ------       --------   --------
Investment in
 subsidiaries...........   47,225      --          --         (47,225)       --
                         --------  -------      ------       --------   --------
Property and equipment,
 net....................   77,641      --          345            --      77,986
                         --------  -------      ------       --------   --------
Other assets:
 Goodwill, net..........   20,318      --          --             --      20,318
 Deferred lease cost,
  net...................      314      --          --             --         314
 Deferred financing
  cost, net.............    4,578      --          --             --       4,578
 Environmental
  receivables...........    6,511      --          --             --       6,511
 Deferred income
  taxes.................      156      --          --             --         156
 Escrow for Lil' Champ
  acquisition...........      --       --        4,049            --       4,049
 Intercompany notes
  receivable............      --    39,434         --         (39,434)       --
 Other..................      534       74           1            --         609
                         --------  -------      ------       --------   --------
     Total other
      assets............   32,411   39,508       4,050        (39,434)    36,535
                         --------  -------      ------       --------   --------
     Total assets....... $186,401  $44,355      $5,249       $(93,206)  $142,799
                         ========  =======      ======       ========   ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

                     Supplemental Combining Balance Sheets

                               September 25, 1997
                             (Dollars in Thousands)

                                 The     Guarantor  Non-Guarantor
                                Pantry   Subsidiary  Subsidiary   Eliminations  Total
                               --------  ---------- ------------- ------------ --------
LIABILITIES AND SHAREHOLDERS'
      EQUITY (DEFICIT):
-----------------------------

Current liabilities:
 Current maturities of long-
  term debt..................  $     17   $   --       $   16       $    --    $     33
 Current maturities of
  capital lease
  obligations................       285       --          --             --         285
 Accounts payable:
   Trade.....................    16,032         3         --             --      16,035
   Money orders..............     3,022       --          --             --       3,022
 Accrued interest............     5,564       --            1           (973)     4,592
 Accrued compensation and
  related taxes..............     3,322       --            1            --       3,323
 Income taxes payable........       313     1,560         235         (1,812)       296
 Other accrued taxes.........     2,194       --          --             --       2,194
 Accrued insurance...........     3,887       --          --             --       3,887
 Other accrued liabilities...     6,382       113         122         (3,761)     2,856
                               --------   -------      ------       --------   --------
     Total current
      liabilities............    41,018     1,676         375         (6,546)    36,523
                               --------   -------      ------       --------   --------
Long-term debt...............   100,168       --          137            --     100,305
                               --------   -------      ------       --------   --------
Other non-current
 liabilities:
 Environmental expenses......     7,806       --          --             --       7,806
 Capital lease obligations...       679       --          --             --         679
 Employment obligations......     1,341       --          --             --       1,341
 Accrued dividends on
  preferred stock............     7,958       --          --             --       7,958
 Intercompany note payable...    39,434       --          --         (39,434)       --
 Other.......................     5,870       150          40            --       6,060
                               --------   -------      ------       --------   --------
     Total other non-current
      liabilities............    63,088       150          40        (39,434)    23,844
                               --------   -------      ------       --------   --------
SHAREHOLDERS' EQUITY
 (DEFICIT):
Preferred stock..............       --        --          --             --         --
Common stock.................         1       --          --             --           1
Additional paid-in capital...     5,396        25       5,001         (5,026)     5,396
Retained earnings (deficit)..   (23,270)   42,504        (304)       (42,200)   (23,270)
                               --------   -------      ------       --------   --------
     Total shareholders'
      equity (deficit).......   (17,873)   42,529       4,697        (47,226)   (17,873)
                               --------   -------      ------       --------   --------
     Total liabilities and
      shareholders' equity
      (deficit)..............  $186,401   $44,355      $5,249       $(93,206)  $142,799
                               ========   =======      ======       ========   ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

                 Supplemental Combining Statement of Operations

                         Year Ended September 25, 1997
                             (Dollars in Thousands)

                                     Guarantor  Non-Guarantor
                          The Pantry Subsidiary  Subsidiary   Eliminations  Total
                          ---------- ---------- ------------- ------------ --------
Revenues:
  Merchandise sales.....   $202,440   $   --        $ --        $    --    $202,440
  Gasoline sales........    220,166       --          --             --     220,166
  Commissions...........      4,787       --          --             --       4,787
                           --------   -------       -----       --------   --------
    Total revenues......    427,393       --          --             --     427,393
                           --------   -------       -----       --------   --------
Cost of sales:
  Merchandise...........    132,846       --          --             --     132,846
  Gasoline..............    197,268       --          --             --     197,268
                           --------   -------       -----       --------   --------
    Total cost of
     sales..............    330,114       --          --             --     330,114
Gross profit............     97,279       --          --             --      97,279
                           --------   -------       -----       --------   --------
Operating expenses:
  Store expenses........     71,945       --         (291)       (12,726)    58,928
  Store expenses--
   related parties......      1,280       --          --             --       1,280
  General and
   administrative
   expenses.............     16,731        42          23            --      16,796
  Depreciation and
   amortization.........      9,485        13           6            --       9,504
                           --------   -------       -----       --------   --------
    Total operating
     expenses...........     99,441        55        (262)       (12,726)    86,508
                           --------   -------       -----       --------   --------
Income from operations..     (2,162)      (55)        262         12,726     10,771
                           --------   -------       -----       --------   --------
Equity in earnings of
 subsidiaries...........     16,605       --          --         (16,605)       --
Other income (expense):
  Interest expense......    (16,095)      --          (13)         3,069    (13,039)
  Miscellaneous.........        677    16,207         204        (15,795)     1,293
                           --------   -------       -----       --------   --------
    Total other
     expense............    (15,418)   16,207         191        (12,726)   (11,746)
                           --------   -------       -----       --------   --------
Income (loss) before
 income taxes...........       (975)   16,152         453        (16,605)      (975)
Income tax benefit
 (expense)..............        --     (5,492)       (155)         5,647        --
                           --------   -------       -----       --------   --------
Net income (loss).......   $   (975)  $10,660       $ 298       $(10,958)  $   (975)
                           ========   =======       =====       ========   ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

                Supplemental Combining Statements of Cash Flows

                         Year Ended September 25, 1997
                             (Dollars in Thousands)

                                     Guarantor  Non-Guarantor
                          The Pantry Subsidiary  Subsidiary   Eliminations  Total
                          ---------- ---------- ------------- ------------ --------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net Income (loss).......   $   (975)  $10,660      $  298       $(10,958)  $   (975)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
  Depreciation and
   amortization.........      9,499       --            5            --       9,504
  Provision for deferred
   income taxes.........        371       --          --             --         371
  Gain on sale of
   property and
   equipment............     (1,054)      --          --             --      (1,054)
  Provision for
   environmental
   expenses.............      1,574       --          --             --       1,574
  Provision for closed
   stores...............        (11)      --          --             --         (11)
  Equity earnings of
   affiliates...........    (10,958)      --          --          10,958        --
 Changes in operating
  assets and
  liabilities, net:
  Receivables...........        129      (664)          8            --        (527)
  Inventories...........     (2,273)      --          --             --      (2,273)
  Prepaid expenses......       (426)       (3)        --             --        (429)
  Other non-current
   assets...............     (5,378)       14           1          1,068     (4,295)
  Accounts payable......        600         3         --             --         603
  Other current
   liabilities and
   accrued expenses.....      3,396       246         135           (384)     3,393
  Employment
   obligations..........       (698)      --          --             --        (698)
  Other noncurrent
   liabilities..........      2,970      (131)        --            (684)     2,155
                           --------   -------      ------       --------   --------
Net cash provided by
 (used in) operating
 activities.............     (3,234)   10,125         447            --       7,338
                           --------   -------      ------       --------   --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Additions to property
  held for sale.........     (1,874)      --           (4)            50     (1,828)
 Additions to property
  and equipment.........    (14,749)      --          --             --     (14,749)
 Proceeds from sale of
  property held for
  sale..................        642       --          753            (50)     1,345
 Proceeds from sale of
  property and
  equipment.............      2,315       --          --             --       2,315
 Intercompany notes
  receivable (payable)..      9,982    (9,982)        --             --         --
 Acquisition of related
  businesses............    (12,162)      --          --             --     (12,162)
                           --------   -------      ------       --------   --------
Net cash provided by
 (used in) investing
 activities.............    (15,846)   (9,982)        749            --     (25,079)
                           --------   -------      ------       --------   --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Principal repayments
  under capital lease
  obligations...........       (303)      --          --             --        (303)
 Principal repayments of
  long-term debt........        (10)      --          (16)           --         (26)
 Proceeds from issuance
  of long-term debt.....        200       --          --             --         200
Net proceeds from equity
 issue..................     15,953       --          --             --      15,953
 Other financing costs..        (74)      --          --             --         (74)
                           --------   -------      ------       --------   --------
Net cash provided by
 (used in) financing
 activities.............     15,766       --          (16)           --      15,750
                           --------   -------      ------       --------   --------
Net increase (decrease)
 in cash................     (3,314)      143       1,180            --      (1,991)
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF YEAR......      1,512       136       3,690            --       5,338
                           --------   -------      ------       --------   --------
CASH AND CASH
 EQUIVALENTS AT END OF
 YEAR...................   $ (1,802)  $   279      $4,870       $    --    $  3,347
                           ========   =======      ======       ========   ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                       The Pantry, Inc. and Subsidiaries

                     Supplemental Combining Balance Sheets

                         Year Ended September 24, 1998
                             (Dollars in Thousands)

                           The                    Non-
                          Pantry   Guarantor   Guarantor
                         (Issuer) Subsidiaries Subsidiary Eliminations  Total
                         -------- ------------ ---------- ------------ --------
         ASSETS
         ------
Current assets:
  Cash and cash
   equivalents.......... $ 24,031   $  6,300     $4,073    $     --    $ 34,404
  Receivables, net......   11,211      9,263      1,030      (11,597)     9,907
  Inventories...........   24,933     22,876        --           --      47,809
  Income taxes
   receivable...........      270     (2,098)      (472)       2,788        488
  Prepaid expenses......    1,206      1,007          3          --       2,216
  Property held for
   sale.................    3,761        --         --           --       3,761
  Deferred income
   taxes................    1,262      2,726        --           --       3,988
                         --------   --------     ------    ---------   --------
    Total current
     assets.............   66,674     40,074      4,634       (8,809)   102,573
                         --------   --------     ------    ---------   --------
Investment in
 subsidiaries...........   69,317        --         --       (69,317)       --
                         --------   --------     ------    ---------   --------
Property and equipment,
 net....................  125,340    175,298        340          --     300,978
                         --------   --------     ------    ---------   --------
Other assets:
  Goodwill, net.........   72,375     47,650        --           --     120,025
  Deferred lease cost,
   net..................      269        --         --           --         269
  Deferred financing
   cost, net............   14,545        --         --           --      14,545
  Environmental
   receivables, net.....   11,566      1,621        --           --      13,187
  Intercompany notes
   receivable...........   19,803     49,705        --       (69,508)       --
  Other.................      155      3,088        --           --       3,243
                         --------   --------     ------    ---------   --------
    Total other assets..  118,713    102,064        --       (69,508)   151,269
                         --------   --------     ------    ---------   --------
    Total assets........ $380,044   $317,436     $4,974    $(147,634)  $554,820
                         ========   ========     ======    =========   ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                       The Pantry, Inc. and Subsidiaries

               Supplemental Combining Balance Sheets--(Continued)

                         Year Ended September 24, 1998
                             (Dollars in Thousands)

                           The                     Non-
                          Pantry    Guarantor   Guarantor
                         (Issuer)  Subsidiaries Subsidiary Eliminations  Total
                         --------  ------------ ---------- ------------ --------
    LIABILITIES AND
      SHAREHOLDERS'
    EQUITY (DEFICIT):
    -----------------
Current liabilities:
  Current maturities of
   long-term debt....... $     17    $     10     $   18    $     --    $     45
  Current maturities of
   capital lease
   obligations..........      213       1,027        --           --       1,240
  Accounts payable:
    Trade...............   28,563      20,996        --           --      49,559
    Money orders........    4,112       1,069        --           --       5,181
  Accrued interest......   11,564       1,283          1       (1,136)    11,712
  Accrued compensation
   and related taxes....    4,366       2,352          1          --       6,719
  Other accrued taxes...    3,108       3,899        --           --       7,007
  Accrued insurance.....    3,188       2,557        --           --       5,745
  Other accrued
   liabilities..........   11,118      18,877        122       (5,769)    24,348
                         --------    --------     ------    ---------   --------
      Total current
       liabilities......   66,249      52,070        142       (6,905)   111,556
                         --------    --------     ------    ---------   --------
Long-term debt..........  188,151     139,000        118          --     327,269
                         --------    --------     ------    ---------   --------
Other non-current
 liabilities:
  Environmental
   expenses.............   13,487       3,650        --           --      17,137
  Deferred income
   taxes................      (36)     22,001        --        (1,599)    20,366
  Capital lease
   obligations..........    1,534      10,595        --           --      12,129
  Employment
   obligations..........      934         --         --           --         934
  Accrued dividends on
   preferred stock......    4,391         --         --           --       4,391
  Intercompany note
   payable..............   50,705      20,822        --       (71,527)
  Other.................   15,325       5,737         38          634     21,734
                         --------    --------     ------    ---------   --------
Total other non-current
 liabilities............   86,340      62,805         38      (72,492)    76,691
                         --------    --------     ------    ---------   --------
SHAREHOLDERS' EQUITY
 (DEFICIT):
  Preferred stock.......      --          --         --           --         --
  Common stock..........        2           1        --            (1)         2
  Additional paid-in
   capital..............   68,115       6,758      5,001      (11,759)    68,115
  Shareholder loan......     (215)        --         --           --        (215)
  Accumulated earnings
   (deficit)............  (28,598)     56,802       (325)     (56,477)   (28,598)
                         --------    --------     ------    ---------   --------
      Total
       shareholders'
       equity
       (deficit)........   39,304      63,561      4,676      (68,237)    39,304
                         --------    --------     ------    ---------   --------
      Total liabilities
       and shareholders'
       equity
       (deficit)........ $380,044    $317,436     $4,974    $(147,634)  $554,820
                         ========    ========     ======    =========   ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

                 Supplemental Combining Statement of Operations

                         Year Ended September 24, 1998
                             (Dollars in Thousands)

                          The Pantry  Guarantor   Non-Guarantor
                           (Issuer)  Subsidiaries  Subsidiary   Eliminations  Total
                          ---------- ------------ ------------- ------------ --------
Revenues:
  Merchandise sales.....   $245,402    $215,396       $ --        $    --    $460,798
  Gasoline sales........    269,865     240,093         --             --     509,958
  Commissions...........      6,838       7,290         --             --      14,128
                           --------    --------       -----       --------   --------
    Total revenues......    522,105     462,779         --             --     984,884
                           --------    --------       -----       --------   --------
Cost of sales:
  Merchandise...........    162,027     141,941         --             --     303,968
  Gasoline..............    238,381     209,184         --             --     447,565
                           --------    --------       -----       --------   --------
    Total cost of
     sales..............    400,408     351,125         --             --     751,533
                           --------    --------       -----       --------   --------
Gross profit............    121,697     111,654         --             --     233,351
                           --------    --------       -----       --------   --------
Operating expenses:
  Store expenses........     89,774      66,046        (240)       (15,491)   140,089
  General and
   administrative
   expenses.............     18,398      14,341          22            --      32,761
  Merger integration
   costs................        --        1,016         --             --       1,016
  Depreciation and
   amortization.........     14,003      13,633           6            --      27,642
                           --------    --------       -----       --------   --------
    Total operating
     expenses...........    122,175      95,036        (212)       (15,491)   201,508
                           --------    --------       -----       --------   --------
Income (loss) from
 operations.............       (478)     16,618         212         15,491     31,843
                           --------    --------       -----       --------   --------
Equity in earnings of
 subsidiaries...........     22,864         --          --         (22,864)       --
                           --------    --------       -----       --------   --------
Other income (expense):
  Interest expense......    (18,241)    (14,926)        (12)         4,233    (28,946)
  Miscellaneous.........        528      20,943          29        (19,724)     1,776
                           --------    --------       -----       --------   --------
    Total other income
     (expense)..........    (17,713)      6,017          17        (15,491)   (27,170)
                           --------    --------       -----       --------   --------
Income (loss) before
 income taxes and
 extraordinary loss.....      4,673      22,635         229        (22,864)     4,673
Income tax benefit
 (expense)..............        --       (8,337)       (250)         8,587        --
                           --------    --------       -----       --------   --------
Net income (loss) before
 extraordinary item.....      4,673      14,298         (21)       (14,277)     4,673
Extraordinary loss......     (7,998)        --          --             --      (7,998)
                           --------    --------       -----       --------   --------
Net income (loss).......   $ (3,325)   $ 14,298       $ (21)      $(14,277)  $ (3,325)
                           ========    ========       =====       ========   ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

                Supplemental Combining Statements of Cash Flows

                         Year Ended September 24, 1998
                             (Dollars in Thousands)

                                       Guarantor   Non-Guarantor
                          The Pantry  Subsidiaries  Subsidiary   Eliminations   Total
                          ----------  ------------ ------------- ------------ ---------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net Income (loss).......  $  (3,325)   $  14,298      $   (21)     $(14,277)  $  (3,325)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
 Extraordinary loss.....      2,006          --           --            --        2,006
 Depreciation and
  amortization..........     14,014       13,623            5           --       27,642
 Change in deferred
  income taxes..........        --         1,737          --         (1,599)        138
 (Gain) loss on sale of
  property and
  equipment.............         88          443          --            --          531
 Provision for
  environmental
  expenses..............      5,681          500          --            --        6,181
 Provision for closed
  stores................         50          --           --            --           50
 Equity earnings of
  affiliates............    (15,359)         --           --         15,359         --
Changes in operating
 assets and liabilities,
 net:
 Receivables............    (10,380)      (2,165)      (1,017)        5,050      (8,512)
 Inventories............        986       (5,504)         --            --       (4,518)
 Prepaid expenses.......        (11)         401          --            --          390
 Other noncurrent
  assets................        379          681        4,050             1       5,111
 Accounts payable.......     13,393          503          --            --       13,896
 Other current
  liabilities and
  accrued expenses......     11,632       (6,497)         254        (3,148)      2,241
 Employment
  obligations...........       (407)         --           --            --         (407)
 Other noncurrent
  liabilities...........      8,459       (2,483)          (2)          634       6,608
                          ---------    ---------      -------      --------   ---------
Net cash provided by
 operating activities...     27,206       15,537        3,269         2,020      48,032
                          ---------    ---------      -------      --------   ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Additions to property
  held for sale.........     (5,203)         --           --            --       (5,203)
 Additions to property
  and equipment.........    (27,569)     (15,584)         --            --      (43,153)
 Proceeds from sale of
  property held for
  sale..................      4,807          --           --            --        4,807
 Proceeds from sale of
  property and
  equipment.............      2,102        5,546          --            --        7,648
 Intercompany notes
  receivable (payable)..     (8,532)      10,551          --         (2,019)        --
 Acquisition of related
  businesses, net of
  cash acquired.........   (102,684)    (147,908)         --            --     (250,592)
                          ---------    ---------      -------      --------   ---------
Net cash used in
 investing activities...   (137,079)    (147,395)         --         (2,019)   (286,493)
                          ---------    ---------      -------      --------   ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Principal repayments
  under capital leases..       (303)      (1,121)         --            --       (1,424)
 Proceeds from issuance
  of capital leases.....      1,086          --           --            --        1,086
 Principal repayments of
  long-term debt........    (51,516)         (10)         (17)          --      (51,543)
 Proceeds from issuance
  of long-term debt.....    139,499      139,010          --             (1)    278,508
 Net proceeds from
  equity issue..........     56,935          --           --            --       56,935
 Other financing costs..    (14,044)         --           --            --      (14,044)
                          ---------    ---------      -------      --------   ---------
Net cash provided by
 (used in) financing
 activities.............    131,657      137,879          (17)           (1)    269,518
                          ---------    ---------      -------      --------   ---------
Net increase in cash....     21,784    $   6,021        3,252           --       31,057
Cash and Cash
 Equivalents at
 Beginning of Year......      2,247          279          821           --        3,347
                          ---------    ---------      -------      --------   ---------
Cash and Cash
 Equivalents at End of
 Year...................  $  24,031    $   6,300      $ 4,073      $    --    $  34,404
                          =========    =========      =======      ========   =========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

                 Supplemental Combining Statement of Operations

                      Three Months Ended December 25, 1997
                                  (Unaudited)

                          The Pantry  Guarantor   Non-Guarantor
                           (Issuer)  Subsidiaries  Subsidiary   Eliminations  Total
                          ---------- ------------ ------------- ------------ --------
                                            (Dollars in Thousands)
Revenues:
  Merchandise sales.....   $ 50,880    $38,480        $--         $   --     $ 89,360
  Gasoline sales........     56,830     46,192         --             --      103,022
  Commissions...........      1,432      1,357         --             --        2,789
                           --------    -------        ----        -------    --------
    Total revenues......    109,142     86,029         --             --      195,171
                           --------    -------        ----        -------    --------
Cost of sales:
  Merchandise...........     33,102     25,795         --             --       58,897
  Gasoline..............     50,443     40,466         --             --       90,909
                           --------    -------        ----        -------    --------
    Total cost of
     sales..............     83,545     66,261         --             --      149,806
                           --------    -------        ----        -------    --------
Gross profit............     25,597     19,768         --             --       45,365
                           --------    -------        ----        -------    --------
Operating expenses:
  Store expenses........     19,002     12,489         (60)        (3,266)     28,165
  General and
   administrative
   expenses.............      4,335      2,832           5            --        7,172
  Depreciation and
   amortization.........      2,870      2,279           2            --        5,151
                           --------    -------        ----        -------    --------
    Total operating
     expenses...........     26,207     17,600         (53)        (3,266)     40,488
                           --------    -------        ----        -------    --------
Income from operations..       (610)     2,168          53          3,266       4,877
                           --------    -------        ----        -------    --------
Equity in earnings of
 subsidiaries...........      3,973        --          --          (3,973)        --
                           --------    -------        ----        -------    --------
Other income (expense):
  Interest expense......     (4,148)    (2,747)         (3)         1,081      (5,817)
  Miscellaneous.........        284      4,465           6         (4,316)        439
                           --------    -------        ----        -------    --------
    Total other
     expense............     (3,864)     1,718           3         (3,235)     (5,378)
                           --------    -------        ----        -------    --------
Income (loss) before
 income taxes and
 extraordinary loss.....       (501)     3,886          56         (3,942)       (501)
Income tax benefit
 (expense)..............        412     (1,387)        (75)         1,462         412
                           --------    -------        ----        -------    --------
Income (loss) before
 extraordinary loss.....        (89)     2,499         (19)        (2,480)        (89)
Extraordinary loss, net
 of taxes...............     (6,800)       --          --             --       (6,800)
                           --------    -------        ----        -------    --------
Net income (loss).......   $ (6,889)   $ 2,499        $(19)       $(2,480)   $ (6,889)
                           ========    =======        ====        =======    ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

                Supplemental Combining Statements of Cash Flows

                      Three Months Ended December 25, 1997
                                  (Unaudited)

                          The Pantry  Guarantor   Non-Guarantor
                           (Issuer)  Subsidiaries  Subsidiary   Eliminations   Total
                          ---------- ------------ ------------- ------------ ---------
                                             (Dollars in Thousands)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net loss................   $ (6,889)  $   2,499       $(19)       $(2,480)   $  (6,889)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
  Extraordinary loss....      2,006         --         --             --         2,006
  Depreciation and
   amortization.........      2,870       2,280          1            --         5,151
  Provision for deferred
   income taxes.........     (1,834)        --         (17)           --        (1,851)
  (Gain) loss on sale of
   property and
   equipment............       (190)        (78)       --             --          (268)
  Provision for
   environmental
   expenses.............         27         --         --             --            27
  Equity earnings of
   affiliates...........     (2,480)        --         --           2,480          --
Changes in operating
 assets and liabilities,
 net:
  Receivables...........     (2,533)     (5,269)        26          6,549       (1,227)
  Inventories...........        (12)       (939)       --             --          (951)
  Prepaid expenses......        477         135          2            --           614
  Other noncurrent
   assets...............        140       3,460        (26)           --         3,574
  Accounts payable......       (942)        607        --             --          (335)
  Other current
   liabilities and
   accrued expenses.....      2,551       1,068         78         (6,311)      (2,614)
  Employment
   obligations..........        (92)        --         --             --           (92)
  Other noncurrent
   liabilities..........      1,392         773        --            (238)       1,927
                           --------   ---------       ----        -------    ---------
Net cash provided by
 operating activities...     (5,509)      4,536         45            --          (928)
                           --------   ---------       ----        -------    ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Additions to property
 and equipment..........     (4,110)     (1,822)       --             --        (5,932)
Proceeds from sale of
 property held for
 sale...................      2,025         --         --             --         2,025
Proceeds from sale of
 property and
 equipment..............        273         136        --             --           409
Intercompany notes
 receivable (payable)...      4,048      (4,048)       --             --           --
Acquisitions of related
 businesses.............        --     (135,605)       --             --      (135,605)
                           --------   ---------       ----        -------    ---------
Net cash provided by
 (used in) investing
 activities.............      2,236    (141,339)       --             --      (139,103)
                           --------   ---------       ----        -------    ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Principal repayments
 under capital leases...        (76)       (170)       --             --          (246)
Principal repayments of
 long-term debt.........    (51,000)        --          (4)           --       (51,004)
Proceeds from issuance
 of long-term debt......     54,267     145,756        --             --       200,023
Net proceeds from equity
 issue..................     32,151         --         --             --        32,151
Other financing costs...    (12,418)        --         --             --       (12,418)
                           --------   ---------       ----        -------    ---------
Net cash provided by
 (used in) financing
 activities.............     22,924     145,586         (4)           --       168,506
                           --------   ---------       ----        -------    ---------
NET INCREASE IN CASH....     19,651       8,783         41            --        28,475
CASH & CASH EQUIVALENTS,
 BEG. OF YEAR...........      2,247         279        821            --         3,347
                           --------   ---------       ----        -------    ---------
CASH & CASH EQUIVALENTS,
 END OF YEAR............   $ 21,898   $   9,062       $862        $   --     $  31,822
                           ========   =========       ====        =======    =========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

                     Supplemental Combining Balance Sheets

                               December 24, 1998
                                  (Unaudited)

                         The Pantry  Guarantor   Non-Guarantor
                          (Issuer)  Subsidiaries  Subsidiary   Eliminations  Total
                         ---------- ------------ ------------- ------------ --------
                                           (Dollars in thousands)
         ASSETS
         ------

Current assets:
 Cash and cash
  equivalents...........  $  6,122    $  4,799      $4,148      $     --    $ 15,069
 Receivables, net.......    25,458      16,419       1,030        (29,514)    13,393
 Inventories............    28,444      25,102         --             --      53,546
 Income taxes
  receivable
  (payable).............       (47)     (3,416)       (517)         3,980        --
 Prepaid expenses.......       946         392         --             --       1,338
 Property held for
  sale..................     2,971         --          --             --       2,971
 Deferred income
  taxes.................     1,262       2,259         --             --       3,521
                          --------    --------      ------      ---------   --------
     Total current
      assets............    65,156      45,555       4,661        (25,534)    89,838
                          --------    --------      ------      ---------   --------
Investment in
 subsidiaries...........    73,023         --          --         (73,023)       --
                          --------    --------      ------      ---------   --------
Property and equipment,
 net....................   151,710     175,989         338            --     328,037
                          --------    --------      ------      ---------   --------
Other assets:
 Goodwill, net..........    72,261      47,273         --             --     119,534
 Deferred lease cost,
  net...................       258         --          --             --         258
 Deferred financing
  cost, net.............    14,025         --          --             --      14,025
 Environmental
  receivables, net......    11,566       1,217         --             --      12,783
 Intercompany note
  receivable............    19,803      49,705         --         (69,508)       --
 Other..................     1,037       3,048         --             --       4,085
                          --------    --------      ------      ---------   --------
     Total other
      assets............   118,950     101,243         --         (69,508)   150,685
                          --------    --------      ------      ---------   --------
     Total assets.......  $408,839    $322,787      $4,999      $(168,065)  $568,560
                          ========    ========      ======      =========   ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

               Supplemental Combining Balance Sheets--(Continued)

                               December 24, 1998
                                  (Unaudited)

                               The Pantry  Guarantor   Non-Guarantor
                                (Issuer)  Subsidiaries  Subsidiary   Eliminations  Total
                               ---------- ------------ ------------- ------------ --------
                                                 (Dollars in thousands)
LIABILITIES AND SHAREHOLDERS'
      EQUITY (DEFICIT):
-----------------------------
Current liabilities:
 Current maturities of long-
  term debt..................   $     17    $      4      $   18      $     --    $     39
 Current maturities of
  capital lease
  obligations................        213       1,027         --             --       1,240
 Short-term debt.............      2,000         --          --             --       2,000
 Accounts payable:
   Trade.....................     31,634      18,613         --             (26)    50,221
   Money orders..............      3,962       1,137         --             --       5,099
 Accrued interest............     11,255       4,049           1         (9,776)     5,529
 Accrued compensation and
  related taxes..............      3,430       2,600           1            --       6,031
 Income taxes payable........        --          --          --             104        104
 Other accrued taxes.........      2,194       1,914         --             --       4,108
 Accrued insurance...........      3,356       2,741         --             --       6,097
 Other accrued liabilities...     18,730      21,634         123        (12,997)    27,490
                                --------    --------      ------      ---------   --------
     Total current
      liabilities............     76,791      53,719         143        (22,695)   107,958
                                --------    --------      ------      ---------   --------
Long-term debt...............    204,147     139,000         113            --     343,260
                                --------    --------      ------      ---------   --------
Other noncurrent liabilities:
 Environmental reserves......     13,641       3,650         --             --      17,291
 Deferred income taxes.......     (1,550)     21,477         --             --      19,927
 Capital lease obligations...      1,466      10,340         --             --      11,806
 Employment obligations......        842         --          --             --         842
 Accrued dividends on
  preferred stock............      5,103         --          --             --       5,103
 Intercompany note payable...     51,705      20,642         --         (72,347)       --
 Other.......................     15,949       5,642          37            --      21,628
                                --------    --------      ------      ---------   --------
     Total other noncurrent
      liabilities............     87,156      61,751          37        (72,347)    76,597
                                --------    --------      ------      ---------   --------
SHAREHOLDERS' EQUITY
 (DEFICIT):
Preferred stock..............        --          --          --             --         --
Common stock.................          2           1       5,001         (5,002)         2
Additional paid-in capital...     69,925       6,758         --          (6,758)    69,925
Shareholder loans............       (937)        --          --             --        (937)
Accumulated earnings
 (deficit)...................    (28,245)     61,558        (295)       (61,263)   (28,245)
                                --------    --------      ------      ---------   --------
     Total shareholders'
      equity (deficit).......     40,745      68,317       4,706        (73,023)    40,745
                                --------    --------      ------      ---------   --------
     Total liabilities and
      shareholders' equity
      (deficit)..............   $408,839    $322,787      $4,999      $(168,065)  $568,560
                                ========    ========      ======      =========   ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

                 Supplemental Combining Statement of Operations

                      Three Months Ended December 24, 1998
                                  (Unaudited)

                         The Pantry  Guarantor   Non-Guarantor
                          (Issuer)  Subsidiaries  Subsidiary   Eliminations  Total
                         ---------- ------------ ------------- ------------ --------
                                           (dollars in thousands)
Revenues:
  Merchandise sales.....  $ 83,377    $ 56,013       $--         $   --     $139,390
  Gasoline sales........   107,075      64,714        --             --      171,789
  Commissions...........     2,508       1,920        --             --        4,428
                          --------    --------       ----        -------    --------
    Total revenues......   192,960     122,647        --             --      315,607
                          --------    --------       ----        -------    --------
Cost of sales:
  Merchandise...........    56,966      37,487        --             --       94,453
  Gasoline..............    93,447      55,327        --             --      148,774
                          --------    --------       ----        -------    --------
    Total cost of
     sales..............   150,413      92,814        --             --      243,227
                          --------    --------       ----        -------    --------
Gross profit............    42,547      29,833        --             --       72,380
                          --------    --------       ----        -------    --------
Operating expenses:
  Store expenses........    32,139      17,356        (61)        (5,705)     43,729
  General and
   administrative
   expenses.............     5,675       4,288          5            --        9,968
  Depreciation and
   amortization.........     4,536       3,652          2            --        8,190
                          --------    --------       ----        -------    --------
    Total operating
     expenses...........    42,350      25,296        (54)         (5705)     61,887
                          --------    --------       ----        -------    --------
Income (loss) from
 operations.............       197       4,537         54          5,705      10,493
                          --------    --------       ----        -------    --------
Equity in earnings of
 subsidiaries...........     7,252         --         --          (7,252)        --
                          --------    --------       ----        -------    --------
Other income (expense):
  Interest expense......    (5,772)     (4,372)        (3)         1,235      (8,912)
  Miscellaneous.........      (280)      7,002         34         (6,940)       (184)
                          --------    --------       ----        -------    --------
    Total other
     expense............    (6,052)      2,630         31         (5,705)     (9,096)
                          --------    --------       ----        -------    --------
Income (loss) before
 income taxes...........     1,397       7,167         85         (7,252)      1,397
Income tax benefit
 (expense)..............      (332)     (2,411)       (55)         2,466        (332)
                          --------    --------       ----        -------    --------
Net income (loss).......  $  1,065    $  4,756       $ 30        $(4,786)   $  1,065
                          ========    ========       ====        =======    ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

                                The Pantry, Inc.

                Supplemental Combining Statements of Cash Flows

                      Three Months Ended December 24, 1998
                                  (Unaudited)

                          The Pantry  Guarantor   Non-Guarantor
                           (Issuer)  Subsidiaries  Subsidiary   Eliminations  Total
                          ---------- ------------ ------------- ------------ --------
                                            (Dollars in thousands)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net Income (loss).......   $  1,065    $ 4,756       $   30       $ (4,786)  $  1,065
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation and
  amortization..........      4,536      3,650            4            --       8,190
 Change in deferred
  income taxes..........                   --           --             --         --
 (Gain) loss on sale of
  property and
  equipment.............        176         86           (2)           --         260
 Reserves for
  environmental issues..        154        --           --             --         154
 Equity earnings of
  affiliates............     (4,786)       --           --           4,786        --
Changes in operating
 assets and liabilities,
 net:
 Receivables............    (15,444)    (6,857)          17         19,718     (2,566)
 Inventories............     (2,451)    (2,226)         --             --      (4,677)
 Prepaid expenses.......        260        615            3            --         878
 Other noncurrent
  assets................         (4)        40          --             --          36
 Accounts payable.......      1,861     (2,315)         --             (26)      (480)
 Other current
  liabilities and
  accrued expenses......      5,621      5,336           29        (17,158)    (6,172)
 Employment
  obligations...........        (92)       --           --             --         (92)
 Other noncurrent
  liabilities...........        624        (95)          (1)          (634)      (106)
                           --------    -------       ------       --------   --------
Net cash provided by
 (used in) operating
 activities.............     (8,480)     2,990           80          1,900     (3,510)
                           --------    -------       ------       --------   --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Additions to property
  held for sale.........        (42)       --           --             --         (42)
 Additions to property
  and equipment.........     (5,474)    (4,066)         --             --      (9,540)
 Proceeds from sale of
  property held for
  sale..................        524        --           --             --         524
 Proceeds from sale of
  property and
  equipment.............         75         16          --             --          91
 Intercompany notes
  receivable (payable)..      2,080       (180)         --          (1,900)       --
 Acquisitions of related
  businesses, net of
  cash acquired of
  $70...................    (25,541)       --           --             --     (25,541)
                           --------    -------       ------       --------   --------
Net cash used in
 investing activities...    (28,378)    (4,230)         --          (1,900)   (34,508)
                           --------    -------       ------       --------   --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Principal repayments
  under capital leases..        (68)      (255)         --             --        (323)
 Principal repayments of
  long-term debt........         (4)        (6)          (5)           --         (15)
 Proceeds from issuance
  of short-term debt....      2,000        --           --             --       2,000
 Proceeds from issuance
  of long-term debt.....     16,000        --           --             --      16,000
 Net proceeds from
  equity issue..........      1,088        --           --             --       1,088
 Other financing costs..        (67)       --           --             --         (67)
                           --------    -------       ------       --------   --------
Net cash provided by
 (used in) financing
 activities.............     18,949       (261)          (5)           --      18,683
                           --------    -------       ------       --------   --------
NET INCREASE (DECREASE)
 IN CASH................    (17,909)    (1,501)          75            --     (19,335)
CASH & CASH EQUIVALENTS,
 BEGINNING OF YEAR......     24,031      6,300        4,073            --      34,404
                           --------    -------       ------       --------   --------
CASH & CASH EQUIVALENTS,
 END OF YEAR............   $  6,122    $ 4,799       $4,148       $    --    $ 15,069
                           ========    =======       ======       ========   ========

                                THE PANTRY, INC.

     (Unaudited as to December 25, 1997 and December 24, 1998 information)

NOTE 16--SUBSEQUENT EVENTS (Unaudited):

      On January 28, 1999, the Company entered into an Amended and Restated Credit Facility (the "Amended Credit Facility") consisting of (i) a $45.0 million revolving credit facility available for working capital financing, general corporate purposes and issuing commercial and standby letters of credit (the "'Revolving Credit Facility"); (ii) a $50.0 million acquisition facility available to finance acquisition of related businesses (the "Acquisition Facility") and (iii) term loan facilities with outstanding borrowings of $240.0 million (the "Term Loan Facilities").

      The Amended Credit Facility contains covenants restricting the ability of the Company and any of its subsidiaries to among other things: (i) incur additional indebtedness; (ii) declare dividends or redeem or repurchase capital stock; (iii) prepay, redeem or purchase debt; (iv) incur liens; (v) make loans and investments; (vi) make capital expenditures (vii) engage in mergers, acquisitions or asset sales; and (viii) engage in transactions with affiliates. The Company is also required to comply with financial covenants with respect to
(a) a minimum coverage ratio, (b) a minimum pro forma EBITDA, as defined in the Amended Credit Facility, (c) a maximum pro forma leverage ratio, and (d) a maximum capital expenditure allowance.

      The Company used the proceeds of the Term Loan Facilities and a $5.0 million initial draw under its Revolving Credit Facility, along with cash on hand, to (i) finance the Miller Acquisition (as defined below), (ii) refinance $94.0 million outstanding under the prior bank credit facility, and replace outstanding letters of credit (iii) redeem the Company's outstanding Senior Notes in the aggregate principal amount of $49.0 million and (iv) pay related transaction costs.

      On January 28, 1999, the Company acquired 100% of the outstanding capital stock of Miller Enterprises and certain other real estate assets of certain affiliates of Miller Enterprises (the "Miller Acquisition"). Miller Enterprises is a leading operator of convenience stores, operating 121 stores located in central Florida and operated under the name "Handy Way." The purchase price and the fees and expenses of the Miller Acquisition were financed with proceeds from the Company's Term Loan Facility and a draw under its Revolving Credit Facility and cash on hand. On February 25, 1999, the Company acquired 60 convenience stores owned by Taylor Oil Company. The stores are located throughout North Carolina and Virginia and are operated under the name "ETNA". The acquisition and related fees were financed primarily with proceeds from the Acquisition Facility.

      On January 28, 1999, the Company redeemed $49.0 million in principal amount of Senior Notes and paid (i) accrued and unpaid interest up to, but not including, the date of purchase and (ii) a 4% call premium. The repurchase of 100% of the Senior Notes outstanding, the payment of accrued interest and the call premium were financed with proceeds from the Company's Term Loan Facilities, and a draw under its Revolving Credit Facility.

      The Company recognized an extraordinary loss of approximately $5.5 million in connection with the repurchase of the Senior Notes including the payment of the 4% call premium of $2.0 million, fees paid in connection with the amendments and commitments under the Credit Facility, and the write-off of related deferred financing costs.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Lil' Champ Food Stores, Inc.
Jacksonville, Florida

      We have audited the accompanying balance sheets of Lil' Champ Food Stores, Inc. (a wholly-owned subsidiary of Docks U.S.A., Inc.) as of December 30, 1995 and December 28, 1996, and the related statements of operations, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such financial statements present fairly, in all material respects, the financial position of Lil' Champ Food Stores, Inc. as of December 30, 1995 and December 28, 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Jacksonville, Florida
February 14, 1997

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                                 BALANCE SHEETS
                (Unaudited as to September 27, 1997 information)
                         (Dollar Amounts in Thousands)

                                         December 30, December 28, September 27,
                                             1995         1996         1997
                                         ------------ ------------ -------------
                                                                    (Unaudited)
                ASSETS
                ------

CURRENT ASSETS:
 Cash and equivalents..................    $ 13,553     $ 19,510     $  9,506
 Certificates of deposit...............         805          805          805
 Receivables, net of allowance for
  doubtful accounts (1995-$0; 1996-
  $21; 1997-$21).......................       1,518        1,820        1,824
 Environmental receivables, current
  portion, net of allowance for
  uncollectible amounts (1995-$545;
  1996-$710; 1997-$515)................       1,798        2,066        1,330
 Inventories...........................      17,072       17,938       18,017
 Prepaid income taxes..................          68        2,784          545
 Current portion of deferred income
  taxes................................         313
 Prepaid expenses and other assets.....       1,444        1,365        1,032
 Due from affiliates...................         238          225          304
                                           --------     --------     --------
   Total current assets................      36,809       46,513       33,363
                                           --------     --------     --------
PROPERTY, EQUIPMENT AND LEASEHOLD
 IMPROVEMENTS, net of accumulated
 depreciation and amortization (1995-
 $56,543; 1996-$62,062; 1997-$61,848)..     110,083      117,354      119,158
BUILDINGS UNDER CAPITAL LEASES, net of
 accumulated amortization (1995-$7,592;
 1996-$7,895; 1997-$8,664).............       8,210       11,264       10,396
OTHER ASSETS:
 Investment in The Eli Witt Company....       2,037
 Goodwill, net of accumulated
  amortization (1995-$4,391; 1996-
  $5,166; 1997-$5,747).................      14,981       14,206       13,625
 Environmental receivables, net of
  allowance for uncollectible amounts
  (1995-$1,013; 1996-$429; 1997-
  $734)................................       3,341        1,249        1,521
 Other.................................       1,076          921        1,042
                                           --------     --------     --------
   Total other assets..................      21,435       16,376       16,188
                                           --------     --------     --------
TOTAL ASSETS...........................    $176,537     $191,507     $179,105
                                           ========     ========     ========
 LIABILITIES AND SHAREHOLDER'S EQUITY
 ------------------------------------

CURRENT LIABILITIES:
 Accounts payable, trade...............    $ 12,841     $ 18,287     $ 19,612
 Current portion of obligations under
  capital leases.......................         871        1,037          990
 Current portion of long-term debt.....       4,353        4,355       10,700
 Accrued compensation and employee
  benefits.............................       1,867        2,146        2,182
 Current portion of accrued workers'
  compensation self insurance..........       2,579        2,271        2,261
 Accrued medical and health
  insurance............................         900          630          565
 Accrued interest......................         179          272           46
 Lottery payable.......................       1,828        2,131        1,657
 Other taxes payable...................       4,809        2,766        4,081
 Deferred income taxes payable.........                       90          159
 Money orders trust fund payable.......         242         (309)         766
 Other accrued liabilities.............       4,536        4,690        5,378
                                           --------     --------     --------
   Total current liabilities...........      35,005       38,366       48,397
                                           --------     --------     --------
DEFERRED INCOME........................         211          298          259
DEFERRED INCOME TAXES..................       7,856       10,060        9,824
OBLIGATIONS UNDER CAPITAL LEASES, less
 current portion.......................       9,604       12,547       11,837
ACCRUED WORKERS' COMPENSATION SELF-
 INSURANCE less current portion........       6,391        6,674        7,713
ENVIRONMENTAL RESERVE..................                                 3,150
LONG-TERM DEBT, less current portion...      18,050       22,695
DUE TO DOCKS de FRANCE, S.A............      12,000        6,000
                                           --------     --------     --------
   Total liabilities...................      89,117       96,640       81,180
                                           --------     --------     --------
COMMITMENTS AND CONTINGENCIES (Notes 4,
 6, 8 and 11)
SHAREHOLDER'S EQUITY:
 Common stock; authorized issued and
  outstanding 500 shares of $1 par
  value................................           1            1            1
 Additional paid-in capital............      67,966       67,966       67,966
 Retained earnings.....................      19,453       26,900       29,958
                                           --------     --------     --------
   Total shareholder's equity..........      87,420       94,867       97,925
                                           --------     --------     --------
TOTAL LIABILITIES AND SHAREHOLDER'S
 EQUITY................................    $176,537     $191,507     $179,105
                                           ========     ========     ========


                       See notes to financial statements.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                            STATEMENTS OF OPERATIONS
                        (In Thousands Except Store Data)

                                 Years Ended             Nine Months Ended
                          ------------------------- ---------------------------
                          December 30, December 28, September 28, September 27,
                              1995         1996         1996          1997
                          ------------ ------------ ------------- -------------
                                                            (Unaudited)
Number of stores in
 operation at end of
 period.................         501          495          499           488
                            ========     ========     ========      ========
REVENUES:
  Gasoline sales........    $257,056     $278,905     $207,208      $214,676
  Merchandise sales.....     217,282      226,146      171,322       177,426
  Commissions...........       7,978        8,164        5,979         5,971
                            --------     --------     --------      --------
    Total revenues......     482,316      513,215      384,509       398,073
                            --------     --------     --------      --------
COST OF SALES:
  Gasoline..............    $227,592      251,614      186,110       193,499
  Merchandise...........     143,598      148,877      112,909       116,879
                            --------     --------     --------      --------
    Total cost of
     sales..............     371,190      400,491      299,019       310,378
                            --------     --------     --------      --------
GROSS PROFIT............     111,126      112,724       85,490        87,695
                            --------     --------     --------      --------
Store operating
 expense................      70,289       73,721       55,486        56,339
General and
 administrative
 expenses...............      15,452       14,191       11,397        12,581
Environmental
 contamination charge...                                               3,381
Depreciation and
 amortization...........      11,568       11,361        8,439         8,989
                            --------     --------     --------      --------
    Total operating
     expenses...........      97,309       99,273       75,322        81,290
                            --------     --------     --------      --------
INCOME FROM OPERATIONS..      13,817       13,451       10,168         6,405
OTHER INCOME (EXPENSE):
  Interest expense......      (3,219)      (2,670)      (1,994)       (1,712)
  Miscellaneous.........       1,873        1,647          865           588
                            --------     --------     --------      --------
    Total other
     expense............      (1,346)      (1,023)      (1,129)       (1,124)
                            --------     --------     --------      --------
INCOME BEFORE INCOME
 TAXES..................      12,471       12,428        9,039         5,281
INCOME TAX EXPENSE......      (4,985)      (4,981)      (3,622)       (2,223)
                            --------     --------     --------      --------
NET INCOME..............    $  7,486     $  7,447     $  5,417      $  3,058
                            ========     ========     ========      ========

                       See notes to financial statements.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                       STATEMENTS OF SHAREHOLDER'S EQUITY
              Years Ended December 30, 1995 and December 28, 1996
       (Unaudited as to Nine Months Ended September 27, 1997 information)
                        (In Thousands Except Share Data)

                                       Common Stock
                                       ------------ Additional
                                               Par   Paid-in   Retained
                                       Shares Value  Capital   Earnings  Total
                                       ------ ----- ---------- -------- -------
BALANCE, DECEMBER 31, 1994............  500    $ 1   $67,966   $11,967  $79,934
  Net income..........................                           7,486    7,486
                                        ---    ---   -------   -------  -------
BALANCE, DECEMBER 30, 1995............  500      1    67,966    19,453   87,420
  Net income..........................                           7,447    7,447
                                        ---    ---   -------   -------  -------
BALANCE, DECEMBER 28, 1996............  500      1    67,966    26,900   94,867
  Net income..........................                           3,058    3,058
                                        ---    ---   -------   -------  -------
BALANCE, SEPTEMBER 27, 1997...........  500    $ 1   $67,966   $29,958  $97,925
                                        ===    ===   =======   =======  =======




                       See notes to financial statements.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                            STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                Years Ended             Nine Months Ended
                         ------------------------- ---------------------------
                         December 30, December 28, September 28, September 27,
                             1995         1996         1996          1997
                         ------------ ------------ ------------- -------------
                                                           (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net income............   $  7,486     $  7,447     $  5,417      $  3,058
  Adjustments to
   reconcile net income
   to cash provided by
   operating activities:
    Depreciation and
     amortization.......     11,568       11,361        8,439         8,989
    Loss on investment..                      37
    (Gain) loss on sale
     of assets..........        225          (90)         193           132
  Changes in assets and
   liabilities
    Deferred income
     taxes..............       (744)       2,607                       (167)
    Receivables.........        (10)        (302)        (300)           (4)
    Inventories.........       (467)        (866)      (1,352)          (79)
    Prepaid taxes.......        (68)      (2,716)        (507)        2,239
    Prepaid expenses and
     other assets.......         89        2,058        1,416           676
    Due from
     affiliates.........        (43)          13           43           (79)
    Accounts payable,
     trade..............        795        5,446        5,630         1,325
    Enviromental
     Reserve............                                              3,150
    Other liabilities...       (345)      (2,066)       2,148         3,565
    Income taxes
     payable............       (598)
    Accrued interest....        (67)          93           92          (226)
                           --------     --------     --------      --------
      Net cash provided
       by operating
       activities.......     17,821       23,022       21,219        22,579
                           --------     --------     --------      --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Purchase of property,
   equipment and
   leasehold
   improvements.........    (11,977)     (21,353)     (16,124)      (10,153)
  Proceeds from sale of
   equipment and
   leasehold
   improvements.........        632        4,708        3,176           677
  Proceeds related to
   Eli Witt investment..                   2,000
                           --------     --------     --------      --------
      Net cash used in
       investing
       activities.......    (11,345)     (14,645)     (12,948)       (9,476)
                           --------     --------     --------      --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Additional borrowings
   under long-term
   debt.................      2,000       20,000                     12,000
  Payments to Docks de
   France, S.A. ........     (6,000)      (6,000)      (6,000)       (6,000)
  Principal payments
   under long-term
   debt.................     (4,862)     (15,353)      (7,348)      (28,350)
  Principal payments
   under capital lease
   obligations..........       (921)      (1,067)        (890)         (757)
                           --------     --------     --------      --------
      Net cash used in
       financing
       activities.......     (9,783)      (2,420)     (14,238)      (23,107)
                           --------     --------     --------      --------
NET INCREASE
 (DECREASE).............     (3,307)       5,957       (5,967)      (10,004)
CASH AND EQUIVALENTS,
 BEGINNING OF YEAR......     16,860       13,553       13,553        19,510
                           --------     --------     --------      --------
CASH AND EQUIVALENTS,
 END OF YEAR............   $ 13,553     $ 19,510     $  7,586      $  9,506
                           ========     ========     ========      ========
CASH PAID FOR:
  Interest..............   $  3,286     $  2,577     $  1,902      $  1,937
                           ========     ========     ========      ========
  Income taxes..........   $  6,438     $  5,090     $  4,130      $  2,250
                           ========     ========     ========      ========

                       See notes to financial statements.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                         NOTES TO FINANCIAL STATEMENTS

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)

1--COMPANY'S BUSINESS

      Lil' Champ Food Stores, Inc. ("LCFS"). LCFS is a convenience store chain operating in central and northern Florida and southeastern Georgia.

2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Fiscal Year--The Company operates on the basis of a 52-53 week fiscal year ending on the last Saturday in December. The years ended December 28, 1996 and December 30, 1995 consisted of 52 weeks.

      Unaudited Financial Statements--In the opinion of management, the Unaudited Balance Sheet as of December 24, 1998, and the unaudited statements of Operations, Shareholder's Equity, and Cash Flows for the nine months ended September 28, 1996 and September 27, 1997 include all adjustments (which include only normal recurring adjustments) necessary to present the financial position and results of operations and cash flows for the periods then ended in accordance with generally accepted accounting principles.

      Cash and Equivalents--LCFS considers all investments with an original maturity of three months or less to be cash equivalents.

      Certificates of Deposit--Certificates of deposit for $500,000 secure a standby letter of credit and are pledged to the State of Georgia as security for payment of workers' compensation claims.

      Certificates of deposit for $305,000 are pledged to the State of Florida as security for payment of workers' compensation claims.

      Inventories--Merchandise inventories are valued at the lower of last-in, first-out (LIFO) cost or market using the retail method. Information relating to the first-in, first-out (FIFO) method may be useful in comparing operating results to those companies not on LIFO. If the FIFO method had been used by the Company, merchandise inventory would have been $3,112,000 and $3,086,000 higher than as reported as of December 30, 1995 and December 28, 1996. Due to the LIFO method of inventory valuation, income before income taxes was decreased by $206,000 for the year ended December 30, 1995 and increased by $26,000 for the year ended December 28, 1996.

      Gasoline is valued at the lower of FIFO cost or market.

      Property, Equipment and Leasehold Improvements--Property, equipment and leasehold improvements are stated at cost, which includes cost of construction, property taxes and interest incurred during development. Depreciation and amortization for financial reporting purposes are computed using the straight-line method based upon the following estimated useful lives in years:

   Buildings.......................................... 18-30
   Office and store equipment......................... 3-15
   Automotive equipment............................... 3-4
   Leasehold improvements, equipment and buildings     Shorter of the initial
    under lease....................................... lease term or estimated useful under lease life
                                                       of asset.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)

      Repairs and maintenance are charged to income; major expenditures for renewals and betterments are capitalized. When items of property are sold or otherwise disposed of, the related costs and accumulated depreciation or amortization are removed from the accounts, and any resulting gains or losses are credited or charged to income.

      Investment in The Eli Witt Company--The Company accounts for its investment in The Eli Witt Company ("Eli Witt"), formerly known as Certified Grocers of Florida, Inc., at lower of cost or estimated market. Writedowns of this investment are considered to be permanent diminutions in value.

      Goodwill--Goodwill is being amortized using the straight-line method over twenty-five years.

      Leasing Arrangements--A substantial portion of the Company's operations are conducted in leased premises. Some leases on convenience store locations provide for a base rental amount per month and contingent additional rentals if an annual gross sales floor is exceeded. Renewal options generally provide for multiple terms of five years each and in some instances are at increased rentals. Some leases require the Company to pay real estate taxes and other expenses.

      Certain building and equipment leases have been capitalized and are being amortized over the shorter of the lease term or the estimated useful life of the asset. All other leases are accounted for as operating leases. In most cases, management expects that leases will be renewed or replaced by other leases in the normal course of business.

      Workers' Compensation Self-Insurance--The Company self-insures its exposure to workers' compensation claims up to certain limits. The Company records estimated liabilities based on currently available information. Ultimate claims and expenses may vary from the current estimates and as adjustments become necessary, they are recorded in earnings in the periods in which they become known.

      Group Health Self Insurance--The Company self-insures its group health insurance claims to certain limits per occurrence. Estimated liabilities are based on prior years' experience on claims and on current year fixed administrative costs.

      Income Taxes--The Company's parent files consolidated Federal income tax returns. For financial statement purposes, the Company determines its income tax liability and provisions using the separate return method.

      Deferred income taxes are provided on temporary differences between the financial reporting and the tax basis of the Company's assets and liabilities.

      Deferred Income--Gains resulting from sale/leaseback transactions involving land and buildings have been deferred. Such gains are being amortized in proportion to the amortization of the leased asset, if a capital lease, or in proportion to the related gross rental charged to expense over the lease term, if an operating lease.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)


     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3--PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     A summary of property, equipment and leasehold improvements, net, follows (in thousands):

                                                       December 30, December 28,
                                                           1995         1996
                                                       ------------ ------------
   Land...............................................   $ 44,581     $ 44,894
   Buildings..........................................     30,172       29,000
   Store equipment....................................     26,327       34,539
   Leasehold improvements.............................      7,629        7,468
   Automotive equipment...............................        547          581
   Office equipment...................................        589          587
   Construction in progress...........................        238          285
                                                         --------     --------
                                                         $110,083     $117,354
                                                         ========     ========

4--LEASES

     Capital Leases--Minimum future lease payments under capital leases at December 28, 1996 are as follows (in thousands):

   Fiscal Year Ending:
     1997............................................................ $ 2,274
     1998............................................................   2,170
     1999............................................................   2,083
     2000............................................................   2,039
     2001............................................................   1,973
     Thereafter......................................................  10,750
                                                                      -------
   Total minimum lease payments......................................  21,289
   Less interest portion.............................................  (7,705)
                                                                      -------
   Present value of minimum lease payments (current portion of
    $1,037).......................................................... $13,584
                                                                      =======

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)


      Operating Leases--Rent expense for the years December 30, 1995 and December 28, 1996 was approximately $7,935,000 and $8,552,000. Minimum annual rentals under noncancellable leases having an initial or remaining term of more than one year at December 28, 1996 are as follows (in thousands):

   Fiscal Year Ending:
     1997.............................................................. $ 4,672
     1998..............................................................   4,342
     1999..............................................................  3,995
     2000..............................................................  3,465
     2001..............................................................  2,756
     Thereafter........................................................  9,865
                                                                        -------
       Total........................................................... $29,095
                                                                        =======

5--LONG-TERM DEBT

      At December 30, 1995 and December 28, 1996 long-term debt comprised the following (in thousands):

                                                            1995       1996
                                                          --------   --------
Borrowings under revolving credit agreement with Credit
 Lyonnais; interest is based on the New York interbank
 eurodollar market rate ("Eurorate") plus .4% (6.30% and
 6.08% at December 30, 1995 and December 28, 1996);
 expiring January 31, 1997. Guaranteed by Docks de
 France, S.A. ..........................................   $ 6,000    $ 3,000
Note payable to bank under a commitment for total
 borrowings up to $8,000 at a variable rate (6.684% and
 6.50% at December 30, 1995 and December 28, 1996),
 payable in annual installments of 16.67% of the loan
 balance payable January 1996 and 1997 and the balance
 due January 1998; guaranteed by Docks de France,
 S.A. ..................................................     5,334      4,001
Borrowings under $20,000 revolving credit agreement with
 Credit Lyonnais; interest is based on the Paris
 Interbank Official Rate ("PIBOR") plus .25% (5.84% at
 December 28, 1996), maturing on June 8, 1998.
 Guaranteed by Docks de France, S.A. ...................               20,000
Borrowings under $15,000 revolving credit agreement with
 Societe Generale; interest is based on the Eurorate
 plus .35% (6.314% at December 30, 1995), guaranteed by
 Docks de France, S.A. On December 30, 1996 the Company
 secured a letter of intent to extend this credit
 facility for one year..................................    11,000
Other notes and mortgages payable, generally due in
 monthly installments of principal plus interest at
 various rates and terms................................        69         49
                                                          --------   --------
                                                            22,403     27,050
Less current portion....................................    (4,353)    (4,355)
                                                          --------   --------
                                                           $18,050    $22,695
                                                          ========   ========

      The borrowings with Credit Lyonnais require the Company to obtain consent from Credit Lyonnais before paying any dividends.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)


      Because the Company has the ability and the intent to refinance $6,000,000 of borrowings from Docks de France, S.A. otherwise coming due during 1997, this amount has been reclassified from current liabilities to long-term as of December 28, 1996.

      Aggregate principal payments required on long-term debt during each of the fiscal years ending subsequent to December 28, 1996 are as follows (in thousands):

     Fiscal Year Ending In:
       1997............................................................ $  4,355
       1998............................................................   22,691
       1999............................................................        4
                                                                        --------
                                                                        $ 27,050
                                                                        ========

6--RELATED PARTY TRANSACTIONS

      Certain premises used by LCFS in its operations are leased under arrangements with related parties. Rental payments under such leases for the years ended December 30, 1995 and December 28, 1996 were approximately $2,417,000 and $2,582,000. Required future rentals, which relate to both capital and operating leases, at December 28, 1996 are as follows (in thousands):

     Fiscal Year Ending In:
       1997............................................................. $ 2,825
       1998.............................................................   2,813
       1999.............................................................   2,749
       2000.............................................................   2,672
       2001.............................................................   2,600
       Thereafter.......................................................  12,498
                                                                         -------
                                                                         $26,157
                                                                         =======

      Sunbelt Wholesale, a company controlled by Robert Jackson, a brother of an officer of the Company, furnishes certain supplies to the Company. Payments to Sunbelt Wholesale were approximately $2,233,000 and $2,102,000 for the years ended December 30, 1995 and December 28, 1996.

      Allsafe Security Systems, Inc. and Allsafe Paging Systems, Inc., companies controlled by Lester Jackson, a brother of an officer of the Company, supplies burglar alarms, security systems and an alerting system which allows mobility to store personnel. This equipment is subject to a monthly rental fee plus charges for initial installation and maintenance. Approximately $882,000 and $1,207,000 was expended for this service for the years ended December 30, 1995 and December 28, 1996.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)


      The $6,000,000 due to Docks de France, S.A. is payable June 25, 1997. Interest accrues at 6.6% per annum. Interest of $990,000 and $594,000 was paid for the years ended December 30, 1995 and December 28, 1996. See note 5 related to the classification of this amount.

      LCFS paid Docks U.S.A., Inc. approximately $500,000 of service agreement fees for the years ended December 30, 1995 and December 28, 1996.

      During 1996, the company entered into sale-leaseback transactions with a director whereby buildings were sold to the director for $4,176,000. This same property was then leased back to the company. The leases were classified as capital leases, therefore the underlying property was capitalized and the obligation recognized.

7--INCOME TAXES

      The provision for income taxes for the years ended December 30, 1995 and December 28, 1996 is comprised of the following (in thousands):

                                                                  1995    1996
                                                                 ------  ------
     Current:
       Federal.................................................. $4,897  $2,028
       State....................................................    832     346
                                                                 ------  ------
                                                                  5,729   2,374
                                                                 ------  ------
     Deferred:
       Federal..................................................   (634)  2,223
       State....................................................   (110)    384
                                                                 ------  ------
                                                                   (744)  2,607
                                                                 ------  ------
     Provision for income taxes................................. $4,985  $4,981
                                                                 ======  ======

      Income taxes, for the years ended December 30, 1995 and December 28, 1996, differ from the amount computed by applying the federal statutory corporate rate to earnings before income taxes. The amounts of such differences (in thousands) and the reasons are set forth in the table below:

                                                                  1995    1996
                                                                 ------  ------
     Provision based on federal income tax rate................. $4,240  $4,226
     State income taxes--net of federal income tax benefit......    580     481
     Nondeductible amortization.................................    267     267
     Other......................................................   (102)      7
                                                                 ------  ------
     Actual provision for income taxes.......................... $4,985  $4,981
                                                                 ======  ======

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)


      The types of temporary differences and their related tax effects which create deferred tax liabilities at December 30, 1995 and December 28, 1996 are summarized below (in thousands):

                                                                  1995   1996
                                                                 ------ -------
     Deferred tax liabilities:
       Fixed asset basis differences............................ $7,960 $10,525
       Reserve for LIFO.........................................  1,821   1,582
       Deductible prepaids......................................  3,066   1,762
       Other....................................................            609
                                                                 ------ -------
                                                                 12,847  14,478
                                                                 ------ -------
     Deferred tax assets:
       Capital leases...........................................    853     874
       Writedown of investment in Eli Witt......................    516
       Self-insured liabilities.................................  3,719   3,454
       Other....................................................    216
                                                                 ------ -------
                                                                  5,304   4,328
                                                                 ------ -------
     Net deferred tax liability................................. $7,543 $10,150
                                                                 ====== =======

8--COMMITMENTS AND CONTINGENCIES

      The Company is a party to various lawsuits, threatened suits and claims. It is the opinion of management that the resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

9--CASH FLOW

      Supplemental disclosure of noncash investing and financing activities (in thousands):

                                                                    1995  1996
                                                                    ---- ------
     Additional capital lease obligations on buildings............. $-0- $4,176
                                                                    ==== ======

10--RETIREMENT SAVINGS PLAN

      LCFS has a 401(k) plan for all full-time employees who are 21 years of age or older and who have been employed one year with at least 1,000 hours of service. Participants can contribute 1% to 10% of their salary, not to exceed a maximum allowable contribution amount. Participant contributions are 100% vested. Distributions may be made at employment termination, retirement, or in the event participants are disabled or can demonstrate financial hardship. The Company matches an amount equal to 15% of the participants' contribution. The total contribution for the years ended December 30, 1995 and December 28, 1996 was $83,000 and $98,000.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)


11--ENVIRONMENTAL MATTERS

      The ownership and/or operation of underground storage tanks is subject to federal, state and local laws and regulations.

      Prior to 1996, LCFS was involved in evaluating and cleaning up environmental contamination caused by releases of petroleum products at its stores. The costs related to this process are reimbursable from state programs in both Florida and Georgia, which are funded from taxes and fees paid based on the purchase of petroleum products. The Company has not been able to reasonably estimate that amount which will be reimbursed by the state of Georgia; therefore, amounts expended for clean-up in Georgia have generally been expensed and although some portion of this amount may be reimbursed in the future the Company has not recorded a receivable for such amounts. LCFS has recorded receivables for amounts recoverable from the state of Florida and outside engineering firms and has provided an allowance on environmental receivables of $1,558,000 and $1,139,000 as of December 30, 1995 and December 28, 1996 and $1,249,000 (unaudited) as of September 27, 1997. This allowance is an estimate of amounts that LCFS has incurred that may not be reimbursed by the state of Florida and outside engineering firms.

      In prior years, LCFS entered into agreements with outside engineering firms to assume the clean-up of contamination sites in Florida. Under these arrangements LCFS was still responsible for the clean-up of the sites but LCFS did not incur significant expenditures to complete the clean-up of existing sites. LCFS had expended funds which were submitted to the State for reimbursement by the outside engineering firms. These amounts, which represent approximately 48% of the gross environmental receivable, will be reimbursed directly to the engineering firms who will in-turn reimburse LCFS.

      During 1996, new legislation was enacted by the State of Florida which replaced the State's previous reimbursement program. All expenditures incurred through March 29, 1995 and submitted for reimbursement by December 31, 1996 will be evaluated and reimbursed on the same basis as prior submissions. Under the new legislation, the State has assumed the responsibility for clean-up of registered sites assessed and reported to the State under the previous program, but not yet remediated, exclusive of tank or other hardware replacement.

      Georgia Underground Storage Tank Fund--Remediation of contaminated sites in Georgia will be reimbursed under the state program for eligible costs to a maximum of $1,000,000 per site. A $10,000 deductible applies to each site. All LCFS sites in Georgia qualify for coverage from this fund. LCFS does not currently expect remediation at any of its sites to exceed $1,000,000 of coverage.

      Florida Underground Storage Tank Fund--Remediation of contaminated sites in Florida is eligible for reimbursement under the state's program. For incidents discovered and reported to the state prior to July 1, 1992, the state will reimburse for all eligible remediation costs to a maximum of $1,000,000 per incident with an annual aggregate of $2,000,000 per facility. For incidents discovered

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)

from July 1, 1992 to June 30, 1993, the state will reimburse for all eligible reimbursement costs to a maximum of $1,000,000 subject to a $1,000 deductible. For incidents discovered from July 1, 1993 to December 31, 1993, the state will reimburse for all eligible reimbursement costs to a maximum of $1,000,000 subject to a $5,000 deductible. For incidents discovered from January 1, 1994 to December 31, 1996 the maximum reimbursement was reduced to $300,000 per site with a $10,000 deductible. For incidents discovered subsequent to December 31, 1996, the maximum reimbursement was reduced to $150,000 per site with a $10,000 deductible. For incidents discovered subsequent to December 31, 1998 no costs will be eligible for reimbursement under this program. LCFS is responsible for all costs in excess of the state limits. Notwithstanding this schedule of limits, certain of the LCFS sites are covered under the other Florida "trust fund" programs pursuant to which the state will pay all required costs.

      During 1997 management of the Company did a comprehensive review of the status of its stores as it relates to environmental remediation and as a result decided to record an environmental contamination charge as of September 27, 1997 of approximately $3,381,000 (Unaudited).

      In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, Environmental Remediation Liabilities. SOP 96-1 provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display and disclosure of environmental remediation liabilities. The provisions of this SOP are effective for fiscal years beginning after December 15, 1996. The Company's management does not believe the adoption of this statement will have a material impact on the Company's financial statements.

12--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying value of all of the Company's financial instruments approximates their fair value.

13--SUBSEQUENT EVENT (UNAUDITED)

      On October 23, 1997, The Pantry, Inc. purchased all of the capital stock of LCFS for $132.7 million in cash and repaid all outstanding indebtedness of LCFS.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Quick Stop Food Mart, Inc.
Fayetteville, North Carolina

      We have audited the accompanying balance sheets of Quick Stop Food Mart, Inc. as of December 31, 1996 and 1997, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quick Stop Food Mart, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Cherry, Bekaert & Holland, L.L.P.

Fayetteville, North Carolina
March 6, 1998, except for Note 10,
as to which the date is February 24, 1999

                           QUICK STOP FOOD MART, INC.

                                 BALANCE SHEETS

                                                 December 31,        June 30,
                                            ----------------------- -----------
                                               1996        1997        1998
                                            ----------- ----------- -----------
                                                                    (Unaudited)
                  ASSETS
                  ------
CURRENT ASSETS
  Cash and cash equivalents................ $ 1,489,685 $   930,995 $ 2,209,473
  Receivables (net of allowance for
   doubtful accounts of $30,000 in 1996 and
   $33,000 in 1997 and 1998)...............     971,690   1,241,442     965,351
  Inventories..............................   3,303,988   3,805,653   3,334,167
  Other current assets.....................     147,765     140,265     292,520
                                            ----------- ----------- -----------
      TOTAL CURRENT ASSETS.................   5,913,128   6,118,355   6,801,511
                                            ----------- ----------- -----------
PROPERTY AND EQUIPMENT
  Land and buildings.......................   6,794,281   9,615,335   9,912,660
  Store and office equipment...............  16,135,535  21,651,228  22,345,714
  Transportation equipment.................     937,019   1,026,034   1,094,310
  Leasehold improvements...................   2,575,573   3,117,212   3,277,948
  Construction-in-progress.................   2,308,181     137,347      23,006
                                            ----------- ----------- -----------
                                             28,750,589  35,547,156  36,653,638
    Less accumulated depreciation..........  12,826,346  14,609,791  16,071,013
                                            ----------- ----------- -----------
      NET PROPERTY AND EQUIPMENT...........  15,924,243  20,937,365  20,582,625
                                            ----------- ----------- -----------
OTHER NONCURRENT ASSETS....................   1,510,193   1,724,495   1,799,870
                                            ----------- ----------- -----------
                                            $23,347,564 $28,780,215 $29,184,006
                                            =========== =========== ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------
CURRENT LIABILITIES
  Current portion of long-term debt........ $ 1,121,949 $   804,606 $ 5,941,863
  Line of credit...........................         --      600,000   1,300,000
  Bonds payable related party..............      25,829      25,829      25,829
  Accounts payable and accrued expenses....   7,750,842   7,995,854   7,788,880
                                            ----------- ----------- -----------
      TOTAL CURRENT LIABILITIES............   8,898,620   9,426,289  15,056,572
                                            ----------- ----------- -----------
LONG-TERM DEBT.............................   2,002,604   5,529,179         --
                                            ----------- ----------- -----------
      TOTAL LIABILITIES....................  10,901,224  14,955,468  15,056,572
                                            ----------- ----------- -----------
STOCKHOLDERS' EQUITY
  Common stock (par value $1). Authorized
   100,000 shares; issued and outstanding
   1,026 shares in 1996 and 1,078 shares in
   1997 and 1998...........................       1,026       1,078       1,078
  Additional paid-in capital...............     671,577     886,446     886,446
  Retained earnings........................  11,773,737  12,937,223  13,239,910
                                            ----------- ----------- -----------
      TOTAL STOCKHOLDERS' EQUITY...........  12,446,340  13,824,747  14,127,434
                                            ----------- ----------- -----------
                                            $23,347,564 $28,780,215 $29,184,006
                                            =========== =========== ===========

                         See Notes to Financial Statements

                           QUICK STOP FOOD MART, INC.

                              STATEMENTS OF INCOME

                                                                 Six Months Ended June
                                Years Ended December 31,                  30,
                         -------------------------------------- -----------------------
                             1995         1996         1997        1997        1998
                         ------------ ------------ ------------ ----------- -----------
                                                                (Unaudited) (Unaudited)
Net Sales............... $135,467,154 $143,568,524 $164,503,534 $78,222,131 $75,922,825
Cost of goods sold......  111,059,632  119,888,214  137,102,870  65,945,552  63,290,730
                         ------------ ------------ ------------ ----------- -----------
  Gross Profit..........   24,407,522   23,680,310   27,400,664  12,276,579  12,632,095
Operating and
 administrative
 expenses...............   21,639,341   21,812,494   24,569,641  11,878,685  11,278,924
                         ------------ ------------ ------------ ----------- -----------
  Income from
   operations...........    2,768,181    1,867,816    2,831,023     397,894   1,353,171
Other income............      407,372      466,743      254,463     184,370     149,516
                         ------------ ------------ ------------ ----------- -----------
  Net income............ $  3,175,553 $  2,334,559 $  3,085,486 $   582,264 $ 1,502,687
                         ============ ============ ============ =========== ===========




                       See Notes to Financial Statements

                           QUICK STOP FOOD MART, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                              Years Ended December 31,
                         -------------------------------------  Six Months Ended
                            1995         1996         1997       June 30, 1998
                         -----------  -----------  -----------  ----------------
                                                                  (Unaudited)
COMMON STOCK
  Beginning of year..... $     1,023  $     1,023  $     1,026    $     1,078
  Additional shares
   issued (3 shares in
   1996 and 52 shares in
   1997)................         --             3           52            --
                         -----------  -----------  -----------    -----------
  End of year........... $     1,023  $     1,026  $     1,078    $     1,078
                         ===========  ===========  ===========    ===========
ADDITIONAL PAID-IN
 CAPITAL
  Beginning of year..... $   649,198  $   649,198  $   671,577    $   886,446
  Additions.............         --        22,379      214,869            --
                         -----------  -----------  -----------    -----------
  End of year........... $   649,198  $   671,577  $   886,446    $   886,446
                         ===========  ===========  ===========    ===========
RETAINED EARNINGS
  Beginning of year..... $ 9,236,916  $11,131,019  $11,773,737    $12,937,223
  Net income............   3,175,553    2,334,559    3,085,486      1,502,687
  Stockholder
   distributions........  (1,281,450)  (1,691,841)  (1,922,000)    (1,200,000)
                         -----------  -----------  -----------    -----------
  End of year........... $11,131,019  $11,773,737  $12,937,223    $13,239,910
                         ===========  ===========  ===========    ===========




                       See Notes to Financial Statements

                           QUICK STOP FOOD MART, INC.

                            STATEMENTS OF CASH FLOWS

                               Years Ended December 31,          Six Months Ended June 30,
                         --------------------------------------  ----------------------------
                            1995         1996          1997         1997         1998
                         -----------  -----------  ------------  -----------  ----------
                                                                 (Unaudited)  (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES
 Net income............. $ 3,175,553  $ 2,334,559  $  3,085,486  $   582,264  $1,502,687
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities                                                             --
   Depreciation and
    amortization........   1,778,181    1,880,460     2,514,142    1,084,392   1,465,309
   (Gain) loss on
    disposal of property
    and equipment.......     (68,573)      17,114        89,722          --          --
   (Increase) decrease
    in receivables......      13,954      (53,488)     (269,752)      20,381     276,091
   (Increase) decrease
    in inventories......     119,566     (392,916)     (501,665)    (397,216)    471,486
   (Increase) decrease
    in other current
    assets..............    (248,229)      91,243         7,500      (36,576)   (152,255)
   (Increase) decrease
    in other noncurrent
    assets..............    (237,213)    (355,925)     (223,322)     142,680     (79,463)
   Increase (decrease)
    in accounts payable
    and accrued
    expenses............     436,565    1,253,749       245,012      355,484    (206,973)
                         -----------  -----------  ------------  -----------  ----------
     NET CASH PROVIDED
      BY OPERATING
      ACTIVITIES........   4,969,804    4,774,796     4,947,123    1,751,409   3,276,882
                         -----------  -----------  ------------  -----------  ----------
CASH FLOWS FROM
 INVESTING ACTIVITIES
 Proceeds from sale of
  property and
  equipment.............     155,000       45,575     1,852,021          --          --
 Additions to property
  and equipment.........  (1,248,986)  (6,613,166)   (9,459,986)  (4,455,070) (1,106,482)
                         -----------  -----------  ------------  -----------  ----------
     NET CASH USED BY
      INVESTING
      ACTIVITIES........  (1,093,986)  (6,567,591)   (7,607,965) (4,455,070)  (1,106,482)
                         -----------  -----------  ------------  -----------  ----------
CASH FLOWS FROM
 FINANCING ACTIVITIES
 Proceeds from issuance
  of debt...............   1,285,000          --     20,936,250    4,304,469     700,000
 Principal payments on
  debt..................  (2,202,716)    (461,494)  (17,127,019)    (254,765)   (391,922)
 Proceeds from sale of
  stock.................         --        22,382       214,921      214,921         --
 Stockholder
  distributions.........  (1,281,450)  (1,691,841)   (1,922,000)  (1,300,000) (1,200,000)
                         -----------  -----------  ------------  -----------  ----------
     NET CASH FLOWS
      PROVIDED (USED) BY
      FINANCING
      ACTIVITIES........  (2,199,166)  (2,130,953)    2,102,152    2,964,625    (891,922)
                         -----------  -----------  ------------  -----------  ----------
     NET INCREASE
      (DECREASE) IN CASH
      AND CASH
      EQUIVALENTS.......   1,676,652   (3,923,748)     (558,690)     260,964   1,278,478
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF PERIOD....   3,736,781    5,413,433     1,489,685    1,489,685     930,995
                         -----------  -----------  ------------  -----------  ----------
CASH AND CASH
 EQUIVALENTS AT END OF
 PERIOD................. $ 5,413,433  $ 1,489,685  $    930,995  $ 1,750,649  $2,209,473
                         ===========  ===========  ============  ===========  ==========
SUPPLEMENTAL CASH FLOW
 INFORMATION
 Interest paid.......... $   356,158  $   295,729  $    537,603  $   240,106  $  310,571
                         ===========  ===========  ============  ===========  ==========

                       See Notes to Financial Statements.

                           QUICK STOP FOOD MART, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

      The Corporation operates convenience stores under the name of "Quick Stop" in North and South Carolina. Revenues are generated primarily by the sale of various merchandise and petroleum products to the general public.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Statements of Cash Flows

      For purposes of the statements of cash flows, the Corporation considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Inventories

      Substantially all merchandise inventories are stated at the lower of cost or market using the retail last-in, first-out (LIFO) inventory method. Gasoline inventories are stated at the lower of cost or market using the LIFO method. The current cost of inventories valued under the first-in, first-out, (FIFO) method exceeded their LIFO carrying values by approximately $1,738,000, $1,717,000, and $1,717,000 at December 31, 1996 and 1997, and June 30, 1998
respectively.

Property and Equipment

      Property and equipment is stated at cost. Maintenance and repairs are charged to operations as incurred, and renewals and betterments are capitalized. Gains or losses on disposals are credited or charged to operations.

Depreciation

      Depreciation and amortization is charged to income over the estimated useful lives of assets using the straight-line method for financial statement purposes.

Stockholders' Equity

      All stockholders have equal voting rights according to the number of shares held. Distributions are primarily made to compensate for the individual tax impact of Subchapter "S" earnings passed through to each stockholder.

                           QUICK STOP FOOD MART, INC.

Advertising

      The Corporation expenses advertising costs as incurred. Advertising costs for the years ended 1995, 1996 and 1997 were approximately $253,000, $299,000 and $207,000, respectively.

Income Taxes

      The Corporation has elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter "S" of the Internal Revenue code. Under those provisions, the Corporation does not pay federal and state income taxes on its taxable income. Instead, the stockholders are liable for individual federal and state income taxes on their respective shares of the Corporation's taxable income.

Profit-Sharing Plan

      The Corporation sponsors a profit-sharing plan covering full-time employees who meet specified age and length of service requirements. Contributions are determined annually based on a percentage of net income as approved by the Board of Directors. Contributions amounted to $367,000 in 1995 $278,000 in 1996 and $386,000 in 1997. The Board of Directors intends to terminate the plan after receipt of a determination letter from the IRS. No contributions were made to the plan after December 31, 1997.

Environmental Remediation

      The Corporation accrues environmental remediation costs if it is probable that an asset has been impaired or a liability incurred at the financial statement date and the amount can be reasonably be estimated.

Unaudited Interim Financial Statements

      The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

NOTE 2--CASH AND CASH EQUIVALENTS

      The Corporation maintains cash and cash equivalent balances at several financial institutions in North and South Carolina. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1996 and 1997, the Corporation's uninsured bank balances totalled approximately $1,339,000 and $760,000, respectively.

NOTE 3--LINES OF CREDIT

      The Corporation has entered into four credit line arrangements with a local bank providing maximum borrowings of $15,750,000. Amounts borrowed under these agreements are due on May 31, 1998 and require monthly interest payments at the prevailing prime rate minus 1/4%. On May 31, 1998, any unpaid principal balances shall be set up as a term note. The credit lines are guaranteed by related parties and secured by inventory, accounts receivable, and equipment.

                           QUICK STOP FOOD MART, INC.

      These credit lines and certain other long term debt obligations contain restrictions on the combined amounts of stockholders' compensation, dividends which may be paid, the issuance of additional debt, and other covenants. In addition, the loan agreements provide that certain financial ratios and other financial requirements be maintained.

      The lines of credit were renewed on May 31, 1998 for a year under the same terms. These obligations were repaid in full on July 2, 1998 in connection with the sale of assets (see Note 10).

      No advances were outstanding at December 31, 1996; advances outstanding at December 31, 1997, and June 30, 1998, totalled $600,000 and $1,300,000, respectively.

NOTE 4--BONDS PAYABLE RELATED PARTY

      Bonds payable related party includes obligations to majority stockholders that are due currently and includes interest at the applicable federal rate. The obligations are unsecured.

NOTE 5--LONG-TERM DEBT

      Long-term debt consists of the following:

                                                  December 31,
                                              ---------------------  June 30,
                                                 1996       1997       1998
                                              ---------- ---------- -----------
                                                                    (Unaudited)
   Notes payable to individuals, due in
    monthly installments of $4,371 including
    interest at 7.5%; collateralized by
    Deeds of Trust..........................  $  221,146 $  184,016  $ 164,364
   Notes payable to bank, due in monthly
    installments of approximately $48,700
    plus interest ranging from the
    prevailing prime rate minus 1/4% to the
    prevailing prime rate plus 1/2%;
    collateralized by inventories, property
    and equipment, assignment of leases on
    certain properties, and Deeds of Trust..   2,535,298  5,950,639  5,667,300
   Note payable to bank, due in monthly
    installments of $15,747 including
    interest at 6.75%. The loan is
    collaterized by inventories and property
    and equipment...........................     368,109    199,130    110,199
                                              ---------- ----------  ---------
                                               3,124,553  6,333,785  5,941,863
   Less current installments................   1,121,949    804,606  5,941,863
                                              ---------- ----------  ---------
                                              $2,002,604 $5,529,179  $     --
                                              ========== ==========  =========

      Maturities of long-term debt at December 31, 1997, are as follows:

       December 31
       -----------
        1998.........................................................   $804,606
        1999.........................................................    697,313
        2000.........................................................  1,684,049
        2001.........................................................  1,611,178
        2002.........................................................  1,536,639
                                                                      ----------
                                                                      $6,333,785
                                                                      ==========

      Interest expense for years ended December 31, 1995, 1996 and 1997 totalled approximately $354,000, $293,000 and $553,000, respectively.

                           QUICK STOP FOOD MART, INC.

      In connection with the sale of assets and corporate dissolution described in Note 10, the notes payable balances outstanding at June 30, 1998, were repaid during 1998 and 1999. Accordingly, these balances have been reflected as current liabilities at June 30, 1998.

NOTE 6--STOCK OPTION PLANS

      In accordance with a non-qualified stock option plan for key employees, options have been granted to purchase 281 shares of common stock. The purchase price of these options are fixed at prices ranging from $4,000 to $7,461 per share.

      Options granted, exercised and canceled during 1995, 1996 and 1997 are as follows,

                                                                   December 31,
                                                                  --------------
                                                                  1995 1996 1997
                                                                  ---- ---- ----
       Options outstanding on January 1.......................... 148  148  145
       Granted................................................... --   --   --
       Exercised................................................. --     3   52
       Canceled.................................................. --   --   --
       Options outstanding at December 31........................ 148  145   93

      The weighted average exercise price for options outstanding at December 31, 1995, 1996 and 1997 was $6,175, $6,220 and $7,461. Options exercised during
1996 and 1997 had a weighted average exercise price of $4,000 in each year.

      All options outstanding at December 31, 1997, were exercised on July 1, 1998, for $7,461 per share, in connection with the sale of assets and corporate dissolution (see Note 10).

NOTE 7--STOCKHOLDER DISTRIBUTIONS

      During the years ended December 31, 1995, 1996, and 1997, and the six-month period ended June 30, 1998, the Corporation made distributions to its stockholders of amounts estimated to compensate for the individual tax impact of Sub chapter "S" earnings passed through to each stockholder. Total distributions amounted to approximately $1,281,000, $1,692,000, $1,922,000, and $1,200,000 in each of the respective periods.

NOTE 8--SALE TO RELATED PARTY

      During 1997, the Corporation sold land and buildings with a book value of approximately $1,697,000 to a related party, realizing a gain of approximately $5,000.

NOTE 9--COMMITMENTS AND CONTINGENT LIABILITIES

Lessee Arrangements

      The Corporation conducts substantially all of its operations utilizing leased facilities. Some of the operating leases provide that the Corporation pay taxes, maintenance and other occupancy expenses applicable to leased premises. Generally, the leases provide for renewal for various periods at stipulated rates. Some leases also provide for contingent rents, which are based on store sales. These contingent amounts are payable in addition to minimum rental payments.

                           QUICK STOP FOOD MART, INC.

      At December 31, 1997, minimum rental payments under noncancellable operating leases are as follows:

   Years Ending                                      Related Parties   Other
   ------------                                      --------------- ----------
    1998............................................   $ 1,505,118   $1,080,622
    1999............................................     1,505,118      879,891
    2000............................................     1,505,118      848,379
    2001............................................     1,505,118      705,236
    2002............................................     1,505,118      565,215
    Thereafter......................................     4,013,647    2,116,449
                                                       -----------   ----------
      Total minimum lease payments..................   $11,539,237   $6,195,792
                                                       ===========   ==========

      Rental expense charged to operations is summarized as follows:

                                                  Years Ended December 31,
                                              --------------------------------
                                                 1995       1996       1997
                                              ---------- ---------- ----------
   Minimum rentals under operating leases.... $2,469,107 $2,948,423 $3,125,215
   Contingent rentals under operating
    leases...................................     15,604     20,573     24,955
                                              ---------- ---------- ----------
                                              $2,484,711 $2,968,996 $3,150,170
                                              ========== ========== ==========

      The principal owners of the Corporation and other companies which they own or with which they are associated are considered related parties. Rental expense listed above included minimum rental payments to related parties of approximately $1,466,000, $1,485,000 and $1,521,000 for years ended December 31, 1995, 1996 and 1997, respectively.

Lessor Arrangements

      The Corporation subleases facilities to others primarily through noncancellable operating leases with terms ranging from five to twenty years. The following is a schedule of future minimum rental income for noncancellable operating leases with remaining terms of one year or more at December 31, 1997:

       Years Ending
       ------------
        1998........................................................ $  160,572
        1999........................................................    157,642
        2000........................................................    132,642
        2001........................................................    120,792
        2002........................................................    105,192
        Thereafter..................................................    452,890
                                                                     ----------
       Total minimum rental income.................................. $1,129,730
                                                                     ==========

      The Corporation has guaranteed the repayment of principal and interest on certain obligations of a related corporation. These obligations are collateralized by all inventories and equipment of the Corporation. At December 31, 1997 and June 30, 1998 such guarantees totalled approximately $3,300,000 and $3,150,000, respectively.

                           QUICK STOP FOOD MART, INC.

      At December 31, 1997 and June 30, 1998 the Corporation had letters of credit outstanding totaling $350,000 and $250,000, respectively, which may be drawn upon to cover a corrective action arising from operating underground storage tanks and to cover workers' compensation claims.

      At December 31, 1997 and June 30, 1998 the Corporation had contracted with outside parties for approximately $800,000 for various construction projects.

      The Corporation is subject to laws and regulations relating to the protection of the environment. While it is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly any future remediation and other compliance efforts, in the opinion of management, compliance with the present environmental protection laws will not have a material adverse effect on the financial position, competitive position, or capital expenditures of the Corporation.

      The Corporation is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Corporation.

NOTE 10--SUBSEQUENT EVENT--SALE OF ASSETS AND CORPORATE DISSOLUTION

      Effective July 2, 1998, the Corporation sold certain assets to The Pantry, Inc., including the operating assets of the Corporation's seventy-five
(75) convenience stores, inventory and the "Quick Stop" name. The sales price was $50,000,000 in cash, plus inventory at cost. The Corporation retained primarily cash and cash equivalents, real estate and debt associated with the real estate.

      In connection with the acquisition, the Corporation changed its name from "Quick Stop Food Mart, Inc." to "Southern Carolina Property, Inc." paid off all line of credit balances and equipment loans outstanding at July 2, 1998, and negotiated long term real estate operating leases with The Pantry, Inc. In addition, certain operating lease obligations between the Corporation and related parties were renegotiated between these related parties and The Pantry, Inc.

      All stock options outstanding at December 31, 1997, were exercised prior to July 2, 1998, for $7,461 per share.

      Effective January 29, 1999, the board of directors elected to dissolve the Corporation and distribute all remaining assets and liabilities to the shareholders. The Corporation is currently redeeding real estate and renegotiating mortgages associated with the real estate.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Express Stop, Inc.
Fayetteville, North Carolina

      We have audited the accompanying balance sheet of Express Stop, Inc. as of December 31, 1997, and the related statement of income, retained earnings, and cash flows for the year then ended. These financial statements are the representation of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Express Stop, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Griffin, Maxwell, & Frazelle, P.A.

Fayetteville, North Carolina
September 25, 1998

                               EXPRESS STOP, INC.

                                 BALANCE SHEETS
                             (dollars in thousands)

                                                    December 31, September 30,
                                                        1997         1998
                                                    ------------ -------------
                                                                  (Unaudited)
                      ASSETS
                      ------

CURRENT ASSETS
  Cash and cash equivalents (Note 2)...............    $1,654       $1,315
  Certificates of deposit..........................       279          283
  Accounts receivable: (Note 5)
    Trade..........................................        36           13
    Merchandise distributors.......................       353          158
    Credit cards...................................       190          252
  Inventories (Notes 3 and 5)......................     1,364        1,393
  Prepaid expenses and other.......................        34           86
                                                       ------       ------
      Total current assets.........................     3,910        3,500
                                                       ------       ------
LONG-TERM RECEIVABLES AND OTHER ASSETS
  Environmental remediation receivables (Note 11)..     1,100        1,100
  Advances to affiliated companies, unsecured......       116          251
  Investment in partnership (Note 4)...............       109          149
  Other (Note 12)..................................        77          185
                                                       ------       ------
                                                        1,402        1,685
                                                       ------       ------
PROPERTY AND EQUIPMENT (Note 5)
  Equipment........................................     4,387        4,146
  Vehicles.........................................       160          137
  Leasehold improvements...........................       914        1,026
  Construction and equipment installations in
   progress........................................       --           575
                                                       ------       ------
                                                        5,461        5,884
  Less accumulated depreciation and amortization...     3,337        3,271
                                                       ------       ------
                                                        2,124        2,613
                                                       ------       ------
                                                       $7,436        7,798
                                                       ======       ======
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------

CURRENT LIABILITIES
  Current maturities of long-term debt (Note 5)....    $  177       $  532
  Accounts payable:
    Trade..........................................     2,151        1,751
    Other..........................................        69           60
  Accrued expenses:
    Salaries.......................................       185          102
    Profit sharing.................................        25          --
    Other..........................................        58           69
                                                       ------       ------
      Total current liabilities....................     2,665        2,514
                                                       ------       ------
LONG-TERM DEBT, less current maturities (Note 5)...     1,073          612
                                                       ------       ------
OTHER NONCURRENT LIABILITIES
  Environmental remediation liabilities (Note 11)..     1,100        1,100
  Deferred income, net (Note 7)....................        81           76
  Other............................................        56           56
                                                       ------       ------
                                                        1,237        1,232
                                                       ------       ------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 11)

STOCKHOLDERS' EQUITY
Common stock, par value $15 per share, authorized
 and issued 2,000 shares...........................        30           30
  Retained earnings................................     2,431        3,410
                                                       ------       ------
                                                        2,461        3,440
                                                       ------       ------
                                                       $7,436       $7,798
                                                       ======       ======

                       See Notes to Financial Statements.

                               EXPRESS STOP, INC.

                              STATEMENTS OF INCOME
                             (dollars in thousands)

                                                          Nine Months Ended
                                        ------------ ---------------------------
                                        December 31, September 30, September 30,
                                            1997         1997          1998
                                        ------------ ------------- -------------
                                                      (Unaudited)   (Unaudited)
Revenues:
  Merchandise sales...................    $18,439       $13,630       $15,910
  Fuel sales (Note 6).................     29,984        22,631        20,384
  Video sales.........................      1,432         1,042         1,402
  Commissions and other (Note 10).....        347           176           233
                                          -------       -------       -------
                                           50,202        37,479        37,929
                                          -------       -------       -------
Cost of sales:
  Merchandise.........................     13,960        10,241        12,028
  Fuel (Note 6).......................     27,222        20,714        18,257
                                          -------       -------       -------
                                           41,182        30,955        30,285
                                          -------       -------       -------
    Gross Profit......................      9,020         6,524         7,644
                                          -------       -------       -------
Operating expenses: (Notes 7, 8, 9 and
 10)
  Store expenses......................      5,291         3,901         3,889
  General and administrative..........        851           611           721
  Depreciation and amortization.......        753           537           572
                                          -------       -------       -------
                                            6,895         5,049         5,182
                                          -------       -------       -------
Income from operations................      2,125         1,475         2,462
                                          -------       -------       -------
Financial revenue (expense):
  Interest and dividends..............         49            32            66
  Interest expense....................       (122)          (95)          (89)
  Gain on sale of equipment...........          5             7            48
  Equity in partnership earnings (Note
   4).................................         42            31            41
                                          -------       -------       -------
                                              (26)          (25)           66
                                          -------       -------       -------
Net income............................    $ 2,099       $ 1,450       $ 2,528
                                          =======       =======       =======

                       See Notes to Financial Statements.

                               EXPRESS STOP, INC.

                        STATEMENTS OF RETAINED EARNINGS
                             (dollars in thousands)

                                                         Nine Months Ended
                                                    ---------------------------
                                       December 31, September 30, September 30,
                                           1997         1997          1998
                                       ------------ ------------- -------------
                                                     (Unaudited)   (Unaudited)
Balance, beginning....................   $ 1,370       $1,370        $2,431
Net income............................     2,099        1,450         2,528
Less cash dividends on common stock,
 $519.00, $419.00, and $775.00 per
 share, respectively..................    (1,038)        (838)       (1,549)
                                         -------       ------        ------
Balance, ending.......................   $ 2,431       $1,982        $3,410
                                         =======       ======        ======



                       See Notes to Financial Statements.

                               EXPRESS STOP, INC.

                            STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                          Nine Months Ended
                                                     ---------------------------
                                        December 31, September 30, September 30,
                                            1997         1997          1998
                                        ------------ ------------- -------------
                                                      (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
 Cash received from customers.........    $ 49,723     $ 36,881      $ 37,650
 Cash paid to suppliers and
  employees...........................     (47,037)     (35,676)      (35,393)
 Other operating revenue..............         347          175           233
 Interest and dividends received......          49           32            66
 Interest paid........................        (122)         (95)          (89)
                                          --------     --------      --------
   Net cash provided by operating
    activities........................       2,960        1,317         2,467
                                          --------     --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of certificates of deposit..        (161)        (161)           (4)
 Repayments by (advances to)
  affiliated companies................         (26)          90          (135)
 Purchase of property and equipment...        (689)        (512)       (1,124)
 Proceeds from sale of equipment......          19           47           111
 Partnership distributions received...          42           32             1
                                          --------     --------      --------
   Net cash used in investing
    activities........................        (815)        (504)       (1,151)
                                          --------     --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from long-term borrowings...         --           200           269
 Principal payments on long-term
  borrowings..........................         (81)         --            --
 Repayments to affiliates.............        (195)        (209)         (375)
 Dividend payments to shareholders....      (1,038)        (838)       (1,549)
                                          --------     --------      --------
   Net cash used in financing
    activities........................      (1,314)        (847)       (1,655)
                                          --------     --------      --------
Net increase (decrease) in cash and
 cash equivalents.....................         831          (34)         (339)
Cash and cash equivalents at beginning
 of period............................         823          823         1,654
                                          --------     --------      --------
Cash and cash equivalents at end of
 period...............................    $  1,654     $    789      $  1,315
                                          ========     ========      ========
RECONCILIATION OF NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES
 Net income...........................    $  2,099     $  1,450      $  2,528
 Adjustments to reconcile net income
  to net cash provided by
  operating activities:
  Depreciation and amortization.......         773          537           572
  Distributive share of partnership
   income.............................         (42)         (31)          (41)
  Gain on sale of assets..............          (5)          (7)          (48)
  Change in assets and liabilities:
  Accounts receivable.................        (257)        (422)           19
  Inventory...........................        (208)        (227)          (29)
  Prepaid expenses....................          29           24           (52)
  Deposits............................         134          --            --
  Other assets........................         (43)         --             29
  Accounts payable....................         410           79          (389)
  Accrued expenses....................          37          (86)          (97)
  Deferred income.....................          33          --            (25)
                                          --------     --------      --------
   Net cash provided by operating
    activities........................    $  2,960     $  1,317      $  2,467
                                          ========     ========      ========

                       See Notes to Financial Statements

                               EXPRESS STOP, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business:

      The Company's operations consist primarily of the operation of convenience stores located in North and South Carolina.

      A summary of the Company's significant accounting policies follows:

Estimates:

      The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Statements of cash flows:

      For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Financial instruments:

      The carrying value of cash, receivables and accounts payable approximate fair value due to the short maturity of these instruments. The fair value of investment in partnership is not subject to estimation because of its illiquid nature. The fair values of long-term debt, which are approximately equal to their carrying values, are estimated based on interest rates commercially available for the same or similar debt.

Inventories:

      Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Property and equipment:

      Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is provided primarily by the use of accelerated methods over the estimated useful lives of the assets.

Impairment of assets:

      The Company reviews long-lived assets on a store-by-store basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation were required, the projected future undiscounted cash flows attributable to each store would be compared to the carrying value of the long-lived assets of that store to determine if a write-down to fair value is required.

                               EXPRESS STOP, INC.

Investment in partnership:

      Investment in partnership is accounted for using the equity method. The initial investment was recorded at cost. Subsequently, the carrying amount has been increased to reflect the Company's share of income, and has been reduced to reflect the Company's share of losses and cash distributions.


Advertising:

      The Company expenses advertising as incurred. Advertising expense was $57,000 for the year ended December, 31, 1997.

Income taxes:

      The Company, with the consent of its stockholders, has elected to be taxed under sections of the federal and state income tax law, which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deductions, losses and credits. Therefore, these statements do not include any provision for corporation income taxes.

Unaudited interim financial statements

      The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

NOTE 2--CASH

      The Company maintains cash deposits in several commercial banks. The amounts on deposit at December 31, 1997 exceeded the insurance limits provided by the Federal Deposit Insurance Corporation by approximately $1,667,000.

NOTE 3--INVENTORIES

      Inventories consist of the following: (in thousands)

                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
                                                                    (Unaudited)
     Merchandise.....................................    $  987       $1,059
     Fuel............................................       377          334
                                                         ------       ------
                                                         $1,364       $1,393
                                                         ======       ======

                               EXPRESS STOP, INC.

NOTE 4--INVESTMENT IN PARTNERSHIP

      The Company owns a 50% interest in a general partnership (Mexican Express) which sells branded food items in two of the Company's store locations. The Company has included $43,000 of income in the statement of operations for the year ended December 31, 1997.

NOTE 5--LINE OF CREDIT AND LONG-TERM DEBT

      The Company, its stockholders and an affiliated partnership have been granted a financing arrangement which provides for 1) a term loan up to $1,700,000, payable $23,500 per month including interest; 2) a term loan up to $950,000, payable $12,500 per month including interest; 3) a term loan up to $750,000, payable $9,900 per month including interest; and 4) a line of credit of up to $500,000 payable accrued interest only per month with credit line due upon demand. Interest on the first two advances is calculated at LIBOR rate plus 2.15%. Interest on the third and fourth advances is calculated at LIBOR rate plus 2.00%. Collateral includes equipment with a cost of $2,719,000 and a book value of $1,103,000, inventory with a book value of $575,000, accounts receivable of $288,000, deed of trust on property owned by affiliates, and the personal guarantee of the stockholders. Total advances to all parties to this agreement amounted to $1,805,000 as of December 31, 1997. All of these advances were made subject to the term loan agreements described in 1) and 2) above.

      Long-term debt consists of the following as of December 31, 1997: (in thousands)

     Outstanding advances under the above financing agreement...........  $1,190
     Note payable to bank, due in monthly installments of $435 including interest at 7.59% to September, 2006 collateralized by equipment with a book value of $61,000 and a deed of trust on real estate
      owned by the stockholders.........................................      33
     Note payable to utility company, due in monthly installments of
      $1,082 including interest at 7% to March, 2000. Collateralized by
      equipment with a book value of $22,000............................      27
                                                                          ------
                                                                           1,250
     Less current maturities............................................     177
                                                                          ------
                                                                          $1,073
                                                                          ======

      The prime rate of interest was 8.50% and the LIBOR rate was 5.95% as of December 31, 1997.

      Approximate principal maturities of long-term debt for the years following December 31, 1997 are as follows: (in thousands)

     1998................................................................   $177
     1999................................................................    192
     2000................................................................    197
     2001................................................................    210
     2002................................................................    227
     Later...............................................................    247
                                                                          ------
                                                                          $1,250
                                                                          ======

                               EXPRESS STOP, INC.

      As of September 30, 1998, the Company and its stockholders and affiliates had borrowed $750,000 subject to the term loan agreement described in 3) above and $500,000 subject to the line of credit described in 4) above, to finance the construction and equipping of two additional stores. (Unaudited)

NOTE 6--EXCISE AND USE TAXES

      The Company collects and remits various Federal and State excise and use taxes on petroleum products. Sales and cost of sales included approximately $9,655,000 of such taxes for the year ended December 31, 1997.

NOTE 7--DEFERRED INCOME

      The Company has received funds from a major oil company in conjunction with a modernization assistance program to help pay for new or newly modernized retail outlets. The Company opened one such outlet in 1994, two in 1996, and one in 1997. Amounts received are amortized over 15 years. The unamortized amount is refundable to the oil company if the Company changes brands of gasoline carried. As of December 31, 1997 accumulated amortization was $12,500, and $7,000 was credited to expense in 1997.

NOTE 8--DEFINED CONTRIBUTION RETIREMENT PLAN

      The Company has adopted a defined contribution retirement plan covering all employees who have completed three years of service. Contributions totaled $25,000 for the year ended December 31, 1997.

NOTE 9--LEASE COMMITMENTS AND RENTAL EXPENSE

      The Company leases store buildings, land, store equipment and office facilities under operating leases. The real estate leases require the payment by the Company of property taxes, utilities and routine maintenance.

      Rent expense for operating leases of real estate and equipment amounted to $725,000 and $257,000, respectively for the year ended December 31, 1997.

      Future minimum lease payments as of December 31, 1997 for operating leases with an initial or remaining term in excess of one year are as follows:
(in thousands)

                                                           Real Estate Equipment
                                                           ----------- ---------
     1998.................................................   $  700      $160
     1999.................................................      521       107
     2000.................................................      437         7
     2001.................................................      437       --
     2002.................................................      408       --
     Thereafter...........................................    2,031       --
                                                             ------      ----
                                                             $4,534      $274
                                                             ======      ====

                               EXPRESS STOP, INC.

NOTE 10--RELATED PARTY TRANSACTIONS

      The majority of the above leases are with the stockholders or with entities controlled by the stockholders. Rents paid under these real estate and equipment leases amounted to $583,000 and $195,000, respectively for the year ended December 31, 1997.

      Commissions and other income include $80,000 paid to the Company by entities controlled by the stockholders, for accounting, data processing and administrative services provided.

NOTE 11--COMMITMENTS AND CONTINGENCIES

      The State of South Carolina Administrative Law Judge Division has affirmed a decision by the Department of Revenue to revoke the business license of one of the Company's stores because of an alleged violation of the South Carolina Video Games Machine Act. The Company has appealed this action, and the order has been stayed by the Court of Common Pleas for Richmond County, South Carolina. No further action has been taken or is expected, and the Company does not anticipate that any material loss will be incurred.

      The South Carolina Department of Health and Environmental Control has made inquiries about a third party settlement received by the Company for damages incurred by the faulty supply and installation of petroleum tanks and equipment at one of its stores. The purpose of the inquiry is to determine if any outside funding source would have to be exhausted prior to payment of future remediation costs at this site. No action has been taken or is expected to be commenced, and the Company intends to vigorously contest this matter if it is asserted in the future. The Company has deferred $56,000 of the settlement received from the third party. Legal counsel has estimated that the potential loss, although unlikely, could range from $0 to $82,000 in excess of the deferral.

      The Company is involved in certain other legal proceedings arising in the course of normal business activities. In the opinion of management, the ultimate settlement of these proceedings will not have a material adverse effect on the financial statements.

      The shareholders have contracted for the construction of two new store buildings in the total amount of $1,335,000. None of these funds were expended as of December 31, 1997.

      The Company is subject to Federal and state environmental laws and regulations governing the use and maintenance of underground storage tanks
(USTs). These laws and regulations require expenditures for compliance, and establish requirements for the installation and upgrading of tank systems, continual monitoring and inspection, recordkeeping, identification of leaking or otherwise defective tank systems, and possible corrective actions.

      The Environmental Protection Agency has required that leak detection procedures be implemented at all stores, and that corrosion protection and overfill/spill prevention devices be installed by the end of 1998. The Company anticipates that it will meet the 1998 deadline for all of its USTs.

      North and South Carolina have established trust funds for the sharing, recovery, and reimbursement of costs incurred as a result of releases from USTs. The Company participates in these programs by virtue of the payment of registration fees on each UST and taxes on the purchase

                               EXPRESS STOP, INC.

of motor fuels. The trust funds essentially provide insurance of up to $1,000,000 per site for cleanup of environmental contamination, exclusive of per-site deductibles, contamination which occurred prior to the establishment of the trusts, and the removal and disposal of defective USTs.

      As of December 31, 1997, the Company is responsible for the remediation of contamination at six sites. $1,100,000 has been accrued for these estimated future remediation costs. The Company expects to recover all of these expenditures from either trust funds ($750,000) or insurance companies ($350,000). Reimbursement from the state trust funds will be dependent on the continued financial viability of the funds.

      Although the Company is not aware of releases or contamination at other locations which it operates, any such event could require material remediation costs, some or all of which may not be reimbursable from trust funds, insurance or other third parties.

NOTE 12--SUBSEQUENT EVENTS

      In May 1998, the Company sold its store operation located in Mebane, North Carolina to an unrelated third party. The sales price was $240,000 for fixtures and equipment and $50,000 for inventory, and a gain of $33,000 was realized upon completion of the transaction. The Company took a note receivable from the buyer, collateralized by a security agreement on the assets acquired, in the amount of $145,000, repayable in sixty monthly installments of $2,940 including interest at 8.00%.

      At September 25, 1998, the Company has reached an agreement in principal to sell substantially all of its operating assets to The Pantry, Inc. The sales price is $20,300,000 plus the cost of inventory acquired. $2,500,000 of the purchase price is subject to an escrow agreement until March 1999, and may be forfeited upon the occurrence of specific events or conditions relating to the operating of video poker machines in the State of South Carolina.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Taylor Oil Company

      We have audited the accompanying unconsolidated balance sheets of Taylor Oil Company as of December 31, 1997 and 1998 and the related unconsolidated statements of income, changes in shareholders equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying financial statements include only the financial position and related results of operations and cash flows of Taylor Oil Company. As discussed in note 7, the Company reflects its investment in Triad Terminal Company, a wholly owned subsidiary, at cost. Generally accepted accounting principles require that the financial position and results of operations of majority owned subsidiaries be consolidated with those of the parent company. However, in our opinion, presentation of consolidated financial statements would currently be misleading as these statements are to be utilized in the sale of the Companys retail operations. As such, inclusion of the financial position, results of operations and cash flows of Triad Terminal Company would diminish the usefulness of these financial statements for their intended purpose.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Taylor Oil Company as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Edwards, Falls & Renegar, P.L.L.C.

Winston-Salem, North Carolina

February 12, 1999

                               TAYLOR OIL COMPANY

                                 BALANCE SHEETS

                                                             December 31,
                                                           1997        1998
                                                        ----------- -----------
                        ASSETS
Current assets:
  Cash and cash equivalents............................ $ 2,739,844 $ 3,116,388
  Receivables..........................................   1,258,015   1,142,935
  Inventories (Note 3).................................   3,208,083   2,706,987
  Prepaid expenses.....................................     138,229     158,404
  Notes receivable (Note 4)............................     212,732     418,025
                                                        ----------- -----------
    Total current assets...............................   7,556,903   7,542,739
                                                        ----------- -----------
Operational property and equipment, net (Note 5).......  12,048,953  11,628,753
                                                        ----------- -----------
Other assets:
  Environmental receivables............................     116,670         --
  Notes receivable (Note 4)............................     585,165     167,140
  Investment property, net.............................     349,769     329,846
  Investment in subsidiary (Note 7)....................   1,035,000   2,235,000
  Cash value of life insurance.........................   2,302,320   2,654,932
                                                        ----------- -----------
    Total other assets.................................   4,388,924   5,386,918
                                                        =========== ===========
Total assets........................................... $23,994,780 $24,558,410
                                                        =========== ===========

   The accompanying notes are an integral part of these financial statements.

                               TAYLOR OIL COMPANY

                                 BALANCE SHEETS

                                                             December 31,
                                                           1997        1998
                                                        ----------- -----------
          LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities
  Current maturities of long-term debt (Note 9)........ $   194,687 $   291,407
  Accounts payable.....................................
    Trade..............................................   2,976,407   2,429,091
    Money orders.......................................     488,145     250,856
  Accrued compensation and related taxes...............     331,552     365,857
  Other accrued taxes..................................   1,071,319   1,261,783
                                                        ----------- -----------
      Total current liabilities........................   5,062,110   4,598,994
                                                        ----------- -----------
Noncurrent liabilities
  Long-term debt (Note 9)..............................   2,123,474   1,932,027
  Environmental costs..................................     184,796     110,929
                                                        ----------- -----------
      Total noncurrent liabilities.....................   2,308,270   2,042,956
                                                        ----------- -----------
Shareholders equity
  Common stock, $10 par value, 300,000 shares
   authorized; 200,000 issued and outstanding..........   2,000,000   2,000,000
  Additional paid-in capital...........................     163,800   1,363,800
  Retained earnings....................................  14,460,600  14,552,660
                                                        ----------- -----------
      Total shareholders equity........................  16,624,400  17,916,460
                                                        ----------- -----------
Total liabilities and shareholders equity.............. $23,994,780 $24,558,410
                                                        =========== ===========



   The accompanying notes are an integral part of these financial statements.

                               TAYLOR OIL COMPANY

                              STATEMENTS OF INCOME

                                                Years Ended December 31,
                                         --------------------------------------
                                             1996         1997         1998
                                         ------------ ------------ ------------
Revenues
  Merchandise sales..................... $ 22,707,097 $ 22,661,868 $ 25,586,745
  Petroleum sales.......................  105,208,948   98,440,549   84,591,573
  Commissions...........................      137,711      142,569      267,518
                                         ------------ ------------ ------------
    Total revenues......................  128,053,756  121,244,986  110,445,836
                                         ------------ ------------ ------------
Cost of sales
  Merchandise...........................   15,874,846   15,453,283   17,022,253
  Petroleum.............................   95,257,354   87,474,554   74,421,614
                                         ------------ ------------ ------------
    Total cost of sales.................  111,132,200  102,927,837   91,443,867
                                         ------------ ------------ ------------
Gross profit............................   16,921,556   18,317,149   19,001,969
                                         ------------ ------------ ------------
Operating expenses
  Store expenses........................   11,265,038    9,793,200    9,920,619
  Store expenses--related parties (Note
   6)...................................    1,196,982    1,187,408    1,188,978
  General and administrative expenses...    1,887,641    1,932,235    1,926,520
  Impairment of long-lived assets.......      261,319           --      219,420
  Depreciation and amortization.........    1,653,319    1,892,212    1,986,879
                                         ------------ ------------ ------------
    Total operating expenses............   16,264,299   14,805,055   15,242,416
                                         ------------ ------------ ------------
Income from operations..................      657,257    3,512,094    3,759,553
Other income, net of expenses...........      207,611      159,426      272,507
                                         ------------ ------------ ------------
Net income.............................. $    864,868 $  3,671,520 $  4,032,060
                                         ============ ============ ============



   The accompanying notes are an integral part of these financial statements.

                               TAYLOR OIL COMPANY

                  STATEMENT OF CHANGES IN SHAREHOLDERS EQUITY

                             Common Stock
                         --------------------
                                              Additional                  Total
                          Number      Par      Paid-in    Retained    Shareholders'
                         of Shares   Value     Capital    Earnings       Equity
                         --------- ---------- ---------- -----------  -------------
BALANCES, JANUARY 1,
 1996...................  200,000  $2,000,000 $  163,800 $12,104,212   $14,268,012
  Net income............       --          --         --     864,868       864,868
  Dividends paid........       --          --         --  (1,130,000)   (1,130,000)
                          -------  ---------- ---------- -----------   -----------
BALANCES, DECEMBER 31,
 1996...................  200,000   2,000,000    163,800  11,839,080    14,002,880
  Net income............       --          --         --   3,671,520     3,671,520
  Dividends paid........       --          --         --  (1,050,000)   (1,050,000)
                          -------  ---------- ---------- -----------   -----------
BALANCES, DECEMBER 31,
 1997...................  200,000   2,000,000    163,800  14,460,600    16,624,400
  Net income............       --          --         --   4,032,060     4,032,060
  Property
   contribution.........       --          --  1,200,000          --     1,200,000
  Dividends paid........       --          --         --  (3,940,000)   (3,940,000)
                          -------  ---------- ---------- -----------   -----------
BALANCES, DECEMBER 31,
 1998...................  200,000  $2,000,000 $1,363,800 $14,552,660   $17,916,460
                          =======  ========== ========== ===========   ===========



   The accompanying notes are an integral part of these financial statements.

                               TAYLOR OIL COMPANY

                            STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                      Year Ended December 31,
                                                  ----------------------------------
                                                     1996        1997        1998
                                                  ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income.....................................  $  864,868  $3,671,520  $4,032,060
 Adjustments to reconcile net income to net cash
  provided by operating activities
  Impairment of long-lived assets...............     261,319         --      219,420
  Depreciation and amortization.................   1,673,242   1,912,134   2,006,801
  Loss (gain) on sale of property and
   equipment....................................      99,860      51,795      (8,958)
  Provision for environmental expenses..........      65,708       2,415      42,803
  Increase in cash value of life insurance......    (307,005)   (329,395)   (352,612)
  Changes in operating assets and liabilities
   Receivables and prepaids.....................     (76,707)    211,697      94,905
  Inventories...................................    (623,352)    470,145     501,096
  Accounts payable..............................   1,063,344  (1,002,313)   (784,605)
  Accrued expenses..............................    (995,384)    684,334     224,769
                                                  ----------  ----------  ----------
 Net cash provided by operating activities......   2,025,893   5,672,332   5,975,679
                                                  ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Increase in notes receivable..................    (120,000)   (600,000)        --
  Collections on notes receivable...............     293,044      60,538     212,732
  Proceeds from sale of property and equipment..     448,195     134,836     118,500
  Capital expenditures..........................  (3,149,431) (2,299,660) (1,895,640)
  Proceeds from sale of investment in
   affiliate....................................         --      900,000         --
                                                  ----------  ----------  ----------
 Net cash used in investing activities..........  (2,528,192) (1,804,286) (1,564,408)
                                                  ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from (repayments of) credit
   lines........................................   1,200,000  (2,000,000)        --
  Principal repayments of long-term debt........    (230,049) (1,165,539)    (94,727)
  Net proceeds from issuance of long-term debt..   1,000,000   2,000,000         --
  Dividends paid................................  (1,130,000) (1,050,000) (3,940,000)
                                                  ----------  ----------  ----------
 Net cash provided by (used in) financing
  activities....................................     839,951  (2,215,539) (4,034,727)
                                                  ----------  ----------  ----------
 Net increase in cash and cash equivalents......     337,652   1,652,507     376,544
 Cash and cash equivalents, beginning of year...     749,685   1,087,337   2,739,844
                                                  ----------  ----------  ----------
 Cash and cash equivalents, end of year.........  $1,087,337  $2,739,844  $3,116,388
                                                  ==========  ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash paid during the year for interest.........  $  177,592  $   95,775  $   58,436
                                                  ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                               TAYLOR OIL COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization:

      The Company is engaged primarily in retail sales of petroleum products and convenience items through stores located in North Carolina and Virginia.

Basis of presentation:

      The financial statements include only the accounts of Taylor Oil Company. These statements do not include the accounts of Triad Terminal Company, a wholly owned subsidiary, which is engaged in the petroleum thruput and storage business.

Cash equivalents:

      The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Inventories:

      Inventories are valued at the lower of cost or market with cost determined by the last-in, first-out (LIFO) method.

Depreciation:

      Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets.

Long-lived assets:

      In accordance with SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of particular assets may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows of the individual stores and consolidated undiscounted net cash flows for long lived assets not identifiable to individual stores.

Environmental cleanup matters:

      The Company expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures which extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company determines its liability on a site by site basis and records an undiscounted liability when it is probable and can be reasonably estimated. The Companys estimated costs are reduced by anticipated reimbursements from state administered trust funds.

                               TAYLOR OIL COMPANY

Futures contracts:

      The Company periodically enters into futures contracts to hedge its exposure to price fluctuations on crude oil and refined products transactions. Recognized gains and losses on hedge contracts are reported as a component of the related transaction.

Use of estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2--CONCENTRATIONS OF CREDIT RISK AND CONTINGENT LIABILITIES

      Financial instruments which potentially subject the company to credit risk consist of temporary cash investments, trade accounts receivable and notes receivable. The Company regularly maintains cash balances in excess of federally insured limits only with financial institutions of high credit standing. Credit risk with respect to retail accounts receivable is limited due to the large number of customers in different industries and localities, all of whom are regularly reviewed for credit worthiness. Wholesale accounts receivable risk is minimized by performing ongoing credit evaluations of each customers financial condition. Risk of loss from notes receivable, which generally arise from the sale of company properties, is limited by maintaining a deed of trust on the underlying property.

      Taylor Oil Company is contingently liable as a guarantor of a $1,000,000 line of credit and two letters of credit totaling $750,000 for related corporations.

      Historically, the Companys credit losses have been insignificant.

NOTE 3--INVENTORIES

                                                             December 31,
                                                            1997        1998
                                                         ----------  ----------
     Inventories at FIFO cost
       Merchandise...................................... $1,674,158  $2,171,856
       Petroleum products...............................  2,409,994   1,218,674
                                                         ----------  ----------
                                                          4,084,152   3,390,530
     Less adjustment to LIFO cost
       Merchandise......................................   (204,953)   (229,360)
       Petroleum products...............................   (671,116)   (454,183)
                                                         ----------  ----------
     Inventories at LIFO cost........................... $3,208,083  $2,706,987
                                                         ==========  ==========

                               TAYLOR OIL COMPANY

      The following summarizes the income effect from application of the LIFO (last-in, first-out) inventory costing method as opposed to the FIFO (first-in, first-out) method:

                                                     Increase (Decrease) in
                                                             Income
                                                     Year Ended December 31,
                                                   ----------------------------
                                                     1996       1997     1998
                                                   ---------  -------- --------
     Merchandise.................................. ($ 38,555) $ 15,536 ($24,407)
     Petroleum products...........................  (665,054)  651,884  216,933
                                                   ---------  -------- --------
                                                   ($703,609) $667,420 $192,526
                                                   =========  ======== ========

NOTE 4--NOTES RECEIVABLE

                                                               December 31,
                                                               1997      1998
                                                             --------  --------
     Notes receivable (3) from buyers of Company property
      and equipment, secured by deeds of trust, payable in
      monthly installments and balloon payments with
      interest at nine and one-half percent................  $247,897  $235,165
     Note receivable from shareholder, unsecured, payable
      in quarterly installments of $50,000 plus interest at
      eight percent, through September, 2000...............   550,000   350,000
                                                             --------  --------
                                                              797,897   585,165
     Less principal due within one year....................  (212,732) (418,025)
                                                             --------  --------
     Noncurrent notes receivable...........................  $585,165  $167,140
                                                             ========  ========

      Maturities of notes receivable are as follows:

     1999.............................................................. $418,025
     2000..............................................................  155,559
     2001..............................................................    6,080
     2002..............................................................    5,501
                                                                        --------
                                                                        $585,165
                                                                        ========

NOTE 5--OPERATIONAL PROPERTY AND EQUIPMENT

                                                            December 31,
                                                          1997         1998
                                                       -----------  -----------
     Land............................................. $ 2,556,686  $ 2,786,686
     Buildings........................................   4,110,521    4,404,954
     Petroleum equipment..............................  17,069,454   16,980,210
     Other equipment..................................     533,495      594,488
     Leasehold improvements...........................   2,993,319    2,985,785
     Vehicles.........................................     491,925      502,141
     Petroleum tank bottoms...........................     168,260          --
     Construction in progress.........................      12,960          --
                                                       -----------  -----------
                                                        27,936,620   28,254,264
     Less accumulated depreciation.................... (15,887,667) (16,625,511)
                                                       -----------  -----------
                                                       $12,048,953  $11,628,753
                                                       ===========  ===========

                               TAYLOR OIL COMPANY

NOTE 6--CONVENIENCE STORE LEASES

      As of December 31, 1998, the Company leases 38 convenience store properties, of which 30 are owned by Taylor Oil Company shareholders or other related parties. Two other ancillary properties are leased by Taylor, one of which is subleased. The following is a schedule of Taylors minimum future lease payments per these operating lease agreements, most of which are for initial 10 year terms with renewal options.

                                                  Gross     Sublease
                                                 Rentals     Income  Net Rentals
                                               ------------ -------- -----------
     1999..................................... $  1,356,660 $25,800  $ 1,330,860
     2000.....................................    1,266,870     --     1,266,870
     2001.....................................    1,072,260     --     1,072,260
     2002.....................................    1,064,860     --     1,064,860
     2003.....................................    1,009,805     --     1,009,805
     Thereafter...............................    4,775,180     --     4,775,180
                                               ------------ -------  -----------
                                               $ 10,545,635 $25,800  $10,519,835
                                               ============ =======  ===========

      Total net rent expense for 1996, 1997 and 1998 was $1,308,267, $1,361,498 and $1,369,278 respectively. Of these totals, related parties were paid $1,196,982 in 1996, $1,187,408 in 1997 and $1,188,978 in 1998.

NOTE 7--EQUITY INVESTMENTS

      In May 1998, Taylor Oil Company shareholders made a contribution to the Company of their twenty-five percent interest in Triad Terminal Company, a pipeline terminal and petroleum storage facility. This capital contribution, the market value of which was $1,200,000, increased Taylors ownership of Triad to one hundred percent. Prior to April 1997, Taylor also owned a fifty percent interest in Triad Terminal Company of Selma which was sold, at that time, to Triad Terminal Company.

      The Company reflects its investment in Triad Terminal Company at cost. Generally accepted accounting principles require that the financial position and results of operations of majority owned subsidiaries be consolidated with those of the parent company. These financial statements therefore do not present the financial position or results of operations of Taylor Oil Company in accordance with generally accepted accounting principles for consolidated entities.

      The following is a summary of transactions between Taylor and these related parties:

                                                      Year Ended December 31,
                                                     --------------------------
                                                       1996     1997     1998
                                                     -------- -------- --------
     Taylor management services income.............. $456,000 $448,602 $444,000
     Taylor expenses
       Thruput and storage.......................... $383,535 $204,276 $364,142
       Convenience store rentals.................... $232,692 $186,598 $203,640

                               TAYLOR OIL COMPANY

NOTE 8--BANK LINES OF CREDIT

      The Company has established credit lines totaling $5,000,000 with a North Carolina bank consisting of a seasonal line for $3,000,000 and a revolving term line for $2,000,000. Interest on both lines, which is based on LIBOR, is payable monthly. Advances from the seasonal line, of which there were none at December 31, 1998, are to be repaid annually. The revolving term loan stipulates monthly payments equal to .00833 of the principal balance outstanding with any remaining unpaid principal due on June 1, 2003. At December 31, 1998, $2,000,000 was owed on the revolving term line of which $199,920 has been reported as a current liability with the balance included in long-term debt.

NOTE 9--LONG-TERM DEBT

                                                           December 31,
                                                       ----------------------
                                                          1997        1998
                                                       ----------  ----------
     Notes payable (2) to sellers for purchase of
      convenience store property and equipment,
      payable in quarterly installments with interest
      at nine percent................................  $  318,161  $  223,434
     Revolving term line--Note 8.....................   2,000,000   2,000,000
                                                       ----------  ----------
                                                        2,318,161   2,223,434
     Less principal due within one year..............    (194,687)   (291,407)
                                                       ----------  ----------
     Noncurrent debt.................................  $2,123,474  $1,932,027
                                                       ==========  ==========

      Maturities of long-term debt are as follows:

     1999........................................................... $   291,407
     2000...........................................................     257,648
     2001...........................................................     248,290
     2002...........................................................     225,769
     2003...........................................................   1,200,320
                                                                     -----------
                                                                     $ 2,223,434
                                                                     ===========

NOTE 10--INCOME TAXES

      Taylor Oil Company operates as an S corporation whereby only incidental income taxes are paid at the corporate level. The earnings and other tax attributes of the corporation flow through to the shareholders and become part of their individual income tax returns.

NOTE 11--EMPLOYEE PROFIT SHARING PLAN

      Taylor maintains a combination 401(k)/profit sharing plan for the benefit of all employees meeting age and length of service requirements. Under the plan, for each $1 of salary deferred by plan participants, up to three percent of total compensation, Taylor will contribute $1. Taylor makes additional contributions for the benefit of all eligible employees, with discretionary contributions allocated based on participant compensation. Total Company retirement plan expense was $300,000 for 1996, $338,000 for 1997 and $388,000 for 1998.

                               TAYLOR OIL COMPANY

NOTE 12--SUBSEQUENT EVENT

      On January 14, 1999, Taylor Oil Company executed an agreement with The Pantry, Inc. to sell its retail operations no later than March 18, 1999. The Company, or its shareholders, will continue to own the convenience store real property which will be leased to The Pantry pursuant to concurrently negotiated long-term lease agreements. Taylor will pay severance benefits to its employees aggregating approximately $1.3 million shortly after the sale is consummated.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Shares


                                The Pantry, Inc.


                                  Common Stock


                               ----------------

                                   PROSPECTUS

                               ----------------

                              Merrill Lynch & Co.


                     NationsBanc Montgomery Securities LLC

                                       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses expected to be incurred by the Company in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

                                                                   Payable by
                                                                   the Company
                                                                   -----------
   SEC registration fee...........................................   $27,800
   National Association of Securities Dealers, Inc. filing fee....    10,500
   Nasdaq National Market listing fee.............................        *
   Accounting fees and expenses...................................        *
   Legal fees and expenses........................................        *
   Printing expenses..............................................        *
   Premium related to Director's and Officer's liability
    insurance.....................................................        *
   Registrar and Transfer Agent's fees............................        *
   Miscellaneous fees and expenses................................        *
                                                                     -------
     Total........................................................   $    *
                                                                     =======

--------
* To be provided by amendment.

Item 14. Indemnification of Directors and Officers

      Section 145 of the DGCL provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

      The Company intends to enter into agreements to indemnify its directors. These agreements, among other things, will indemnify the Company's directors for certain expenses (including attorneys' fees) and liabilities (including judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid in settlement) incurred by such person in any action or proceeding, including but not limited to any action by or in the right of the Company, on account of services by that person as a director of the Company or as a director or officer of any other company or enterprise that the person provides services to at the request of the Company. The Company has purchased directors' and officers' liability insurance. In the event that the Company shall be obligated to pay the expenses and liabilities of any proceeding against its directors, the Company will be entitled to assume the defense thereof. The Company will not be obligated to indemnify any director or officer when it is determined that such director's or officer's actions were in violation of the law or in bad faith.

      The Purchase Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Company, and its directors and officers, severally but not jointly, and by the Company of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities

      In November 1995, the Company sold (i) 329 shares of its common stock and
75.012 shares of its Series A preferred stock to Freeman Spogli in consideration of $125,120 in cash, and (ii) 13,700 shares of its common stock and 3,123.600 shares of its Series A preferred stock to affiliates of Chase in consideration of $5,206,000 in cash.

      In December 1996, the Company sold 17,500 shares of its Series B preferred stock and warrants to purchase 46,000 shares of common stock to Freeman Spogli in consideration of an aggregate of $17,500,002 in cash.

      In October 1997, the Company sold (i) 59,421 shares of its common stock to Freeman Spogli in consideration of $26,739,450 in cash, (ii) 11,690 shares of its common stock to Chase in consideration of $5,260,500 in cash, and (iii) 889 shares of its common stock to Peter J. Sodini in consideration of (x) $185,450 in cash and (y) $215,050 in the form of a secured promissory note to the Company. Also in October 1997, all of the Company's issued and outstanding Series A preferred stock was contributed back to The Pantry and cancelled.

      In July 1998, the Company sold (i) 36,190 shares of its common stock to Freeman Spogli in consideration of $20,809,250 in cash and (ii) 7,288 shares of its common stock to Chase in consideration of $4,190,600 in cash.

      The sale and issuance of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof, as transactions not involving a public offering. The purchasers in such private offerings represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Company. No underwriter was employed with respect to any such sales.

Item 16. Exhibits and Financial Statement Schedules

      (a) Exhibits

      The following Exhibits are attached hereto and incorporated herein by reference.

 Exhibit
 Number                         Description of Document
 -------                        -----------------------
  1.1*   Form of Purchase Agreement.

  2.1(1) Stock Purchase Agreement dated August 26, 1997 by and between PH
          Holding Corporation ("PH Holding") and Docks U.S.A., Inc.

  2.2(1) Assignment and Assumption Agreement dated October 23, 1997 between PH
          Holding and The Pantry.

  2.3(2) Asset Purchase Agreement dated June 5, 1998 between Quick Stop Food
          Mart, Inc. and the Company.

 Exhibit
  Number                          Description of Document
 --------                         -----------------------
  2.4(3)    Asset Purchase Agreement dated July 6, 1998 between Stallings Oil
             Company and the Company.

  2.5(4)    Asset Purchase Agreement dated September 28, 1998, as amended on
             November 5, 1998, by and among Express Stop, Inc., Bryan Oil
             Company, Inc., Market Express of Shallotte, Inc., Lennon Oil
             Company and the Company.

  2.6(9)    Purchase Agreement dated November 30, 1998 among Lil Champ Food
             Stores, Inc. and the Selling Shareholders of Miller: Thomas A.
             Miller, Joseph E. Miller, The Miller Investments Trust U/A dated
             October 11, 1995 and The George C. Miller, Jr. Estate Trust U/A
             dated June 30, 1989, and Miller Brothers and Circle Investments,
             Ltd. and Miller.

  2.7*      Asset Purchase Agreement dated January 14, 1999 between Taylor Oil
             Company and the Pantry.

  3.1(1)    Restated Certificate of Incorporation of The Pantry, as amended to date.

  3.2(11)   Bylaws of The Pantry, as amended to date.

  4.1(5)    Indenture dated as of October 23, 1997 among The Pantry, Sandhills,
             Lil' Champ (together with Sandhills, the "Guarantors") and United
             States Trust Company of New York, as Trustee, with respect to the
             10 1/4% Senior Subordinated Notes due 2007 (including the form of
             10 1/4% Senior Subordinated Note due 2007).

  4.2       Amended and Restated Registration Rights Agreement dated July 2,
             1998 among The Pantry, FS Equity Partners III, L.P. ("FSEP III"),
             FS Equity Partners IV, L.P. ("FSEP IV") FS Equity Partners
             International, L.P. ("FSEP International"), Peter J. Sodini, Chase
             Manhattan Capital, L.P., CB Capital Investors, L.P., and Baseball
             Partners.

  4.3       Amended and Restated Stockholders' Agreement dated July 2, 1998 among The Pantry, FSEP III, FSEP IV, FSEP International, Chase
             Manhattan Capital, L.P., CB Capital Investors, L.P., Baseball
             Partners and Peter J. Sodini.

 10.1(6)(7) The Pantry, Inc. 1998 Stock Option Plan adopted January 1, 1998.

 10.2       Form of Incentive Stock Option Agreement.

 10.3(1)    Stock Purchase Agreement dated October 23, 1997 among The Pantry,
             FSEP III, FSEP International, CB Capital Investors, L.P. and Peter
             J. Sodini.

 10.4(1)    Contribution to Capital Agreement dated October 23, 1997 among The
             Pantry, FSEP III, FSEP International, Chase Manhattan Capital,
             L.P., and Baseball Partners.

 10.5(1)    Stock Pledge Agreement dated October 23, 1997 between Peter J.
             Sodini and The Pantry.

 10.6(1)    Secured Promissory Note dated October 23, 1997 between Peter J.
             Sodini and The Pantry.

 10.7(1)(7) Employment Agreement dated June 3, 1996 between Dennis R. Crook and
             The Pantry (same form of agreement with Daniel McCormack and Douglas Sweeney).

 10.8(10)   Amended and Restated Credit Agreement dated as of January 27, 1999 among The Pantry, the financial institutions listed therein
             (collectively, "Lenders"), First Union National Bank ("First
             Union"), as administrative agent, and Canadian Imperial Bank of
             Commerce ("CIBC"), as syndication agent for Lenders.

 10.9(1)    Company Security Agreement dated as of October 23, 1997 between The
             Pantry and First Union, as administrative agent.

 10.10(1)   Company Pledge Agreement dated as of October 23, 1997 between The
             Pantry and First Union, as administrative agent.


 Exhibit
 Number                            Description of Document
 -------                           -----------------------
 10.11(1)    Company Trademark Security Agreement dated as of October 23, 1997 between The Pantry and First Union, as administrative agent.

 10.12(1)    Collateral Account Agreement dated as of October 23, 1997 between
              The Pantry and First Union, as administrative agent.

 10.13(1)(7) Employment Agreement dated October 1, 1997 between Peter J. Sodini and The Pantry.

 10.14(1)    Form of Amended and Restated Deed of Trust, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (North
              Carolina) dated October 23, 1997 among The Pantry, David R.
              Cannon, as Trustee, and First Union as Agent.

 10.15(1)    Form of Amended and Restated Mortgage, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (South
              Carolina) dated October 23, 1997 between The Pantry and First
              Union, as Agent.

 10.16(1)    Form of Amended and Restated Deed of Trust, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (Tennessee)
              dated October 23, 1997 among The Pantry, David R. Cannon, as
              Trustee, and First Union, as Agent.

 10.17(1)    Form of Amended and Restated Mortgage, Security Agreement,
              Assignment of Rents and Leases (Kentucky) dated October 23, 1997 between The Pantry and First Union, as Agent.

 10.18(1)    Form of Amended and Restated Mortgage, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (Indiana) dated as of October 23, 1997 between The Pantry and First Union, as
              Agent.

 10.19(1)    Form of Mortgage, Security Agreement, Assignment of Rents and
              Leases and Fixture Filing (Florida) dated October 23, 1997 between Lil' Champ and First Union, as Agent.

 10.20(1)    Form of Deed to Secure Debt, Security Agreement, and Assignment of
              Rents (Georgia) dated October 23, 1997 between Lil' Champ and
              First Union, as Agent.

 10.21       Form of Subsidiary Guaranty.

 10.22       Form of Subsidiary Security Agreement.

 10.23       Form of Subsidiary Pledge Agreement.

 10.24       Form of Subsidiary Trademark Security Agreement.

 10.25(8)    The Pantry Inc. 1998 Stock Subscription Plan.

 10.26       Form of Stock Subscription Agreement.

 10.27       Stock Purchase Agreement dated July 2, 1998 among The Pantry, FSEP
              IV and CB Capital Investors, L.P.
 10.28       Distribution Service Agreement dated as of March 29, 1998 among
              The Pantry, Lil' Champ and McLane Company, Inc., as amended
              (asterisks located within the exhibit denote information which has been deleted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission).

 12.1        Statement re Computation of Earnings to Fixed Charges Ratio.

 21.1        Subsidiaries of The Pantry.

 23.1*       Consent of Riordan & McKinzie (included as part of Exhibit 5.1).

 23.2        Consent of Deloitte & Touche LLP.
 23.3        Consent of Deloitte & Touche LLP.

 23.4        Consent of Cherry, Bekaert & Holland, L.L.P.

 23.5        Consent of Griffin, Maxwell, Frazelle, P.A.


 23.6 Consent of Edwards, Falls & Renegar, P.L.L.C.

 24.1 Powers of Attorney (included on signature page).
--------
  *  To be filed by amendment.

 (1) Incorporated by reference to the exhibit designated by the same number in the Company's Registration Statement on Form S-4 (Registration No. 333-42811) (the "Form S-4").

 (2) Incorporated by reference to the exhibit designated by exhibit number 2.1 in the Company's Current Report on Form 8-K dated July 17, 1998.
 (3) Incorporated by reference to the exhibit designated by exhibit number 2.3 in the Company's Current Report on Form 8-K dated July 17, 1998.

 (4) Incorporated by reference to the exhibit designated by exhibit number 2.1 in the Company's Current Report on Form 8-K dated November 6, 1998.

 (5) Incorporated by reference to the exhibit designated by exhibit number 4.5 in the Company's Form S-4.

 (6) Incorporated by reference to the exhibit designated by the same number in the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 25, 1997.

 (7) Represents a management contract or compensation plan arrangement.

 (8) Incorporated by reference to the exhibit designated by the same number in the Company's Annual Report on Form 10-K dated December 23, 1998.

 (9) Incorporated by reference to the exhibit designated by exhibit 2.1 in the Company's Current Report on Form 8-K dated February 5, 1999.

(10) Incorporated by reference to the exhibit designated by exhibit 10.1 in the Company's Current Report on Form 8-K dated February 5, 1999.

(11) Incorporated by reference to the exhibit designated by the same number in the Company's Annual Report on Form 10-K for the year ended September 28, 1995.

      (b) Financial Statement Schedules

      Schedule
      --------
     Schedule II Valuation and Qualifying Accounts

      Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Consolidated Financial Statements or the Notes thereto.

Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sanford, State of North Carolina, on the 10th day of March, 1999.

                                          THE PANTRY, INC.

                                                    /s/ Peter J. Sodini
                                          By: _________________________________
                                                      Peter J. Sodini
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter J. Sodini and William T. Flyg, and both of them, his true and lawful attorneys-in-fact and agents, both with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1993, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and both of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

             Signature                           Title                  Date
             ---------                           -----                  ----

        /s/ Peter J. Sodini          President, Chief Executive    March 10, 1999
____________________________________  Officer and Director
          Peter J. Sodini             (Principal Executive
                                      Officer)

        /s/ William T. Flyg          Senior Vice President and     March 10, 1999
____________________________________  Chief Financial Officer
          William T. Flyg             (Principal Financial
                                      Officer)

       /s/ Joseph J. Duncan          Vice President and Corporate  March 10, 1999
____________________________________  Controller (Principal
          Joseph J. Duncan            Accounting Officer)

      /s/ William M. Wardlaw         Director                      March 10, 1999
____________________________________
         William M. Wardlaw

             Signature                           Title                  Date
             ---------                           -----                  ----

      /s/ Charles P. Rullman         Director                      March 10, 1999
____________________________________
         Charles P. Rullman

         /s/ Jon D. Ralph            Director                      March 10, 1999
____________________________________
            Jon D. Ralph

       /s/ Todd W. Halloran          Director                      March 10, 1999
____________________________________
          Todd W. Halloran

    /s/ Christopher C. Behrens       Director                      March 10, 1999
____________________________________
       Christopher C. Behrens

       /s/ Peter M. Starrett         Director                      March 10, 1999
____________________________________
         Peter M. Starrett

                                THE PANTRY, INC.

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                             (Dollars In Thousands)

                                       Additions              Deductions
                           Balance at  Charged to Additions  for Payments  Balance
                          Beginning of Costs and  Charged to  or Write-    at End
                             Period     Expenses   Goodwill      offs     of Period
                          ------------ ---------- ---------- ------------ ---------
Year ended September 26,
 1996:
  Allowance for doubtful
   accounts.............    $   251      $  (46)       --       $ (55)     $   150
  Reserve for
   environmental
   issues...............      5,720         617        --        (105)       6,232
  Reserve for closed
   stores...............        463         707        --        (210)         960
  Deferred tax asset
   valuation allowance..        573       1,209        --         --         1,782
                            -------      ------     ------      -----      -------
                             $7,007      $2,487        --        (370)     $ 9,124
                            =======      ======     ======      =====      =======
Year ended September 25,
 1997:
  Allowance for doubtful
   accounts.............    $   150      $  --         --       $ --       $   150
  Reserve for
   environmental
   issues...............      6,232       1,574        --         --         7,806
  Reserve for closed
   stores...............        960         --         --         (10)         950
  Deferred tax asset
   valuation allowance..      1,782         (96)    $  --         --         1,686
                            -------      ------     ------      -----      -------
                            $ 9,124      $1,478        --       $ (10)     $10,592
                            =======      ======     ======      =====      =======
Year ended September 24,
 1998:
  Allowance for doubtful
   accounts.............    $   150      $  130        --       $ --       $   280
  Reserve for
   environmental
   issues...............      7,806       6,181      3,150        --        17,137
  Reserve for closed
   stores...............        950          50        603        --         1,603
  Deferred tax asset
   valuation allowance..      1,686         750        --         --         2,436
                            -------      ------     ------      -----      -------
                            $10,592      $7,111     $3,753      $ --       $21,456
                            =======      ======     ======      =====      =======

                                 EXHIBIT INDEX

 Exhibit
 Number                           Description of Document
 -------                          -----------------------
  1.1*      Form of Purchase Agreement.

  2.1(1)    Stock Purchase Agreement dated August 26, 1997 by and between PH
             Holding Corporation ("PH Holding") and Docks U.S.A., Inc.

  2.2(1)    Assignment and Assumption Agreement dated October 23, 1997 between
             PH Holding and The Pantry.

  2.3(2)    Asset Purchase Agreement dated June 5, 1998 between Quick Stop Food
             Mart, Inc. and the Company.

  2.4(3)    Asset Purchase Agreement dated July 6, 1998 between Stallings Oil
             Company and the Company.

  2.5(4)    Asset Purchase Agreement dated September 28, 1998, as amended on
             November 5, 1998, by and among Express Stop, Inc., Bryan Oil
             Company, Inc., Market Express of Shallotte, Inc., Lennon Oil
             Company and the Company.

  2.6(9)    Purchase Agreement dated November 30, 1998 among Lil Champ Food
             Stores, Inc. and the Selling Shareholders of Miller: Thomas A.
             Miller, Joseph E. Miller, The Miller Investments Trust U/A dated
             October 11, 1995 and The George C. Miller, Jr. Estate Trust U/A
             dated June 30, 1989, and Miller Brothers and Circle Investments,
             Ltd. and Miller.

  2.7*      Asset Purchase Agreement dated January 14, 1999 between Taylor Oil
             Company and The Pantry.

  3.1(1)    Restated Certificate of Incorporation of The Pantry, as amended to date.

  3.2(11)   Bylaws of The Pantry, as amended to date.

  4.1(5)    Indenture dated as of October 23, 1997 among The Pantry, Sandhills,
             Lil' Champ (together with Sandhills, the "Guarantors") and United
             States Trust Company of New York, as Trustee, with respect to the
             10 1/4% Senior Subordinated Notes due 2007 (including the form of
             10 1/4% Senior Subordinated Note due 2007).

  4.2       Amended and Restated Registration Rights Agreement dated July 2,
             1998 among The Pantry, FS Equity Partners III, L.P. ("FSEP III"),
             FS Equity Partners IV, L.P. ("FSEP IV") FS Equity Partners
             International, L.P. ("FSEP International"), Peter J. Sodini, Chase
             Manhattan Capital, L.P., CB Capital Investors, L.P., and Baseball
             Partners.

  4.3       Amended and Restated Stockholders' Agreement dated July 2, 1998 among The Pantry, FSEP III, FSEP IV, FSEP International, Chase
             Manhattan Capital, L.P., CB Capital Investors, L.P., Baseball
             Partners and Peter J. Sodini.

 10.1(6)(7) The Pantry, Inc. 1998 Stock Option Plan adopted January 1, 1998.

 10.2       Form of Incentive Stock Option Agreement.

 10.3(1)    Stock Purchase Agreement dated October 23, 1997 among The Pantry,
             FSEP III, FSEP International, CB Capital Investors, L.P. and Peter
             J. Sodini.

 10.4(1)    Contribution to Capital Agreement dated October 23, 1997 among The
             Pantry, FSEP III, FSEP International, Chase Manhattan Capital,
             L.P., and Baseball Partners.

 10.5(1)    Stock Pledge Agreement dated October 23, 1997 between Peter J.
             Sodini and The Pantry.

 10.6(1)    Secured Promissory Note dated October 23, 1997 between Peter J.
             Sodini and The Pantry.

 10.7(1)(7) Employment Agreement dated June 3, 1996 between Dennis R. Crook and
             The Pantry (same form of agreement with Daniel McCormack and Douglas Sweeney).

 10.8(10)   Amended and Restated Credit Agreement dated as of January 27, 1999 among The Pantry, the financial institutions listed therein
             (collectively, "Lenders"), First Union National Bank ("First
             Union"), as administrative agent, and Canadian Imperial Bank of
             Commerce ("CIBC"), as syndication agent for Lenders.

 Exhibit
 Number                            Description of Document
 -------                           -----------------------
 10.9(1)     Company Security Agreement dated as of October 23, 1997 between
              The Pantry and First Union, as administrative agent.

 10.10(1)    Company Pledge Agreement dated as of October 23, 1997 between The
              Pantry and First Union, as administrative agent.

 10.11(1)    Company Trademark Security Agreement dated as of October 23, 1997 between The Pantry and First Union, as administrative agent.

 10.12(1)    Collateral Account Agreement dated as of October 23, 1997 between
              The Pantry and First Union, as administrative agent.

 10.13(1)(7) Employment Agreement dated October 1, 1997 between Peter J. Sodini and The Pantry.

 10.14(1)    Form of Amended and Restated Deed of Trust, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (North
              Carolina) dated October 23, 1997 among The Pantry, David R.
              Cannon, as Trustee, and First Union as Agent.

 10.15(1)    Form of Amended and Restated Mortgage, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (South
              Carolina) dated October 23, 1997 between The Pantry and First
              Union, as Agent.

 10.16(1)    Form of Amended and Restated Deed of Trust, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (Tennessee)
              dated October 23, 1997 among The Pantry, David R. Cannon, as
              Trustee, and First Union, as Agent.

 10.17(1)    Form of Amended and Restated Mortgage, Security Agreement,
              Assignment of Rents and Leases (Kentucky) dated October 23, 1997 between The Pantry and First Union, as Agent.

 10.18(1)    Form of Amended and Restated Mortgage, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (Indiana) dated as of October 23, 1997 between The Pantry and First Union, as
              Agent.

 10.19(1)    Form of Mortgage, Security Agreement, Assignment of Rents and
              Leases and Fixture Filing (Florida) dated October 23, 1997 between Lil' Champ and First Union, as Agent.

 10.20(1)    Form of Deed to Secure Debt, Security Agreement, and Assignment of
              Rents (Georgia) dated October 23, 1997 between Lil' Champ and
              First Union, as Agent.

 10.21       Form of Subsidiary Guaranty.

 10.22       Form of Subsidiary Security Agreement.

 10.23       Form of Subsidiary Pledge Agreement.

 10.24       Form of Subsidiary Trademark Security Agreement.

 10.25(8)    The Pantry Inc. 1998 Stock Subscription Plan.

 10.26       Form of Stock Subscription Agreement.

 10.27       Stock Purchase Agreement dated July 2, 1998 among The Pantry, FSEP
              IV and CB Capital Investors, L.P.

 10.28       Distribution Service Agreement dated as of March 29, 1998 among
              The Pantry, Lil' Champ and McLane Company, Inc., as amended
              (asterisks located within the exhibit denote information which has been deleted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission).
 12.1        Statement re Computation of Earnings to Fixed Charges Ratio.

 21.1        Subsidiaries of The Pantry.

 23.1*       Consent of Riordan & McKinzie (included as part of Exhibit 5.1).

 23.2        Consent of Deloitte & Touche LLP.

 23.3        Consent of Deloitte & Touche LLP.


 Exhibit
 Number               Description of Document
 -------              -----------------------
 23.4    Consent of Cherry, Bekaert & Holland, L.L.P.

 23.5    Consent of Griffin, Maxwell, Frazelle, P.A.

 23.6    Consent of Edwards, Falls & Renegar, P.L.L.C.

 24.1    Powers of Attorney (included on signature page).

--------
  *  To be filed by amendment.

 (1) Incorporated by reference to the exhibit designated by the same number in the Company's Registration Statement on Form S-4 (Registration No. 333-42811) (the "Form S-4").

 (2) Incorporated by reference to the exhibit designated by exhibit number 2.1 in the Company's Current Report on Form 8-K dated July 17, 1998.

 (3) Incorporated by reference to the exhibit designated by exhibit number 2.3 in the Company's Current Report on Form 8-K dated July 17, 1998.

 (4) Incorporated by reference to the exhibit designated by exhibit number 2.1 in the Company's Current Report on Form 8-K dated November 6, 1998.

 (5) Incorporated by reference to the exhibit designated by exhibit number 4.5 in the Company's Form S-4.

 (6) Incorporated by reference to the exhibit designated by the same number in the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 25, 1997.

 (7) Represents a management contract or compensation plan arrangement.

 (8) Incorporated by reference to the exhibit designated by the same number in the Company's Annual Report on Form 10-K dated December 23, 1998.

 (9) Incorporated by reference to the exhibit designated by exhibit 2.1 in the Company's Current Report on Form 8-K dated February 5, 1999.

(10) Incorporated by reference to the exhibit designated by exhibit 10.1 in the Company's Current Report on Form 8-K dated February 5, 1999.

(11) Incorporated by reference to the exhibit designated by the same number in the Company's Annual Report on Form 10-K for the year ended September 28, 1995.